As filed with the U.S. Securities and Exchange Commission on December 10, 2024.

Registration No. 333-[   ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LEIFRAS Kabushiki Kaisha
(Exact name of registrant as specified in its charter)

LEIFRAS Co., Ltd.
(Translation of Registrant’s name into English)

Japan	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Ebisu Garden Place Tower Floor 17
4-20-3, Ebisu, Shibuya-ku
Tokyo, Japan
+81-30-6451-1341
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Brian B. Margolis, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	Mitchell S. Nussbaum, Esq. Angela Dowd, Esq. Vivien Bai, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 212-407-4000

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED DECEMBER 10, 2024

LEIFRAS Co., Ltd.

1,600,000 American Depositary Shares
Representing 1,600,000 Ordinary Shares

This is a firm commitment initial public offering of the American depositary shares (the “ADSs”) representing our ordinary shares (“Ordinary Shares” or individually, an “Ordinary Share”). Each ADS represents one Ordinary Share. We are offering 1,600,000 ADSs. We expect the initial public offering price of the ADSs to be in the range of $4.00 to $5.00 per ADS. For purposes of this prospectus, the assumed initial public offering price per ADS is $5.00. The actual number of ADSs we will offer will be determined based on actual public offering price, which will be determined between us and the underwriters at the time of pricing. Prior to this offering, there has been no public market for the ADSs or our Ordinary Shares.

We have applied to list the ADSs on the Nasdaq Capital Market (“Nasdaq”) under the symbol “LFS”. It is a condition to the closing of this offering that the ADSs are approved for listing on Nasdaq. At this time, Nasdaq has not yet approved our application to list the ADSs and there is no guarantee or assurance that the ADSs will be approved for listing on Nasdaq.

Investing in the ADSs involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 11 to read about factors you should consider before buying the ADSs.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 5 of this prospectus for more information.

Mr. Kiyotaka Ito is currently the beneficial owner of 53.88% of our issued and outstanding Ordinary Shares. Following the consummation of this offering, we expect Mr. Ito will hold less than 50% of our total outstanding Ordinary Shares. Hence, though share ownership will remain concentrated in the hands of our directors and major shareholders, who will continue to be able to exercise a direct or indirect controlling influence on us, we expect that we will not be a “controlled company” under Nasdaq Listing Rule 5615(c)after the completion of this offering. Our directors and executive officers, and major shareholders, acting together, will have significant influence over all matters that require approval by our shareholders, including the election of directors and approval of significant corporate transactions.

	Per ADS	Total Without Over-Allotment Option	Total With Over-Allotment Option
Initial public offering price	$	$	$
Underwriters’ discounts(1)	$	$	$
Proceeds to our company before expenses(2)	$	$	$

(1)	Represents underwriting discounts equal to 7% per ADS.
(2)	In addition to the underwriting discounts listed above, we have agreed to: (i) reimburse the underwriters for certain expenses; (ii) provide a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Kingswood Capital Partners, LLC, the representative of several underwriters of this offering (the “Representative”); and (iii) issue, upon closing of this offering, warrants to the Representative, exercisable during the four and a half-year period commencing six months after the closing date of this offering, entitling the Representative to purchase 3% of the total number of ADSs sold in this offering (including any ADSs sold as a result of the exercise of the Representative’s over-allotment option) at an exercise price per ADS equals to 120% of the initial public offering price of the ADSs sold in this offering (the “Representative’s Warrants”). The registration statement of which this prospectus is a part also covers the Representative’s Warrants, the ADSs issuable upon the exercise thereof, and the underlying Ordinary Shares. See “Underwriting” for additional information regarding total underwriter compensation.

We have granted the Representative an option, exercisable for 45 days after the closing of this offering, to purchase up to an additional 15% of the ADSs offered in this offering on the same terms to cover over-allotments.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on or about [       ], 2024.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Kingswood Capital Partners, LLC

Prospectus dated [       ], 2024

i

About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Our functional currency and reporting currency are the Japanese yen (“JPY” or “¥”), the legal currency of Japan. The terms “dollar”, “US$,” or “$” refer to U.S. dollars, the legal currency of the United States. Convenience translations included in this prospectus are based on the exchange rate of JPY to U.S. dollars of ¥160.88=$1.00. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars, which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“Apicos” are to Apicos Co., Ltd., a joint-stock corporation with limited liability organized under Japanese law and a wholly owned subsidiary of Leifras (as defined below);

●	“Companies Act” are to the Companies Act of Japan (Act No. 86 of 2005, as amended);

●	“FINRA” are to the Financial Industry Regulatory Authority;

●	“LEIF” are to LEIF Ltd., a joint-stock corporation with limited liability organized under Japanese law and a former wholly owned subsidiary of Leifras (as defined below), which was liquidated on June 28, 2024;

●	“Leifras,” “LEIFRAS,” “we,” “us,” “our,” “our Company,” or the “Company” are to LEIFRAS Co., Ltd., a joint-stock corporation with limited liability organized under Japanese law;

●	“Leifras Travel” are to Leifras Travel Co., Ltd., a joint-stock corporation with limited liability organized under Japanese law and a wholly owned subsidiary of Leifras;

●	“Regional Collaboration Department” are to Regional Collaboration Department Ltd., a joint-stock corporation with limited liability organized under Japanese law and a wholly owned subsidiary of Leifras (as defined below);

●	“SEC” are to the U.S. Securities and Exchange Commission; and

●	“Sky Earth Sport Co.” are to Hokkaido Tokachi Sky Earth Sport Co., Ltd., a joint-stock corporation with limited liability organized under Japanese law.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the Representative of its over-allotment option.

Unless otherwise indicated, all share numbers and share values in this prospectus have been presented giving effect to a forward split of our outstanding Ordinary Shares at a ratio of 1-to-20 which became effective on November 1, 2024. For details, see “Description of Share Capital—History of Share Capital.”

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs, discussed under “Risk Factors,” before deciding whether to buy the ADSs.

Unless otherwise indicated, all share numbers and share values in this prospectus have been presented giving effect to a forward split of our outstanding Ordinary Shares at a ratio of 1-to-20 which became effective on November 1, 2024. For details, see “Description of Share Capital—History of Share Capital.”

Overview

Headquartered in Shibuya-ku, Tokyo, we are a sports and social business company dedicated to youth sports and community engagement. We primarily provide services related to the organization and operations of sports schools and sports events for children. Building upon our experience and know-how in sports education, we also operate a robust social business sector, dispatching sports coaches to meet various community needs.

At the core of our operations is the children’s sports school business. When we refer to a sports school, it refers to a series of courses and programs that we offer to teach a sport, instead of a physical location. We are recognized as one of Japan’s largest operators of children’s sports schools in terms of both membership and facilities. As of the date of this prospectus, we hold our sports classes at more than 4,500 facility locations in Japan nationwide, serving over 65,000 members. The number of members is based on the number of students taking classes; if a student is enrolled in two different classes, this student is counted as two members. We provide 13 sports schools, from soccer school “Liberta” and basketball school “Porte,” to rhythmic karate school “Quore” and kendo school “Kokoro.” We also offer classes that cater to the various needs of different age groups and sports capability levels. For instance, our “JJMIX” classes offer beginners from the age of two and up the opportunity to experience multiple sports, and our “Rugina” classes are designed specifically for girls. Approximately 87% of our sports school members are elementary school students, with additional programs for preschoolers, nursery school children, kindergarteners, and junior high school students. These classes are taught by professional coaches who bring their expertise and passion to each session, ensuring that students receive high-quality coaching in safe environments. Our sports school business also extends to sports merchandise sales and commissioned special guidance services.

Our approach to sports education emphasizes the development of non-cognitive skills, which are crucial for success both inside and outside the sports arena. Following our teaching principle “acknowledge, praise, encourage, and motivate,” our classes integrate non-cognitive skills, such as motivation, teamwork, strategic thinking, and sportsmanship, into our sports curriculum. For instance, our soccer program focuses on developing technical skills, tactical understanding, and teamwork, and our martial arts programs in karate and kendo promote physical fitness and self-discipline. Our holistic approach integrates physical and mental development, setting us apart in the industry.

Building upon our experience and know-how in sports education, our social business mainly dispatches sports coaches to meet various community needs. Our school club support business provides sports coaching in school club activities and physical education classes and coordinates collaborations between school clubs and private companies. Our LEIF after-school daycare service supports children with disabilities or developmental characteristics through soccer therapy, promoting independence and improving life skills. Our involvement also extends to facility management services at public sports facilities, focusing on providing sports coaching for people of all ages. Our elderly healthcare initiative offers exercise programs for the elderly, including exercise instruction such as preventive nursing care exercises, yoga, and other health promotion services at community centers and healthcare facilities. By addressing these diverse needs, we aim to promote physical health, social inclusion, and community well-being across different demographics.

Our revenue for the fiscal year ended December 31, 2022 was JPY7,688.5 million ($47.79 million), with net cash flows generated from operating activities of JPY401.5 million ($2.50 million), compared to revenue of JPY9,291.5 million ($57.75 million), with net cash flows generated from operating activities of JPY677.94 million ($4.21 million), for the fiscal year ended December 31, 2023. Our revenue for the six months ended June 30, 2024 was JPY4,767.8 ($29.64 million), with net cash flows used from operating activities of JPY212.3 million ($1.32 million). We had net income of JPY178.0 million ($1.11 million), JPY237.1 million ($1.47 million), and JPY39.0 million ($0.24 million) for the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively. As of June 30, 2024, we had JPY700,000,000 ($4,351,069) of short-term loans, JPY317,535,000 ($1,973,738) of current portion of long-term loans, and JPY250,132,000 ($1,554,774) of long-term loans outstanding.

Competitive Strengths

We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

●	unique sports education philosophy that fosters non-cognitive abilities, benefiting students, parents, and schools;

●	a distinctive team of full-time long-term sports school coaches;

●	expertise in identifying, training, and managing coaches;

●	strong market position and respected brand known for high-quality youth sports education; and

●	a visionary and experienced management team with industrial expertise.

Growth Strategies

We intend to grow our business using the following key strategies:

●	continue expansion of sports schools and grow student enrollment;

●	further expand business through mergers and acquisitions and global expansion;

●	continuously enhance the quality of our class offerings and customer services; and

●	further enhancement of productivity.

Our Challenges

We face risks and uncertainties in realizing our business objectives and executing our strategies, including but not limited to the following major challenges:

●	our businesses are all operated in Japan and a downturn in the Japanese economy may affect consumer’s willingness to spend on extracurricular sports activities, delaying our growth strategy and having a material adverse effect on our business, financial condition, profitability, and cash flows;

●	we do not own any sports facilities but pay for the usage of public facilities for our sports schools, while the legality of this usage remains unsettled;

●	we have had customer concentration, with a limited number of customers accounting for a significant portion of our total revenue;

●	if we are unable to recruit, train, and retain qualified and experienced coaches that embody our culture, we may not be able to grow or successfully operate our business;

●	we own a team of long-term and full-time coaches, and this makes our employment policy less flexible, which may materially and adversely impact the business and operations of our Company; and

●	our business depends significantly on the market recognition of our “Leifras” brand and any incident that erodes consumer trust in our brand could significantly reduce our brand value and hence affect our business, results of operations, and prospects.

Corporate Information

Our headquarters are located at Ebisu Garden Place Tower Floor 17, 4-20-3, Ebisu, Shibuya-ku, Tokyo, Japan and our phone number is +81-30-6451-1341. Our website address is https://leifras.co.jp. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus or the registration statement of which it forms a part. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Corporate Structure

Leifras was incorporated as a joint-stock corporation (kabushiki kaisha) with limited liability under Japanese law on August 28, 2001, in Tokyo, Japan. The following chart illustrates our corporate structure as of the date of this prospectus and upon completion of this offering.

Kiyotaka Ito
K2MY Co., Ltd.(2)
Minority Shareholders(3)
Public Shareholders
Pre/Post IPO Percentage(1)
30.53%/28.52%
23.53%/22.11%
46.12%/43.33%
0%/6.04%
LEIFRAS Co., Ltd. (Japan, 2001)
100%
100%
100%
Leifras Travel Co., Ltd. (Japan, 2019)
Apicos Co., Ltd. (Japan, 2020)
LEIFRAS Regional Collaboration Department Ltd. (Japan, 2020)

(1)	The pre-IPO percentages are based upon 24,910,619 Ordinary Shares issued and outstanding as of the date of this prospectus and excludes 300,000 Ordinary Shares issuable upon full exercise of the Company’s outstanding stock options issued to its directors and employees as of the date of this prospectus. See “Description of Share Capital—Ordinary Shares.” The post-IPO percentages are based on 26,510,619 Ordinary Shares issued and outstanding after this offering, assuming no exercise of the over-allotment option.
(2)	Represents 5,861,640 Ordinary Shares held by K2MY Co., Ltd., a Japanese joint-stock corporation with limited liability. Mr. Kiyotaka Ito, our representative director and chief operating officer, controls and serves as a representative director of K2MY Co., Ltd.
(3)	Represents an aggregate of 11,487,899 Ordinary Shares held by 237 shareholders of Leifras, each one of which holds less than 5% of our equity interests, as of the date of this prospectus.

Mr. Kiyotaka Ito, our representative director and CEO, is currently the beneficial owner of 53.88% of our issued and outstanding Ordinary Shares. Following the consummation of this offering, we expect Mr. Ito to hold less than 50% of our total outstanding Ordinary Shares. Hence, though share ownership will remain concentrated in the hands of our directors, executive officers, and major shareholders, who will continue to be able to exercise a direct or indirect controlling influence on us, we expect that we will not be a “controlled company” under Nasdaq Listing Rule 5615(c)after the completion of this offering. For more details on our corporate history, please refer to “Corporate History and Structure,” “Risk Factors—Risks Relating to this Offering and the Trading Market—After the completion of this offering, share ownership will remain concentrated in the hands of our management, who will continue to be able to exercise a direct or indirect controlling influence on us,” and “Risk Factors—Risks Relating to this Offering and the Trading Market—Our founder, representative director, and Chief Executive Officer has substantial influence over our Company. His interests may not be aligned with the interests of our other shareholders.”

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives, and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) occurred, if we have more than $1.235 billion in annual revenue, have a public float of $700 million or more, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

As a foreign private issuer, Nasdaq corporate governance rules allow us to follow corporate governance practice in our home country, Japan, with respect to appointments to our board of directors and committees. We intend to comply with Nasdaq listing rules regarding the independence of the majority of our board members, and the audit committee, compensation committee, and nominating / corporate governance committee requirements. Nevertheless, we intend to follow home country practice regarding the voting quorum. Accordingly, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Risk Factors—Risks Relating to this Offering and the Trading Market—Because we are a foreign private issuer and intend to take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer” beginning on page 33 of this prospectus.

Summary of Risk Factors

Investing in the ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in the ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Business and Industry

The following summarizes some of the more important risks and uncertainties related to an investment in the securities offered hereby. It is not a summary of all of the risks we face. For a more detailed discussion of risks related to our securities, please see the section captioned “Risk Factors” beginning on page 11 of the prospectus.

Risks and uncertainties related to our business include, but are not limited to, the following:

●	If we are not able to continue to attract students to enroll and reenroll existing students in our sports schools, our business and prospects will be materially and adversely affected (see the disclosure beginning on page 11 of this prospectus);

●	If we are not able to maintain the diversity and quality of our sports school class offerings, our business and prospects will be materially and adversely affected (see the disclosure beginning on page 12 of this prospectus);

●	We have a limited operating history in social business, which makes it difficult to predict our future business prospects and financial performance (see the disclosure beginning on page 13 of this prospectus);

●	Competition in the youth sports education market could reduce enrollments, increase our cost of recruiting and retaining students and coaches, and put downward pressure on our membership fees and profitability (see the disclosure beginning on page 13 of this prospectus);

●	Accidents or injuries suffered by our students or other people on our premises may adversely affect our reputation, subject us to liability, and cause us to incur substantial costs (see the disclosure beginning on page 14 of this prospectus);

●	Our management has a limited history of managing rapid expansion. If we cannot effectively and efficiently manage our growth strategy, our results of operation or profitability could be materially and adversely affected (see the disclosure beginning on page 14 of this prospectus);

●	If we are unable to recruit, train, and retain qualified and experienced coaches who embody our culture, we may not be able to grow or successfully operate our business (see the disclosure beginning on page 15 of this prospectus);

●

If we are unable to attract, develop, retain, or replace our senior management or key personnel, our business, financial condition, and results of operations may be adversely affected (see the disclosure beginning on page 16 of this prospectus);

●	We do not own any sports facilities but pay for the usage of public facilities for our sports schools, but the legality of this usage remains unsettled (see the disclosure beginning on page 17 of this prospectus);

●	Our business depends on the market recognition of our brand, and if we are unable to maintain or enhance our brand recognition, our business, financial condition, and results of operations may be materially and adversely affected (see the disclosure beginning on page 20 of this prospectus);

●	Our businesses are all operated in Japan and a downturn in the Japanese economy may affect consumer’s willingness to spend on extracurricular sports activities, which could delay our growth strategy and have a material adverse effect on our business, financial condition, profitability, and cash flows (see the disclosure beginning on page 21 of this prospectus); and

●	We rely on consumer discretionary spending and public funding, which may be adversely affected by economic downturns and other macroeconomic conditions or trends (see the disclosure beginning on page 22 of this prospectus).

Risks Relating to this Offering and the Trading Market

In addition to the risks described above, we are subject to general risks and uncertainties related to this offering and the trading market of the ADSs, including, but are not limited to, the following:

●	You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares underlying the ADSs purchased (see the disclosure beginning on page 25 of this prospectus);

●	After the completion of this offering, share ownership will remain concentrated in the hands of our management, who will continue to be able to exercise a direct or indirect controlling influence on us (see the disclosure beginning on page 25 of this prospectus);

●	Our founder, representative director, and Chief Executive Officer has substantial influence over our Company. His interests may not be aligned with the interests of our other shareholders (see the disclosure beginning on page 26 of this prospectus);

●	Future issuances of the ADSs or Ordinary Shares or securities convertible into, or exercisable or exchangeable for, the ADSs or Ordinary Shares could cause the market price of the ADSs to decline and would result in the dilution of your holdings (see the disclosure beginning on page 25 of this prospectus);

●	The market price of the ADSs may be volatile or may decline regardless of our operating performance, and you may not be able to resell your ADSs at or above the initial public offering price (see the disclosure beginning on page 27 of this prospectus);

●	If we fail to implement and maintain an effective system of internal control, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected (see the disclosure beginning on page 28 of this prospectus);

●	Because we are a foreign private issuer and intend to take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer (see the disclosure beginning on page 33 of this prospectus); and

●	If we cannot satisfy, or continue to satisfy, the listing requirements and other rules of Nasdaq, the ADSs may not be listed or may be delisted, which could negatively impact the price of the ADSs and your ability to sell them (see the disclosure beginning on page 33 of this prospectus).

THE OFFERING

Securities offered by us	1,600,000 ADSs, representing 1,600,000 Ordinary Shares, excluding the 240,000 ADSs, representing 240,000 Ordinary Shares, underlying the over-allotment option

Over-allotment option	We have granted to the Representative an option, exercisable within 45 days after the closing of this offering, to purchase up to an additional 15% of the total number of ADSs to be offered hereby, solely for the purpose of covering the over-allotments. The Representative may exercise this option in full or in part at any time and from time to time until 45 days after the closing of this offering.

Initial Public Offering Price per ADS	We currently estimate that the initial public offering price will be in the range of $4.00 to $5.00 per ADS. For purposes of this prospectus, the assumed initial public offering price per ADS is $5.00. The actual initial public offering price may be at, above, or below this assumed initial public offering price and will be determined at pricing based on, among other factors, the general condition of the securities markets at the time of this offering.

Ordinary Shares outstanding prior to completion of this offering	24,910,619 Ordinary Shares

ADSs outstanding immediately after this offering	1,600,000 ADSs, assuming no exercise of the Representative’s over-allotment option and excluding 48,000 ADSs underlying the Representative’s Warrants

1,840,000 ADSs, assuming full exercise of the Representative’s over-allotment option and excluding 55,200 ADSs underlying the Representative’s Warrants

Ordinary Shares outstanding immediately after this offering(1)	26,510,619 Ordinary Shares, assuming no exercise of the Representative’s over-allotment option or 26,750,619 Ordinary Shares, assuming full exercise of the Representative’s over-allotment option

Representative’s Warrants	The registration statement of which this prospectus forms a part also registers for sale the Representative’s Warrants to purchase up to an aggregate of 55,200 ADSs, representing 3% of the total number of the ADSs sold in this offering, including ADSs sold to cover over-allotments, if any (based on an assumed initial public offering price of $5.00 per ADS), as a portion of the underwriting compensation payable to the Representative in connection with this offering, as well as the Ordinary Shares underlying the ADSs issuable upon exercise of such Representative Warrants.

The Representative’s Warrants will be exercisable at any time, and from time to time, in whole or in part, commencing six months after the closing date of this offering for a period of four and a half years, at an exercise price of $6.00 per ADS (120% of the assumed initial public offering price per ADS in this offering). See “Underwriting—Representative’s Warrants” for more information.

Listing	We have applied to list the ADSs on Nasdaq. The closing of this offering is conditioned upon Nasdaq’s approval of the listing of the ADSs on Nasdaq. As of the date of this prospectus, Nasdaq has not yet approved our application to list our ADSs. There is no guarantee or assurance that the ADSs will be approved for listing on Nasdaq.

Proposed ticker symbol	“LFS”

The ADSs	Each ADS represents one Ordinary Share.

The depositary or its nominee will be the holder of the Ordinary Shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary, and all holders and beneficial owners of ADSs issued thereunder.

We do not expect to pay dividends in the foreseeable future, though our policy may be subject to change. If, however, we declare dividends on our Ordinary Shares, the depositary will distribute the cash dividends and other distributions it receives on our Ordinary Shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary to withdraw the Ordinary Shares underlying your ADSs. The depositary will charge you a fee for such exchange.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Depositary	[ ]

Use of proceeds

We estimate that we will receive aggregate net proceeds of approximately $5.48 million (or $6.59 million if the Representative exercises its option to purchase additional ADSs in full) from this offering, based on the assumed initial public offering price of $5.00 per ADS, after deducting the estimated underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for (i) investing in full-time human resources to expand the market shares of our sports school and social businesses; (ii) expanding our sports school business, including securing sports facilities and hiring part-time school assistance; (iii) expanding our social business, including hiring part-time personnel for our social business; and (iv) other working capital uses. See “Use of Proceeds” on page 37 for more information.

Lock-up	We and each of our officers, directors, and holder(s) of 3% of the outstanding shares of Ordinary Shares as of the effective date of the registration statement of which this prospectus forms a part have agreed and will enter into lock-up agreements with the Representative not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company or securities convertible into or exercisable or exchangeable for shares of the Company, during the engagement period with the Representative and for a period of 180 days after closing of this offering. See “Underwriting—Lock-Up Agreements” for more information.

Risk factors	The ADSs offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 11 for a discussion of factors to consider before deciding to invest in the ADSs.

Payment and Settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company (“DTC”) on [ ], 2024.

(1)	The number of Ordinary Shares outstanding as of the date of this prospectus excludes 55,200 Ordinary Shares issuable upon the exercise of the Representative’s Warrants and 300,000 Ordinary Shares issuable upon the exercise of director and employee stock options at a weighted average exercise price of JPY52.55 per Ordinary Share as of June 30, 2024. Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of the over-allotment option.

RISK FACTORS

An investment in the ADSs involves a high degree of risk. Before deciding whether to invest in the ADSs, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of the ADSs to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in the ADSs if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

If we are not able to continue to attract students to enroll and reenroll existing students in our sports schools, our business and prospects will be materially and adversely affected.

For the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, we derived 54.17%, 51.64%, and 58.96% of our total revenue, respectively, from the membership fees our sports school students paid to us. In addition, for the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, we derived 15.89%, 17.29%, and 15.14% of our total revenue, respectively, from the events we organized primarily for our sports school students.

The success of our sports school business depends substantially on the number of students enrolled in our sports schools. While we enter into monthly or annual membership contracts with our students and their parents, the students may not renew these contracts. Therefore, our ability to continue to attract new students to enroll and to reenroll our existing students without significantly decreasing membership fees or increasing membership fee discounts in our sports schools is critical to the continued success and growth of our business. Our ability to attract and retain students depends mainly on the membership fees we charge, the convenience of the locations of our facilities, the infrastructure of our sports schools, the quality of our sports coaching as perceived by our existing and potential students, the relationships among our professional coaches and students and parents, and our sales and marketing strategies. These factors are affected by, among other things, our ability to (i) respond to increasing competitive pressures, (ii) develop new courses and enhance existing courses to respond to changes in market trends and student demands, (iii) expand our school network and geographic footprint, (iv) recruit, train, and retain qualified coaches, (v) manage our growth while maintaining consistent and high physical education quality, (vi) develop our relationships with professional sports teams in Japan, and (vii) market our sports school business effectively to a broader base of prospective students; as well as things beyond our control, such as (i) the outbreak of a pandemic, (ii) Japan’s overall economic situation, and (iii) the rising competition from our competitors. Furthermore, our ability to attract parents and students also depends on our ability to provide sports coaching that is perceived as embodying the culture that our competitors do not embrace in Japan, which rejects the victory supremacy that prevails in traditional youth sports teams and school club activities. However, it is equally likely that this education philosophy may not be accepted by the market anymore at some point in the future.

If we are unable to continue to attract students to enroll or reenroll in our sports schools, our net revenue may decline, which may have a material adverse effect on our business, financial condition, and results of operations. For example, unlike many competitors, we enter into long-term and full-time employment agreements with our coaches. In the event that student enrollments fall, we may have a substantial labor surplus and need to reduce our workforce, which will have a material and adverse impact on our growth and morale.

Our substantial indebtedness could materially and adversely affect our business, financial condition, results of operations, and cash flows.

As of June 30, 2024, we had JPY700,000,000 ($4,351,069) of short-term loans, JPY317,535,000 ($1,973,738) of current portion of long-term loans, and JPY250,132,000 ($1,554,774) of long-term loans outstanding.

The amount of our debt could have significant consequences on our operations, including:

●	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, and other general corporate purposes as a result of our debt service obligations;

●	limiting our ability to obtain additional financing;

●	limiting our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate, and the general economy;

●	increasing the cost of any additional financing; and

●	limiting the ability of our subsidiaries to pay dividends to us for working capital or return on our investment.

Any of these factors and other consequences that may result from our substantial indebtedness could have a material adverse effect on our business, financial condition, results of operations, and cash flows impacting our ability to meet our payment obligations under our debts and our other cash flow needs. Our ability to meet our payment obligations under our outstanding indebtedness depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, and regulatory factors as well as other factors that are beyond our control.

If we are not able to maintain the diversity and quality of our sports school class offerings, our business and prospects will be materially and adversely affected.

Currently, we operate 13 sports schools, from soccer school “Liberta” and basketball school “Porte” to rhythmic karate school “Quore” and kendo school “Kokoro.” We have been spending and will continue to spend efforts in designing courses that cater to the various needs of different age groups and sports capability levels. These efforts have expanded our client base, contributed to our client loyalty, and enabled us to explore adjacent business areas. We have also been enhancing and will continue to enhance all aspects of our class offerings, including the quality of our coaches, content, infrastructure, and operational efficiency, in order to maintain our high educational standards and drive premium membership fees and other fees. However, there is no guarantee that we will be able to successfully maintain our current level of class offering diversity or quality without incurring substantial additional expenses, or at all. The diversity and quality of our class offerings is impacted by, among other things, our ability to (i) enroll enough students in each sports school, (ii) recruit, train, and retain qualified coaches for each sports school, (iii) identify and secure appropriate sites for each sports school, and (iv) generate enough cashflow to fund course development and improvement efforts. If insufficient students enroll in a particular course, we may have to suspend or close a sports school and thus, compromise our class offering diversity and customer loyalty. If we cannot maintain the quality of our class offerings, students and parents may choose not to renew their memberships with us. As such, failure to maintain the diversity and quality of our class offerings will materially and adversely impact our sports school business and prospects.

If we fail to develop and introduce new sports schools and new classes in anticipation of market demand in a timely and cost-effective manner, our competitive position and ability to generate revenue may be materially and adversely affected.

Since inception, the primary focus of our sports school business has been on sports coaching. We have since expanded our class offerings to 13 sports schools, including cheerleading, dancing, and table tennis. We intend to continue developing new sports schools and classes in anticipation of market demand. While the introduction of new sports schools has substantially contributed to our market share in recent years—for example, membership in dance and cheerleading schools has grown steadily in recent years—it is subject to risks and uncertainties that we may not be familiar with. Unexpected technical, operational, logistical, regulatory, or other problems could delay or prevent the introduction of one or more new sports schools and classes. Moreover, we cannot assure you that any of these new sports schools and classes will match the quality or popularity of our existing courses or those developed by our competitors, achieve widespread market acceptance, or generate the desired level of income for our business.

Offering new sports schools and classes requires us to make investments in content development, recruit and train additional qualified coaches and teaching assistants, increase marketing efforts and re-allocate resources away from other uses. We may have limited experience with the content of new sports schools and classes and may need to spend substantial efforts in modifying our systems and strategies to incorporate new sports schools and classes into our existing offerings. Furthermore, we may experience difficulties in recruiting or otherwise identifying qualified coaches to develop the content for these new sports schools and classes. If we are unable to offer new sports schools and classes in a timely and cost-effective manner, our competitors will gain a substantial competitive advantage in a new business area, and our results of operations and financial condition could be adversely affected.

We have a limited operating history in social business, which makes it difficult to predict our future business prospects and financial performance.

We launched our social business in 2007 and started to focus on school club support services in collaboration with municipalities and public schools in 2013. During the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, the revenue generated from our social business was approximately JPY1,837.5 million ($11.4 million), JPY2,260.9 million ($14.1 million), and JPY1,145.6 million ($7.1 million), respectively, accounting for approximately 23.9%, 24.3%, and 24.0% of our total revenue for those periods, respectively. Given our limited operating history in school club support services, we cannot assure you that our business model will be successful or that we will be able to promptly adjust our operating model from time to time. We cannot assure you that the municipalities and public schools that we are in collaboration with will enter into new outsourcing agreements with us when the current agreements terminate. In addition, we have limited experience in operating other services that we provide under the social business sector, including after-school daycare services and elderly healthcare. We have encountered, and may continue to encounter in the future, risks, challenges, and uncertainties associated with the development of our social business, such as maintaining and developing relationships with municipalities and public schools, managing complex projects, retaining existing customers and attracting potential customers, addressing regulatory compliance and uncertainty, engaging, training, and retaining high-quality employees, and building brand reputation and awareness. Furthermore, we may have limited insights into trends that affect our business and may make mistakes in predicting and reacting to market trends or the evolving needs of our customers. If we do not manage these risks and challenges successfully, our operating and financial results may differ materially from our expectations and our business and financial performance may suffer. Furthermore, our recent results of operations in this business may not serve as an adequate basis for evaluating our prospects and results of operations, including gross billings, net revenue, cash flows, and operating margins for our social business.

Competition in the youth sports education market could reduce enrollments, increase our cost of recruiting and retaining students and coaches, and put downward pressure on our membership fees and profitability.

The youth sports education markets in Japan are fragmented and highly competitive, and the competition has become more severe in recent years due to the falling birthrate and the resulting population decline, among other reasons. We face competition from other sports schools in the locations in which we operate that target elementary school children, who constitute approximately 88% of our sports school members. Some of our existing and potential competitors may be able to devote greater resources than we can to the development of courses and offer courses similar to or better than those offered by us, have access to more funds, be more prestigious or well-regarded within the sports coaching community, have more conveniently located venues with better infrastructure or charge lower membership fees, and respond more quickly to changes in students’ and parents’ demands, market needs, or new technologies. Moreover, our competitors may increase capacity in any of our markets to an extent that leads to an over-supply. If we are unable to differentiate our sports schools from those of our competitors and successfully market our sports schools to parents and students, we may face competitive pressures that reduce enrollments, which could substantially increase the venue rental cost and labor cost per student. Furthermore, if our enrollments fall, we may be required to reduce our membership fee or increase spending in order to attract and retain students, which could materially and adversely affect our business, prospects, results of operations, and financial condition.

We cannot assure you that we will be able to maintain our competitive advantage in the future. Our current or potential competitors may leverage their brand recognition, industry experience, and networking resources to compete with us. As a result, the municipalities and public schools we are in collaboration with may grant our current contracts with them to our competitors in the future.

We cannot assure you that we will be able to compete successfully against our current or future competitors. Certain things are beyond our control. For example, although our approach to sports education emphasizes the development of non-cognitive skills and our courses are dedicated to eliminating the victory supremacy that has been prevalent in traditional youth sports teams, this education philosophy may not be accepted by parents and students anymore at some point in the future. If we are unable to maintain our competitive position or otherwise respond to competitive pressures effectively, we may lose our market share, our profits may decrease, and we may be adversely affected.

Accidents or injuries suffered by our students or other people on our premises may adversely affect our reputation, subject us to liability, and cause us to incur substantial costs.

As of the date of this prospectus, no fatal accidents or serious accidents have occurred on our premises since the opening of our first sports school. However, we cannot assure you that we will be able to keep the current safety record as our business expands in the future, considering that approximately 87% of our sports school members are elementary school students. For example. we emphasize the role played by interactions among different age groups in enhancing cooperation and empathy among students. We also organize seasonal camps three times a year where students practice sports together, are guided to cook, and prepare bedding for themselves. The nature of such interactions and activities substantially increases the likelihood of injury, both physical and emotional, suffered by our students. In the event of accidents, injuries, or other harm to students or other people on our premises, including those caused by or otherwise arising from the actions of our employees on our premises, our facilities may be perceived to be unsafe, which may discourage prospective students from attending our schools. We may be held responsible for the health and safety of our students and staff. If personal injuries or accidents occur, we may face claims from parents, government officials or other parties alleging that we were negligent, provided inadequate supervision, or were otherwise responsible for causing injury. We may also face allegations that teachers or other personnel committed unlawful acts. The occurrence or alleged occurrence of these events and others that impact our students or staff could expose us to financial liability or harm our reputation, even if we are not at fault. This would be especially true if the potential liability exceeds our insurance coverage. A successful liability claim against us for injuries or other harm suffered by students, employees, or other people could materially and adversely affect our reputation and results of operations. Even if such a claim is unsuccessful or unwarranted, it could divert management attention from our operations, cause us to incur substantial costs in defending the claim, and harm our reputation, all of which could materially and adversely affect our business, prospects, results of operations, and financial condition.

Our management has a limited history of managing rapid expansion. If we cannot effectively and efficiently manage our growth strategy, our results of operation or profitability could be materially and adversely affected.

Other than during the fiscal year ended December 31, 2020, in which our revenue was impacted by the COVID-19 pandemic, our business has grown steadily over the years. In particular, we have experienced high growth in our sports school business, and we have become one of the leading providers of school club support services in Japan. In recent years, we have also ventured into new business areas, such as elder healthcare and after-school daycare, and capitalized on our brand recognition by selling affiliated sports brand wear. We are actively seeking acquisition opportunities of other sports education businesses that syndicate with our current business to ensure talent acquisition and market share. We are also planning to develop educational applications that combine information technology and non-cognitive methods to enable distance learning by acquiring other companies. Since our management has limited or no history in operating those new businesses, we cannot assure you that our future operation of those businesses will be successful. Furthermore, there are significant risks associated with our ability to continue to grow and our growth rate may decline for reasons that are beyond our control, such as changing consumer needs and preferences, evolving industry standards and competitive landscape, emergence of alternative business models, outbreaks of pandemics and occurrences of natural disasters, actions taken by governments, businesses, and individuals in response to pandemics and natural disasters, or adverse changes in laws, regulations, government policies, and general economic conditions. Therefore, there is no assurance that we will be able to maintain our historical growth rates in future periods, and our historical operating and financial results may not be indicative of our future performance.

As we continue to grow rapidly, the complexity of our operations may further increase, and we may encounter greater challenges in implementing our managerial, operating, and financial strategies in order to keep up with our growth. The major challenges in managing our business growth include, among other things:

●	attracting and retaining customers with high-quality services that cater to their evolving needs and preferences.

●	growing our sports school business and social businesses while controlling employment expenses, promotional expenses, and event hosting expenses;

●	increasing our brand awareness;

●	maintaining and upgrading our various class offerings in a cost-effective manner;

●	attracting, training, and retaining a growing workforce to support our operations, especially in those new business areas;

●	implementing a variety of new and upgraded internal systems and procedures as our business continues to grow;

●	ensuring that our centralized recruiting, training, and program developing system continues to allow us to train our coaches effectively;

●	building and maintaining our relationships with both private and public sector customers;

●	identifying and securing appropriate sites and timely developing and expanding our operations in existing and new markets.

●	achieving synergy in future mergers and acquisitions;

●	enhancing our knowledge management system and capitalizing on our industry know-how; and

●	adapting to changing regulatory and economic environments.

All efforts to address the challenges of our growth require significant managerial, financial, and human resources. Our current and planned personnel, systems, procedures, and controls may not be adequate to support our future operations. If our management cannot manage our growth or execute our strategies effectively, we may not continue to achieve the growth we expect, and our results of operations or profitability may be materially and adversely affected.

If we are unable to recruit, train, and retain qualified and experienced coaches who embody our culture, we may not be able to grow or successfully operate our business.

Our coaches are critical to maintaining the quality of our sports courses and our reputation. For a detailed discussion of how our full-time coaches contribute to high-quality courses and long-lasting relationships with students, parents, and schools, please see “Business—Social Business—Sports School Business—Professional Coaches.” We seek to hire highly qualified coaches with rich industry experience and strong teaching skills. However, in Japan, with a declining workforce due to the falling birthrate and aging population, intensifying competition among companies for specialized talent and rising labor costs may significantly increase the difficulty of securing the necessary talent with those attributes, and we must provide competitive compensation packages to attract and retain our qualified coaches. We must also provide ongoing training to our coaches to ensure that they stay abreast of our culture and core values, changes in curriculum, student demands, safety precautions, industry standards, and other trends necessary to teach safely and effectively.

We have not experienced major difficulties in recruiting, training, or retaining qualified coaches in the past. Our coaches have demonstrated high loyalty as evidenced by our annual retention rate of approximately 87.8% and 87.1% in the past two fiscal years. During the six months ended June 30, 2024, our half-year retention rate was 99.2%. We are providing our coaches with full-time employee benefits, as well as a competitive performance-based compensation package. However, we may not always be able to recruit, train, and retain enough qualified coaches in the future to keep pace with our growth and maintain consistent teaching quality. For example, we centralize our training efforts so that each coach can receive consistent training. However, our centralized training system may not be able to adapt to the specific needs of each coach at each facility. Moreover, although regular customer feedback and open communication provides the benchmark for our training, information gaps may still be unavoidable. A shortage of qualified coaches meeting our customers’ expectations, a decrease in the quality of our coaches’ classroom performance, whether actual or perceived, or a significant increase in compensation to retain qualified coaches would have a material adverse effect on our business, financial condition, and results of operations.

Our growth also heavily relies on qualified coaches who understand and appreciate our culture, are able to represent our brand effectively, and establish credibility and long-lasting relationships with our customers. Our growth strategy will require us to attract, train, and assimilate even more such employees. If we are unable to hire and retain employees capable of consistently providing a high level of customer service, as demonstrated by their enthusiasm for our culture and values, understanding of our customers, patience with children, and knowledge of the services we offer, our ability to expand our business may be impaired, the performance of our existing and new business could be materially adversely affected, and our brand image may be negatively impacted. Furthermore, our efforts to retain and develop personnel may also result in significant additional expenses that could adversely affect our business and results of operations.

We own a team of long-term and full-time coaches, and this makes our employment policy less flexible, which may materially and adversely impact the business and operations of our Company.

Unlike many competitors who rely on part-time staff to minimize labor costs, we believe a team of long-term, full-time coaches contributes to high-quality classes and long-lasting relationships with students, parents, and schools. We offer our coaches full-time employee benefits, as well as a competitive performance-based compensation package. As we believe that developing and maintaining highly capable and motivated coaches is critical to our success, we continuously devote significant efforts to recruiting, training, and managing high-quality coaches. As of June 30, 2024, we had a total of 1,011 full-time employees.

Generally, subject to extensive procedural and substantive requirements, it is substantially harder for us to terminate an employment agreement with our employee. For a detailed discussion of the employment agreements we enter into with our employees and Japanese labor laws and policies, please see “Business—Employees.” In the event that a particular sports school turns out to be unprofitable and we decide to close it, we will not be able to recover the sunk cost we have already incurred in recruiting and training our coaches. We may incur substantial relocation and training fees, if we decide to provide the impacted coaches with alternative employment arrangements. We may also incur substantial severance fees if we decide not to hire the impacted coaches anymore. Either of those events will materially and adversely impact the business and operations of our Company.

If we are unable to attract, develop, retain, or replace our senior management or key personnel, our business, financial condition, and results of operations may be adversely affected.

We are dependent upon the continued skills, ability, and experience of our senior management and key personnel who have substantial experience with our operations. Many of our key personnel have worked for us for a significant amount of time or were recruited by us specifically due to their industry experience. We place substantial reliance on the physical education industry experience and knowledge of our senior management team, as well as their relationships with other industry participants. Mr. Kiyotaka Ito, our Chief Executive Officer, Mr. Michio Nagatsu, our Chief Financial Officer, and Mr. Takamichi Kon, our Chief Operating Officer, are particularly important to our current and future success due to their substantial experience, competency, and reputation in the physical education industry in Japan.

We have in the past, and may in the future, experience changes in our senior management or key personnel for a variety of reasons, including restructuring, medical problems, retirement, and resignations. Our employment agreements with full-time employees allow them to terminate the agreements with a 60-day advance notice only. If one or more members of our senior management team or key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all. We do not currently carry any key man insurance against such risks. Our inability to attract and retain qualified senior management or key personnel in a timely manner could materially adversely affect our business, prospects, results of operations, and financial condition.

In addition, our senior management or key personnel could leave us to join our competitors with our current customers, industry know-how, and their networking resources. Although we enter into confidentiality and non-compete agreements with our employees before they leave our Company, such employment arrangements are not mandatory to our employees and may not be legally enforceable to its full extent. Losing our senior management or key personnel to our competitors may put us at a competitive disadvantage and cause substantial disruption and uncertainty to the execution of our future growth strategies.

We have had customer concentration, with a limited number of customers accounting for a significant portion of our total revenue.

For the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, the Nagoya City Board of Education, which is a municipality in the public sector, accounted for approximately 14.5%, 12.8%, and 10.0% of our total revenue, respectively. For material terms of our agreements with the Nagoya City Board of Education, see “Business—Social Business—School Club Support—Case Study: Nagoya City.”

There are inherent risks whenever a large percentage of revenue is concentrated with a limited number of customers. It is not possible for us to predict the future level of demand for our services that will be generated by these customers or the future demand for the products and services of these customers in the end-user marketplace. In addition, revenue from our top customers may fluctuate from time to time based on the commencement and completion of projects, the timing of which may be affected by market conditions or other factors, some of which may be outside of our control. Further, some of our contracts with our top customers permit them to terminate our services at any time (may subject to notice and certain other provisions). Any such development could have an adverse effect on our margins and financial position and would negatively affect our revenue and results of operations and/or trading price of our ADSs.

We provide services to municipalities as well as other governmental authorities. As a result, the nature of governmental bidding process and the change in public educational policies and governmental budgeting could decrease the amount of revenue we generate, thereby adversely impacting our business, results of operations, and financial condition.

In our social business, we provide services to municipalities as well as other governmental authorities, such as the Japan Sports Agency. We acquire these customers through the public bidding process. After winning the bid, we enter into contracts with such customers. In general, such contracts are based on a conventional government procurement contract template. We, therefore, may have little bargaining power over the terms of the contracts with these customers. Additionally, if these governmental customers lower their budgets relating to education or school clubs or discontinue certain educational policies favorable to our business, our revenue from these customers may be negatively affected, thereby adversely impacting our business, results of operations, and financial condition.

Our growth in school club support services stems from our decade-long expertise in the sports school business, establishing us as a pioneering player in extracurricular activities outsourcing business. Successful bidding records with other governmental authorities in public procurement is one of the determinative factors an authority may take into consideration when selecting a winning bidder. Therefore, our well-established track record with several municipalities helps us maintain a competitive position, increase the probability of being invited to government bids, and enhance our successful bidding rate. However, if our market share were to decline, we may no longer enjoy the benefits of being a first mover, potentially leading to a decrease in revenue.

We do not own any sports facilities but pay for the usage of public facilities and private venues for our sports schools, but the legality of the usage of public facilities remains unsettled.

We use public facilities, such as schools, parks, and gymnasium, and private venues, and, in some cases, pay facility usage fees to operate children’s sports schools. Although we have never used public facilities without permission of the facility managers and have always conducted our activities with the necessary regulatory approval, commercial use of public sports facilities in Japan is not always allowed. Furthermore, there is no uniform law providing guidance on what constitutes commercial use of public facilities, and regulations vary by municipalities and individual facilities. In some cases, whether a usage is deemed to be commercial is subject to the discretion of the managers of each facility.

Although the Japanese government and relevant laws, including the Sport Promotion Act of Japan, encourage municipal governments to allow public facilities to be used for sports activities, the law and regulations regarding usage of public facilities remain fragmented and are subject to future change. In the event that we can no longer lawfully use public sports facilities for our sports school business, and we fail to find suitable replacement sites in a timely manner or on terms acceptable to us, our business and results of operations could be materially and adversely affected.

We cannot assure you that we would be able to find a replacement sports facility without incurring substantial additional cost or increase in the usage fees payable by us. If the usage fee is substantially higher than the current rate, or currently existing favorable terms granted by the public facilities are not extended by private sports facilities, our business and results of operations may be materially and adversely affected. If we are unable to find replacement sites, we will have to discontinue or relocate our sports school classes, which could subject us to additional costs, expenses, risks, and loss of existing customers, and could have a material adverse effect on our reputation and results of operations. In addition, the relocated sports schools may not perform as well as the existing sports schools.

We lease a substantial amount of space and are required to make substantial lease payments under our operating leases. Any failure to make these lease payments when due would likely harm our business, financial condition, and results of operations.

We lease the premises of a majority of our offices and after-school daycare service centers. As we expand our businesses, our lease expenses and our cash outlays for rent under our lease agreements will increase. Our substantial operating lease obligations could have significant negative consequences, including:

●	requiring that an increased portion of our cash from operations and available cash be applied to pay our lease obligations, thus reducing liquidity available for other purposes;

●	increasing our vulnerability to adverse general economic and industry conditions;

●	limiting our flexibility to plan for or react to changes in our business or in the industry in which we compete; and

●	limiting our ability to obtain additional financing.

If we decide to close an office or an after-school daycare service center for operating reasons, we may nonetheless remain obligated to perform our obligations under the applicable lease, including, among other things, the obligation to continue paying the base rent for the balance of the lease term. Moreover, even if a lease has an early cancellation clause, we may not satisfy the contractual requirements for early cancellation under that lease.

We depend on our cash flow from operations to pay our lease obligations, finance our capital growth strategy, and fulfill our other cash needs. If our business does not generate sufficient cash flow from operating activities, we may not be able to achieve our growth plans, fund our other liquidity and capital needs, or ultimately service our lease obligations, which would materially and adversely affect our business.

Unexpected termination of our leases, failure to renew our leases, or failure to renew our leases with acceptable terms could materially and adversely affect our business.

We lease the premises of a majority of our offices and after-school daycare service centers. As a result, we may be subject to compulsory acquisition, closure, or demolition of any of the properties on which our offices and after-school daycare service centers are situated, should the lessors of such properties determine to utilize such properties in a manner contrary to our interests. Although we may receive liquidated damages or compensation if our leases are terminated unexpectedly, we may be forced to suspend operations of the relevant activities at such sites and divert management attention, time, and costs to find new sites and relocate our offices and after-school daycare service centers, which will negatively affect our business and results of operations.

As of the date of this prospectus, we are not aware of any actions, claims, or investigations being contemplated by governmental authorities against us or our lessors with respect to the defects in our leased real properties or any challenges by third parties to our use of these properties. However, if any of our leases are terminated as a result of challenges by third parties or governmental authorities for lack of perfection or proof of authorization to lease, we may not be able to protect our leasehold interest and may be forced to relocate the affected offices and after-school daycare service centers, and incur additional expenses relating to such relocation. If we fail to find suitable replacement sites in a timely manner or on terms acceptable to us, our business and results of operations could be materially and adversely affected.

We enter into lease agreements with terms from 12 months to 239 months. As of the date of this prospectus, only 63 out of 71 of our lease agreements are subject to an option to renew. Rent for our renewable leases is a fixed amount and is not subject to annual or biennially incremental increases. Under 8 out of 69 of our lease agreements, we must pay a renewal fee, typically equivalent to one month’s rent or a certain amount of administrative fee, when renewing such lease agreements. As for those lease agreements that do not contain renewal provisions, we have to renegotiate with the lessors to enter into new lease agreements, and the rent is usually higher than the previous ones. We cannot assure you that we will be able to renew the relevant lease agreements without substantial additional costs or increase in the rental amounts payable by us. If a lease agreement is renewed at a rent substantially higher than the current rate, or currently existing favorable terms granted by the lessor are not extended, our business and results of operations may be materially and adversely affected. If we are unable to renew the leases for our office and daycare service center, we will have to close or relocate the office or service center, which could subject us to additional costs, expenses, and risks, and loss of existing customers, and will have a material adverse effect on our business and results of operations. In addition, the relocated daycare service center may not perform as well as the existing center.

If we fail to obtain and retain high-profile strategic partnership arrangements, or if the reputation of any of our partners is impaired, our business may suffer.

An important component of our sports school business has been to collaborate with high-profile sports teams throughout Japan, such as Espolada Hokkaido, Rakuten Eagles, and Softbank Hawks, to help us extend the reach of our brand. As of the date of this prospectus, we have entered into partnerships with nine Japanese sports teams. Although we have collaborated with several well-known partners in this manner, we may not be able to attract and collaborate with new sports teams in the future, including those who we are in current discussions with. In addition, if the actions of our partners were to damage their or our reputation, our partnerships may be less attractive to our current or prospective students and parents. These relationships are also dependent on a positive working relationship between us and our partners. If a dispute arises between us and any of our partners, or if the relationship becomes damaged, the partnership may not be successful and threaten our ability to continue entering into successful high-profile collaborations in the future. Further, these partnerships may prove ineffective and fail to extend the reach of our brand. They may also have varying effects, if any, on the perception of the brand. Any of these failures by us or our partners could materially and adversely affect our business and revenue.

Any damage to the reputation of any of our schools, whether directly owned or franchised, and our other businesses may adversely affect our overall business, prospects, results of operations, and financial condition.

Our reputation could be adversely affected under many circumstances, including the following:

●	Members of our staff behave or are perceived to behave inappropriately or illegally;

●	Members of our staff fail to appropriately supervise children under their care;

●	We fail to properly deal with an accident or other event that injures our students;

●	We fail to conduct proper checks on members of our staff who come into contact with children;

●	Accidents, pandemics, or other events adversely affect our students;

●	We lose a license, permit, accreditation, or other authorization to operate a sports school or use a public sports facility;

●	Poor-quality operators use names that create confusion with our businesses or fraudulently use our brand name or the name of one of our businesses;

●	We do not maintain consistent service quality;

●	The classes in our sports schools are not perceived as being sufficiently high quality;

●	We close one or more of our sports schools or terminate our cooperation with one or more municipalities or public schools; and we become subject to litigation or other legal proceedings relating to any of the above or other matters;

●	Franchised sports schools fail to replicate our consistent high-quality class offerings and customer services; and

●	Disputes arise between us and the private companies that we cooperate with in our social business and they elect to not sponsor us anymore.

The likelihood that any of the foregoing occurs increases as we expand our network of sports schools and expand our social business. These events could influence the way our schools are viewed not only by our customers, but also by other constituencies in the sports education industry and the general public. Moreover, an event that directly damages the reputation of, for example, one of our sports schools could adversely affect the reputation and operations of our other sports schools. If our reputation declines, our overall business, prospects, results of operations, and financial condition could be harmed.

Our business depends on the market recognition of our brand, and if we are unable to maintain or enhance our brand recognition, our business, financial condition, and results of operations may be materially and adversely affected.

We believe that the market recognition of our “LEIFRAS” brand has contributed to the success of our business and believe that maintaining and enhancing the reputation of this brand is critical to sustaining our competitive advantage. For a detailed discussion of how our brand has contributed to our success, please see “Business—Competitive Strengths—Leading market position and respected brand known for high-quality professional education.” Our ability to maintain and enhance our brand recognition and reputation depends primarily on the perceived effectiveness and quality of our sports coaching, sports event organization, and school club support services, as well as the success of our marketing and promotion efforts and the performance of our franchised sports schools. As we continue to grow and expand into new business areas, we may not be able to maintain the quality and consistency of our services as we did in the past. We have devoted significant resources to promoting our schools and brand in recent years, including Internet-based marketing and advertising, traditional media advertising, and in-person flyer distribution.

However, our marketing and promotion efforts may not be successful or may negatively impact our brand recognition and reputation inadvertently. For example, if any governmental authority or competitor publicly alleges that any of our advertisements are misleading, our brand reputation may be adversely impacted. If we are unable to maintain and further enhance our brand recognition and reputation and increase awareness of our business, or if we incur excessive marketing and promotion expenses, our results of operations may be materially and adversely affected. If we are unable to sustain our brand image, we may not be able to maintain our market share, which may further exacerbate the extent of any adverse effect on our results of operations. Furthermore, any negative publicity relating to our Company, or directly owned or franchised sports schools, or our courses and services, regardless of its veracity, could harm our brand image and in turn materially and adversely affect our business and results of operations.

We may fail to manage our relationships with our customers, which may materially and adversely impact our sports school business and prospects.

We believe maintaining a tight bond with our customers enables us to tailor our programs more effectively, ensure that we are meeting the expectations of our customers and ultimately, to retain the continued membership subscriptions from our customers. To achieve that goal, we continuously improve our class offerings and maintain a high level of customer satisfaction through customer feedback communication. Additionally, in the regular course of our sports school business, we assign the same coach to the same group of children who enroll and reenroll in our courses so that the coach and children can form a close friendship. Moreover, we plan to establish a customer success department to further boost our customers’ confidence in our brand and satisfaction with our courses. Despite our efforts described above, our relationships with our customers may be damaged by things beyond our control. For example, our popular coaches may decide to terminate their employment agreements with us. Moreover, children may get seriously injured on our premises, regardless of the causes. In addition, our sales agents may fail to fully explain to our customers the details of a membership discount and cancellation policy. Should any of these events or similar events happen, our customers may lose their trust in our sports schools and decide not to renew their memberships with us, which may materially and adversely impact our sports school business and prospects.

Our results of operations are subject to seasonality and our financial performance in any one interim period is unlikely to be indicative of, or comparable to, our financial performance in subsequent interim periods.

We experience seasonality in our sports school business, mainly reflecting the cycle of school years. Our revenue and expenses and, consequently, our results of operations normally fluctuate as a result of seasonal variations in our business. Specifically:

●	Our sports school classes allow students to enroll in or drop out of a class at any time. Despite this flexibility, we generally experience a lower number of enrollments in the number of memberships around March. These periods coincide with the end of each school year in Japanese schools, which is the time when students finish a school year and start to attend cram schools. From April to June, we typically see an increase in the number of memberships, as students advance to the next grade and start to attend sports classes again. These seasonal fluctuations influence various revenue streams in our sports school business, including registration fees, renewal revenue, and monthly membership revenue.

●	Our sports schools organize three seasonal camps during school vacations in spring, summer, and winter when our sports school enrollment rate typically drops.

●	Our event hosting revenue is influenced by the school holiday periods, notably during March for spring breaks, August for summer vacations, and December to January for winter breaks. These months see upticks in revenue as our event-hosting business capitalizes on the increased student participation.

●	In order to attract and encourage potential new students to enroll in our sports schools and retain current members, we offer no registration fee campaigns every March and April and offer half-price registration fee campaigns every September.

●	A significant portion of our expenses are also seasonal. Due to the nature of our business cycle, a significant amount of selling and marketing expenses are required to cover costs in connection with employment in April; and

●	Our selling and marketing expenses have generally been increasing in absolute amounts during the period from March to June.

Our social business experiences seasonality related to the fiscal year cycles of our customers, including government agencies and municipalities, which begins on April 1 and ends on March 31 each year. Advance payments are made around the end of March by our customers under some contracts. Thus, we typically see increases in advance payment in our social business working capital.

As a result, we expect fluctuations in our revenue and results of operations to continue. These fluctuations could result in volatility and adversely affect our performance, liquidity, and cash flows. As our business grows, these seasonal fluctuations may become more pronounced. We believe that sequential half-yearly comparisons of our financial results may not provide an accurate assessment of our results of operations.

Our businesses are all operated in Japan and a downturn in the Japanese economy may affect consumer’s willingness to spend on extracurricular sports activities, which could delay our growth strategy and have a material adverse effect on our business, financial condition, profitability, and cash flows.

As of the date of this prospectus, our businesses are all operated in Japan. A downturn in the Japanese economy could adversely impact consumers’ willingness to spend on youth sports education. Factors that could affect consumers’ willingness to spend on youth sports education include general business conditions, levels of employment, interest rates and tax rates, the availability of consumer credit, and consumer confidence in future economic conditions. In the event of an economic downturn, consumer spending habits could be adversely affected, and we could experience lower than expected net profits, which could force us to delay or slow our growth strategy and have a material adverse effect on our business, financial condition, profitability, and cash flows.

In recent years, the economic indicators in Japan have shown mixed signs, and future growth of the Japanese economy is subject to many factors beyond our control. Although the Japanese government is currently implementing an expansionary monetary and fiscal policy, there is no guarantee that this policy will succeed in stimulating consumer spending while maintaining low long-term interest rates or will continue. Recent inflationary pressures and supply shortages are also significantly affecting global and Japanese economic conditions, and inflation in major global economies, potential changes in monetary policy and interest rates and high volatility in global financial markets are expected to continue. Due in part to increased inflation in Japan, in March 2024, the Bank of Japan announced a change in its monetary policy, including the end of its longstanding negative short-term interest rate policy and the end of quantitative and qualitative monetary easing first introduced in 2016, and the impact of this change on economic conditions is uncertain. While the full impact of this change on economic conditions remains uncertain, it has already influenced, and is expected to continue affecting, several aspects of the Company’s operations. These include: (i) major operation costs, such as event hosting expenses and utilities, which have already risen due to an increase in energy prices, are expected to rise further; (ii) salaries and welfare expenses, which constitute a significant portion of the Company’s operation costs, may increase due to national wage hikes influenced by inflationary pressures; (iii) higher interest rates will increase borrowing costs, as the Company relies on loans for expansion and operations; (iv) the Company’s sports school business and social business may be affected, as its customers impacted by inflationary pressures and wage growth disparities may struggle to afford sports classes or after-school daycare services, particularly if their incomes do not keep pace with inflation. In addition, the economic environment in Japan continues to be challenging due to a number of other factors, including longer-term challenges surrounding the impact of unfavorable demographic trends such as the declining birthrate and the decline and aging of the overall population. Any future deterioration of the Japanese or global economy may result in a decline in consumption that would have a negative impact on demand for our services and their prices.

We rely on consumer discretionary spending and public funding, which may be adversely affected by economic downturns and other macroeconomic conditions or trends.

Our business and results of operations are subject to global economic conditions and their impact on consumer discretionary spending and public funding. Some of the factors that may negatively influence consumer spending include high levels of unemployment, higher consumer debt levels, reductions in net worth, declines in asset values and related market uncertainty, home foreclosures and reductions in home values, fluctuating interest rates and credit availability, fluctuating fuel and other energy costs, fluctuating commodity prices, and general uncertainty regarding the overall future of the political and economic environment. Parents’ purchases of discretionary items, such as children’s sports memberships and sportswear sold by us, generally decline during periods of economic uncertainty, when disposable income is reduced or when there is a reduction in consumer confidence. Municipalities and public schools in Japan are less likely to outsource their school club activities and renew their outsourcing agreements with us when there is a substantial reduction in the availability of public funding caused by economic downturn. The happening of any of the events above could have a material and adverse effect on our business, results of operations, and financial condition.

Our operations are subject to natural disasters, pandemics, adverse weather conditions, operating hazards, and labor disputes.

During the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, and during the period between June 30, 2024 and the date of this prospectus, the COVID-19 pandemic has not had a material adverse effect on our business, results of operations, or financial condition. However, if an epidemic or other outbreak of disease occurs, parents may withdraw their children from sports schools to protect them from the possibility of infection, faculty and staff may become ill or avoid coming to work in order to protect themselves from the outbreak, or the government may order public schools that we are in collaboration with to close and strictly limit the size and frequency of gatherings in order to contain the pandemic or outbreak. That could materially adversely affect our business operations, including temporary closures of our sports schools, interrupting our school club support business, and cancelling our scheduled events held for our students. Similarly, the occurrence of natural disasters or unanticipated catastrophic events could result in material disruptions to our businesses. Natural disasters, such as major typhoons, floods, fires, and earthquakes, could force us to close our sports schools temporarily or for an extensive period. Typhoons and earthquakes are common in the areas in which our operations are located, and the severity of such natural disasters is unpredictable. Japan is located in an active seismic zone, so earthquakes are an important issue that has a significant impact on the entire country.

To the extent that any such interruptions are not covered by our insurance, our business and results of operation could suffer, and it may take a significant amount of time for our business to recover to previous levels of student enrollment and revenue.

If we fail to identify, recruit, and contract with qualified franchisees and manage the risks inherent in franchising our businesses, our ability to open new franchised sports schools and increase our revenue could be materially and adversely affected.

As of the fiscal years ended December 31, 2022 and 2023, and the six months ended June 30, 2024, we derived 0.46%, 0.49%, and 0.47% of our total revenue from royalty fee payments, respectively. The opening of additional franchised sports schools depends, in part, upon the availability of prospective franchisees who meet our criteria. We may not be able to identify, recruit or contract with suitable franchisees in our target markets on a timely basis or at all. Although we have developed criteria to evaluate and screen prospective franchisees, our franchisees may not ultimately have the business acumen or be able to access the financial or management resources that they need to open and successfully operate the sports schools contemplated by their franchise agreements with us. Although franchisees receive from us extensive support, including management guidance, know-how, market research, recruitment support, advertising, and call center services, they may still be unable to replicate our consistent high-quality class offerings and customer services. Franchisees may in the future elect to cease to renew their franchise agreements with us for reasons beyond our control and applicable franchise laws may limit our ability to terminate or modify those franchise agreements. Franchises may also misuse our industry know-how and take away our clients without our permission. If we are unable to recruit suitable franchisees, or if franchisees are unable or unwilling to open new sports schools as planned, or if we cannot successfully manage the risks inherent in franchising our businesses, our growth may be slower than anticipated, which could materially and adversely affect our ability to increase our revenue and materially and adversely affect our business, results of operations and financial condition.

We could incur significant defense costs and losses in litigation or other administrative proceedings and may become liable for the legal costs of the adverse party.

As of the date of this prospectus, we are not a party to any material legal proceedings except for the Settlement described in the prospectus, see “Business-Legal Proceedings,” and are not aware of any threat of litigation against any entity that could be expected to materially affect our business. However, we may become a party to various legal and administrative proceedings that arise in the ordinary course of business, including claims for infringement of intellectual property rights, breach of contract, and labor and employment claims. We may also be held responsible for accidents or injuries suffered by our students or other people on our premises. See “—Accidents or injuries suffered by our students or other people on our premises may adversely affect our reputation, subject us to liability, and cause us to incur substantial costs.” Litigation or any other legal or administrative proceeding can be costly and time-consuming and may divert management attention and resources from our operations, regardless of the outcome. We could incur significant defense costs and, in the event of an adverse outcome, be required to pay damages and interest to the prevailing party and, depending on the jurisdiction of the litigation, be held responsible for the costs of the prevailing party.

Our insurance may be inadequate, or premiums may increase substantially.

We maintain liability insurance at a level we believe to be adequate and consistent with our size and industry practice. For a discussion of our current insurance plans, please see “Business—Insurance.” However, claims in excess of our insurance coverage or claims not covered by our insurance could arise, or we may be unable to insure against certain types of losses or claims, or the cost of such insurance may be prohibitive. Furthermore, there can be no assurance that we will be able to obtain liability insurance coverage in the future on acceptable terms or at all. A successful claim against us that is not covered by or is in excess of our insurance coverage could materially adversely affect our business, prospects, results of operations, and financial condition. Any such claims may also increase our insurance premiums.

Unauthorized disclosure of personal data that we collect and retain due to a system failure or otherwise could damage our business.

Although we do not maintain medical records of our students or employees, we maintain records that include personal data, such as allergies, email addresses, addresses, and family information of our students and employees. We have had incidents of leaking information due to mishandling of emails and lost paper documents. While not legally required to do so, we have kept a report of these incidents since October 2022. If the security measures we use to protect personal data are ineffective due to a system failure or other reasons, we could be liable for claims of invasion of privacy or other claims. In addition, we could be held liable for the misuse of personal data, fraudulent or otherwise, by our employees, franchisees, independent consultants, or third-party contractors. We may also be required to submit a report to the Personal Information Protection Commission of Japan as well as notifying the individuals whose personal data were leaked out. In case where we breached such obligation and ignore the necessary measures to correct the violation and violate an order by the Personal Information Protection Commission of Japan, we may be fined a maximum of JPY100 million. We could incur significant expenses in connection with remedying any security breaches, settling any resulting claims, and providing additional protection to prevent additional breaches. In addition, any failure to protect personal information may adversely impact our ability to attract and retain students, harm our reputation, and materially adversely affect our business, prospects, results of operations, and financial condition.

We may be unable to generate sufficient cash flow to satisfy our debt service obligations, which would adversely affect our results of operations and financial condition.

Our ability to make scheduled payments on, or to refinance our obligations under, our indebtedness will depend on businesses’ future operating performance and on economic, financial, competitive, legislative, regulatory, and other factors. Many of these factors are beyond our control. We can provide no assurance that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to satisfy our obligations under our indebtedness or to fund our other needs. In order for us to satisfy our obligations under our indebtedness, we must continue to execute our business strategy. If we are unable to do so, we may need to refinance all or a portion of our indebtedness on or before maturity. We can provide no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Foreign expansion efforts and operations could subject us to additional business risks, and the potential failure of our operating infrastructure to support such expansions could result in operational failures and regulatory fines or sanctions.

To execute our growth strategy, we plan to expand our businesses into foreign markets. We do not have a concrete plan for such expansion as of the date of this prospectus. Since we have limited experience in operating our businesses in a foreign jurisdiction, there is no guarantee that we will be able to realize any of the anticipated benefits of any transactions related to this expansion strategy. In addition, our expansion into foreign jurisdictions is subject to additional business risks, including new or unexpected risks or could significantly increase our exposure to one or more existing risk factors, including economic instability, changes in laws and regulations, and the effects of competition, as well as operational, regulatory, compliance and reputational and foreign exchange rate risk. The failure of our operating infrastructure to support such expansions could result in operational failures and regulatory fines or sanctions.

If we are unable to manage our growth and expand our operations successfully, our business and results of operations will be harmed and our reputation may be damaged.

We anticipate that further significant expansion will be required to achieve our business objectives. The growth and expansion of our business and service offerings will place a continuous and significant strain on our management, operational, and financial resources. Any such future growth would also add complexity to and require effective coordination throughout our organization. To manage any future growth effectively, we must continue to improve and expand our operating and administrative systems and controls, and our ability to manage headcount, capital, and processes in an efficient manner. We may not be able to successfully implement improvements to these systems and processes in a timely or efficient manner, which could result in additional operating inefficiencies and could cause our costs to increase more than planned. If we do increase our operating expenses in anticipation of the growth of our business and this growth does not meet our expectations, our results of operations may be negatively impacted. If we are unable to manage future expansion, our Company’s ability to provide high-quality classes and services could be harmed, which could damage our reputation and brand and may have a material adverse effect on our business, results of operations, and financial condition.

Risks Relating to this Offering and the Trading Market

An active trading market for our Ordinary Shares or the ADSs may not develop.

We have applied to list the ADSs on Nasdaq. We have no current intention of seeking a listing for our Ordinary Shares on any stock exchange. Prior to this offering, there has not been a public market for the ADSs or our Ordinary Shares, and we cannot assure you that an active public market for the ADSs will develop or be sustained after this offering. If an active public market for the ADSs does not develop following the completion of this offering, the market price and liquidity of the ADSs may be materially and adversely affected. The initial public offering price of the ADSs will be determined through negotiation between us and the underwriters, and this price does not necessarily reflect the price at which investors in the market will be willing to buy and sell the ADSs following the completion of this offering. Investors in this offering may experience a significant decrease in the market value of their investments, regardless of our operating performance or prospects.

You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares underlying the ADSs purchased.

We expect the initial public offering price of the ADSs to be substantially higher than the as adjusted net tangible book value per Ordinary Share underlying the ADSs. Consequently, when you purchase the ADSs in the offering, upon completion of the offering, you will incur immediate dilution of $4.66 per Ordinary Share underlying the ADSs, based on the assumed initial public offering price of $5.00 per ADS, and assuming no exercise of the Representative’s over-allotment option. See “Dilution” beginning on page 40 of this prospectus. In addition, you may experience further dilution to the extent that additional Ordinary Shares or ADSs are issued upon exercise of outstanding options we may grant from time to time.

Future issuances of the ADSs or Ordinary Shares or securities convertible into, or exercisable or exchangeable for, the ADSs or Ordinary Shares could cause the market price of the ADSs to decline and would result in the dilution of your holdings.

Future issuances of the ADSs or our Ordinary Shares or securities convertible into, or exercisable or exchangeable for, the ADSs or our Ordinary Shares could cause the market price of the ADSs to decline. We cannot predict the effect, if any, of future issuances of our securities on the price of the ADSs. In all events, future issuances of the ADSs or our Ordinary Shares would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur could adversely affect the market price of the ADSs.

After the completion of this offering, share ownership will remain concentrated in the hands of our directors and major shareholder, who will continue to be able to exercise a direct or indirect controlling influence on us.

We anticipate that our directors, executive officers, and major shareholders will together beneficially own approximately 52.0% of our Ordinary Shares issued and outstanding after the completion of this offering, assuming the Representative does not exercise its over-allotment option, or 51.5% assuming the Representative exercises its over-allotment option in full, in each case, excluding shares issuable upon exercise of unexercised options or the Representative’s Warrants. Though we will not be a controlled company under the Nasdaq Listing Rule 5615(c) since we expect Mr. Kiyotaka Ito to hold less than 50% of our Ordinary Shares, our directors and executive officers, and major shareholders, acting together, will have significant influence over all matters that require approval by our shareholders, including the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other shareholders, including those who purchase ADSs in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our Company that other shareholders may view as beneficial.

Our founder, representative director, and Chief Executive Officer has substantial influence over our Company. His interests may not be aligned with the interests of our other shareholders.

As of the date of this prospectus, Mr. Kiyotaka Ito, our founder, representative director, and Chief Executive Officer beneficially owns an aggregate of 53.88% of our issued and outstanding Ordinary Shares. Upon the completion of this offering, Mr. Kiyotaka Ito will beneficially own approximately 13,422,720 Ordinary Shares, or approximately 50.63% of our issued and outstanding Ordinary Shares.

Accordingly, Mr. Kiyotaka Ito could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. Mr. Kiyotaka Ito will also have the power to prevent or cause a change in control. Without the consent of Mr. Kiyotaka Ito, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. The interests of Mr. Kiyotaka Ito may differ from the interests of our other shareholders. The concentration in the ownership of our Ordinary Shares may cause a material decline in the value of our Ordinary Shares. For more information regarding our Mr. Kiyotaka Ito and his affiliated entity, see “Principal Shareholders.”

The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price.

Sales of substantial amounts of the ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering to “non-affiliates” will be freely tradable without restriction or further registration under the Securities Act, and Ordinary Shares held by our existing shareholders may also be sold in the public market in the future, subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. As of the date of this prospectus, 24,910,619 of our Ordinary Shares are outstanding. There will be 1,600,000 ADSs (representing 1,600,000 Ordinary Shares) issued and outstanding immediately following the consummation of this offering, assuming no exercise of the Representative’s over-allotment option, or 1,840,000 ADSs (representing 1,840,000 Ordinary Shares), if the Representative exercises its over-allotment option in full, in each case, excluding shares issuable upon exercise of unexercised options or the Representative’s Warrants, and based on the assumed initial public offering price of $5.00. In connection with this offering, our directors, executive officers, and any other holders of more than 3% of the issued and outstanding shares of Ordinary Shares have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company during the engagement period with the Representative and for a period of 180 days after the closing of this offering. However, the Representative may release these securities from these restrictions at any time, subject to applicable regulations of FINRA. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. See “Underwriting” and “Ordinary Shares and ADSs Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding the ADSs, the price of the ADSs and trading volume could decline.

Any trading market for the ADSs may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of the ADSs would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of the ADSs and the trading volume to decline.

The market price of the ADSs may be volatile or may decline regardless of our operating performance, and you may not be able to resell your ADSs at or above the initial public offering price.

The initial public offering price for the ADSs will be determined through negotiations between the underwriters and us and may vary from the market price of the ADSs following this offering. If you purchase the ADSs in this offering, you may not be able to resell those ADSs at or above the initial public offering price. We cannot assure you that the initial public offering price of the ADSs, or the market price following this offering, will equal or exceed prices in privately negotiated transactions of our Ordinary Shares that have occurred from time to time prior to this offering. The market price of the ADSs may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other results of operations;

●	the financial projections we may provide to the public, any changes in these projections, or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	the trading volume of the ADSs on Nasdaq;

●	sales of the ADSs or Ordinary Shares by us, our executive officers and directors, or our shareholders or the anticipation that such sales may occur in the future;

●	rumors and market speculation involving us or other companies in our industry;

●	developments or disputes concerning our intellectual property or other proprietary rights;

●	announced or completed acquisitions of businesses or technologies by us or our competitors;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	changes in tax laws and regulations as well as accounting standards, policies, guidelines, interpretations or principles;

●	any significant change in our management;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal controls over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. While we maintain an internal audit function that conforms to the standards of the Japanese Financial Instruments and Exchange Law (“J-SOX”), we recognize that our current level of expertise in U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) financial reporting may not be as robust. Our current management team also does not have any experience in managing a U.S. public company or U.S. GAAP financial reporting. The absence of comprehensive knowledge in U.S. GAAP could pose risks in terms of accurate financial reporting, compliance with U.S. regulations, and investor communications.

In connection with the audit of our financial statements as of and for the fiscal years ended December 31, 2022 and 2023, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified to date relates to the lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and reporting requirements set forth by the SEC to properly address complex technical accounting issues and to prepare and review the consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC. The material weakness could also result in misstatements of our accounts or disclosures, which may result in additional material misstatements in our annual or interim financial statements that would not be prevented or detected. We did not undertake a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting.

The material weakness identified is related to lack of qualified staffs equipped with relevant U.S. GAAP and SEC reporting experience. Following the identification of the material weakness, we plan to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; and (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with the assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control. With the implementation of these measures, we aim to become fully compliant with the relevant U.S. GAAP and SEC reporting requirements.

However, the implementation of these measures may not fully address the material weakness in our internal control over financial reporting. Our failure to correct the material weakness or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations, and prospects, as well as the trading price of our ADSs, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on 20-F beginning with our annual report for the second fiscal year following the completion of this offering. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

We will incur substantially increased costs as a result of being a public company.

Upon consummation of this offering, as a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means our public float equals or exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of this offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we will be required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. In addition, investors may find the ADSs less attractive if we rely on the exemptions and relief granted by the JOBS Act. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs, and our stock price may decline and / or become more volatile.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of the ADSs.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and high stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, the ADSs may be subject to immediate and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of the ADSs.

In addition, if the trading volumes of the ADSs are low, persons buying or selling in relatively small quantities may easily influence prices of the ADSs. This low volume of trades could also cause the price of the ADSs to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of the ADSs may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of the ADSs. As a result of this volatility, investors may experience losses on their investment in the ADSs. A decline in the market price of the ADSs also could adversely affect our ability to issue additional ADSs or Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in the ADSs will develop or be sustained. If an active market does not develop, holders of the ADSs may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

Our management has broad discretion to determine how to use the net proceeds raised in this offering and may use them in ways that may not enhance our results of operations or the price of the ADSs.

We anticipate that we will use the net proceeds from this offering for (i) investing in full-time human resources to expand the market shares of our sports school and social businesses; (ii) expanding our sports school business, including securing sports facilities and hiring part-time school assistance; (iii) expanding our social business, including hiring part-time personnel for our social business; and (iv) other working capital uses. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of the ADSs. The failure of our management to apply these funds effectively could harm our business and financial condition. We may invest the net proceeds from this offering in a manner that does not produce income, or that loses value.

Rights of shareholders under Japanese law may be different from rights of shareholders in other jurisdictions.

Our articles of incorporation and the Companies Act govern our corporate affairs. Legal principles relating to matters such as the validity of corporate procedures, directors’ and executive officers’ fiduciary duties, and obligations and shareholders’ rights under Japanese law may be different from, or less clearly defined than, those that would apply to a company incorporated in any other jurisdiction. Shareholders’ rights under Japanese law may not be as extensive as shareholders’ rights under the law of other countries. For example, under the Companies Act, only holders of 3% or more of our total voting rights or our outstanding shares are entitled to examine our accounting books and records. Furthermore, there is a degree of uncertainty as to what duties the directors of a Japanese joint-stock corporation may have in response to an unsolicited takeover bid, and such uncertainty may be more pronounced than in other jurisdictions.

As holders of ADSs, you may have fewer rights than holders of our Ordinary Shares and must act through the depositary to exercise those rights.

The rights of shareholders under Japanese law to take actions, including voting their shares, receiving dividends and distributions, bringing derivative actions, examining our accounting books and records, and exercising appraisal rights, are available only to shareholders of record. Because the depositary, through its custodian agents, is the record holder of our Ordinary Shares underlying the ADSs, only the depositary can exercise those rights in connection with the deposited shares. ADS holders will not be able to bring a derivative action, examine our accounting books and records, or exercise appraisal rights through the depositary.

Except as described in this prospectus and in the deposit agreement, holders of ADSs are not able to exercise voting rights attaching to the Ordinary Shares evidenced by the ADSs on an individual basis.

Holders of ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the underlying Ordinary Shares represented by the ADSs. Otherwise, you will not be able to exercise your right to vote unless you withdraw the underlying Ordinary Shares represented by the ADSs. However, you may not know of the meeting sufficiently in advance to withdraw the Ordinary Shares. If we ask for instructions from ADS holders, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. We cannot assure you that you will receive voting materials in time to instruct the depositary to vote, and it is possible that you, including persons who hold their ADSs through brokers, dealers, or other third parties, will not have the opportunity to exercise a right to vote. The deposit agreement provides that if the depositary does not timely receive valid voting instructions from the ADS holders, then the depositary will, with certain limited exceptions, give a discretionary proxy to a person designated by us to vote such shares.

By agreeing to the provisions of the deposit agreement, it will not be deemed that you have waived the right to our compliance with the federal securities laws and the rules and regulations thereunder.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Ordinary Shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our Ordinary Shares, the ADSs, or the deposit agreement, which may include any claim under the U.S. federal securities laws. The waiver continues to apply to claims that arise during the period when a holder holds the ADSs, whether the ADS holder purchased the ADSs in this offering or secondary transactions, even if the ADS holder subsequently withdraws the underlying Ordinary Shares.

If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. We believe, however, that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this would be the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

This jury trial waiver provision can discourage claims or limit shareholders’ ability to bring a claim in a judicial forum that they find favorable. If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action. It may also result in increasing costs of bringing a claim, having limited access to information, and other imbalances of resources between us and the claimant. Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation, or provision of the deposit agreement or the ADSs serves as a waiver by any holder or beneficial owner of ADSs (including purchasers of the ADSs in the secondary market) or by us or the depositary of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Holders of ADSs may not receive distributions on our Ordinary Shares or any value for them if it is illegal or impractical to make them available to such holders.

The depositary of the ADSs will agree to pay holders of ADSs any cash dividends or other distributions it or the custodian for the ADSs receives on the Ordinary Shares or other deposited securities after deducting its fees and expenses. Holders of ADSs will receive these distributions in proportion to the number of our Ordinary Shares that such ADSs represent. However, the depositary will not be responsible for making such payments or distributions if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act, but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration required for such distribution cannot be obtained after reasonable efforts made by the depositary. We have no obligation to take any other action to permit distributions on our Ordinary Shares to holders of ADSs. This means that holders of ADSs may not receive the distributions we make on our Ordinary Shares if it is illegal or impractical to make them available to such holders. These restrictions may materially reduce the value of the ADSs.

Holders of ADSs may be subject to limitations on transfer of their ADSs.

ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer, or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We may amend the deposit agreement without consent from holders of ADSs and, if such holders disagree with our amendments, their choices will be limited to selling the ADSs or withdrawing the underlying Ordinary Shares.

We may agree with the depositary to amend the deposit agreement without consent from holders of ADSs. If an amendment increases fees to be charged to ADS holders or prejudices a material right of ADS holders, it will not become effective until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders are considered, by continuing to hold their ADSs, to have agreed to the amendment and to be bound by the amended deposit agreement. If holders of ADSs do not agree with an amendment to the deposit agreement, their choices will be limited to selling the ADSs or withdrawing the underlying Ordinary Shares. No assurance can be given that a sale of ADSs could be made at a price satisfactory to the holder in such circumstances.

We are incorporated in Japan, and it may be more difficult to enforce judgments obtained in courts outside Japan.

We are incorporated in Japan as a joint-stock corporation with limited liability. All of our directors are non-U.S. residents, and our assets and the personal assets of our directors and executive officers are located outside the United States. As a result, when compared to a U.S. company, it may be more difficult for investors in the U.S. to effect service of process upon us or to enforce against us, our directors or executive officers, judgments obtained in U.S. courts predicated upon civil liability provisions of the federal or state securities laws of the U.S. or similar judgments obtained in other courts outside Japan. There is doubt as to the enforceability in Japanese courts, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the federal and state securities laws of the United States. See “Enforceability of Civil Liabilities.”

Dividend payments and the amount you may realize upon a sale of our Ordinary Shares or the ADSs that you hold will be affected by fluctuations in the exchange rate between the U.S. dollar and JPY.

Cash dividends, if any, in respect of our Ordinary Shares represented by the ADSs will be paid to the depositary in JPY and then converted by the depositary into U.S. dollars, subject to certain conditions and terms of the deposit agreement. Accordingly, fluctuations in the exchange rate between JPY and the U.S. dollar will affect, among other things, the amounts a holder of ADSs will receive from the depositary in respect of dividends, the U.S. dollar value of the proceeds that a holder of ADSs would receive upon sale in Japan of our Ordinary Shares obtained upon surrender of ADSs and the secondary market price of ADSs. Such fluctuations will also affect the U.S. dollar value of dividends and sales proceeds received by holders of our Ordinary Shares.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting, and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations.

Because we are a foreign private issuer and intend to take advantage of some exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

Nasdaq listing rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to follow home country practice in lieu of the above requirements. The corporate governance practice in our home country, Japan, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our Company may decrease as a result. In addition, Nasdaq listing rules require U.S. domestic issuers to have an audit committee, a compensation committee and a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. Lastly, Nasdaq listing rules require listed companies to sets out a quorum requirement of 33-1/3% applicable to meetings of shareholders. In accordance with Japanese law and generally accepted business practices, it is acceptable to have articles of incorporation provide that there is no quorum requirement for a general resolution of shareholders, while a quorum of no less than one-third of the total number of voting rights is required in connection with the election of directors, statutory auditors, and certain other matters.

We intend to comply with Nasdaq listing rules regarding the independence of the majority of our board members and the audit committee, compensation committee, and nominating / corporate governance committee requirements. Nevertheless, we intend to follow home country practice regarding the voting quorum. Additionally, as long as we are considered a foreign private issuer, we may decide to avail ourselves of the exemptions afforded to a foreign private issuer under Nasdaq listing rules in the future. Accordingly, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

If we cannot satisfy, or continue to satisfy, the listing requirements and other rules of Nasdaq, the ADSs may not be listed or may be delisted, which could negatively impact the price of the ADSs and your ability to sell them.

We have applied to list the ADSs on Nasdaq upon consummation of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if the ADSs are listed on Nasdaq, we cannot assure you that the ADSs will continue to be listed on Nasdaq. We will not proceed with this offering if the ADSs are not approved for listing on Nasdaq.

In addition, to maintain our listing on Nasdaq following this offering, we will be required to comply with certain rules of Nasdaq, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of Nasdaq, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy Nasdaq criteria for maintaining our listing, the ADSs could be subject to delisting.

If the ADSs are delisted from Nasdaq, we could face significant consequences, including:

●	a limited availability for market quotations for the ADSs;

●	reduced liquidity with respect to the ADSs;

●	a determination that the ADS is a “penny stock,” which will require brokers trading in the ADSs to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the ADSs;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this will make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This will make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

If we are classified as a passive foreign investment company, United States taxpayers who own the ADSs or our Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company (“PFIC”) for any taxable year if, for such year, either:

●	at least 75% of our gross income for the year is passive income; or

●	the average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds the ADSs or our Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Since more than 90% of our revenue is from our business operation, we believe that we are unlikely a PFIC. Nevertheless, depending on the amount of cash we raise in this offering, together with any other changing circumstances regarding assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse U.S. federal income tax consequences for U.S. taxpayers who are shareholders. We will make this determination following the end of any particular tax year.

The classification of certain of our income as active or passive, and certain of our assets as producing active or passive income, and hence whether we are or will become a PFIC, depends on the interpretation of certain United States Treasury Regulations as well as certain IRS guidance relating to the classification of assets as producing active or passive income. Such regulations and guidance are potentially subject to different interpretations. If due to different interpretations of such regulations and guidance the percentage of our passive income or the percentage of our assets treated as producing passive income increases, we may be a PFIC in one or more taxable years.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Material Income Tax Considerations — United States Federal Income Taxation — PFIC.”

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS ABOUT THE PFIC RULES, THE POTENTIAL APPLICABILITY OF THESE RULES TO THE COMPANY CURRENTLY AND IN THE FUTURE, AND THEIR FILING OBLIGATIONS IF THE COMPANY IS A PFIC.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and financial needs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed, and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and results of operations, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract customers and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied, or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Industry Data and Forecasts

This prospectus contains references to market data and industry forecasts and projections, which were obtained or derived from publicly available information, reports of governmental agencies, market research reports, and industry publications and surveys. These sources generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe such information to be accurate, we have not independently verified the data from these sources. However, we acknowledge our responsibility for all disclosures in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties and risks regarding the other forward-looking statements in this prospectus due to a variety of factors, including those described in this section, the section entitled “Risk Factors,” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the forecasts and estimates.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a joint-stock corporation with limited liability organized under Japanese law. All of our executive officers and directors reside in Japan and significantly all of our assets and the assets of our executive officers and directors are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States or elsewhere outside Japan upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Nishimura & Asahi (Gaikokuho Kyodo Jigyo) (“N&A”), our counsel with respect to the laws of Japan, has advised us that there is doubt as to the enforceability in Japan, in original actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States.

No treaties exist between the U.S. and Japan that would generally allow any U.S. judgments to be recognized or enforced in Japan. In addition, reciprocity is judged by a Japanese court on a case-by-case basis as to whether a court of the jurisdiction in question (i.e., a court of the state or country that has rendered the judgment in question) would recognize or enforce a final judgment of the same type or kind rendered by a Japanese court, based on effectively the same process as applied in Japan (i.e., without re-examining the merit of the case, subject to public policy). Japanese courts have admitted reciprocity in relation to judgments rendered by a federal court in Hawaii, and state courts in Washington DC, New York, California, Texas, Nevada, Minnesota, Oregon, and Illinois, respectively (mainly relating to monetary claims), but there is no guarantee that reciprocity will be admitted with respect to U.S. judgments rendered in any other state or of any kind or type. Therefore, judgments of U.S. courts of civil liabilities predicated solely upon the federal and state securities laws of the United States may not satisfy these requirements.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

USE OF PROCEEDS

Based upon the assumed initial public offering price of $5.00 per ADS, we will receive net proceeds from this offering, after deducting the estimated underwriting discounts, non-accountable expense allowance, and the estimated offering expenses payable by us, of approximately $5,484,322, assuming the Representative does not exercise its over-allotment option, and $6,588,322, if the Representative exercises its over-allotment option in full.

We plan to use the net proceeds we receive from this offering for the following purposes:

●	approximately 39.1% for investing in full-time human resources to expand the market shares of our sports school and social businesses;

●	approximately 21.1% for expanding our sports school business, including securing sports facilities and hiring part-time school assistance;

●	approximately 8.5% for expanding our social business, including part-time hiring personnels for our social business; and

●	approximately 31.3% for other working capital uses, such as expenses for internal systems to improve our operational efficiency and real estate-related costs for new business development.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have flexibility and discretion to apply the net proceeds of this offering. See “Risk Factors—Risks Relating to this Offering and the Trading Market—Our management has broad discretion to determine how to use the net proceeds raised in this offering and may use them in ways that may not enhance our results of operations or the price of the ADSs” beginning on page 30 of this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of the Companies Act. Under the Companies Act, the distribution of dividends takes the form of distribution of surplus, and a distribution of surplus may be made in cash and/or in kind, with no restrictions on the timing and frequency of such distributions. The Companies Act generally requires a joint-stock corporation to make distributions of surplus authorized by a resolution of a general meeting of shareholders. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, general business conditions, contractual restrictions, and other factors that the board of directors may deem relevant.

If declared, holders of our outstanding shares on a dividend record date will be entitled to the full dividend declared without regard to the date of issuance of the shares or any subsequent transfer of the shares. Payment of declared annual dividends in respect of a particular year, if any, will be made in the following year after approval by our shareholders at the annual general meeting of shareholders, subject to certain provisions of our articles of incorporation and the Companies Act. See “Description of Share Capital—Restriction on Distribution of Surplus” beginning on page 110 of this prospectus.

Subject to the terms of the deposit agreement for the ADSs, you will be entitled to receive dividends on our Ordinary Shares represented by ADSs to the same extent as the holders of our Ordinary Shares, less the fees and expenses payable under the deposit agreement in respect of, and any Japanese tax applicable to, such dividends. See “Material Income Tax Consideration—Japanese Taxation” and “Description of American Depositary Shares.” The depositary will generally convert JPY it receives into U.S. dollars and distribute the U.S. dollar amounts to holders of ADSs. Cash dividends on our Ordinary Shares, if any, will be paid in JPY.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2024:

●	on an actual basis;

●	on an as-adjusted basis to reflect the issuance and sale of Ordinary Shares in the form of 1,600,000 ADSs by us in this offering based on the assumed initial public offering price of $5.00 per ADS, after deducting the estimated underwriting discounts, non-accountable expense allowance, and the estimated offering expenses payable by us, and assuming no exercise of the Representative’s over-allotment option.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2024
(In thousands except share amounts)	Actual	As Adjusted(2)
	US$	US$
Cash	15,148,533	20,632,791
Indebtedness
Current liabilities:
Short-term loans	6,324,807	6,324,807
Bond payable - current	248,633	248,633
Non-current liabilities:
Long term loans	1,554,774	1,554,774
Bond payable – non-current	473,165	473,165
Total indebtedness	8,601,379	8,601,379
Shareholders’ equity
Ordinary shares, 40,000,000 shares authorized; 24,910,660 Ordinary Shares issued and outstanding, actual(1); and 26,510,660 Ordinary Shares issued and outstanding, as-adjusted(2), respectively, with no stated value	500,373	500,373
Additional paid-in capital	1,552,959	7,037,281
Treasury shares (represented 400,000 Ordinary Shares); and 400,041 Ordinary Shares (3), respectively)	(621,581)	(621,645)
Retained earnings	2,712,738	2,712,738
Total shareholders’ equity	4,144,489	9,628,747
Total capitalization	12,745,868	18,230,126

(1)	Retrospectively restated for a 1-to-20 share split which became effective on November 1, 2024.
(2)	The as-adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. We estimate that such net proceeds will be approximately $5.48 million, assuming the Representative does not exercise its over-allotment option, and approximately $6.59 million if the Representative exercises its over-allotment option in full.
(3)	As a result of the stock split, the Company purchased the 41 fractional shares as treasury shares on November 1, 2024.

The information presented in the table above excludes 55,200 Ordinary Shares issuable upon the exercise of the Representative’s Warrants and 300,000 Ordinary Shares issuable upon the exercise of director and employee stock options at a weighted average exercise price of JPY52.55 per Ordinary Share as of June 30, 2024.

DILUTION

If you invest in the ADSs, your interest will be diluted for each ADS you purchase to the extent of the difference between the initial public offering price per ADS and our net tangible book value per Ordinary Share underlying the ADS after this offering. Dilution results from the fact that the initial public offering price per ADS is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our net tangible book value as of June 30, 2024 was $3,242,338, or $0.13 per Ordinary Share and $0.13 per ADS. Net tangible book value represents the amount of our total tangible assets, less the amount of our total liabilities. Dilution is determined by subtracting the net tangible book value per Ordinary Share (as adjusted for the offering) from the public offering price per share and after deducting the estimated underwriting discounts and the other estimated offering fees and expenses payable by us.

After giving effect to the sale of 1,600,000 ADSs in this offering based on the assumed initial public offering price of $5.00 per ADS, and after deducting the estimated underwriting discounts, the non-accountable expense allowance, and the estimated offering expenses payable by us, and assuming no exercise of the over-allotment option, our as-adjusted net tangible book value as of June 30, 2024, would have been $9,142,706, or $0.34 per Ordinary Share and $0.34 per ADS. This represents an immediate increase in net tangible book value of $0.21 per Ordinary Share and $0.21 per ADS to the existing shareholders, and an immediate dilution in net tangible book value of $4.66 per Ordinary Share and $4.66 per ADS to investors purchasing ADSs in this offering. The as-adjusted information discussed above is illustrative only.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per ADS would increase (decrease) our as-adjusted net tangible book value after giving effect to this offering by $1,472,000, the as-adjusted net tangible book value per Ordinary Share and per ADS after giving effect to this offering by $0.23 per Ordinary Share and $0.23 per ADS, and decrease (increase) the dilution in as-adjusted net tangible book value per Ordinary Share and per ADS to new investors in this offering by $(0.44) per Ordinary Share and $(0.44) per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us.

An increase (decrease) of 1,000,000 ADSs in the number of ADSs offered by us would increase (decrease) as-adjusted net tangible book value after giving effect to this offering by $4,600,000 increase (decrease) the as-adjusted net tangible book value per Ordinary Share and per ADS after giving effect to this offering by $0.15 per Ordinary Share and $0.15 per ADS, and decrease (increase) the dilution in as-adjusted net tangible book value per Ordinary Share and per ADS to new investors in this offering by $(0.36) per Ordinary Share and $(0.36) per ADS, based on the initial public offering price of $5.00 per ADS, and after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us.

The following tables illustrate such dilution:

	Per Ordinary Share	Per ADS
Assumed initial public offering price per Ordinary Share	$5.00	$5.00
Net tangible book value per Ordinary Share as of June 30, 2024	$0.13	$0.13
Net tangible book value per Ordinary Share attributable to payments by new investors	$0.21	$0.21
As-adjusted net tangible book value per Ordinary Share immediately after this offering	$0.34	$0.34
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$4.66	$4.66

The following tables summarize, on an as-adjusted basis as of June 30, 2024, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares (in the form of ADSs) purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated underwriting discounts, non-accountable expense allowance and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total Consideration		Average Price Per Ordinary	Average price per
	Number	Percent	Amount	Percent	Share	ADS
	($ in thousands)
Existing shareholders	24,910,619	93.96%	$1,431,687	20.70%	$0.06	$0.06
New investors	1,600,000	6.04%	$5,484,322	79.30%	$3.43	$3.43
Total	26,510,619	100.00%	$6,916,009	100.00%	$0.26	$0.26

The as-adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at the pricing.

The foregoing information excludes 55,200 Ordinary Shares issuable upon the exercise of the Representative’s Warrants and 300,000 Ordinary Shares issuable upon the exercise of director and employee stock options at a weighted average exercise price of JPY52.55 per Ordinary Share as of June 30, 2024.

CORPORATE HISTORY AND STRUCTURE

Corporate History

Leifras was incorporated as a joint-stock corporation (kabushiki kaisha) with limited liability under Japanese law on August 28, 2001, in Tokyo, Japan, when we began our business with the opening of our soccer school. This was followed by the opening of another 12 sports schools during the past 23 years. We regularly open new sports schools, add new courses to existing sports schools and update existing courses to meet market demands. Most recently, our table tennis school was opened in 2022.

In November 2017, we incorporated Sky Earth Sport Co. to primarily manage the administrative work of Hokkaido Tokachi Sky Earth, a professional soccer team that plays in the Hokkaido Soccer League. Sky Earth Sport Co. also administrates school events. On April 28, 2024, we transferred 100% of the shares of Sky Earth Sport Co. to its representative director Mr. Soichiro Kanazawa. In April 2019, we founded Leifras Travel, which conducts travel business and organizes and plans training camps for Leifras’ sport business. In April 2020, we acquired Apicos, which operates a childcare center for school-age children. In June 2020 and January 2022, we established Regional Collaboration Department and LEIF to acquire social enterprise and to carve out our after-school day service business, respectively, but the plans were not implemented. LEIF was liquidated on June 28, 2024. All companies are our wholly owned subsidiaries.

Our Corporate Structure

The following chart illustrates our corporate structure as of the date of this prospectus and upon completion of this offering.

(1)	The pre-IPO percentages are based upon 24,910,619 Ordinary Shares issued and outstanding as of the date of this prospectus and 3,000 Ordinary Shares issuable upon full exercise of the Company’s outstanding stock options issued to its directors and employees as of the date of this prospectus. See “Description of Share Capital—Ordinary Shares.” The post-IPO percentages are based on 26,510,619 Ordinary Shares issued and outstanding after this offering, assuming no exercise of the over-allotment option.
(2)	Represents 5,861,640 Ordinary Shares held by K2MY Co., Ltd., a Japanese joint-stock corporation with limited liability. Mr. Kiyotaka Ito, our representative director and chief operating officer, controls and serves as a representative director of K2MY Co., Ltd.
(3)	Represents an aggregate of 11,487,899 Ordinary Shares held by 237 shareholders of Leifras, each one of which holds less than 5% of our equity interests, as of the date of this prospectus.

Mr. Kiyotaka Ito is currently the beneficial owner of 53.88% of our issued and outstanding Ordinary Shares. Following the consummation of this offering, we expect Mr. Ito to hold less than 50% of our total outstanding Ordinary Shares. Hence, though share ownership will remain concentrated in the hands of our directors, executive officers, and major shareholders, who will continue to be able to exercise a direct or indirect controlling influence on us, we will not be a “controlled company” under Nasdaq Listing Rule 5615(c) after the completion of this offering. For more details on our corporate history, please refer to “Corporate History and Structure,” and “Risk Factors—Risks Relating to this Offering and the Trading Market—After the completion of this offering, share ownership will remain concentrated in the hands of our management, who will continue to be able to exercise a direct or indirect controlling influence on us.”

For details of our principal shareholders’ ownership, please refer to the beneficial ownership table in “Principal Shareholders.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is designed to provide a reader of our financial statements with a narrative from the perspective of Company’s management. You should read the following discussion and analysis of our results of operations and financial condition in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Disclosure Regarding Forward-Looking Statements,” and elsewhere in this prospectus.

Overview

Headquartered in Shibuya-ku, Tokyo, we are a sports and social business company dedicated to youth sports and community engagement. We primarily provide services related to the organization and operations of sports schools and sports events for children. Building upon our experience and know-how in sports education, we also operate a robust social business sector, dispatching sports coaches to meet various community needs.

At the core of our operations is the children’s sports school business. When we refer to a sports school, it refers to a series of courses and programs that we offer to teach a sport, instead of a physical location. We are recognized as one of Japan’s largest operators of children’s sports schools in terms of both membership and facilities. As of the date of this prospectus, we hold our sports classes at more than 4,500 facility locations in Japan nationwide, serving over 65,000 members. The number of members is based on the number of students taking classes, if a student is enrolled in two different classes, this student is counted as two members. We provide 13 sports schools, from soccer school “Liberta” and basketball school “Porte,” to rhythmic karate school “Quore” and kendo school “Kokoro.” We also offer classes that cater to the various needs of different age groups and sports capability levels. For instance, our “JJMIX” classes offer beginners from the age of two and up the opportunity to experience multiple sports, and our “Rugina” classes are designed specifically for girls. Approximately 87% of our sports school members are elementary school students, with additional programs for preschoolers, nursery school children, kindergarteners, and junior high school students. These classes are taught by professional coaches who bring their expertise and passion to each session, ensuring that students receive high-quality coaching in safe environments. Our sports school business also extends to sports merchandise sales and commissioned special guidance services.

Our approach to sports education emphasizes the development of non-cognitive skills, which are crucial for success both inside and outside the sports arena. Following our teaching principle “acknowledge, praise, encourage, and motivate,” our classes integrate non-cognitive skills, such as motivation, teamwork, strategic thinking, and sportsmanship, into our sports curriculum. For instance, our soccer program focuses on developing technical skills, tactical understanding, and teamwork, and our martial arts programs in karate and kendo promote physical fitness and self-discipline. Our holistic approach integrates physical and mental development, setting us apart in the industry.

Building upon our experience and know-how in sports education, our social business mainly dispatches sports coaches to meet various community needs. Our school club support business provides sports coaching in school club activities and physical education classes and coordinates collaborations between school clubs and private companies. Our LEIF after-school daycare service supports children with disabilities or developmental characteristics through soccer therapy, promoting independence and improving life skills. Our involvement also extends to facility management services at public sports facilities, focusing on providing sports coaching for people of all ages. Our elderly healthcare initiative offers exercise programs for the elderly, including exercise instruction such as preventive nursing care exercises, yoga, and other health promotion services at community centers and healthcare facilities. By addressing these diverse needs, we aim to promote physical health, social inclusion, and community well-being across different demographics.

Our revenue for the fiscal year ended December 31, 2022 was JPY7,688.5 million ($47.79 million), with net cash flows generated from operating activities of JPY401.5 million ($2.50 million), compared to revenue of JPY9,291.5 million ($57.75 million), with net cash flows generated from operating activities of JPY677.94 million ($4.21 million), for the fiscal year ended December 31, 2023. Our revenue for the six months ended June 30, 2024 was JPY4,767.8 ($29.64 million), with net cash flows used from operating activities of JPY212.3 million ($1.32 million). We had net income of JPY178.0 million ($1.11 million), JPY237.1 million ($1.47 million), and JPY39.0 million ($0.24 million) for the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively. As of June 30, 2024, we had JPY700,000,000 ($4,351,069) of short-term loans, JPY317,535,000 ($1,973,738) of current portion of long-term loans, and JPY250,132,000 ($1,554,774) of long-term loans outstanding.

Our Business Model

Our business model is predicated on our competitive advantage: the development of coaches who can enhance children’s non-cognitive skills through sports, and our expertise in integrating these skills with sports programs. Non-cognitive skills encompass attributes related to an individual’s personality, attitudes, behaviors, and social interactions.

We are committed to training coaches who can effectively foster children’s non-cognitive skills through sports. We pay fees to use public facilities (for instance, school gyms and grounds and municipal venues) capable of hosting these lessons. We tailor a variety of sports lesson programs in order to encourage our students’ interaction and enhance their non-cognitive skills.

Our coaches are expected to be exemplary adult role models who possess not only the skills to facilitate lessons but also the attributes of school teachers and parents. Having our coaches build robust relationships with children and their parents, our lessons become a valuable “third place” for children, alongside school and home, thereby increasing our customers’ switching cost and enhancing customer retention rate.

Key Factors Affecting Results of Operations

Our financial performance depends, in part, on our ability to keep pace with changing market needs, regulations, and technology.

Our business is influenced by external factors. Our revenue relies on the number of members (business-to-customer model) and the number of schools receiving our school club support services (business-to-government (“B2G”) or business-to-business (“B2B”) models). Our customers for these services are households, municipalities overseeing schools, or schools themselves. Since the perception of ideal education for children evolves over time, our customers’ decision-making is significantly influenced by factors such as those outlined below.

Policy

●	Compared to other countries, Japan is significantly behind in educational information and communication technology (“ICT”) and the GIGA School concept[1].

●	In 2020, the Ministry of Education, Culture, Sports, Science, and Technology initiated an educational reform to address the need for a diverse workforce that can adapt to changes.

●	The Japan Sports Agency aims to expand the sports industry to a scale of 15 trillion yen by 2025.

●	The Ministry of Economy, Trade, and Industry and the Japan Sports Agency are endeavoring to make effective use of school facilities to increase the number of sport facilities available for public use.

●	With the establishment of the Children and Families Agency, measures to counteract the declining birthrate are expected to expand, including increasing child care subsidies (for instance, child care subsidies for single parent families and educational subsidies.)

Economy

●	Resource-related inflation in Japan continue, but wages have not risen, leading to an increased burden on household finances in Japan.

●	Economic disparities in Japan are leading to educational disparities, causing a persistent polarization.

[1]	The GIGA School Initiative is one of the educational policies promoted by the Japanese government, focusing on the strategic promotion of ICT utilization within schools. Specifically, it aims to establish high-speed internet connections in schools nationwide and create an environment where students and faculties can utilize the latest information technology. This initiative aims to improve the quality of school education and to enhance students' information literacy. The GIGA School Initiative began in 2020, and it was implemented nationwide in schools by 2023, which achieved infrastructure development and digital device distribution.

Society

●	The advent of VUCA—volatile, uncertain, complex, and ambiguous—increasingly motivates parents to have their children develop skills and resilience needed to thrive in a challenging, unpredictable society.

●	Non-cognitive abilities are gaining attention.

●	The cost of education per child is higher due to the declining birthrate, affecting all areas of spending.

●	Efforts to reform educational staff’s working practices are increasing, leading to more privatization of club activities and a shift towards a beneficiary-pays system.

Technology

●	Education technology, such as online education and STEAM (Science, Technology, Engineering, the Arts, and Mathematics) education, is diversifying learning methods.

We currently believe that the current external environment favors the execution of our business strategy. However, there is a possibility that future environmental changes could adversely affect our business.

We compete with a variety of educational institutions, and if we are unable to compete effectively, our revenue could be adversely impacted.

The children’s sports school industry is highly fragmented and increasingly competitive. We compete with traditional children’s sports clubs, as well as with extracurricular activities in public and private elementary and middle schools. Indirectly, we also compete with online education providers in some areas. Some public and private schools offer services in ways that other for-profit companies cannot, such as teachers leading extracurricular activities at no additional cost beyond their salary. Additionally, if additional subsidies or resources are provided to these schools, the competition may increase.

Increasingly intense competition may exert pricing or operational pressure on us, potentially significantly impacting our membership numbers, the number of schools outsourcing school club operation to us, revenue, and profit margins. Heightened competition may also drive down our average revenue per customer and increase marketing and recruitment expenses, potentially adversely affecting our profitability and cash flow.

Balancing safety assurance and pricing directly impacts profitability.

Our service’s ultimate customers are parents, who have a fundamental need for their children’s growth through sports activities, with the precondition being the assurance of children’s safety. While prioritizing the safety of children participating in sports school programs or school clubs in contracted schools, we recognize that excessively pursuing safety or setting high demands on children to accelerate their growth can result in higher costs to ensure safety. Especially for contracted school clubs with fixed annual budgets (B2G), our administration may be unable to bear additional costs and therefore challenges us to assure safety within the budget.

On the other hand, neglecting safety assurance may tarnish our reputation and potentially have significant repercussions on customer acquisition, retention rates, and competitiveness. Parents as the ultimate customers have low switching costs to competitors, either direct or indirect. Regardless of B2B or B2G business models, our reputation among parents is a crucial factor which influence purchasing decisions. Failure to ensure children’s safety may potentially decrease profitability and result in customer defection and higher customer acquisition costs. As a result, managing the balance between safety assurance and pricing is crucial for profitability management.

Market share impacts our revenue in the school club support business.

Our growth in contracting schools for outsourced club activities stems from our decade-long expertise in the school sector, establishing us as a pioneering player in school club support business. Successful bidding records with other governmental authorities in public procurement is one of the determinative factors an authority may take into consideration when selecting a winning bidder. Therefore, our well-established track records with several municipalities help us maintain a leading position, increase the probability of being invited to government bids, and enhance our successful bidding rate. However, if our market share were to decline, we may no longer enjoy the benefits of being a first mover, potentially leading to a decrease in revenue.

Our ability to secure venues for sports lessons will impact our sports school business’s revenue.

In the operation of our sports school business, we keep expenses low by paying venue usage fees to public schools or municipal facilities on a time-share basis. Such approach helps us improve return on assets, maintain healthy cash flow, and lessen our cost of withdrawal. Nevertheless, locations that are convenient, safe, and equipped with necessary amenities may become more limited resources in the future. Should securing venues become more challenging in the future, facility usage fees may rise and we may be unable to secure the venues under a reasonable price or favorable terms and conditions.

Each coach’s productivity significantly impacts our sports school business’s profitability.

Coach salaries constitute a large portion of our sports school business’ costs, significantly affecting its profitability. The numbers of lessons and students each coach handles directly impacts their productivity. As of June 2023, our internal survey indicates that, assuming a maximum capacity of 20 students per lesson, only 25.5% of the total lessons were at full capacity, indicating room for further customer acquisition. We believe that by enhancing the productivity of each coach, including paying additional marketing expenses for customer acquisition, we can increase profitability. However, if the coach productivity does not increase in the future, our profitability may be negatively affected.

Our businesses are all operated in Japan and a downturn in the Japanese economy may affect consumer’s willingness to spend on extracurricular sports activities, which could delay our growth strategy and have a material adverse effect on our business, financial condition, profitability, and cash flows.

As of the date of this prospectus, our businesses are all operated in Japan. A downturn in the Japanese economy could adversely impact consumers’ willingness to spend on youth sports education. Factors that could affect consumers’ willingness to spend on youth sports education include general business conditions, levels of employment, interest rates and tax rates, the availability of consumer credit, and consumer confidence in future economic conditions. In the event of an economic downturn, consumer spending habits could be adversely affected, and we could experience lower than expected net profits, which could force us to delay or slow our growth strategy and have a material adverse effect on our business, financial condition, profitability, and cash flows.

In recent years, the economic indicators in Japan have shown mixed signs, and future growth of the Japanese economy is subject to many factors beyond our control. Although the Japanese government is currently implementing an expansionary monetary and fiscal policy, there is no guarantee that this policy will succeed in stimulating consumer spending while maintaining low long-term interest rates or will continue. Recent inflationary pressures and supply shortages are also significantly affecting global and Japanese economic conditions, and inflation in major global economies, potential changes in monetary policy and interest rates and high volatility in global financial markets are expected to continue. Due in part to increased inflation in Japan, in March 2024, the Bank of Japan announced a change in its monetary policy, including the end of its longstanding negative short-term interest rate policy and the end of quantitative and qualitative monetary easing first introduced in 2016. While the full impact of this change on economic conditions remains uncertain, it has already influenced, and is expected to continue affecting, several aspects of the Company’s operations. These include: (i) major operation costs, such as event hosting expenses and utilities, which have already risen due to an increase in energy prices, are expected to rise further; (ii) salaries and welfare expenses, which constitute a significant portion of the Company’s operation costs, may increase due to national wage hikes influenced by inflationary pressures; (iii) higher interest rates will increase borrowing costs, as the Company relies on loans for expansion and operations; (iv) the Company’s sports school business and social business may be affected, as its customers impacted by inflationary pressures and wage growth disparities may struggle to afford sports classes or after-school daycare services, particularly if their incomes do not keep pace with inflation. In addition, the economic environment in Japan continues to be challenging due to a number of other factors, including longer-term challenges surrounding the impact of unfavorable demographic trends such as the declining birthrate and the decline and aging of the overall population. Any future deterioration of the Japanese or global economy may result in a decline in consumption that would have a negative impact on demand for our services and their prices.

Trend Information

The sports school business revenue exhibits seasonality which directly ties to the life stages of our participating children, such as their primary school graduation or cram school attendance. As a result, there is a notable decrease in membership numbers around March, coinciding with the end of the academic year in Japanese schools. However, this trend is counterbalanced by an increase in the number of members during April to June, since a new school year starts in April and children advance to the next grade. The implications of these seasonal shifts are profound, affecting various revenue streams, including registration fees, renewal revenue, and monthly membership revenue. Each of these components mirrors the cyclic nature of our operations, with adjustments made in anticipation of these predictable changes. Moreover, our event hosting revenue is distinctly influenced by the school holiday periods, notably during March for spring break, August for summer vacation, and December to January for winter break. During these periods, there is usually a significant uptick in revenue since we capitalize on the increased availability of the students.

The operating cash flow from social revenue also demonstrates seasonality. In Japan, the fiscal year for the government, public agencies, and municipalities begins on April 1 and ends on March 31 each year. Although we recognize revenue from our social business when services are delivered, in some contracts with certain governmental authorities, payments are made around the end of March. In these instances, since we prepay the costs related to social revenue and recoup them in March, there is a distinct pattern of advance payment in our working capital.

Other than as disclosed above or elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net revenue, income from continuing operations, profitability, liquidity, or capital resources, or that would cause reported financial information not necessarily to be indicative of future results of operations or financial condition.

Key Operating Metrics

We use the following key performance indicators to analyze our business performance and financial forecasts and to develop strategic plans. We believe that these indicators provide useful information to help investors understand and evaluate our results of operations in the same manner as our management team. Certain judgments and estimates are inherent in our processes for calculating these metrics.

These key performance indicators are presented for supplemental informational purposes only; they should not be considered a substitute for financial information presented in accordance with U.S. GAAP and may differ from similarly titled metrics or measures presented by other companies. The following table sets forth a summary of the key operating metrics:

	For the Fiscal Year Ended December 31,			Year-Over-Year
	2022	2023	2023	2023 to 2022 % Change
Operating Metrics:
Sports School business
Number of members	57,940	64,310	-	11.0%
Average membership duration (Year)	1.68	1.72	-	2.4%
Revenue per capita	JPY10,302,438	JPY11,857,578	US$73,704	15.1%
Social business
Number of schools	335	366	-	9.3%
Revenue per capita	JPY9,230,011	JPY9,417,332	US$58,536	2.0%

	For the Six Months Ended June 30,			Period-Over-Period
	2023	2024	2024	2024 to 2023 % Change
Operating Metrics:
Sports School business
Number of members	59,677	65,337	-	9.5%
Average membership duration (Year)	1.75	1.84	-	5.2%
Revenue per capita	JPY5,443,620	JPY5,861,166	US$36,432	7.7%
Social business
Number of schools	323	235	-	(27.2)%
Revenue per capita	JPY4,259,260	JPY4,160,910	US$25,863	(2.3)%

Sports School Business

Number of members and customers

Every month, we track the number of members. If a student is enrolled in two different classes, this student is counted as two members. The number of members in the tables above reflects the number of registered members as of December 31, 2022 and 2023, respectively, and as of June 30, 2023 and 2024, respectively. The increase in the number of members is linked to increases in registration fee revenue, monthly membership revenue, and renewal revenue. Additionally, event hosting revenue also has a positive correlation with the number of members. We also define the number of customers who participated in events as the total number of times customers attended throughout the fiscal year. For example, if the same customer attends three events within the same fiscal year, this customer is counted as three customers.

We regard the number of members as a key performance indicator because it signifies a growing revenue base for our Company. This is a leading indicator that our registration fee revenue, monthly membership revenue, and renewal revenue will increase, which could result in more recurring income in the future and potentially enhance our long-term market share.

Average membership duration

Every month, we track the average membership duration. The average membership duration is calculated as the average length of time from the month of registration to the month of withdrawal, using the members who withdraw during each fiscal year as the population. For the fiscal years ended December 31, 2022 and 2023, the calculations were based on a population of 13,724 members and 15,361 members, respectively. For the six months ended June 30, 2023 and 2024, the calculations were based on a population of 8,380 members and 9,659 members, respectively. For example, the average membership duration for the fiscal year ended December 31, 2023 in the table refers to the average length of time from the month of registration to the month of withdrawal, using the members who withdrew between January 1, 2023 and December 31, 2023, as the population. The longer members stay, the more it contributes to an increase in recurring revenue. Event hosting revenue also has a positive correlation with the duration of membership.

We consider the average membership duration as a key performance indicator because it indicates that our revenue base is becoming more robust. This serves as a leading indicator that monthly membership revenue, and renewal revenue will accumulate over time, potentially resulting in more recurring income in the future and enhancing our long-term market share.

Revenue per capita

Every month, we track revenue per capita, which we define as the sales revenue of the sports school business divided by the number of employees involved in that business. The number of employees involved in the sports school business is calculated as the average of the unique number of full-time employees employed in the business each month during the fiscal year. This count includes employees who joined or left the business in a given month, each counted as one. For the fiscal years ended December 31, 2022 and 2023, the number of employees involved in the sports school business was 568 and 593, respectively. For the six months ended June 30, 2023 and 2024, the number of employees involved in the sports school business was 580 and 618, respectively. The revenue per capita in the table indicates the amount for each fiscal year. For example, the revenue per capita for the fiscal year ended December 31, 2023 in the table refers to the total revenue of the business for the 12 months from January to December 2023, divided by the number of employees involved in the social business.

Since a significant portion of our cost structure is composed of personnel expenses, an increase in productivity per capita directly leads to improved profit margins.

We consider revenue per capita to be a key performance indicator because it indicates an improvement in profitability for our Company. This serves as a leading indicator for the profit margins on the aforementioned recurring revenue, potentially resulting in higher profits in the future.

Social Business

Number of schools

Every month, we track the number of primary and junior high schools contracted for school club activities. The number of primary and junior high schools represents the total number of schools from which revenue was generated during each fiscal year, including schools that were no longer customers at the end of the fiscal year. The increase in school numbers is linked to increases in school club support revenue. Additionally, event hosting revenue also has a positive correlation with the number of schools.

We consider the number of contracted schools as a key performance indicator, as it reflects our expanding revenue base. This figure serves as a leading indicator of an increase in our school club support revenue. Additionally, the track record of contracted schools offers a significant strategic advantage by enhancing our success rate in future bids to acquire more schools. This could lead to more recurring income and potentially improve our long-term market share.

Revenue per capita

Every month, we track revenue per capita, which we define as the sales revenue of the social business divided by the number of employees involved in that business. The number of employees involved in the social business is calculated as the average of the unique number of full-time employees employed in the business each month during the fiscal year. This count includes employees who joined or left the business in a given month, each counted as one. For the fiscal years ended December 31, 2022 and 2023, the number of employees involved in the social business was 199 and 240, respectively. For the six months ended June 30, 2023 and 2024, the number of employees involved in the social business was 250 and 275, respectively. The revenue per capita in the table indicates the amount for each fiscal year. For example, the revenue per capita for the fiscal year ended December 31, 2023 in the table refers to the total revenue of the business for the 12 months from January to December 2023, divided by the number of employees involved in the social business.

Since a significant portion of our cost structure is composed of personnel expenses, an increase in productivity per capita directly leads to improved profit margins.

We consider revenue per capita to be a key performance indicator because it indicates an improvement in our profitability. This serves as a leading indicator for the profit margins on the aforementioned recurring revenue, potentially resulting in higher profits in the future.

Key Components of Our Results of Operations

Revenue

Revenue includes the sports school business and social business. Our revenue growth depends on (i) our ability to maintain and expand market share, (ii) total market growth, (iii) the improvement of coach productivity, and (iv) expansion of our business, including expanding our geographic coverage and expanding our service offerings.

We disaggregate revenue into the following major categories:

Sports School Business

Sports school business includes various sources of revenue, such as membership revenue, event hosting revenue, sales of sports equipment, royalty revenue and special guidance revenue.

Social Business

Social business includes school club support, after-school daycare services, facility operation and management services, and healthcare services.

Cost of revenue and gross profit

Cost of revenue is comprised primarily of the costs of providing sports lessons to our customers. Cost of revenue consists primarily of employee-related expenses, direct costs of event hosting services, facility rental fees, membership promotion expenses, transportation costs, and allocated overhead. Employee-related expenses include salaries, bonuses, share-based compensation, and associated benefits. Employee-related expenses paid to coaches are classified as the cost of revenue, whereas those paid to management and administrative staff are classified as selling, general, and administrative expenses.

Our ability to lower our cost of revenue depends on our capability to improve our coaches’ productivity, increase the number of members, secure sport facilities under favorable terms and conditions, ensure more cost-efficient transportation means for members attending an event we host, and reduce promotion expenses through enhanced brand power.

Most of our cost of revenue is directly affected by revenue volume. Allocated overhead is not directly impacted by our revenue volume. Gross profit may vary from quarter to quarter and is primarily affected by our revenue and cost of revenue.

Selling, general, and administrative expenses

Selling, general, and administrative expenses include all operating costs of the Company, except cost of revenue, as described above. As a result, the majority of the cost of directors and staff costs, commission fees, depreciation, office supplies, travelling fees, system maintenance fees, advertisement and membership promotion fees, and operating lease expenses are included in selling, general, and administrative expenses. Since these expenses serve similar functions and pertain to the same aspects of the business, the Company has consolidated them into a single line item under this title.

After the completion of this offering, we expect to incur on an ongoing basis certain new costs related to the requirements of being a separate publicly traded company, including insurance, accounting, tax, legal, and other professional services costs, which could be material.

Interest Income, Net

Interest income consists primarily of interest received on cash and cash equivalents. Interest expenses consist primarily of interest on loans and finance leases.

Other Income (Expenses), Net

Other income (expenses), net consists of one-time gains and losses and other miscellaneous income and expense items unrelated to our core operations, including gains or losses arising from subsidies from the government for various projects, business transfer payments, and commission income related to franchisees.

Income Taxes Expenses

We account for income taxes using the asset and liability method under U.S. GAAP, whereby deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Income tax expenses reflect income earned and taxed, in jurisdictions in which we conduct business, which is the Japanese income taxes.

Results of Operations

The following table sets forth our selected profit or loss data, both in absolute amount and as a percentage of total revenue, for the fiscal years indicated. This information should be read together with our financial statements and related notes included elsewhere in this prospectus. The results of operations in any year are not necessarily indicative of the results that may be expected for any future year.

	For the Fiscal Years Ended December 31,					Fluctuation
	2022		2023	2023
	JPY	%	JPY	US$	%	JPY	%
NET REVENUE
Sports school business	5,850,926,136	76.1%	7,030,555,521	43,700,618	75.7%	1,179,629,385	20.2%
Social business	1,837,541,428	23.9%	2,260,944,463	14,053,608	24.3%	423,403,035	23.0%
TOTAL REVENUE	7,688,467,564	100.0%	9,291,499,984	57,754,226	100.0%	1,603,032,420	20.8%
COST OF REVENUE	(5,730,716,414)	(74.5%)	(6,966,376,610)	(43,301,694)	(75.0%)	(1,235,660,196)	(21.6%)
GROSS PROFIT	1,957,751,150	25.5%	2,325,123,374	14,452,532	25.0%	367,372,224	18.8%
OPERATING EXPENSES:
Selling, general, and administrative expenses	(1,811,567,610)	(23.6%)	(1,941,979,790)	(12,070,983)	(21.0%)	(130,412,180)	(7.2%)
TOTAL OPERATING EXPENSES	(1,811,567,610)	(23.6%)	(1,941,979,790)	(12,070,983)	(21.0%)	(130,412,180)	(7.2%)
INCOME FROM OPERATIONS	146,183,540	1.9%	383,143,584	2,381,549	4.0%	236,960,044	162.1%
Interest expenses, net	(13,103,864)	(0.2%)	(13,508,583)	(83,967)	(0.1%)	(404,719)	(3.1%)
Other income, net	122,181,548	1.6%	28,050,535	174,357	0.3%	(94,131,013)	(77.0%)
INCOME BEFORE INCOME TAX PROVISION	255,261,224	3.3%	397,685,536	2,471,939	4.2%	142,424,312	55.8%
Provision for income taxes	(77,231,165)	(1.0%)	(160,545,556)	(997,921)	(1.7%)	(83,314,391)	(107.9%)
NET INCOME	178,030,059	2.3%	237,139,980	1,474,018	2.5%	59,109,921	33.2%

	2023		2024	2024
	JPY	%	JPY	US$	%	JPY	%
NET REVENUE
Sports school business	3,157,299,546	74.8%	3,622,200,539	22,514,921	76.0%	464,900,993	14.7%
Social business	1,064,815,044	25.2%	1,145,637,260	7,121,067	24.0%	80,822,216	7.6%
TOTAL REVENUE	4,222,114,590	100.0%	4,767,837,799	29,635,988	100.0%	545,723,209	12.9%
COST OF REVENUE	3,179,799,623	75.3%	3,532,146,670	21,955,163	74.1%	352,347,047	11.1%
GROSS PROFIT	1,042,314,967	24.7%	1,235,691,129	7,680,825	25.9%	193,376,162	18.6%
OPERATING EXPENSES:
Selling, general, and administrative expenses	992,445,515	23.5%	1,208,412,234	7,511,264	25.3%	215,966,719	21.8%
TOTAL OPERATING EXPENSES	992,445,515	23.5%	1,208,412,234	7,511,264	25.3%	215,966,719	21.8%
INCOME FROM OPERATIONS	49,869,452	1.2%	27,278,895	169,561	0.6%	(22,590,557)	(45.3%)
Interest expenses, net	6,559,763	0.2%	9,143,866	56,837	0.2%	2,584,103	39.4%
Other income, net	11,288,306	0.3%	28,377,845	176,392	0.6%	17,089,539	151.4%
INCOME BEFORE INCOME TAX PROVISION	54,597,995	1.3%	46,512,874	289,116	1.0%	(8,085,121)	(14.8%)
Provision for income taxes	14,807,819	0.4%	7,475,778	46,468	0.2%	(7,332,041)	(49.5%)
NET INCOME	39,790,176	0.9%	39,037,096	242,648	0.8%	(753,080)	(1.9%)

Revenue

Total revenue increased by JPY1,603 million, or 20.8%, for the fiscal year ended December 31, 2023, compared to the fiscal year ended December 31, 2022.

Sports school business revenue increased by JPY1,179.6 million, or 20.2%, for the fiscal year ended December 31, 2023 compared to the fiscal year ended December 31, 2022. The increase in revenue was mostly driven by: (i) an increase in the number of members by 6,370, from 57,940 as of December 31, 2022 to 64,310 as of December 31, 2023, and (ii) an increase in the number of customers who joined events hosted by the Company, which increased from 135,414 for the fiscal year ended December 31, 2022 to 168,119 for the fiscal year ended December 31, 2023, leading to an increase in the sports school business revenue by JPY407.0 million. The number of customers who joined events refers to the total number of participants, including both members and non-members of the Company. We define the number of customers who participated in events as the total number of times customers attended throughout the fiscal year. For example, if the same customer attends three events within the same fiscal year, this customer is counted as three customers.

Social business revenue increased by JPY423.4 million, or 23.0%, for the fiscal year ended December 31, 2023 compared to the fiscal year ended December 31, 2022. The increase in revenue was mostly driven by: (i) an increase in school club support revenue by JPY257.2 million, driven by the addition of new customers, and (ii) an increase in after-school daycare service revenue by JPY217.4 million, driven by the expansion of offices to offer after-school daycare services.

Total revenue increased by JPY545.7 million, or 12.9%, for the six months ended June 30, 2024, compared to the six months ended June 30, 2023.

Sports school business revenue increased by JPY464.9 million, or 14.7%, for the six months ended June 30, 2024, compared to the six months ended June 30, 2023. The increase in revenue was mostly driven by: (i) an increase in the number of members by 5,660, from 59,677 as of June 30, 2023 to 65,337 as of June 30, 2024, and (ii) an increase in the number of customers who joined events hosted by the Company from 74,514 for the six months ended June 30, 2023 to 84,651 for the six months ended June 30, 2024, leading to an increase in the sports school business revenue by JPY126.9 million. The number of customers who joined events refers to the total number of participants, including both members and non-members of the Company. We define the number of customers who participated in events as the total number of times customers attended throughout the six months. For example, if the same customer attends three events within the same period, this customer is counted as three customers.

Social business revenue increased by JPY80.8 million, or 7.6%, for the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The increase in revenue was mostly driven by an increase in after-school daycare service revenue by JPY90.5 million, which was in turn driven by the expansion of offices to offer after-school daycare services.

Cost of revenue and gross profit

Cost of revenue increased by JPY1,235.7 million ($7.68 million), or 21.6%, for the fiscal year ended December 31, 2023, compared to the fiscal year ended December 31, 2022, driven by: (i) the increase in sales noted above, (ii) an increase in year-end bonus expenses to employees, which occurred temporarily in the fiscal year ended December 31, 2023, and (iii) an increase in transportation costs included in the event hosting expenses due to rising fuel prices.

	For the Fiscal Years Ended December 31,					Fluctuation
	2022		2023	2023
	JPY	%	JPY	US$	%	JPY	%
Salaries and welfare expenses	3,987,199,590	69.6%	4,809,054,129	29,892,181	69.0%	821,854,539	20.6%
Event hosting expenses	554,164,553	9.7%	772,046,761	4,798,898	11.1%	217,882,208	39.3%
School facility rental fees	353,799,256	6.2%	395,379,284	2,457,604	5.7%	41,580,028	11.8%
Travel expenses	285,148,418	5.0%	363,593,784	2,260,031	5.2%	78,445,366	27.5%
Promotion expenses	142,871,935	2.4%	155,208,849	964,749	2.2%	12,336,914	8.6%
Others	407,532,662	7.1%	471,093,803	2,928,231	6.8%	63,561,141	15.6%
Total	5,730,716,414	100.0%	6,966,376,610	43,301,694	100.0%	1,235,660,196	21.6%

Commission expenses are classified as selling, general, and administrative expenses from and for the fiscal year ended December 31, 2023. Our gross profit increased by 18.8% from JPY1,957.8 million for the fiscal year ended December 31, 2022 to JPY2,325.1 million for the fiscal year ended December 31, 2023, along with business expansion.

Cost of revenue increased by JPY352.3 million, or 11.1%, for the six months ended June 30, 2024, compared to the six months ended June 30, 2023, driven by the increase in sales noted above and an increase in transportation costs included in the event hosting expenses due to rising fuel prices.

	For the Six Months Ended June 30,					Fluctuation
	2023		2024	2024
	JPY	%	JPY	US$	%	JPY	%
Salaries and welfare expenses	2,274,233,379	71.5%	2,439,415,728	15,162,952	69.1%	165,182,349	7.3%
Event hosting expenses	241,368,520	7.6%	356,693,573	2,217,141	10.1%	115,325,053	47.8%
School facility rental fees	190,829,392	6.0%	217,803,529	1,353,826	6.2%	26,974,137	14.1%
Travel expenses	170,181,631	5.4%	186,396,553	1,158,606	5.3%	16,214,922	9.5%
Promotion expenses	73,097,368	2.3%	86,929,054	540,335	2.5%	13,831,686	18.9%
Others	230,089,333	7.2%	244,908,233	1,522,304	6.9%	14,818,900	6.4%
Total	3,179,799,623	100.0%	3,532,146,670	21,955,163	100.0%	352,347,047	11.1%

Our gross profit increased by 18.6% from JPY1,042.3 million for the six months ended June 30, 2023 to JPY1,235.7 million for the six months ended June 30, 2024, along with business expansion.

Selling, general, and administrative expenses

Selling, general, and administrative expenses increased by JPY130.4 million, or 7.2%, for the fiscal year ended December 31, 2023 compared to the fiscal year ended December 31, 2022. The increase in selling, general, and administrative expenses was attributed to (i) the increase in salaries and welfare expenses of JPY5.8 million ($0.04 million) as well as promotion fees of JPY22.2 million ($0.14 million) due to business expansion, (ii) recruitment fees of JPY14.2 million ($0.09 million) to make an investment in coaches and other staff to prepare for business expansion in the future, (iii) the increase in system maintenance fee expenses of JPY33.4 million ($0.21 million) incurred due to the increase in the number of employees, and (ⅳ) the increase in commission expenses of JPY41.2 million ($0.26 million) incurred due to the increase in the number of members and the increase in the number of event participants leading to a rise in the number of payment transactions.

After the completion of this offering, we expect to incur on ongoing basis certain new costs related to the requirements of being a separate publicly traded company, including insurance, accounting, tax, legal, information technology, human resource, investor relations, and other professional services costs, which could be material.

	For the Fiscal Years Ended December 31,					Fluctuation
	2022		2023	2023
	JPY	%	JPY	US$	%	JPY	%
Salaries and welfare expenses	725,756,830	40.1%	731,606,704	4,547,530	37.7%	5,849,874	0.8%
Office rental fees	243,281,535	13.4%	254,796,251	1,583,766	13.1%	11,514,716	4.7%
System maintenance fees	194,469,266	10.7%	227,858,326	1,416,325	11.7%	33,389,060	17.2%
Commission expenses	174,905,403	9.7%	216,132,889	1,343,442	11.1%	41,227,486	23.6%
Depreciation and amortization expenses	90,097,488	5.0%	92,376,436	574,195	4.8%	2,278,948	2.5%
Promotion fees	56,605,441	3.1%	78,836,878	490,035	4.1%	22,231,437	39.3%
Travel expenses	63,968,962	3.5%	62,265,518	387,031	3.2%	(1,703,444)	(2.7)%
Recruitment fees	44,663,656	2.5%	58,860,880	365,868	3.0%	14,197,224	31.8%
Office supplies	53,158,971	2.9%	31,800,459	197,665	1.6%	(21,358,512)	(40.2)%
Others	164,660,058	9.1%	187,445,449	1,165,126	9.7%	22,785,391	13.8%
Total	1,811,567,610	100.0%	1,941,979,790	12,070,983	100.0%	130,412,180	7.2%

Selling, general, and administrative expenses increased by JPY216.0 million, or 21.8%, for the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The increase in selling, general, and administrative expenses was attributed to (i) the increase in salaries and welfare expenses of JPY133.8 million ($0.8 million) due to business expansion as well as an increase in headquarters personnel in preparation for this offering, (ii) the increase in promotion fees of JPY19.2 million ($0.12 million) due to business expansion, (iii) the increase in office rental fees of JPY18.2 million ($0.11 million) due to business expansion, (iv) the increase in system maintenance fee expenses of JPY13.5 million ($0.08 million) incurred due to the increase in the number of employees, and (v) the decrease in office supplies of JPY18.2 million ($0.11 million) incurred due to our shift in policy from purchasing PCs and peripheral devices to leasing them.

After the completion of this offering, we expect to incur on an ongoing basis certain new costs related to the requirements of being a publicly traded company, including insurance, accounting, tax, legal, information technology, human resource, investor relations, and other professional services costs, which could be material.

	For the Six Months Ended June 30,					Fluctuation
	2023		2024	2024
	JPY	%	JPY	US$	%	JPY	%
Salaries and welfare expenses	355,262,787	35.8%	489,025,628	3,039,692	40.4%	133,762,841	37.7%
Office rental fees	122,903,804	12.4%	141,115,700	877,149	11.7%	18,211,896	14.8%
System maintenance fees	110,644,497	11.1%	124,191,981	771,954	10.3%	13,547,484	12.2%
Commission expenses	105,451,449	10.6%	113,557,781	705,854	9.4%	8,106,332	7.7%
Depreciation and amortization expenses	46,721,475	4.7%	60,244,494	374,469	5.0%	13,523,019	28.9%
Promotion fees	36,252,546	3.7%	55,452,500	344,682	4.6%	19,199,954	53.0%
Travel expenses	32,392,360	3.3%	41,380,533	257,214	3.5%	8,988,173	27.7%
Recruitment fees	35,337,631	3.6%	41,650,585	258,892	3.4%	6,312,954	17.9%
Taxes and public dues	34,046,256	3.4%	41,741,760	259,459	3.4%	7,695,504	22.6%
Office supplies	21,368,286	2.2%	3,204,936	19,921	0.3%	(18,163,350)	(85.0%)
Others	92,064,424	9.2%	96,846,336	601,978	8.0%	4,828,999	5.2%
Total	992,445,515	100.0%	1,208,412,234	7,511,264	100.0%	215,966,719	21.8%

Other Income (Expenses)

Other income (expenses) decreased by JPY94.1 million, or 77.0%, for the fiscal year ended December 31, 2023 compared to the fiscal year ended December 31, 2022. The decrease in other income (expenses) was attributed to a gain on short-term investment recognized for the fiscal year ended December 31, 2022, which only occurred temporarily in the fiscal year 2022.

	For the Fiscal Years Ended December 31,					Fluctuation
	2022		2023	2023
	JPY	%	JPY	US$	%	JPY	%
Grant income	10,462,000	8.6%	14,461,568	89,890	51.6	3,999,568	38.2%
Gain on sales of short-term investment	90,000,000	73.7%	-	-	-	(90,000,000)	(100.0%)
Loss on disposal of long-lived assets	(3,410,741)	(2.8%)	(712,149)	(4,427)	(2.5%)	2,698,592	79.1%
Unrealized (loss) gain on short-term investment	(805,000)	(0.7%)	175,000	1,089	0.6%	980,000	121.7%
Other income, net	25,935,289	21.2%	14,126,116	87,805	50.3%	(11,809,173)	(45.5%)
Total	122,181,548	100.0%	28,050,535	174,357	100.0%	(94,131,013)	(77.0%)

*	Less than 0.1%

Other income (expenses) increased by JPY17.1 million, or 151.4%, for the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The increase in other income (expenses) was attributed to: (i) franchise income collected of JPY7,764,628 ($48,263), which was the payments received when the Company transferred certain business rights to its coaches, (ii) an eviction compensation of JPY6,100,000 ($37,916) received in connection with the vacating of a leased building, and (iii) a loss on disposal of JPY979,642 ($6,089) incurred upon the transfer of our wholly owned subsidiary, Sky Earth Sports Co., to its representative director, Mr. Soichiro Kanazawa.

	For the Six Months Ended June 30,					Fluctuation
	2023		2024	2024
	JPY	%	JPY	US$	%	JPY	%
Grant income	8,686,333	76.9%	12,913,919	80,271	45.5%	4,227,586	48.7%
Franchise income collected	-	-	7,764,628	48,263	27.4%	7,764,628	100.0%
Eviction compensation	-	-	6,100,000	37,916	21.5%	6,100,000	100.0%
Loss on disposal of subsidiary	-	-	(979,642)	(6,089)	(3.5%)	(979,642)	(100.0%)
Unrealized (loss) gain on short-term investment	(87,500)	(0.8%)	245,000	1,523	0.9%	332,500	(380.0%)
Other income, net	2,689,473	23.9%	2,333,940	14,058	8.2%	(355,533)	(13.2%)
Total	11,288,306	100.0%	28,377,845	176,392	100.0%	17,089,539	151.4%

Income tax provisions

Income tax provisions was JPY160.5 million for the fiscal year ended December 31, 2023, as compared to income tax provision of JPY77.2 million for the fiscal year ended December 31, 2022. Our effective tax rate for the fiscal years ended December 31, 2022 and 2023 was 30.3% and 40.4%, respectively.

In the fiscal year ended December 31, 2022, we released a significant portion of our valuation allowance on deferred tax assets, which had a substantial impact on our income tax provision and effective tax rate. The release was based on our assessment that it was more likely than not that we would realize these deferred tax assets, given our recent profitability and future taxable income projections. This release decreased our effective tax rate by 13.1%. The deferred tax assets primarily relate to business rights and net operating loss carry forwards. The release of the valuation allowance reflects a positive change in our financial outlook and is expected to reduce our income tax expense in the future period.

In addition, the increase in the income tax provision for the fiscal year 2023 was attributable to taxes on a gift tax from assets received from the defendant following the settlement of a lawsuit in which we were the plaintiff. Additionally, it includes taxes related to the return of personal assets that our representative director had deposited with the Company in preparation for litigation expenses. These are temporary occurrences specific to the fiscal year ended December 31, 2023.

We had no tax obligation arising from other jurisdictions during the fiscal years ended December 31, 2022 and 2023. During the fiscal years ended December 31, 2022 and 2023, we had no material dispute or unresolved tax issues with the relevant tax authorities.

Income tax provision was JPY7.5 million for the six months ended June 30, 2024, as compared to income tax provision of JPY14.8 million for the six months ended June 30, 2023. Our effective tax rate for the six months ended June 30, 2023 and 2024 was 27.1 % and 16.1%, respectively. The increase in the income tax provision for the six months ended June 30, 2024 was attributable to an increase in the corporate tax adjustment amount, due to the difference in timing between tax and accounting recognition of the provision for bonuses.

We had no tax obligation arising from other jurisdictions during the six months ended June 30, 2023 and 2024. During the six months ended June 30, 2023 and 2024, we had no material dispute or unresolved tax issues with the relevant tax authorities.

Net Income

As a result of the foregoing reasons, we reported net income of JPY237.1 million for the fiscal year ended December 31, 2023, as compared to net income of JPY178.0 million for the fiscal year ended December 31, 2022.

We reported net income of JPY39.0 million for the six months ended June 30, 2024, as compared to net income of JPY39.8 million for the six months ended June 30, 2023.

Liquidity and Capital Resources

Our primary source of liquidity historically has been cash generated from our business operations, bank loans, bonds, and equity contributions from our shareholders, which have historically been sufficient to meet our working capital and capital expenditure requirements.

As of December 31, 2023, and June 30, 2024, our cash and cash equivalents were JPY2,729.3 million and JPY2,437.1 million, respectively. Our cash and cash equivalents consist of cash at bank.

The following table sets forth the breakdown and terms of our outstanding borrowings as of December 31, 2023.

As of December 31, 2023	Balance	Maturity Date	Effective Interest Rate	Collateral/ Guarantee
	JPY
Mizuho Bank	400,000,000	June 28, 2024	0.9%	-
Mizuho Bank	309,778,000	September 30, 2026	0.8%	-
Chikuho Bank	100,000,000	April 30, 2024	0.9%	-
Saga Bank	41,690,000	January 31, 2028	1.5%	-
Saga Bank	100,000,000	March 31, 2024	1.0%	-
Saga Bank	44,460,000	March 31, 2025	1.0%	-
Fukuoka Bank	26,652,000	March 31, 2025	0.9%	-
Fukuoka Bank	47,237,000	April 30, 2025	1.0%	-
Higashi Nihon Bank	52,400,000	June 30, 2025	1.0%	-
Kita Kyushu Bank	44,400,000	March 31, 2025	1.0%	-
Resona Bank	25,001,000	March 29, 2024	1.1%
Obihiro Shinkin Bank	3,404,000	April 30, 2027	1.7%	Guarantee association (prefecture)
Total bank loans	1,195,022,000
Short-term loans	625,001,000
Current portion of long-term loans	273,948,000
Long-term loans	296,073,000

The following table sets forth the breakdown and terms of our outstanding bonds as of December 31, 2023.

As of December 31, 2023	Balance	Maturity Date	Effective Interest Rate	Collateral/ Guarantee
	JPY
6th Series Unsecured Private Placement Bonds Limited to Qualified Institutional Investors	140,000,000	April 28, 2027	0.5%	-
Total bond	140,000,000
Less: Bond issuance cost	(4,561,400)
Bond payable – current	(40,000,000)
Bond payable – non-current	95,438,600

The following table sets forth the breakdown and terms of our outstanding borrowings as of June 30, 2024.

As of June 30, 2024	Balance	Maturity Date	Effective Interest Rate	Collateral/ Guarantee
Mizuho Bank	400,000,000	December 30, 2024	0.9%	-
Mizuho Bank	255,112,000	September 30, 2026	0.8%	-
Chikuho Bank	100,000,000	September 30, 2025	0.9%	-
Saga Bank	36,692,000	January 31, 2028	1.5%	-
Saga Bank	100,000,000	September 30, 2024	1.0%	-
Saga Bank	27,798,000	March 31, 2025	1.0%	-
Fukuoka Bank	16,650,000	March 31, 2025	0.9%	-
Fukuoka Bank	30,575,000	April 30, 2025	1.0%	-
Higashi Nihon Bank	35,600,000	June 30, 2025	1.0%	-
Kita Kyushu Bank	27,720,000	March 31, 2025	1.0%	-
Resona Bank	137,520,000	March 31, 2027	1.1%	-
MUFG Bank	100,000,000	March 31, 2025	0.9%	-
Total bank loans	1,267,667,000
Short-term loans	700,000,000
Current portion of long-term loans	317,535,000
Long-term loans	250,132,000

The following table sets forth the breakdown and terms of our outstanding bonds as of June 30, 2024.

As of June 30, 2024	Balance	Maturity Date	Effective Interest Rate	Collateral/ Guarantee
	JPY
6th Series Unsecured Private Placement Bonds Limited to Qualified Institutional Investors	120,000,000	April 28, 2027	0.5%	-
Total bond	120,000,000
Less: Bond issuance cost	(3,877,190)
Bond payable – current	(40,000,000)
Bond payable – non-current	76,122,810

We believe that our current cash and cash equivalents from operations, borrowings from banks, loans, and bonds will be sufficient to meet our working capital needs for at least the next 12 months from the date of issuance of the audited financial statements.

However, the exact amount of proceeds we use for our operations and expansion plans will depend on the amount of cash generated from our operations and any strategic decisions we may make that could alter our expansion plans and the amount of cash necessary to fund these plans. We may, however, decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. We may need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investments, acquisitions, capital expenditures, or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our ability to manage our working capital, including receivables and other assets and liabilities, and accrued liabilities, may materially affect our financial condition and results of operations.

The following table sets forth our selected cash flow data for the fiscal years ended December 31, 2022 and 2023:

	For the Fiscal Years Ended December 31,
	2022	2023	2023
	JPY	JPY	US$
Net cash flows provided by operating activities	401,501,285	677,941,896	4,213,960
Net cash flows provided by (used in) investing activities	66,044,980	(4,782,431)	(29,726)
Net cash flows provided by (used in) financing activities	404,369,447	(20,983,593)	(130,430)
Cash, cash equivalents, and restricted cash at the beginning of the year	1,205,190,762	2,077,106,474	12,910,905
Cash, cash equivalents, and restricted cash at the end of the year	2,077,106,474	2,729,282,346	16,964,709

Operating Activities

Net cash provided by operating activities for the fiscal year ended December 31, 2022 was JPY401.5 million, which primarily reflected our net income of JPY178.0 million as mainly adjusted for: (i) depreciation and amortization expenses of JPY90.1 million, (ii) deferred income taxes adjustment of JPY69.4 million, (iii) share-based compensation of JPY27.2 million, and (iv) changes in working capital.

Adjustment for changes in working capital primarily consisted of (i) a JPY35.0 million decrease in accounts receivable, net, (ii) a JPY50.9 million increase in other current assets, (iii) a JPY125.6 million increase in accrued liabilities, and (iv) a JPY7.6 million decrease in accounts payable.

Net cash provided by operating activities for the fiscal year ended December 31, 2023 was JPY677.9 million, which primarily reflected our income of JPY237.1 million as mainly adjusted for: (i) depreciation and amortization expenses of JPY92.4 million, (ii) other non-cash income of JPY53.3 million, (iii) share-based compensation of JPY6.8 million, and (iv) changes in working capital.

Adjustment for changes in working capital primarily consisted of (i) a JPY139.0 million decrease in accounts receivable, net, (ii) a JPY149.5 million increase in income tax payable, (iii) a JPY324.8 million increase in accrued liabilities, and (iv) a JPY40.2 million increase in accounts payable.

Investing Activities

Net cash provided in investing activities for the fiscal year ended December 31, 2022 was JPY66.0 million, mainly attributable to payment for purchase of property and equipment of JPY11.5 million and intangible assets of JPY12.4 million, offset by proceeds from sales of short-term investment of JPY90.0 million.

Net cash used in investing activities for the fiscal year ended December 31, 2023 was JPY4.8 million, mainly attributable to payment for purchase of property and equipment of JPY3.8 million and intangible assets of JPY1.0 million.

Financing Activities

Net cash provided by financing activities for the fiscal year ended December 31, 2022 was JPY404.4 million, attributable to (i) repayment of finance lease liability of JPY28.9 million, (ii) repayment of bond payable of JPY20.0 million, and (iii) repayment of bank loans of JPY365.4 million, offset by (iv) proceeds from bank loans in the amount of JPY505.0 million, and (v) proceeds from issuance of bond of JPY192.6 million and issuance of Ordinary Shares for cash of JPY121.0 million.

Net cash used in financing activities for the fiscal year ended December 31, 2023 was JPY21.0 million, attributable to (i) repayment of finance lease liability of JPY39.8 million, (ii) repayment of bond payable of JPY40.0 million, (iii) repayment of bank loans of JPY313.5 million, and (iv) payment of deferred offering costs of JPY5.7 million, offset by (v) proceeds from bank loans in the amount of JPY378.0 million.

The following table sets forth our selected cash flow data for the six months ended June 30, 2023 and 2024:

	For the Six Months Ended June 30,
	2023	2024	2024
	JPY	JPY	US$
Net cash flows provided by (used in) operating activities	234,656,090	(212,321,105)	(1,319,747)
Net cash flows provided by (used in) investing activities	0	(44,201,529)	(274,748)
Net cash flows provided by (used in) financing activities	(214,380,155)	(35,663,655)	(221,681)
Cash, cash equivalents, and restricted cash at the beginning of the year/period	2,077,106,474	2,729,282,346	16,964,709
Cash, cash equivalents, and restricted cash at the end of the year/period	2,097,382,409	2,437,096,057	(15,148,533)

Operating Activities

Net cash provided by operating activities for the six months ended June 30, 2023 was JPY234.7 million, which primarily reflected our net income of JPY39.8 million as mainly adjusted for: (i) depreciation and amortization expenses of JPY46.7 million, (ii) deferred income taxes adjustment of JPY11.5 million, and (iii) share-based compensation of JPY6.8 million.

Adjustment for changes in working capital primarily consisted of (i) a JPY197.1 million increase in contract liabilities, (ii) a JPY82.4 million decrease in accounts payable, (iii) a JPY26.4 million increase in accrued liabilities, and (iv) a JPY7.0 million decrease in other current liabilities.

Net cash used by operating activities for the six months ended June 30, 2024 was JPY212.3 million, which primarily reflected our net income of JPY39.0 million as mainly adjusted for: (i) depreciation and amortization expenses of JPY60.2 million and (ii) deferred income taxes adjustment of JPY3.6 million.

Adjustment for changes in working capital primarily consisted of (i) a JPY271.1 million decrease in accrued liabilities, (ii) a JPY220.2 million increase in contract liabilities, (iii) a JPY153.0 million decrease in income tax payable, (iv) a JPY93.1 million decrease in accounts payable, (v) a JPY30.5 million decrease in prepaid expenses, and (vi) a JPY36.0 million increase in accounts receivable.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2023 was nil.

Net cash used in investing activities for the six months ended June 30, 2024 was JPY44.2 million, mainly attributable to (i) payment related to the disposal of a subsidiary of JPY17.3 million, (ii) purchase of intangible assets of JPY15.6 million, and (iii) purchase of property and equipment of JPY11.3 million.

Financing Activities

Net cash used by financing activities for the six months ended June 30, 2023 was JPY214.4 million, attributable to (i) repayment of bank loans of JPY174.3 million, (ii) repayment of finance lease liability of JPY20.1 million, and (iii) repayment of bond payable of JPY20.0 million.

Net cash used in financing activities for the six months ended June 30, 2024 was JPY35.7 million, attributable to (i) proceeds from bank loans in an amount of JPY250.0 million, offset by (ii) repayment of bank loans of JPY177.4 million, (iii) payment of deferred offering costs of JPY61.2 million, (iv) repayment of finance lease liability of JPY27.1 million, and (v) repayment of bond payable of JPY20.0 million.

Off Balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity, or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or product development services with us.

Critical Accounting Policies and Estimates

We prepared the consolidated financial statements and the unaudited interim condensed consolidated financial statements in accordance with U.S. GAAP. When reviewing our financial statements, you should consider our selection of critical accounting policies, estimates, judgments, and other uncertainties affecting our applications of those policies and the sensitivity of reported results to changes of such policies, judgments, and uncertainties. We have identified certain accounting policies that are important for understanding our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgements. While our significant accounting policies are more fully described in “Note 2—Summary of significant accounting policies” to the consolidated financial statements included elsewhere in this prospectus, we believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Revenue recognition

For sales of third-party goods or services, we act solely as a principal in each transaction, recognizing revenue on a gross basis. This means that revenue comprises the total amount billed to the customer, net of any trade discounts, with associated expenses recorded as cost of revenue. Our role as principal is based on our control of the specified goods or services prior to transferring them to the customers. This determination involves assessing whether we have the ability to direct the use of the goods or services and obtain substantially all of their remaining benefits. Membership revenue from our Sports School business is one such arrangement, comprising registration fees, annual fees, and monthly fees. Registration fees, which grant a one-time right to access memberships, are recognized at a point in time, whereas annual and monthly fees are recognized over time as customers receive and consume the benefits of these services. Event hosting services, involving the organization of sports-related activities such as camps or day trips, are also recognized at a point in time when performance obligations are satisfied. Similarly, services under Social business are recognized over time as customers continuously receive benefits throughout the contract period.

Certain customer arrangements may contain multiple performance obligations. We identify these as distinct, as the customers can benefit from each service either independently or with readily available resources. In such cases, we allocate the transaction price based on the relative standalone selling price of each obligation.

Revenue is recognized based on the transfer of control of goods or services to the customers, which may occur at a point in time or over time. For certain membership registration contracts, we generally do not consider variable consideration, except in cases where refunds apply. Refunds are available for unattended classes or for tuition paid in advance for offline courses canceled due to unforeseen events, such as the COVID-19 pandemic.

Our estimate for the provision for sales refunds is based on historical refund rates. In 2020 and 2021, the pandemic caused a significant increase in refunds, particularly for memberships and event hosting revenue. Events such as pandemics or natural disasters that threaten children’s safety often lead customers to cancel their plans and request refunds. These heightened activities provided valuable historical data for refining our estimation model, however, they also underscored the challenges of predicting extreme events with high variability. The estimation process includes analyzing detailed historical refund data segmented by service type and regional trends to better understand customer behavior under both normal and extraordinary circumstances. When children’s safety is threatened by events such as pandemics or natural disasters, many customers tend to cancel their plans and request refunds. Although refund levels have since stabilized and continue to decline, the reliance on historical data, combined with the uncertainty of future disasters, introduces an element of variability in our refund estimates. If an unexpected event occurs, such as another pandemic or natural disaster, our refund assumptions may prove inaccurate, potentially resulting in a shortfall in provisions and impacting revenue recognition in a given period. While the current historical refund rate remains stable, it assumes no sudden or prolonged disruption, adding further uncertainty to these estimates.

Impairment of long-lived assets

We assess impairment of long-lived assets at least annually and whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Factors that we consider in determining when to perform an impairment review include significant negative industry or economic trends or significant changes or planned changes in the use of the assets, and potential material declines in future cash flows that may arise from increased customer cancellation rates, higher refund rates, or reduced revenue caused by event hosting cancellations due to events such as pandemics or natural disasters. When measuring the recoverability of these assets, we make assumptions regarding our estimated future cash flows expected to be generated by the assets. These cash flow estimates are based on various factors, including historical performance, anticipated market trends, and projections of revenue and expenses. If actual results differ materially from our estimates or if there are significant revisions to our assumptions, we may be required to record impairment charges. Given the labor-intensive nature of our business, where a substantial share of costs is attributed to personnel expenses such as those for coaches and headquarters staff, a sustained or accelerated rise in inflation rates could result in actual labor costs surpassing our current estimates or necessitate significant upward adjustments to our labor cost assumptions. Under such circumstances, the risk of recognizing impairment charges is relatively high.

To mitigate the risks of misestimation, we regularly review and update our cash flow assumptions to reflect the latest economic and operational conditions. We did not record any impairment charges related to long-lived assets during the fiscal years ended December 31, 2022 and 2023, and the six months ended June 30, 2023 and 2024.

Goodwill

Goodwill is tested for impairment at least annually or whenever events or changes in circumstances indicate that their carrying values may not be recoverable. We first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. In our qualitative assessment, we consider factors including economic conditions, industry and market conditions and developments, overall financial performance, and other relevant entity-specific events in determining whether it is more likely than not that the fair value of our reporting unit is less than the carrying amount. Our qualitative assessment requires management to make judgments based on the factors listed above in our determination of whether events or changes in circumstances indicate that the carrying values may not be recoverable.

The current goodwill impairment assessment is conducted solely for Apicos. The key assumptions in Apicos’ impairment assessment are customer retention rate and unit prices. A significant portion of Apicos’ customers are government entities. If such government entities switch to other providers, Apicos’ customer retention rate could decrease substantially. Reduced government budgets may also lead to declines in unit prices. Additionally, policy changes resulting in subsidy reductions could significantly lower the customer retention rate. Should these events occur, the projected revenue growth rate may decline considerably, leading to reduced future cash flows and potentially causing the carrying amount to exceed fair value. Furthermore, given the labor-intensive nature of Apicos, where a substantial share of costs is attributed to personnel expenses such as those for coaches and indirect staff, a sustained or accelerated rise in inflation rates could result in actual labor costs surpassing our current estimates or necessitate significant upward adjustments to our labor cost assumptions. These labor cost factors, whether considered independently or in combination with risks associated with customer retention and unit price declines, could lead to reduced future cash flows and potentially cause the carrying amount to exceed fair value.

If the carrying value exceeds the fair value, an impairment loss is recognized in an amount equal to the excess. If estimates or related assumptions change, this could have a significant impact on either the fair value of our reporting unit, the amount of any goodwill impairment charge, or both. We have not recognized any goodwill impairment charges since our inception.

Income Taxes

Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes and tax loss carryforwards. These deferred taxes are measured using the currently enacted tax rates in effect for the year in which the temporary differences or tax loss carryforwards and tax credits are expected to reverse.

Valuation allowances are provided against deferred tax assets when it is more likely than not that a tax benefit will not be realized. We consider all available evidence (both positive and negative) when determining whether a valuation allowance is required, with emphasis on its past results of operations, the existence of cumulative losses in the most recent years and its forecast of near-term taxable income. We recognize the financial statement effect of uncertain tax positions when it is more likely than not, based on the technical merits, that the tax positions will be sustained upon examination by the tax authorities. Benefits from tax positions that meet the more-likely-than-not recognition threshold are measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon settlement. Accrued interest and penalties related to the unrecognized tax benefits are included in income tax benefit in the consolidated statements of income.

As of December 31, 2023 and June 30, 2024, we had JPY155.2 million and JPY151.6 million of net deferred tax assets, net of valuation allowances, respectively. We expect to realize future tax benefits related to the utilization of these assets. As of December 31, 2023 and June 30, 2024, we have provided a valuation allowance of JPY28.5 million and JPY30.3 million against the portion of our deferred tax assets that would generate capital losses for which we do not have sufficient positive evidence to support its recoverability.

Risks and uncertainties

Beginning in late 2019, an outbreak of COVID-19 first emerged in China and has spread globally. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. Governments in affected countries imposed travel bans, quarantines, and other emergency public health measures, which caused material disruption to businesses globally resulting in an economic slowdown. These measures, though intended to be temporary in nature, may continue and increase depending on developments in the COVID-19 outbreak or any reoccurrence of an outbreak. In addition, the continued spread and variations of the COVID-19 as well as the imposition of related public health measures have resulted in, and is expected to continue to result in, increased volatility and uncertainty in the global economy. The continued spread and variations of the COVID-19 and efforts to contain the virus could adversely impact the Company’s strategic business plans and growth strategy, reduce demand for its services, reduce the availability and productivity of its employees, service providers, and third-party resources, cause it to experience an increase in costs due to emergency measures, and otherwise adversely impact the business.

Concentration of risks

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with financial institutions with high credit ratings and quality.

Accounts receivable primarily comprise of amounts receivable from the service customers. To reduce credit risk, the Company performs ongoing credit evaluations of the financial condition of these service customers. The Company establishes a provision for expected credit loss based upon estimates, factors surrounding the credit risk of specific service customers and other information.

Concentration of customers

As of December 31, 2022 and 2023, no customer accounted for more than 10% of the Company’s total accounts receivable.

For the fiscal year ended December 31, 2022, the Nagoya City Board of Education, which is a municipality in the public sector, accounted for 14.5% of the Company’s total revenue. For the fiscal year ended December 31, 2023, the Nagoya City Board of Education accounted for 12.8% of the Company’s total revenue.

As of December 31, 2023 and June 30, 2024, no customer accounted for more than 10% of the Company’s total accounts receivable.

For the six months ended June 30, 2023 and 2024, the Nagoya City Board of Education accounted for 14.4% and 10.0% of the Company’s total revenue, respectively.

Concentration of vendors

As of December 31, 2022, Wunder Transport Technologies, Inc. and Tentetsu Bus Co., Ltd., each of which provides on-demand charter bus services in the transportation industry, accounted for 28.0%, and 15.4% of the total balance of accounts payable, respectively. As of December 31, 2023, Wunder Transport Technologies, Inc., which provides on-demand charter bus services in the transportation industry, and Nishitetsu Travel Co., Ltd., which provides travel agency services in the travel industry, accounted for 21.4% and 11.3% of the total balance of accounts payable, respectively.

For the fiscal years ended December 31, 2022 and 2023, no vendor accounted for more than 10% of the Company’s total purchases.

As of June 30, 2024, BM Fun Co., Ltd., which provides commodity storage and e-commerce services, accounted for 23.0% of the total balance of accounts payable.

For the six months ended June 30, 2023 and 2024, no vendor accounted for more than 10% of the Company’s total purchases.

Recently Adopted or Issued Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the JOBS Act, the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they apply to private companies.

On December 18, 2019, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2019-12, Income taxes (Topic 740), simplifying the Accounting for Income Taxes. This guidance amends ASC Topic 740 and addresses several aspects including 1) evaluation of step-up tax basis of goodwill when there is not a business combination, 2) policy election to not allocate consolidated taxes on a separate entity basis to entities not subject to income tax, 3) accounting for tax law changes or rates during interim periods, 4) ownership changes from equity method investment to subsidiary or vice versa, 5) elimination of exception to intrapetrous allocation when there is gain in discontinued operations and a loss from continuing operations, and 6) treatment of franchise taxes that are partially based on income. The amendments in this ASU are effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The adoption of this ASU did not have a significant impact on the Company’s consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20, Receivables—Nonrefundable Fees and Other Costs.” The amendments in this ASU represent changes to clarify the ASC 310 Codification. The amendments make the ASC 310 Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. ASU 2020-08 is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. All entities should apply the amendments in this ASU on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. These amendments do not change the effective dates for Update 2017-08. The adoption of this ASU did not have a significant impact on the Company’s consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements.” The amendments in this ASU represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this ASU affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The amendments in this ASU should be applied retrospectively. The adoption of this ASU did not have a significant impact on the Company’s consolidated financial statements and related disclosures.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires entities to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU will generally result in an entity recognizing contract assets and contract liabilities at amounts consistent with those recorded by the acquiree immediately before the acquisition date rather than at fair value. The new standard is effective on a prospective basis for fiscal years beginning after December 15, 2022, with early adoption permitted. This standard is effective for the Company on January 1, 2023 and The adoption of this ASU did not have a significant impact on the Company’s consolidated financial statements and related disclosures.

In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. This ASU modifies the disclosure or presentation requirements of a variety of topics in the codification. The effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective. Early adoption is prohibited. The Company does not expect a significant impact to the consolidated financial statements upon adoption.

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (ASC 280): Improvements to Reportable Segment Disclosures,” which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company does not expect a significant impact to the consolidated financial statements upon adoption.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures to provide investors information to better assess how an entity’s operations and related tax risks and tax planning and operational opportunities affect its tax rate and prospects for future cash flows. This new guidance is effective for the Company for its fiscal years beginning after December 15, 2024. The Company does not expect a significant impact to the consolidated financial statements upon adoption.

In March 2024, the FASB issued ASU No. 2024-01, Compensation – Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards. This ASU to improve generally accepted accounting principles (GAAP) by adding an illustrative example to demonstrate how an entity should apply the scope guidance in paragraph 718-10-15-3 to determine whether profits interest and similar awards to provide employees or nonemployees with profits interest awards to align compensation with an entity’s operating performance and provide those holders with the opportunity to participate in future profits and / or equity appreciation of the entity. The Company is currently evaluating the impact of this new standard on the Company’s consolidated financial statements and related disclosures.

In March 2024, the FASB issued ASU 2024-02 Codification Improvements – Amendments to Remove References to the Concept Statements to provide amendments to the Codification that remove references to various FASB Concepts Statements. This ASU is effective for our annual periods beginning December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this new standard on the Company’s consolidated financial statements and related disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, consolidated statements of income, or consolidated statements of cash flows.

INDUSTRY

All the information and data presented in this section have been derived from the China Insights Consultancy Limited (“CIC”) industry report commissioned by us entitled “Industry Report on Sports Instruction Services Industry and Social Support Services Industry in Japan and Asia” (the “CIC Report”) unless otherwise noted. CIC has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all. Therefore, investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

OVERVIEW OF THE ASIA MARKET FOR THE SPORTS INSTRUCTION SERVICES INDUSTRY

Definition and analysis of the sports instruction services industry

Sports instruction services encompass instruction services for various physical activities, such as soccer, basketball, and dancing, aimed at promoting physical fitness, teamwork, discipline, and overall well-being. By offering structured and enjoyable physical activities, sports instruction services help children build healthy habits, improve their social skills, and develop a sense of discipline and perseverance, contributing to their holistic growth and personal development.

Sports instruction services provide several benefits for children, schools, and parents:

Non-cognitive skills development. These services offer a safe environment, ensuring the development of non-cognitive skills, such as teamwork, leadership, and resilience. Through physical and group activities, children learn to cooperate, communicate, and achieve common goals, strengthening their ability to collaborate effectively in various social and professional settings.

School resource optimization. Sports instruction services free teachers from planning, supervising, and coordinating activities, which can be time-consuming and require specialized skills. This allows schools to optimize their resources and create a more balanced workload for teachers, who can then focus on their core academic responsibilities.

Ensuring safety and security of participants. Professional coaches and staff trained in first aid, emergency response, and child protection ensure that all activities are conducted with the utmost care and vigilance. Well-maintained facilities equipped with necessary safety gear significantly reduce the risk of injuries and create a secure environment for children to thrive in.

The value chain of the sports instruction services industry

Sports instruction service providers connect educational programs with children by leveraging professional coaching and structured activities. The following diagram sets forth the value chain of this industry:

Value chain of sports instruction services industry

Source: CIC Report

Upstream funding entities include government agencies and parents or guardians. Government agencies provide subsidies and support for non-cognitive skill development and youth sports, while parental contributions occur through tuition, membership fees, and direct payments. These financial inputs are critical for covering coaching, equipment, uniforms, and other related expenses.

In the midstream segment, sports instruction service providers, including sports academies, private companies, and individual instructors, deliver the programs. Private companies and some schools employ full-time or part-time instructors, such as former athletes, coaches, and certified educators, to provide sports instruction services.

In the downstream, the beneficiaries—children aged 5 to 18—receive tailored sports instruction services designed to enhance their physical, emotional, and social well-being.

Market size for the sports instruction services industry in Japan

The market size of Japan’s sports instruction services industry was USD4.8 billion in 2019 but decreased to USD4.2 billion in 2023 due to fluctuations caused by the lack of in-person sports activities. During the COVID-19 pandemic, the Japanese government requested residents to limit external activities, which heavily impacted the industry. However, through ongoing government efforts and expanded course offerings by sports instruction service providers, more students are expected to engage in in-person sports activities. According to CIC, the market size is projected to reach USD4.9 billion by 2028, with a compound annual growth rate (“CAGR”) of 3.5% from 2023 to 2028, surpassing the growth rate of the overall instruction services market.

Market size for sports instruction services industry in Japan, 2019-2028E

Source: CIC Report

Total addressable market for the sports instruction services industry in Asia

In calculating the total addressable market (“TAM”) for the sports instruction services industry in Asia, certain countries, such as Singapore and Thailand, are excluded because school co-curricular activities (“CCAs”) are a mandatory part of school curriculum in Singapore and Thailand, ensuring that students engage in various extracurricular activities. CCAs are generally instructed by school employees, and parents do not need to pay separately for these activities. As a result, children do not require additional sports instruction services.

According to CIC, the TAM for the sports instruction services industry in Asia expects significant growth, rising from USD99.1 billion in 2023 to an anticipated USD129.7 billion by 2028 with a CAGR of 5.5%. The market for sports instruction services in developed countries, such as Japan, is already well-established, contributing significantly to the overall TAM. In developing countries, such as China and India, the market potential is burgeoning, but economic constraints and varying levels of access to quality sports facilities and instruction limit the growth rate compared to more affluent nations. Nonetheless, with rising incomes and increasing awareness of the benefits of physical fitness, these markets are expected to contribute substantially to the overall growth of the industry in the coming years.

TAM of sports instruction services industry in Asia, 2023 & 2028E

Source: CIC Report

Drivers of the sports instruction services industry

The sports instruction services industry is primarily driven by the following factors:

Growing emphasis on holistic education for students. The concept of holistic education, which promotes the development of non-cognitive skills, such as social-emotional abilities and cognitive capacities, is gaining traction throughout the region. Parents are recognizing the importance of fostering well-rounded individuals who can thrive in both personal and professional settings. Economic instability and rising social challenges, such as increased crime rates and other adverse events, have heightened the focus on holistic education. As a result, parents are encouraging their children to participate in sports and other extracurricular activities, which are seen as essential for developing social responsibility and resilience.

Rising disposable income per household. As disposable income per household rises in Japan and other Asian countries, families are more willing to invest in non-cognitive education for their children. This increased financial capacity allows parents to allocate more resources towards extracurricular activities, including sports instruction services. The growing affluence across the region represents a substantial driving force for the industry, as parents seek to provide their children with opportunities that enhance their holistic development and prepare them for future challenges.

Professional enhancement in instruction services quality. The sports instruction services industry faces intense competition, leading to the gradual consolidation of the market as smaller players are acquired by larger entities or exit the market. Such consolidation enables industry leaders to enhance service quality by recruiting personnel with professional certifications or extensive experience, ensuring students gain maximum benefits from sports instruction services. To attract and retain students over the long term, industry players consistently encourage their coaching staff to pursue ongoing professional development, thereby enhancing their qualifications and proficiency. This commitment to continuous improvement drives the industry towards higher quality standards, ensuring that students receive the best possible instruction and support in their extracurricular activities.

Future trends in the sports instruction services industry

The sports instruction services industry has demonstrated the following major market trends:

Exploring new sports through diverse instruction services. As industry participants offer an increasingly diverse array of courses, the selection of extracurricular activities available to students expands. Industry players are dedicated to continuously optimizing the quality of instruction services, helping students find enjoyment in learning new sports or skills while nurturing their non-cognitive abilities.

Preference for full-time coaches. Among the three types of instructors in the sports instruction services industry, as identified in the above diagram “Value chain of sports instruction services industry,” full-time coaches stand out as the most qualified professionals in providing personalized and tailored sports instruction services for students. They help students improve their skills and techniques and have a deeper understanding of the physical and mental development of young learners, fostering their non-cognitive abilities and confidence.

Preference for leading instruction services providers. Due to accelerated consolidation in the industry, the scale effects of leading players are becoming more pronounced. Leading instruction service providers typically offer more than five concurrent tutoring services staffed by highly professional personnel. They are capable of providing diverse and specialized sports instruction services for students, enabling them to benefit more effectively from sports activities.

Market opportunities and challenges in the sports instruction services industry

The sports instruction services industry presents numerous opportunities driven by diverse programs and regional events promotion:

Increasing participation in sports lessons. According to CIC, the number of students participating in sports activities in Japan is expected to reach 8.5 million by 2028 with a CAGR of 5.6%, despite a temporary decline in 2020 due to the restrictions of in-person activities during the COVID-19 pandemic and the fluctuations of the average price of sports lessons. The growing interest in non-cognitive skills presents a significant opportunity for sports instruction service providers to help students enhance their physical fitness while developing crucial life skills that strengthen their mental resilience.

Students participating in sports lessons in Japan, 2019-2028E

Source: CIC Report

Increasing sports lesson penetration in Asia. The Asia market, much like Japan, is expected to see a rising number of students enrolling in sports instruction services, driven by the growing interest in non-cognitive skills and holistic education. This trend indicates significant potential for sports lesson penetration in the region, presenting a market opportunity for sports instruction service providers to expand their services and reach new customers.

Promotion of regional events. Regional events provide an excellent platform for the instruction services industry to display program effectiveness and showcase children’s talents. These events also create networking opportunities and partnerships, enhancing the reputation and reach of service providers while driving interest and participation in their programs.

Despite the opportunities, the sports instruction services industry faces several challenges:

Limited sources of coaches. Finding coaches who possess the necessary expertise and have strong teaching skills and the ability to connect with students of various ages and backgrounds can be difficult. The limited talent pool can restrict the variety of programs offered and potentially lead to lower-quality instruction. It also makes it harder to expand services to new locations or accommodate increasing student enrollment.

Short enrollment duration. Children typically take instruction lessons for a limited duration as they graduate or need to prepare for exams. This frequent turnover of students necessitates continuous recruitment efforts, which can strain resources and increase operational costs. Additionally, the short duration limits the ability to build lasting relationships and mentor students comprehensively, potentially affecting the overall effectiveness and reputation of the sports programs.

Competitive analysis of the sports instruction services industry

The sports instruction services industry in Japan is highly fragmented, characterized by numerous providers varying in size, specialization, and service quality.

Leading instruction service providers distinguish themselves by offering a broader array of sports programs and employing coaches with professional certifications or extensive experience, enhancing the overall quality and appeal of their programs. By doing so, they are able to attract more students and charge higher tuition fees, setting themselves apart in the competitive landscape.

Most players in this industry offer only a limited range of sports tutoring locally or focus exclusively on one type of sport, such as soccer, basketball, or swimming. This specialization allows smaller providers to build expertise and cater to niche markets but also limits their ability to compete with larger, more diversified companies.

Leifras stands out as one of the largest players in the market. According to Tokyo Shoko Research, as of the end of 2023, Leifras led all surveyed companies in both the number of facility locations and active members. In the Sports School business sector, including franchisees, Tokyo Shoko Research reported that Leifras operated 4,481 schools with a total of 67,281 members as of December 31, 2023. This surpassed the second-ranked company in the research, Sports Community Co., Ltd., which operated 2,500 schools with 32,500 members during the same period.

By June 30, 2024, according to the Tokyo Shoko Research, this leading position was reflected in our extensive operations, which included 13 sports schools for approximately 65,337 active members and operating at over 4,500 facility locations. This extensive reach and diverse program offering allow Leifras to cater to a broad demographic, providing flexibility and variety that smaller providers cannot match. Leifras’ ability to maintain high standards across a vast network further solidifies its leadership position in the market.

OVERVIEW OF THE ASIA MARKET FOR THE SOCIAL SUPPORT SERVICES INDUSTRY

Definition and analysis of the social support services industry

The social support services industry provides sports and cultural programs for various groups, including students, children with disabilities, the elderly, and corporate employees. By doing so, it assists institutions such as government agencies, schools, nursing homes, and large corporations in delivering social welfare and humanitarian care. The industry plays a crucial role in promoting individual and community well-being, reducing inequality, and fostering a supportive and resilient society.

Programs offered by the social support services industry are designed to enhance the overall health and development of participants. These programs help improve physical fitness, coordination, cognitive stimulation, and creative expression. For instance, sports programs enhance physical fitness and coordination, while cultural programs offer opportunities for creative expression. These activities are tailored to meet the unique needs of each group, ensuring appropriate and beneficial support. In addition to providing direct benefits to individuals, the social support services industry also alleviates the burden on public institutions by supplying specialized expertise and resources. This enhances the quality and reach of services provided to the community, ensuring that all members have access to the support they need.

The social support services industry encompasses several key business types, including school support, elderly care, corporate support, daycare for children with disabilities and others. These diverse businesses collectively contribute to the overall well-being and development of individuals and communities.

Major types of businesses in the social support services industry

Source: CIC Report

The value chain of the social support services industry

The social support services industry is structured through a comprehensive value chain that spans from funding entities to service beneficiaries, ensuring that various programs and activities are effectively delivered and managed. The following diagram demonstrates the value chain of the industry:

Value chain of the social support services industry

Source: CIC Report

The value chain of the social support services industry involves three main segments: upstream, midstream, and downstream. Funding entities in the upstream, such as schools, government agencies, nursing homes, corporations, and families of children with disabilities, provide financial support through contracts and membership fees, which are crucial for sustaining the services. In the midstream, social support service providers—including local education committees, sports clubs, volunteer organizations, individuals, and private companies—organize and manage the programs, employing qualified instructors like former athletes, sports trainers, certified coaches, artists, and performers to deliver these services. In the downstream, the beneficiaries—students, the elderly, children with disabilities, and employees—receive tailored services designed to enhance their physical, emotional, and social well-being.

Market size of the social support services industry in Japan

The social support services industry in Japan has demonstrated remarkable growth over the past few years. The market size increased from USD161.6 million in 2019 to USD259.3 million in 2023, reflecting a CAGR of 12.5%. According to CIC, this growth trajectory is expected to continue, with the market projected to reach USD559.7 million by 2028, at a higher CAGR of 16.6% during the forecast period. The robust expansion is driven by the increasing implementation of school support, daycare services for children with disabilities, elderly care, and corporate support.

Although the market experienced a temporary decline in 2020 due to the COVID-19 pandemic, it rebounded strongly in 2021 and has maintained a growth momentum since. This resurgence is bolstered by government initiatives promoting school club support and collaborative models with private companies, yielding successful results. Additionally, the penetration rates of various business types within the industry are steadily rising, supported by government policies and local communities. As a result, the industry is poised for substantial growth, enhancing the provision of social support services across Japan.

Market size of the social support services industry in Japan, 2019-2028E

Source: CIC Report

Total addressable market of the social support services industry in Asia

According to CIC, the TAM for the social support services industry in Asia is projected to expand from USD9.6 billion in 2023 to USD12.7 billion by 2028, with a CAGR of 5.8%.

In developing countries within Asia, economic growth significantly contributes to the expanding market of social support services. Rising income and increased awareness of the importance of mental and physical well-being encourage individuals and families to invest more in these services. Additionally, government policies aimed at improving social welfare and inclusivity provide a supportive environment for industry growth. These policies often include subsidies, grants, and regulatory frameworks that facilitate the development and expansion of social support services. In more developed Asian economies, there is a continued emphasis on enhancing the quality and accessibility of social support services through advanced technologies and innovative approaches, making these services more accessible to a broader population.

TAM of the social support services industry in Asia, 2023 & 2028E

Source: CIC Report

Drivers of the social support services industry in Japan

The social support services industry is driven by several key factors:

Declining birthrate and aging population. The declining birthrate in Japan reduces student enrollment in schools, driving the need for innovative solutions and partnerships to maintain comprehensive programs. Consequently, education systems are expanding supplemental educational services outsourcing, such as school club activity support. Simultaneously, the rapidly growing elderly population increases the need to enhance seniors’ health. This has led to the development of exercise routines designed to improve joint function, cognitive abilities, and overall physical fitness for the elderly.

Government policy support. Through grants, subsidies, and favorable policies, governments enable service providers to enhance their offerings and reach more individuals in need. Government-endorsed programs and partnerships with the private sector facilitate the creation of innovative solutions to meet the evolving needs of the population.

Reducing costs and burden for schools and teachers. As parents recognize the importance of extracurricular activities, schools face budget constraints and increasing demands on their staff. Outsourcing extracurricular activities and support services to specialized providers offers a cost-effective solution. This approach relieves teachers from the administrative and supervisory duties associated with extracurricular activities, reducing teacher burnout and improving job satisfaction.

Future trends of the social support services industry in Japan

The social support services industry is expected to experience several major trends:

Transfer of operational entities to private companies. Private companies bring professional management practices, advanced technologies, and scalable solutions that local organizations often lack, enhancing the quality and reach of services. This shift allows for more structured and consistent delivery of support services, leveraging the private sector’s resources and capabilities to meet diverse community needs effectively.

More comprehensive regulation and supervision. The industry can expect enhanced standards and accountability, driving higher quality and consistency in service delivery. Increased oversight will reduce the risk of malpractices, creating a safer environment for vulnerable populations and boosting the industry’s credibility and growth potential.

Increasing market concentration towards professionalism. There is a growing trend towards companies with more professional and possibly full-time coaches, driven by the need for consistent, high-quality care and specialized expertise to address diverse client needs effectively. This trend enhances the credibility of services, attracts more clients, and supports the development of comprehensive, tailored programs that better meet the complex requirements of vulnerable populations.

Prioritization of quality and safety over price. The market is experiencing a shift away from price-driven decisions towards prioritizing quality and safety. Consequently, municipalities and schools in Japan are reconsidering their criteria for selecting service providers, with a growing emphasis on reliability and standards.

Market opportunities and challenges of the social support services industry

The social support services industry presents several market opportunities:

Increasing demand for school club activities outsourcing. Driven by the declining birthrate and the growing burden on school teachers, the Japanese government is actively promoting the outsourcing of school club activities. Schools are exploring various regional cooperation methods, including partnerships with regional sports clubs, sports associations, and private companies. According to CIC, by 2028, it is projected that nearly 25,000 schools in Japan will have transferred their school club activities, with approximately 4,700 schools cooperating with private companies.

Schools implementing school club activities outsourcing in Japan, 2019-2028E

Source: CIC Report

Leveraging established expertise. Enterprises with existing instruction service experience bring established expertise, resources, and best practices to social support programs. These companies can provide high-quality, efficient services that meet diverse community needs. Their experience in managing operations, training staff, and implementing effective programs allows for seamless integration into the social support sector.

However, the social support services industry also faces some notable challenges:

Dependency on government funds. Social support programs often rely heavily on government grants and subsidies to operate. Changes in political priorities or economic conditions can lead to funding cuts or delays. Private service providers may also face restrictions and compliance requirements tied to government funding.

Competition in emerging markets. Players in the social support services industry are exploring collaborative structures in emerging markets. Providers must continually innovate and differentiate themselves to attract and retain clients. This heightened competition drives the need for constant improvement in service quality, requiring substantial investments in staff training, technology, and program development.

Competitive analysis of the social support services industry

The social support services industry operates within a highly decentralized landscape where no single company can dominate.

The market fragmentation presents significant opportunities for companies to establish themselves as dominant players by providing comprehensive and high-quality services. Providers in this industry must continually innovate and expand their service offerings to meet the diverse needs of clients, ranging from children to elderly individuals and corporate employees.

Amidst this fragmented industry, Leifras stands out by offering an extensive portfolio of social support services. According to Tokyo Shoko Research, as of the end of 2023, Leifras had provided school club support to over 1,300 schools, outpacing all other companies surveyed. Their market-leading sports school business is likely to provide synergy with their newly started social business, indicating a strong potential to become a future market leader. Leifras’ comprehensive range of activities and programs tailored to diverse client needs sets them apart, positioning them as a key player in the evolving social support services market. For instance, in the school support business, Leifras provides professional program management for a variety of school clubs. Their focus on integrating sports into social development initiatives positions Leifras at the forefront of the industry, setting a benchmark for quality and impact in school support services.

SOURCES OF INFORMATION

This section includes information from the CIC Report, a report commissioned by us, as we believe such information imparts a greater understanding of the industry. CIC is a market research and consulting company and an independent third party. The ClC Report has been prepared by CIC independent of our influence.

The information and data collected by ClC have been analyzed, assessed, and validated using CIC’s in-house analysis models and techniques. The primary research was conducted via interviews with key industry experts and leading industry participants. The secondary research involved analysis of market data obtained from several publicly available data sources. The methodology used by CIC is based on information gathered from multiple levels and allows such information to be cross-referenced for reliability and accuracy. On such basis we consider the data and statistics extracted from the CIC Report to be reliable.

The CIC Report contains a variety of market projections which were produced with the following key assumptions: (i) the economic and industrial development of Japan and Asia is likely to continue to maintain a steady growth trend during the next decade; and (ii) related industry key drivers are likely to drive the growth of sports instruction services industry and social services industry of Japan and Asia in the forecast period.

BUSINESS

Our Mission

Our corporate philosophy is to change and design sports. We believe that challenges facing schools, families, administrations, and corporations can be improved and resolved by social contribution and educational guidance through sports.

Overview

Headquartered in Shibuya-ku, Tokyo, we are a sports and social business company dedicated to youth sports and community engagement. We primarily provide services related to the organization and operations of sports schools and sports events for children. Building upon our experience and know-how in sports education, we also operate a robust social business sector, dispatching sports coaches to meet various community needs.

At the core of our operations is the children’s sports school business. When we refer to a sports school, it refers to a series of courses and programs that we offer to teach a sport, instead of a physical location. We are recognized as one of Japan’s largest operators of children’s sports schools in terms of both membership and facilities. As of the date of this prospectus, we hold our sports classes at more than 4,500 facility locations in Japan nationwide, serving over 65,000 members. The number of members is based on the number of students taking classes; if a student is enrolled in two different classes, this student is counted as two members. We provide 13 sports schools, from soccer school “Liberta” and basketball school “Porte,” to rhythmic karate school “Quore” and kendo school “Kokoro.” We also offer classes that cater to the various needs of different age groups and sports capability levels. For instance, our “JJMIX” classes offer beginners from the age of two and up the opportunity to experience multiple sports, and our “Rugina” classes are designed specifically for girls. Approximately 87% of our sports school members are elementary school students, with additional programs for preschoolers, nursery school children, kindergarteners, and junior high school students. These classes are taught by professional coaches who bring their expertise and passion to each session, ensuring that students receive high-quality coaching in safe environments. Our sports school business also extends to sports merchandise sales and commissioned special guidance services.

Our approach to sports education emphasizes the development of non-cognitive skills, which are crucial for success both inside and outside the sports arena. Following our teaching principle “acknowledge, praise, encourage, and motivate,” our classes integrate non-cognitive skills, such as motivation, teamwork, strategic thinking, and sportsmanship, into our sports curriculum. For instance, our soccer program focuses on developing technical skills, tactical understanding, and teamwork, and our martial arts programs in karate and kendo promote physical fitness and self-discipline. Our holistic approach integrates physical and mental development, setting us apart in the industry.

Building upon our experience and know-how in sports education, our social business mainly dispatches sports coaches to meet various community needs. Our school club support business provides sports coaching in school club activities and physical education classes and coordinates collaborations between school clubs and private companies. Our LEIF after-school daycare service supports children with disabilities or developmental characteristics through soccer therapy, promoting independence and improving life skills. Our involvement also extends to facility management services at public sports facilities, focusing on providing sports coaching for people of all ages. Our elderly healthcare initiative offers exercise programs for the elderly, including exercise instruction such as preventive nursing care exercises, yoga, and other health promotion services at community centers and healthcare facilities. By addressing these diverse needs, we aim to promote physical health, social inclusion, and community well-being across different demographics.

Our revenue for the fiscal year ended December 31, 2022 was JPY7,688.5 million ($47.79 million), with net cash flows generated from operating activities of JPY401.5 million ($2.50 million), compared to revenue of JPY9,291.5 million ($57.75 million), with net cash flows generated from operating activities of JPY677.94 million ($4.21 million), for the fiscal year ended December 31, 2023. Our revenue for the six months ended June 30, 2024 was JPY4,767.8 ($29.64 million), with net cash flows used from operating activities of JPY212.3 million ($1.32 million). We had net income of JPY178.0 million ($1.11 million), JPY237.1 million ($1.47 million), and JPY39.0 million ($0.24 million) for the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively. As of June 30, 2024, we had JPY700,000,000 ($4,351,069) of short-term loans, JPY317,535,000 ($1,973,738) of current portion of long-term loans, and JPY250,132,000 ($1,554,774) of long-term loans outstanding.

Competitive Strengths

We believe the following competitive strengths are essential for our success as well as differentiate us from our competitors:

Unique sports education philosophy that fosters non-cognitive abilities, benefiting students, parents, and schools

Our approach to sports education emphasizes the development of non-cognitive skills. Our founder, Mr. Kiyotaka Ito, is dedicated to eliminating the victory supremacy that has been prevalent in traditional youth sports teams and school club activities. By rejecting the traditional emphasis on victory, we promote a more balanced and inclusive approach to sports education, fostering a more holistic and inclusive approach to youth development.

Following our teaching principle of “acknowledge, praise, encourage, and motivate,” our sports classes provide instructions and opportunities to ensure that each child learns and grows at his or her own pace. Our sports classes enhance children’s non-cognitive skills such as motivation, teamwork, strategic thinking, and sportsmanship, which are essential for character building. See “—Sports School Business—Our Sports Schools—Nurturing Non-Cognitive Skills” and “—Sports School Business—Our Sports Schools—Scientific Support and Methods.” For parents, especially working parents, we support their parenting by providing “a third place” beyond home and school for their children’s mental and physical health. For schools, by outsourcing our professional coaches, our services meet their needs by alleviating the burden of managing extracurricular sports activities and mitigating the risks associated with non-professional sports teachers teaching these activities.

A distinctive team of full-time long-term sports school coaches

A distinctive feature of our sports school business, compared to our competitors, is the employment of primarily full-time coaches. Unlike many competitors who rely on part-time staff to minimize costs, we believe a team of long-term, full-time coaches contributes to high-quality classes and long-lasting relationships with students and parents. The consistent presence of the same coach over several years supports children’s growth, serving as a strong incentive for continued membership subscriptions. As of December 31, 2022, we employed 587 full-time coaches and 223 part-time coaches for our sports schools. As of December 31, 2023, we employed 612 full-time coaches and 320 part-time coaches for our sports schools. As of June 30, 2024, we employed 681 full-time coaches and 241 part-time coaches for our sports schools. We offer full-time employee benefits as well as a competitive performance-based compensation package to our full-time coaches and have maintained an annual coach retention rate of approximately 87.1% and 87.8% in the fiscal years ended December 31, 2022 and 2023, respectively. During the six months ended June 30, 2024, our half-year retention rate was 92.2%.

Expertise in identifying, training, and managing coaches

Through over 20 years of industry experience, we have accumulated extensive know-how and expertise in maintaining a team of professional coaches. We devote significant efforts to recruiting, training, and managing high-quality coaches. Our recruiting process involves a comprehensive evaluation, including a full day of interviews to ensure that suitable candidates are chosen. Our internal quality control team monitors the class quality of each coach, regularly collects feedback on coaches from students through multiple channels, and routinely conducts training for our coaches. See “—Sports School Business—Our Sports Schools—Professional Coaches.”

Combining online training sessions and regular on-the-job training sessions that are conducted at least annually, and sometimes monthly, our coaches receive comprehensive trainings that cover essential topics, including safety and mental health, teaching methods, and our internal regulations. Coaches are required to pass a set of comprehensive tests before they are authorized to lead classes.

Strong market position and respected brand known for high-quality youth sports education

Our “LEIFRAS” brand is known for high-quality classes and an excellent track record in child development. To date, we have been recognized as an outstanding company by various governmental institutions and have participated as members in public meetings:

●	Sports Yell Company Certification (the Japan Sports Agency) since 2017 for seven consecutive years;

●	Sports in Life Certification Company (the Japan Sports Agency) since 2019 for five consecutive years;

●	Tokyo Metropolitan Government Sports Promotion Company since 2015 for nine consecutive years;

●	Member of the Ministry of Economy, Trade, and Industry’s “Regional x Sports Club Industry Research Group” Committee since 2020; and

●	Member of the Japan Business Federation (Keidanren) since 2022.

Recognition by public institutions and appearances in public meetings contributed to brand building and customer confidence. Our membership kept a steady growth rate during the past three years despite that we raised membership fees, evidencing strong brand recognition and customer loyalty. We ventured into the business of school club activities management for elementary and junior high schools in 2013, therapeutic soccer for children with intellectual disabilities in 2009, and health coaching for the elderly in 2007. These new businesses brought us new income streams, broadened our experience and expertise, and showed effective synergies, further solidifying our strong market position and brand name.

A visionary and experienced management team with industry expertise

Our executive officers and directors, most of whom have worked with our Company for over 10 years, have on average over 20 years of experience in the industry and considerable strategic planning and business management expertise. Our founder, chief executive officer, and representative director, Mr. Kiyotaka Ito, has more than 35 years of experience in youth sports education in Japan. Our director, Mr. Takamichi Kon, who is in charge of our social business, has been working with our Company since 2006, specializing in sports and health science. See “Management.”

Business Model

We currently generate revenue under our two main business sectors, the sports school business and the social business.

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Sports School Business. Our sports school business mainly generates revenue by collecting membership fees, including registration fees, monthly membership fees, and annual membership fees, which accounted for approximately 60.3%, 57.1%, and 59.0% of our total revenue in the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively. This steady income supports the maintenance and growth of our sports school business. Event hosting, including tournaments and camps, accounted for approximately 15.7%, 17.3%, and 15.1% of our total revenue in the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively. Merchandise sales, which promote brand loyalty, accounted for approximately 1.0%, 0.9%, and 1.0% of revenue in the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively. We receive monthly royalty fees for granting franchisees the right to operate under our brand, for which royalty fees accounted for approximately 0.5%, 0.5%, and 0.5% of our total revenue in the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively. In addition, commissioned special guidance services accounted for an aggregate of 0.3%, 0.3%, and 0.3% of our total revenue in the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively.

●	Social Business. The social business sector also generates substantial revenue, with the school club support business contributing about 15.8%, 15.9%, and 14.2% of our total revenue in the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively, and after-school daycare services adding another 3.5%, 5.3%, and 6.4% to our total revenue in the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively. In the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, we generated about 1.1%, 0.7%, and 1.0% of our total revenue from facility management services, respectively, and we also generated about 0.0%, 0.1%, and 0.2% of our total revenue from our elderly healthcare initiative, respectively.

The following table presents our revenue (including refund liabilities) for the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively.

	For the fiscal year ended December 31,			For the six months ended June 30,
	2022	2023	2023	2024	2024
	JPY	JPY	USD	JPY	USD
Sports school business	5,850,926,136	7,030,555,521	43,700,619	3,622,200,539	22,514,921
Social business	1,837,541,428	2,260,944,463	14,053,608	1,145,637,260	7,121,067
Total revenue	7,688,467,564	9,291,499,984	57,754,227	4,767,837,799	29,635,988

Offices and Branches

We operate three main offices for central administrative purposes, including the head office located in Shibuya-ku, Tokyo, and the Hakata office and the Fukuoka office, both located in Hakata Ekimae, Fukuoka-shi, Fukuoka.

We have established sales offices throughout Japan. As of the date of this prospectus, we have 53 local sales offices organized under 10 area branches, including (i) Osaka Branch, (ii) Kyushu Branch, (iii) Hokkaido Branch, (iv) North Kanto and Banetsu Branch, (v) Kinki Branch, (vi) Chugoku and Shikoku Branch, (vii) Tohoku Branch, (viii) Tokyo Branch, (ix) Kanto Branch, and (x) Tokai Branch. Each area branch oversees multiple sales offices. For instance, the Tokyo Branch manages five sales offices, and the Tokai Branch manages nine sales offices.

Sports School Business

Sports Schools

We are recognized as one of Japan’s largest operators of children’s sports schools by Tokyo Shoko Research in terms of both membership and facilities with an extensive network comprising approximately 4,500 facility locations across 41 prefectures. As of June 30, 2024, we had approximately 65,337 active members and we had served a total of more than 683,000 members since our formation.

Our Sports Schools

We offer a diverse array of sports schools tailored to various age groups, encompassing disciplines such as soccer, baseball, basketball, tennis, and martial arts, as well as our innovative multi-discipline sports program, JJMIX. This breadth of offerings is designed to cater to a wide range of interests and skills, promoting a holistic approach to physical education that integrates the development of non-cognitive skills. As of June 30, 2024, we offered 13 sports schools listed in the chart below:

No.	Brand Name	School Type	Opened
1.	Liberta	Soccer School	August 2001
2.	Porte	Baseball School	May 2006
3.	Hearts	Basketball School	April 2010
4.	Terios	Track-and-field Athletic School	June 2012
5.	JJMIX	General Beginner Sports School	July 2016
6.	Cuore	Rhythmic-Karate School	May 2006
7.	Kokoro	Kendo School	May 2009
8.	Prima Stella	Tennis School	May 2010
9.	Lugina	Girls’ Sports School	June 2013
10.	Lumisee	Volleyball School	May 2016
11.	Fleur	Cheer Dance School	April 2021
12.	Couleur	Dance School	May 2021
13.	Allage	Table Tennis School	April 2022

The pictures below are logos of our sports schools.

We offer basic classes that introduce children to the fundamentals of various sports through basic drills, games, and exercises aimed at building coordination, agility, and confidence. These classes are designed for young children and beginners who are new to sports. As children progress, they can join skill development classes, which focus on enhancing specific sports skills and techniques. These advanced classes provide in-depth training in sports like soccer, baseball, and basketball, helping children improve their game understanding, strategy, and technical skills. As of June 30, 2024, we operated a total of 4,530 classes at approximately 2,610 facility locations across 41 prefectures in Japan. Our classes vary in terms of size, and a class is typically able to host between 10 and 20 students. We enrolled a total of 59,941, 66,412, and 67,313 members as of December 31, 2022 and 2023 and June 30, 2024, respectively, of which 17,532, 23,111, and 17,682 were new members, respectively.

Beyond sports classes, our sports schools organize three seasonal camps during school vacations in spring, summer, and winter. Activities include sports training, team-building exercises, and fun tasks that teach children to manage their responsibilities. 54,547, 75,363, and 29,506 members participated in the seasonal camps during the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively. If a member participates in two different seasonal camps, this member is calculated twice. Our sports schools also organize nature and cultural activities that provide hands-on experiences related to agriculture, forestry, and cultural practices. These activities aim to broaden children’s horizons, fostering curiosity and appreciation for different aspects of life. During the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, our sports schools organized 666, 751, and 282 nature and cultural activities, and 26,074, 24,148, and 14,066 members participated, respectively. If a member participates in two different activities, this member is calculated twice. See “—Event Hosting.”

Nurturing Non-Cognitive Skills

Our approach to sports education emphasizes the development of non-cognitive skills. Our classes are dedicated to eliminating the victory supremacy that has been prevalent in traditional youth sports teams and school club activities. By rejecting the traditional emphasis on victory, we promote a more balanced and inclusive approach to sports education, fostering a more holistic and inclusive approach to youth development.

Non-cognitive skills, sometimes referred to as “soft skills,” “human abilities,” or “socio-emotional skills,” are skills such as motivation, compassion, self-discipline, and emotional maturity, which are separate from cognitive abilities such as academic ability and IQ. Modern education studies emphasize the importance of non-cognitive skills and their important role in children’s well-rounded development.

Scientific Support and Methods

We routinely work with universities to ensure that our classes and school programs are based on cutting-edge sports science and educational theory. In 2020, we entered into a joint research agreement Kyushu Sangyo University to develop the “Milabo” system, which measures, visualizes, and provides feedback on children’s non-cognitive abilities, helping parents and coaches tailor support for each child’s development. The table below summarizes the material terms of this joint research agreement.

Party	Research purpose	Other material terms of the agreement
Nakamura Sangyo Gakuen Educational Corporation (an entity which manages Kyushu Sangyo University)	(i) To establish a method for measuring and visualizing evaluation of noncognitive ability, and (ii) to clarify the characteristics of noncognitive ability visualized by such measurement

Term: March 1, 2020 to March 31, 2025, not automatically renewed.

Fee: A total of JPY330,000, responsible by us.

Intellectual Property:

- The ownership of intellectual property arising from this joint research will be decided upon the consultation of both parties.

- If we do not use the intellectual property co-owned by both parties within five years from the completion of this joint research agreement without justifiable reason, the other party may license such intellectual property to other third parties.

- We may grant the license to use intellectual property rights co-owned by both parties to other third parties from the time of filing an application relevant to such intellectual property.

We follow the teaching principle of “acknowledge, praise, encourage, and motivate,” ensuring each child learns and grows at their own pace. Our coaches provide supportive and encouraging guidance, boosting children’s confidence and fostering a love for sports. Our classes focus on enhancing skills including problem-solving, leadership, self-discipline, and teamwork. For example, our soccer program focuses on developing technical skills, tactical game understanding, and teamwork, and our martial arts programs in karate and kendo promote physical fitness and self-discipline. Instead of “giving” children opinions or ideas, our coaches ask children questions that “guide” their thoughts and foster proactivity and curiosity, leading to the development of leadership and problem-solving skills. Additionally, interactions between different age groups help older students naturally develop considerate behavior towards younger ones, enhancing their cooperation skills. We also offer a structured process for children to try out and enroll in our programs. Prospective students can participate in a free trial to experience the school’s environment and activities, supported by professional coaches. The trial aims to help children acclimate, irrespective of their prior sports experience, ensuring they feel comfortable and welcomed.

These holistic approaches distinguish us from traditional sports education and make us a trusted “third place” beyond home and school, where children develop mental and physical abilities in a fun, supportive, and nurturing setting.

Students and coach at our sports schools.

Professional Coaches

As of June 30, 2024, we employed 681 full-time coaches and 241 part-time coaches for our sports schools. Most of our coaches have industry backgrounds in sports and sports coaching. Our coaches also provide us with access to a large pool of experts that is especially valuable in our decision-making and development process for new courses and know-how. We devote significant efforts to recruiting, training, and managing high-quality coaches. We believe we attract highly qualified coaches by virtue of our respected brand, our well-established teaching system and sales team, and our competitive compensation.

We believe that developing and maintaining highly capable and motivated coaches is critical to our success. We seek qualified coach candidates who are experienced in sports coaching and who have the personality and expertise to work with children. Our recruiting process involves a comprehensive evaluation, including a full day of interviews to observe a candidate’s personality and people skills, to ensure that suitable candidates are chosen.

A distinctive feature of our sports schools, compared to our competitors, is the employment of primarily full-time coaches. Unlike many competitors who rely on part-time staff to minimize costs, we believe a team of long-term, full-time coaches contributes to high-quality classes and long-lasting relationships with students and parents. The consistent presence of the same coach over several years supports children’s growth, serving as a strong incentive for continued membership subscriptions. To align incentives, coaches receive full-time employee benefits, as well as a competitive performance-based compensation package. Our coaches have demonstrated high loyalty as evidenced by our annual retention rate of approximately 87.1% and 87.8% in the fiscal years ended December 31, 2022 and 2023, respectively. During the six months ended June 30, 2024, our half-year retention rate was 92.2%.

Inhouse Training

All coaches are required to undergo training in safety, mental, and technical aspects and are required to pass a set of comprehensive tests before they are authorized to lead classes, including class preparation, such as greetings and specific instructions, teaching skills, such as how to encourage independent practice, and safety, including sports safety and organizing students to return home safely after classes. Our training programs are regularly updated to incorporate the latest safety protocols and best practices. Our internal quality control team monitors the class quality of each coach, regularly collects feedback on coaches from students through multiple channels, and routinely conducts training for our coaches. Combining online training sessions and regular on-the-job training sessions that are conducted at least annually, and sometimes monthly, our coaches receive comprehensive trainings that cover essential topics including safety, mental health, and teaching methods.

In addition, we employ guest lecturers and advisors with professional sports experience from time to time, such as Shoji Shiro, a former Japanese national soccer team member. His involvement brings us to the forefront of industry trends and ensures that the training incorporates practical, real-world insights and best practices.

Emphasis on Safety

We have established safety guidelines at our sports schools based on advice from sports safety experts and professional safety standards used by the government and schools. Our coaches are required to undergo regular comprehensive safety training, which includes first aid and emergency response procedures, along with sport-specific safety practices. They are also familiar with locations of automated external defibrillators, evacuation sites, and hospitals near each class venue. These guidelines and training ensure that our coaches are not only aware of the potential risks associated with sports activities but are also equipped to handle any potential incidents. Since the foundation of our Company, we have maintained a safety record of zero fatal or serious accidents.

We also record and analyze sports injuries that occur at our schools nationwide. In March 2020, we entered into a joint research agreement with International Budo University to investigate safety management and effective warm-up methods specifically tailored for sports school settings. The term of this joint research agreement was from April 1, 2020 to March 31, 2021 and was not automatically renewed. We were responsible for the research cost of JPY100,000. According to this joint research, we found that children suffer more injuries to the peripheral parts of the body, such as hands, feet, and head, than adults. Therefore, we improved our safety management by improving warm up sessions. Our ongoing efforts aim to provide children with a safe and secure sports environment.

Franchise Model

While we operate most of our sports schools in-house, we also offer a franchise model, under which we enter into franchise agreements with our former employees as franchisees to operate sports schools using our trademarks. Franchisees receive extensive support, including management guidance, know-how, market research, recruitment support, and other services, such as product purchasing support, payment collection, advertising, and call center. This comprehensive support ensures that franchisees can successfully replicate our consistent high-quality class offering and customer services. In return, we receive a certain percentage of the franchisees’ revenue as monthly royalty fee payments from the franchisees as royalties, which amounted to JPY34,485,086 ($214,353), JPY44,366,268 ($275,772), and JPY22,509,226 ($139,913) for the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively. In addition, our franchisees had 11 operating locations as of December 31, 2022 and 2023 and June 30, 2024.

The followings are the material terms of our franchise agreement, which may be subject to change depending on a negotiation with each franchisee.

Fee structure	(i)	25% of the total revenue a franchisee obtained when operating its franchised sport school (including registration fees, monthly membership fees, operation management fees, annual membership fees, event sales, product sales commission, and individual sales price) less the amount of money returned to a sport school member and advanced by such franchisee;

	(ii)	a monthly advertising fee of JPY2,000;

	(iii)	a monthly membership system management use fee of JPY20,000;

	(iv)	a monthly administrative fee of JPY18,000; and

	(v)	in case a franchisee request support outside the scope of sport school operation, an hourly support fee of JPY10,000 per each personnel the Company dispatches.

Non-competition	Without the Company’s prior written consent, a franchisee, a legal entity which the franchisee controls, and another franchise in which the franchisee participates, may not operate a school of the same or similar sports which the Company operates in the same city, town, village, or ward where the Company’s school or the Company’s franchised school operates. This non-competition clause will remain in force for the term of the franchise agreement and for a period of three years after the termination of the agreement.

Term

The agreement has a term of three years and may be renewed for a successive one-year term upon an agreement by both parties. The negotiation will take place two months before the term ends.

Nevertheless, a franchisee may provide a two-month written notice to terminate the agreement. In such case, the Company may continue to operate the franchised sports school and the franchisee cannot request the Company for a compensation for such succession of the franchised sports school.

Quality of service is our highest priority. We limit our franchise agreements to former employees who can adhere to our standards in terms of guiding principles, know-how, and safety. As a result, all of our current 11 franchisees are former employees.

Our franchise model has achieved stable growth. The number of franchised school members reached 2,001 as of December 31, 2022, 2,102 as of December 31, 2023, respectively, and 1,976 as of June 30, 2024.

Alliance Partnerships

We have formed strategic partnerships with various well-known professional sports teams throughout Japan to enhance our class offering and brand recognition. These alliances include joint sports schools with professional sports teams, aimed at conveying to children the importance of having dreams and promoting the development of sports. Currently, there are nine alliance partners, including Espolada Hokkaido, Rakuten Eagles, and Softbank Hawks. Subject to negotiation with each alliance partner, we operate the joint sports schools and mainly generate revenue from a percentage of monthly and yearly membership fees and registration fees, similar to our other sports schools.

Event Hosting

Our sports schools hold, from time to time, various events including training camps, sports tournaments, and one-day tours. If a member participates in two different activities, this member is calculated twice.

●	Seasonal camps. We organize seasonal camps three times a year during spring, summer, and winter vacations. During the camps, in addition to practicing sports together, students are also guided to cook for themselves, prepare bedding, and have fun parties with classmates. Seasonal camps foster children’s self-reliance capability and bring a sense of community among the students. The fees for seasonal camps are typically between JPY17,000 to JPY19,000. 54,547, 75,363, and 29,506 students participated in the seasonal camps during the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively.

●	Sports tournaments. We also organize sports tournaments, mainly for students at our own sports schools. Through these matches, children experience the fun of competition, the value of teamwork, and the joy of winning. We typically charge registration fees ranging from JPY2,000 to JPY4,000 for each tournament participant. 54,792, 68,608, and 36,668 students participated in the sports tournaments during the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively.

●	Experiential tours. Under our travel agency brand “One Pack Tour Club,” we offer day tours, providing children with opportunities to experience nature, culture, and sports in different environments. In the summer of 2024, for instance, we offered 14 unique one-day tours, including activities like beach seining, water gun battles, beetle hunting, and animal interaction experiences. We also organize experiential tours within sports schools throughout the year. In 2023, we offered 68 experiential tours, including quiz tours, large scale tag games, and snow games. The fees for “One Pack Tour Club” day tours are typically between JYP7,000 to JPY10,000. The fees for sports school one-day experiential tours are typically between JPY500 to JPY13,000. During the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, our sports schools organized 666, 571, and 282 nature and cultural activities, and 26,074, 24,148, and 14,184 members participated, respectively.

These activities also enrich the sports school business and further enhance students’ non-cognitive skills while building bonds between students and our sports school community. They also generate additional revenue streams aside from membership fees. They bring steady income streams during the vacation seasons when our sports school enrollment rate typically drops. In the fiscal year ended December 31, 2022, revenue from seasonal camps, sports tournaments, and one-day experiential tours was JPY814,908,997, JPY127,531,768, and JPY169,568,175, respectively. In the fiscal year ended December 31, 2023, revenue from seasonal camps, sports tournaments, and experiential tours was JPY1,154,415,993, JPY172,105,281, and JPY152,870,691, respectively. In the six months ended June 30, 2024, revenue from seasonal camps, sports tournaments, and experiential tours was JPY456,400,103, JPY95,906,578, and JPY88,264,903, respectively.

Students at our seasonal camp and sports tournament

Merchandise Sale

We also sell affiliated sports brand wear and a variety of sporting goods designed for children. These products include reflective items for children’s safety and sportswear tailored to beginners. In addition to designing our own sportswear, we also collaborate with our alliance partners to develop product lines, ensuring that their merchandise meets high standards of quality and functionality. See “—Sports Schools—Alliance Partnerships.” These products are manufactured by third-party suppliers and are sold at our sports school locations. On December 25, 2019, we sold the part of our merchandise sale business to BM Fun Co., Ltd. (“BM Fun”), formerly known as BM Solution Co., Ltd., for the compensation totaling 50% of the book value of inventories to be transferred (limited to uniforms being sold on an ongoing basis) as of December 25, 2019. The business transfer was effective as of December 25, 2019. During the transition period of January 1, 2020 to September 30, 2020 and five years after the end of transition period, we agreed not to conduct any business or operation in or toward Japan that may compete with the transferred business, or cause any third party, including our affiliates, to do so, unless otherwise agreed upon. Nevertheless, this duty does not apply to karate and kendo wear, martial arts equipment, and jointly developed products by the Company and other third parties. Additionally, we currently receive royalty income from the sales of these products. We received an aggregate of JPY72,001,928, JPY84,526,693, and JPY47,747,162 royalty fees for sportswear products in the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively. Other than the business sold to BM Fun, we sell other merchandises including baseball caps and baseball uniforms at our sports school events. We received insignificant revenue for sales of these products in the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024.

Commissioned Special Guidance Services

Beyond sports schools, we are actively engaged in special guidance services commissioned by local governmental entities and private companies. We address various social and regional challenges by collaborating with each prefecture using business methods to solve these challenges.

We have been commissioned as managers of sports-related events and initiatives for local communities that promote community involvement and sports participation, such as the sports tournament events for teachers in Fukuoka City Private Kindergarten Federation Faculty, the Children’s Physical Fitness Improvement Project in Higashinari Ward, Osaka City, “Yodokko Sports Promotion” project in Yodogawa Ward, Osaka City, and the Physical Fitness and Regional Sports Improvement Promotion Project for elementary schools in Rifu Town, Miyagi Prefecture. We also provide on-site sports instructions to private entities, such as kindergartens, nursery schools, and elderly care facilities, and collaborate with companies to conduct health promotion activities at workplaces, which include health-related lectures, consultation sessions, and exercise classes.

In the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, we generated JPY25,440,596, JPY28,884,878, and JPY12,462,972 revenue from commissioned special guidance services, accounting for 0.3%, 0.3%, and 0.3% of our total revenue of that period, respectively.

Social Business

Our social business leverages over a decade of the know-how accumulated in the sports school business since our foundation and expanded into adjacent business areas with significant synergies, including: school club support, where we provide sports coaching in school club activities and physical education classes, mainly based on outsourcing contracts commissioned by local governments; LEIF after-school daycare, which supports children with disabilities or developmental characteristics through soccer therapy; and elderly healthcare, where we offer exercise programs for the elderly.

School Club Support

We serve as an outsourced manager for school clubs at public and private schools in Japan. School clubs offer students the opportunity to participate in sports and cultural extracurricular activities in an organized fashion, overseen by club activity advisors. While the need for school clubs steadily increases, there is a significant shortage of club activity advisors on staff who have the capacity and proficiency to provide high-quality club services. Particularly in public schools, club activities require school teachers to serve as club advisors, who face significant capacity burdens on top of their teaching duties, resulting in long working hours and low incentives to provide high-quality services. These faculty and staff also lack professional know-how in managing club activities, such as sports coaching. However, parents hope to maintain club activities so as not to lose the sports environment for their children. Government administration bodies also hope to preserve club activities with support from the private sector, while alleviating the burden on teaching staff.

The outsourcing business of club activities is growing rapidly with the promotion of the Japan Sports Agency, in which we are one of the first movers. When we launched the school club support services in 2013, we were able to quickly expand the number of contracted schools because we already had over a decade of experience and know-how in our sports school business. For our lead customer segment—government public school systems, our established precedents in public transactions serve as a significant decision factor for buyers, increasing the probability of being invited to government bids and enhancing our success rate in winning contracts. We have contracted to provide services to 981, 1,334, and 1,584 schools cumulatively since 2013 as of the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively. We contracted with municipal Boards of Education and private school corporations in 22, 26, and 25 municipalities covering 336, 353, and 250 schools as of the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, respectively. Approximately two-thirds of the schools that we support are elementary schools, and one-third are middle schools. We also support high schools and universities from time to time.

Our Services

We function as a general manager for school club activities, supporting diverse needs, liaising with private companies and local communities, and building a sustainable management system, thereby improving the quality of experience at school clubs for students and parents and reducing the burden on advisory teachers. Unlike sports school coaches, we hire part-time coaches for the school club support business, who are trained specifically for school club activities. Our school club support coaches typically work four hours each time.

●	Supporting diverse club needs: Depending on a school club’s existing staff capacity and expertise, we provide a variety of class offerings with customizable frequencies that meet the needs of each school and club through our professional and coach network. For example, we support club activities from soccer and basketball, to bowling and judo.

●	Liaising with private companies to support club operations: We support collaboration between private companies and schools to facilitate sponsorship support by private companies and professional sports organizations. For example, private companies may sponsor school club activities and print their company names on the school club’s sports jerseys.

●	Building a sustainable management system: We apply management and operational know-how from our sports school business to help school clubs build sustainable management. We offer a variety of leadership positions, main or auxiliary, and provide administrative support, including insurance system, parental contact, and handling of injuries.

Five Financial Support Patterns

Our business model involves five patterns of financial support for school club activities.

●	Local Government-led: local governments formulate public project plans, engage us in the program, and pay the costs of sports coaches. Currently, substantially all of our school club support services are provided under this pattern. Income from services is paid by schools or local governments with whom we have contracts. These contracts are usually structured with a fixed fee and billed according to a pre-agreed schedule;

●	Beneficiary-pays: parents of children and students who belong to the clubs pay the cost of sports coaches. The beneficiary-pays pattern has higher profit margins and more flexibility than other patterns;

●	Cooperation between local governments and beneficiaries: the cost of sports coaches is borne by the project budget of the local government and the budget of each school or club;

●	School-led: in exchange for free sports coaching, a sports school is opened for local children at after-school sports facilities, and the school, the community, and the company all benefit; and

●	Corporate social responsibility & individual donation type: the cost of sports coaching is covered by donations from companies, organizations, and individuals who agree with our philosophy.

Case Study: Nagoya City

As a case study, in June 2020, we entered into an agreement with the Nagoya City Board of Education regarding the commission of the operation of new sports and cultural activities at elementary schools from September 2020 to March 2024 in eight wards in Nagoya City for a total price of approximately JPY2.2 billion payable by monthly installments. This agreement ended on March 31, 2024, and we entered into another agreement with the Nagoya City Board of Education in August 2024, pursuant to which we are commissioned for elementary schools in six of the eight wards in Nagoya City from October 1, 2024 to March 31, 2025 for a total price of approximately JPY309.33 million payable by monthly installments. In May 2021, under another agreement with the Nagoya City Board of Education, we were also commissioned for elementary schools in the other eight wards of Nagoya City from May 2021 to March 2025 for a total price of approximately JPY2.3 billion payable by monthly installment. As of the date of this prospectus, we have dispatched a total of more than 1,148 coaches and management staff to all 262 municipal elementary schools in the city under these agreements, and we are currently commissioned for 127 elementary schools. This was the first municipality-wide case of school club activities outsourced to a private sector provider. School club activities include soccer, softball, baseball, basketball, and handball, and cultural club activities include instrumental music, choir, and brass band, provided at a frequency of once weekly. For the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, the three agreements combined provided annualized revenue of JPY1,119,325,630, JPY1,185,057,874, and JPY469,368,995, respectively. The Nagoya City Board of Education has indicated that they intend to renew the agreements.

The followings are the material terms of the ongoing agreements dated May 20, 2021 and August 6, 2024, respectively, with the Nagoya City Board of Education.

Date of the agreement	May 20, 2021	August 6, 2024

Covered districts and the number of covered municipal elementary schools	8 districts (Chikusa, Higashi, Kita, Naka, Showa, Mizuho, Nakagawa, and Midori wards) 128 municipal elementary schools	6 districts (Nishi, Minami, Tenpaku, Minato, Moriyama, and Meito wards) 111 municipal elementary schools

Term of the agreement	From May 20, 2021 to March 31, 2025 (Not automatically renewed)	From August 6, 2024 to March 31, 2025 (Not automatically renewed)

Service performance period	September 1, 2021 to March 31, 2025, which may be subject to change due to the school openings. Generally, the activities are not implemented during school holidays and school breaks.	October 1, 2024 to March 31, 2025, which may be subject to change due to the school openings. Generally, the activities are not implemented during school holidays and school breaks.

Contract price	In total JPY2,326,649,710 (including consumption tax of JPY211,513,610), paid in monthly installments.	In total JPY309,330,329 (including consumption tax of JPY28,120,939), paid in monthly installments.

Termination

The agreement is terminable by the Nagoya City Board of Education upon any of the following event occurs, including our breach of the agreement, our wrongful act during the execution or performance of the agreement, our failure to comply with necessary instructions or plan provided by the Nagoya City Board of Education to improve the services, and bankruptcy, among others.

We are subject to penalty totaling 10% of the annual contract price if: (i) the agreement is terminated according to the termination clause described above, unless we submit the request to terminate the agreement and the Nagoya City Board of Education finds the reason of such request justifiable; or (ii) we refuse to perform our obligations or the Nagoya City Board of Education is unable to perform its obligations due to reasons attributable to us.

The agreement is terminable by the Nagoya City Board of Education upon any of the following event occurs, including our breach of the agreement, our wrongful act during the execution or performance of the agreement, our failure to comply with necessary instructions or plan provided by the Nagoya City Board of Education to improve the services, and bankruptcy, among others.

We are subject to penalty totaling 10% of the annual contract price if: (i) the agreement is terminated according to the termination clause described above, unless we submit the request to terminate the agreement and the Nagoya City Board of Education finds the reason of such request justifiable; or (ii) we refuse to perform our obligations or the Nagoya City Board of Education is unable to perform its obligations due to reasons attributable to us.

Commissioned by the Japan Sports Agency in 2024

In April 2024, we entered into an agreement with the Japan Sports Agency, where we agreed to conduct a demonstration project pursuant to the Japan Sports Agency’s initiative to have community sports clubs and local governments be more responsible for conducting school athletic club activities. To tackle depopulation resulting in fewer students attending public schools in each community, the Japan Sports Agency started this initiative in 2018, aiming to keep school club activities sustainable, improve coaching quality, and reduce schoolteachers’ burden. The primary services we will provide include (i) executing and managing agreements with participating local governments to implement this project, (ii) conducting surveys and analyzing data, (iii) accumulating and producing a case study handbook, (iv) operating a working group with relevant parties, and (v) providing consultation services to participating local governments. The term of this contract is from April 1, 2024 to March 31, 2025 and the contract price is approximately JPY2.3 billion.

The followings are the other material terms of the agreement with the Japan Sports Agency.

Intellectual property	All rights, including copyrights, of the deliverables obtained from the services under the agreement will belong to the Japan Sports Agency. In the case we transfer copyright to the Japan Sports Agency, we have agreed not to exercise moral rights of the copyrighted works authored by us. If the deliverables include the copyrighted work authored by a third party, we have agreed to place necessary measures to prevent such third party from exercising its moral rights of the copyrighted work.

Termination

The Japan Sports Agency may entirely or partially terminate the agreement and request us to return all or part of the contract price that is already paid, if we breach the condition in this agreement. If the agreement is terminated, the Japan Sports Agency my request us to pay the penalty totaling 10% of the contract price.

Additionally, the Japan Sports Agency may terminate this agreement without any notice if we, by ourselves or by using a third party, make any demand by using violence, make unreasonable demand beyond our legal entitlement, use threatening language or violence relating to a transaction, interfere the business of the officer responsible for the agreement by using deception or force, or any other similar act.

After-School Daycare Service “LEIF”

The after-school daycare service “LEIF” emphasizes the holistic development of children with disabilities or unique developmental characteristics by integrating sports with educational and therapeutic activities. Soccer therapy, in particular, has proven to be an effective tool for improving social and life skills, fostering independence, and enhancing the overall quality of life for children with developmental disabilities. The program also includes activities such as art, music, and drama therapy, ensuring a well-rounded development for the children. These services aim to foster children’s independence and provide group living environments to improve their life skills and social skills. Additionally, we conduct workshops and training sessions for parents, equipping them with the knowledge and skills to better support their children with developmental disabilities. As of June 30, 2024, LEIF operated 17 locations nationwide and had 963 active members. In the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, we generated JPY484,632,508, JPY267,221,720, and JYP304,185,834 revenue from LEIF after-school day-care services, accounting for 3.5%, 5.4%, and 6.38% of our total revenue, respectively.

Facility Management Services

We provide facility management services, which mainly involve sports coaching at public sports facilities such as gymnasiums and sports grounds to create an environment where people of all ages, from children to the elderly, can easily engage in sports. We have been involved in various successful projects, such as managing the Kuromatsunai-cho Comprehensive Gymnasium in Hokkaido and participating in the private finance initiative, a method to implement public-private partnership, for the Iizuka City Comprehensive Gymnasium in Fukuoka Prefecture. We also manage the “Core Yamakuni” multipurpose cultural facility in Nakatsu City in Oita Prefecture, Osaka. We receive facility management fees for the services we provide.

In the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, we generated JPY85,142,875, JPY66,315,039, and JPY62,233,865 revenue from facility management services, accounting for 1.1%, 0.7%, 1.3% of our total revenue, respectively.

Elderly Healthcare Initiative

We provide healthcare services for the elderly at the facilities we manage. Recognizing the widening gap between average life expectancy and healthy life expectancy in Japan, our elderly healthcare initiative aims to improve the quality of life for older adults through a variety of targeted exercise programs and extensive community engagement. We implement a range of exercise programs specifically designed for the elderly, such as caregiving prevention exercises and health yoga. These activities are conducted at our Sport day Lesport elder care facility, which was established in 2022. The establishment of Lesport elder care facility was commissioned by Sendai City. It is a community-based service utilizing long-term care insurance and is operated in accordance with the personnel and facility maintenance standards stipulated by the Japan Ministry of Health, Labor, and Welfare. We collect nursing care fees, which amount is set by the Japan Ministry of Health, Labor, and Welfare. Approximately 70% to 90% of the nursing care fees we received were contributed by governmental nursing care benefit, and users pay of approximately 10% to 30% of the nursing care fees. In the fiscal years ended December 31, 2022 and 2023 and the six months ended June 30, 2024, we generated JPY882,333, JPY7,263,662, and JPY8,783,709 revenue from our elderly healthcare initiative, respectively.

Corporate Social Responsibility (CSR) Initiatives

We are deeply committed to corporate social responsibility, focusing on safety, environmental sustainability, and community engagement. We implement comprehensive safety measures to ensure the well-being of participants in our programs. We also adopt environmentally sustainable practices in the management of our facilities and operations. Furthermore, we actively engage in community development projects, leveraging sports as a tool for social change.

We also actively participate in various non-profit organizations and initiatives. We actively support the second careers of former professional athletes, providing them with opportunities to transition to new career paths after their professional sports careers end. We are also committed to promoting para-sports. We hold para-sports classes to encourage participation and raise awareness. Our support extends to Paralympians, assisting them in their athletic development and training. We organize various events aimed at fostering a more inclusive society for people with disabilities. We also participate in Sport for Tomorrow, an international exchange and cooperation program based on the commitment of the Japanese government from 2014 to the Tokyo 2020 Olympic and Paralympic Games. We have been recognized by the Tokyo Metropolitan Sports Promotion Agency for seven consecutive years from 2015 through 2024. Since 2017, we have also been certified as a Sports Yell Company by the Japan Sports Agency due to our efforts to encourage our employees to be involved in sports to stay healthy. Our employees also donated to building the Mac Dinh Chi Elementary School in Vietnam. Through these efforts, we strive to create an environment where sports are accessible to all, promoting health, inclusivity, and the spirit of sportsmanship.

Growth Strategies

We are dedicated to improving sports and changing lives by delivering high-quality professional education services. We intend to achieve our goal by pursuing the following strategies:

Continue expansion of sports schools and grow student enrollment

We plan to expand our geographic footprint to new cities with high professional education demand and strong employment opportunities while continuing to grow student enrollment in the cities with our presence. To achieve this, we intend to open new sales offices in the cities without our presence. We have historically opened new offices and added new courses at a steady pace, and we have successfully grown our sports schools to a network of 55 offices covering 13 sports. We will also leverage the offices that we already have and launch courses that have not already been launched in those offices.

In addition, we intend to continue to invest in our in-house development capability to create new and innovative class offerings to attract new student members. This includes developing new class offerings that cater to the evolving interests and needs of children and their parents, which will allow us to grasp the evolving market trend and stay at a competitive position.

Rapid expansion of social business as a first mover and create synergy between our social business and sports school business

We are uniquely positioned as a first mover in the social business, where we already captured a significant market share. We plan to rapidly expand our social business, especially our school club support business both in terms of scale and geographic coverage. As the demand for privatized extracurricular activities grows, we are poised to capitalize on this trend by expanding our offerings and services. By being at the forefront of this trend, we can establish a dominant presence in the market, solidifying our relationship with not only private sector clients but also public sector clients such as public schools and governmental entities.

We have entered into a JYP2.3 billion contract with the Japan Sports Agency, see “—Social Business—School Club Support—Commissioned by the Japan Sports Agency in 2024,” and we are also receiving orders from other public sector clients including cities, wards, towns, and villages to support their extracurricular activities privatization. We believe that by strengthening our relationship with public sector clients and building a track record in this area, we will be able to win orders for more large-scale projects in the future.

Further, our presence and experience in the school club support business also gives us insights into our sports school business. We anticipate that some activities may be discontinued as school club activities in junior high schools. For those areas, we plan to develop new sports school classes to meet the needs of students for these activities that they can no longer participate at school clubs.

Further expand business through mergers and acquisitions and global expansion

By raising new capital and sufficient funds for our expansion plan from the public trading market, we expect to commence and vigorously pursue our expansion plan after the initial public offering. We plan to explore acquisition opportunities of other sports education businesses that syndicate with our current business to ensure talent acquisition and market share. We also seek opportunities to acquire online digital education businesses such as mobile applications to expand our business online. As of the date of this prospectus, we have not identified any target or entered into any agreement. See “Risk Factors—Risks Related to Our Business—Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets,” and “Risk Factors—Risks Related to Our Business—Our management has a limited history managing rapid expansion. If we cannot effectively and efficiently manage our growth strategy, our results of operations or profitability could be materially and adversely affected.”

Continuously enhance the quality of our class offerings and customer services

We plan to continuously enhance all aspects of our class offerings, including the quality of our coaches, content, infrastructure, and operational efficiency, in order to maintain our high educational standards and drive membership fees and other fees. We will continue to invest in attracting, developing, and continuously training highly qualified coaches who are experienced in and passionate about sports education. In anticipation of increasing student enrollments, we will continue to improve our operational efficiency. We believe our continued focus on enhancing our class offering, together with our competitive edge in the areas of teaching, coach training, and administrative management, will allow us to maintain our premium pricing power.

We also intend to invest the funds obtained from this offering in areas related to customer services, including administrative operations, marketing expenses, and salaries for supporting personnel. For marketing expenses, we will invest in each part of the customer journey, including attractive commercials, marketing campaigns, and establishing a planning and promotion department, which will collect and analyze customer feedback to increase customer satisfaction level and lower membership withdrawal rates. Our local sales offices and coaches will keep building and maintaining strong relationships with students and parents. This not only allows us a tight bond with our customers but also enables us to tailor our programs more effectively and ensure that we are meeting the expectations of our community. Through regular feedback and open communication, we can continuously improve our offerings and maintain a high level of customer satisfaction.

Further enhancement of productivity

Enhancing the capacity rate per lesson is a crucial aspect of our growth strategy. As of June 30, 2024, assuming a maximum capacity of 20 students per class, 29.7% of our classes are at full capacity. This indicates significant room for further customer acquisition and optimization of our existing resources. By increasing the capacity rate, we can maximize our revenue and ensure that more children benefit from our programs. To achieve this, we will implement targeted marketing campaigns aimed at increasing enrollment in underutilized lessons.

Investment in securing venues is another critical component of our productivity enhancement strategy. In our sports school business, we will be able to serve more customers and cover more geographical areas if we secure more venues to operate our classes. In Japan, private sports venues are limited, and it can be challenging to secure venues, especially during weekdays evenings and weekends. To address this challenge, we have advocated for opening public facilities to the public in Regional x Sports Club Industry Research Group. We also plan to explore various options, including leasing additional facilities, forming partnerships with local schools and community centers, strengthening our relationship with municipalities, and actively negotiating with each municipality for their support of sports activities. By ensuring that we have adequate and high-quality venues, we can accommodate more students and provide them with the best possible learning environment.

Intellectual Property

We regard our trademarks, service marks, domain names, trade secrets, and similar intellectual property as critical to our success. We rely on a combination of copyright and trademark law, and confidentiality agreements with employees to protect our intellectual property rights. We also regularly monitor any infringement or misappropriation of our intellectual property rights.

Trademarks

As of the date of this prospectus, we have registered 62 trademarks in Japan. The trademarks are related to (i) our Company and our subsidiaries; (ii) brands of our sports schools, for example, “Liberta,” “Heartz,” and “JJMIX”; (iii) brands of other businesses related to our sports schools, for example, “4ALL” for our original apparel brand, “LEIF” for our after-school daycare business, and “One Pack Tour Club” for one-day experiential tours; (iv) brands under our social business, for example, “Sport day Lesport” for our elderly day service; and (v) our non-cognitive ability measurement system, “Milabo.”

The trademarks can generally be renewed every 10 years by filing a request for renewal and paying a renewal fee during the period six months prior to the expiration of the trademark right to the expiration date.

Domain Names

As of the date of this prospectus, we have registered 11 domain names related to our business in Japan.

Employees

As of December 31, 2023, 2022, and 2021, we had a total of 922, 841, and 755 full-time employees, respectively. As of June 30, 2024, we had a total of 1,012 full time employees. The following table provides a breakdown of our full-time employees by department as of June 30, 2024:

Department	Number	% of Total
East Japan Management Division	1	0.1%
Hokkaido Branch	94	9.3%
Tohoku Branch	81	8.0%
North Kanto and Banetsu Branch	38	3.8%
Tokyo Branch	81	8.0%
Kanto Branch	69	6.8%
West Japan Management Division	1	0.1%
Tokai Branch	133	13.1%
Osaka Branch	68	6.7%
Kinki Branch	78	7.7%
Chugoku and Shikoku Branch	91	9.0%
Kyushu Branch	175	17.3%
Regional Solution Support Division	4	0.4%
Planning Promotion Division	7	0.7%
Business Support Office	6	0.6%
Human Resources Division	13	1.3%
General Affair Division	12	1.2%
Finance and Accounting Division	1	0.1%
Accounting Department	4	0.4%
Finance Department	2	0.2%
Planning Division	1	0.1%
Marketing Department	5	0.5%
Management Planning Department	4	0.4%
System Planning Department	2	0.2%
School Information Management Department	6	0.6%
Customer Services Department	5	0.5%
Safety Quality Promotion Department	3	0.3%
Operational Quality Promotion Department	6	0.6%
Internal Control Office	4	0.4%
Risk Management Office	1	0.1%
Financial Strategy office	1	0.1%
Audit and Supervisory Committee Secretary Office	1	0.1%
Human Resources and General Affairs Headquarters	1	0.1%
Public Business Support Office	1	0.1%
Legal Department	5	0.5%
Branding Planning Department	7	0.7%
Total	1,012	100%

We enter into employment agreements with our full-time employees. The employment agreements have an indefinite term and may be terminated by the employee with a 60-day advance notice. Dismissal of the employee by us is required to meet the following requirements: (i) the dismissal is objectively reasonable and socially acceptable; (ii) the dismissal is based on the grounds set forth in our internal work rules; (iii) the dismissal does not fall under any of the prohibited grounds stipulated by law; and (iv) a 30-day advance notice is given, or a dismissal allowance is paid in lieu of such notice. In addition, we enter into confidentiality and non-compete agreements with our employees before they leave our Company.

In addition to our full-time employees, we had four, two, and five contract employees as of December 31, 2023, 2022, and 2021, respectively, and 3,107, 2,626, and 2,299 part-time employees as of December 31, 2023, 2022, and 2021, respectively. We had four contract employees as of June 30, 2024 and 1,906 part-time employees as of June 30, 2024. The contract employees are primarily responsible for assistant duties and are paid on an hourly basis. The part-time employees are primarily responsible for assistant duties and school club activity instruction duties and are also paid on an hourly basis, and they are supervised by full-time employees who are required to be on-site at least once a month.

We believe that we maintain a good working relationship with our full-time and part-time employees, and we have not experienced material labor disputes in the past. None of our employees is represented by a labor union.

Facilities

The Company does not own any real estate. Our headquarters in Tokyo is leased. We also have leased 71 premises for central and regional offices and LEIF daycare service locations in Japan, totaling approximately 92,804 square feet. All of our currently occupied facilities are leased.

We believe that the facilities we currently lease are adequate to meet our immediate needs and will be sufficient to accommodate our future expansion plans, primarily through leasing additional properties.

We do not lease facilities for sports school classes. Each coach in charge of a sports school class applies for use of facilities on a case-by-case basis, ranging from schools, parks, and gymnasiums to private sports venues. We select venues based on various criteria such as accessibility, safety, and location. We pay for the usage fees of sports facilities.

Insurance

We maintain directors and officers liability insurance for our directors and senior management and group comprehensive life insurance for our directors, senior management, and full-time employees. We also maintain fire insurance and tenant insurance, cyber risk insurance, personal accident insurance, personal liability insurance for businesses, comprehensive group compensation plan expense insurance, comprehensive business disaster relief insurance, integrated damage liability insurance, automobile insurance, comprehensive insurance for business activities, and damage liability insurance. We believe the insurance coverage we maintain is in line with that maintained by other companies in our industry. For a discussion of risk factors related to our insurance policies, see “Risk Factors—Risks Related to Our Business—Our insurance may be inadequate, or premiums may increase substantially.”

Seasonality

We experience seasonality in both our school business and our social business, mainly reflecting the cycle of school years.

In our sports school business, we typically see a decrease in the number of memberships around March, coinciding with the end of each school year in Japanese schools, which is the time when students finish a school year and start to attend cram schools. From April to June, we typically see an increase in the number of memberships, as students advance to the next grade and start to attend sports classes again. These seasonal fluctuations influence various revenue streams in our sports school business, including registration fees, renewal revenue, and monthly membership revenue. Moreover, our event hosting revenue is influenced by the school holiday periods, notably during March for spring breaks, August for summer vacations, and December to January for winter breaks. These periods see significant upticks in revenue as our event-hosting business capitalizes on the increased student participation.

Our social business also experiences seasonality related to the fiscal year cycle of our social business customers, including government agencies and municipalities, which begins on April 1 and ends on March 31 each year. Although we recognize revenue from our social business based on services delivered, payments are made around the end of March by customers under some contracts. Thus, we typically see increases in advance payment in our social business working capital.

Legal Proceedings

On February 26, 2021, we initiated a lawsuit against a former representative director and vice president of our Company (“Former Vice President”), alleging general tort and negligence of duty of care due to entering into three service agreements without the board of directors’ approval. On November 30, 2023, the court made recommendations for a settlement in favor of our Company, and the relevant parties reached a settlement on December 20, 2023 (the “Settlement”), where the Former Vice President agreed to transfer 400,000 of our Ordinary Shares to the Company for free as the compensation. See “Description of Share Capital—History of Share Capital.” To further compensate our losses resulting from the breaches of the three service agreements, Mr. Ito has compensated our Company in an aggregated amount of JPY55,935,710 ($0.39 million) to cover the remaining uncompensated damages after the Settlement. See “Notes to Consolidated Financial Statements—Note 23 Commitments and Contingencies—Legal Proceedings.”

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, breach of contract, and labor and employment claims. As of the date of this prospectus, we are not a party to any material lawsuits, and we are not aware of any threats of lawsuits against the operating entity that are anticipated to have a major impact on our business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of resources, including the management’s time and attention.

REGULATIONS

Our business operations are subject to various governmental regulations in Japan. The principal regulations affecting our business operations are summarized below.

Worker Dispatching Act

Our sports school business and social business involves worker dispatching, which is subject to, among other laws and regulations, the Act on Securing the Proper Operation of Worker Dispatching Businesses and Protecting Dispatched Workers (Act No. 88 of 1985, as amended; the “Worker Dispatching Act”). Under the Worker Dispatching Act, any person who intends to carry out a “Worker Dispatching Undertaking” business must obtain a license from the Minister of Health, Labor, and Welfare. As we provide worker dispatching that fall under Worker Dispatching Undertaking, we have obtained the required license. Under the Worker Dispatching Act, the Minister of Health, Labor, and Welfare has supervisory power over worker dispatching business operators and has the authority, for example, to request reports, carry out on-site inspections, order that improvements be made or operations be suspended, and revoke licenses. Pursuant to the provisions of the Worker Dispatching Act, worker dispatching business operators are prohibited from (i) dispatching workers to carry out certain services, such as port transport services and construction work, (ii) dispatching workers for more than three years in principle, and (iii) dispatching workers as daily workers (workers whose employment period is equal to or less than 30 days) except to provide certain services. Further, worker dispatching business operators must publicize their margin ratios. Violations of these obligations may result in license revocations or orders to suspend operations by the Minister of Health, Labor, and Welfare, and certain violations may also result in penal fines. Under the Worker Dispatching Act, if a person supplied with a dispatched worker through dispatching services acts contrary to certain provisions of the Worker Dispatching Act, that person will, in principle, be deemed to have offered the dispatched worker a labor contract on the same employment conditions as those of the business operator providing the dispatching services. Additionally, under the Worker Dispatching Act, worker dispatching business operators should take measures to stabilize the employment of dispatched workers who satisfy certain conditions.

Employment Security Act

Worker dispatching involved in our social business is also subject to, among other laws and regulations, the Employment Security Act of Japan (Act No. 141 of 1947, as amended; the “Employment Security Act”). Under the Employment Security Act, any person who intends to carry out a “Fee-charging Employment Placement” business, which involves employment placement conducted in exchange for a commission or any other form of compensation, must obtain a license from the Minister of Health, Labor, and Welfare. Accordingly, as our social business involves such Fee-charging Employment Placement, we have obtained the required license. Under the Employment Security Act, the Minister of Health, Labor, and Welfare has supervisory power over Fee-charging Employment Placement business providers and has the authority, for example, to request reports, carry out on-site inspections, order that improvements be made or operations be suspended, and revoke licenses. Pursuant to the provisions of the Employment Security Act, Fee-charging Employment Placement business providers (i) are prohibited from introducing job seekers to any forms of employment in which they are required to perform certain services, such as port transport or construction services, and (ii) must clearly indicate employment conditions, such as wages, to job seekers. Violations of these obligations may result in license revocations or orders to suspend operations by the Minister of Health, Labor, and Welfare, and certain violations may also result in penal fines.

Act on Protection of Personal Information

The Act on Protection of Personal Information of Japan (Act No. 57 of 2003, as amended; the “Act on Protection of Personal Information”) contains various provisions relating to the protection of personal information, including those imposing obligations on business operators, including us, that utilize or maintain databases containing personal information. Pursuant to the provisions of the Act on Protection of Personal Information such business operators are required to (i) specify the purpose of use of personal information, (ii) refrain from using personal information beyond such purpose, except in cases permitted under the Act on Protection of Personal Information, (iii) refrain from disclosing personal information to a third party without obtaining prior consent from the person to whom such information relates, except in cases permitted under the Act on Protection of Personal Information, and (iv) take necessary and appropriate measures to securely manage and prevent leakage and loss of, or damage to, personal information. Further, the Worker Dispatching Act, the Employment Security Act, and guidelines applicable to employee/staff recruiting business and worker dispatching business set out certain regulations related to (i) acquisition, storage, and use of personal information and (ii) proper management of personal information.

Travel Agency Act

Travel Agency Services

Event hosting under our sports school business involves travel agency services that are subject to, among other laws and regulations, the Travel Agency Act of Japan (Act No. 239 of 1952, as amended; the “Travel Agency Act”). The Travel Agency Act generally requires that those who engage in travel agency services be registered as travel agency business operators with the Commissioner of the Japan Tourism Agency (“JTA”). Leifras Travel is registered as a Type 2 Travel Agency Business Operator (“Type 2 TBO”) and is supervised by the JTA. In order to settle possible claims against travel business operators by travelers, Type 2 TBOs are required to, directly or indirectly through a travel agency association designated in the Travel Agency Act, deposit a certain amount of funds with the relevant depositary office and keep those funds at the level designated in the Travel Agency Act and the regulations thereunder. If a Type 2 TBO does not satisfy certain requirements under the Travel Agency Act, or its business operations are otherwise inappropriate or unreasonable, that Type 2 TBO may be subject to administrative or criminal sanctions.

Travel Service Provision Services

Event hosting under our sports school business also involves travel service provision services that are also subject to, among other laws and regulations, the Travel Agency Act. The Travel Agency Act generally requires that those who engage in travel service provision business be registered as travel service provision business operators with the JTA. Leifras Travel is registered as a travel service provision business operator and is supervised by the JTA. Under the Travel Agency Act, travel service provision business operators are prohibited, for example, from (i) telling falsehoods with regard to important matters concerning transactions, (ii) unreasonably delaying the performance of contractual obligations, and (iii) committing certain acts that cause a loss of trust in the travel service provision business. If a travel service provision business operator does not satisfy certain requirements under the Travel Agency Act, or its business operations are otherwise inappropriate or unreasonable, that operator may be subject to administrative or criminal sanctions.

MANAGEMENT

The following sets forth information regarding members of our board of directors and our executive officers as of the date of this prospectus.

Name	Age	Position(s)
Kiyotaka Ito	61	Representative Director and Chief Executive Officer
Michio Nagatsu	60	Chief Financial Officer
Takamichi Kon	40	Director
Hitoshi Kawabata	45	Director
Daisuke Miyamoto	44	Director
Mitsuharu Yazawa	56	Independent Director, Audit and Supervisory Committee Member, and Nomination and Corporate Governance Committee Member
Mitsunobu Kawaharada	65	Independent Director and Compensation Committee Member
Hisashi Ono	66	Independent Director and Nomination and Corporate Governance Committee Member
Masakazu Arimori	67	Independent Director, Audit and Supervisory Committee Member, and Compensation Committee Member
Kazutaka Nakatsuji	53	Independent Director, Audit and Supervisory Committee Member, and Compensation Committee Member
Kazuko Ito	62	Independent Director and Nomination and Corporate Governance Committee Member

Mr. Kiyotaka Ito is our founder and has been our representative director and CEO since August 2001. Before founding Leifras, Mr. Ito was in charge of the Kyushu area at CLIP Corporation, a Japanese joint-stock corporation operating cram schools targeting elementary and junior high school students and soccer classes for early elementary schoolers, from April 1987 to July 2001. He also owned a basketball team named “Rizing Fukuoka,” now known as “Rizing Zephyr Fukuoka,” a professional basketball team in B League, from September 2012 to August 2014. Mr. Ito served as a representative director and CEO at Leifras Travel from April 2019 to March 2020. Mr. Ito serves as a president and representative director of K2MY Co., Ltd., his asset management company. In March 1987, Mr. Ito obtained a bachelor’s degree from the Faculty of Education, the University of the Ryukyus in Naha, Okinawa.

Mr. Michio Nagatsu has been our Chief Financial Officer since June 2024. Mr. Nagatsu kickstarted his career in finance department at Taiyo Fishery Co., Ltd., now known as Maruha Nichiro Holdings Corporation (TYO:1333, “Maruha”), in April 1987. From January 1993 to May 2001, he was seconded to serve as a Chief Financial Officer in a number of Maruha’s subsidiaries in North America, responsible for corporate finance and management, accounting, auditing, and tax strategy. From April 2002 to March 2005, Mr. Nagatsu was a manager of the Financial Planning and Analysis of GE Consumer Finance Co, Ltd., a Japanese subsidiary of GE Capital. He subsequently served as a senior controller at Microsoft Japan, Co., Ltd., responsible for regional corporate finance, from March 2005 to November 2015. From December 2015 to May 2021, he served as a general manager at Nissin Food Holdings, Co., Ltd. (TYO:2897), where he was responsible for business management and corporate finance, including leading the implementation of International Financial Reporting Standards and the Base Erosion and Profit Shifting action plan. From May 2021 to June 2024, Mr. Nagatsu served as a co-head of Corporate Division at Digital Garage Inc. (TYO:4819), responsible for human resources and general corporate affairs. Mr. Nagatsu obtained a bachelor’s degree in literature from Waseda University in March 1987.

Mr. Takamichi Kon has been our director responsible for our Social Action Division since July 2017. He joined Leifras in April 2006 and was our executive officer and general manager of public relations from October 2014 to August 2015, our Tohoku regional manager from September 2015 to July 2016, and our Tokyo, Kanto, and Tohoku regional manager from August 2016 to June 2017. Mr. Kon obtained a vocational school degree in 2005 from Sendai Resort & Sports College in Sendai city, Miyagi prefecture, where he specialized in health and sport science.

Mr. Hitoshi Kawabata has been our director responsible for our Supporting Division since December 2022. He joined Leifras in January 2003 and has held several managerial positions, including general manager from October 2014 to September 2016, executive officer responsible for management of sales department in Kinki region from October 2016 to July 2017, and executive director and general manager of internal audit from August 2017 to March 2021. He served as our corporate auditor from March 2021 to December 2022. Mr. Kawabata obtained a bachelor’s degree from Kansai University of Foreign Studies in March 2002.

Mr. Daisuke Miyamoto has been our director since July 2023. He joined Leifras in October 2012 and has held several managerial positions, including general manager of our business development department from June 2015 to June 2016, deputy general manager of Supporting Division, responsible for overseeing the Company’s administration, from July 2015 to July 2020, general manager of our Corporate Planning Division from August 2020 to December 2020, general manager of our Research and Development Division from January 2021 to September 2022, and general manager of our Marketing Department from October 2021 to June 2023. Mr. Miyamoto obtained a vocational college degree from the Department of Athletic Trainer, Toto Rehabilitation College in Meguro-ku, Tokyo in March 2001 and a master’s degree in sport research from Waseda University in March 2012.

Mr. Mitsuharu Yazawa has been an independent director since December 2023. In April 1991, he started his career at Dai-Ichi Kangyo Bank, Ltd., now known as Mizuho Bank Ltd. (“Mizuho”), where he was primarily involved in syndicated loan planning, structuring, and sales. He served as a chief advisor of the corporate finance department of Mizuho from May 2004 to June 2008. Having served at Mizuho until September 2014, Mr. Yazawa served as a general manager at Trust & Custody Services Bank Ltd., now known as Custody Bank of Japan, from October 2014 to December 2023, and was responsible for asset management and planning. Mr. Yazawa obtained a bachelor’s degree in economics from Keio University in March 1991.

Mr. Mitsunobu Kawaharada has been an independent director since September 2019. In April 1982, he started his career as a banker at Mizuho, before moving to Chikuho Bank Ltd. (“Chikuho”), a regional bank headquartered in Fukuoka prefecture, in June 2012. At Chikuho, he served as a Fukuoka branch manager from June 2014 to June 2017 and as a managing executive officer for sales department from July 2017 to June 2019. Mr. Kawaharada also has an extensive experience in real estate industry. He has served as a founder, the chief executive officer, and the representative director of Rubicon Ltd., a real estate and consulting company, since July 2019. Mr. Kawaharada has been a senior partner at Bell One LLC, a real estate leasing company, since September 2019, a director at Eiko Cemetery Foundation since May 2013, and a corporate auditor at Yachiyo Kensetu Corporation, a Fukuoka-based construction company, since March 2024. He has served as an advisor of several companies, including K Holdings Ltd., a Fukuoka-based real estate developer, since September 2019 and YG Holdings Ltd., a dispensing pharmacy holding company, since May 2022. Mr. Kawaharada obtained a bachelor’s degree in economics from Keio University in March 1982.

Mr. Hisashi Ono has been an independent director since December 2022. Mr. Ono started his career at International Tours Co., Ltd., now known as H.I.S. Co., Ltd, a Japanese travel agency (“H.I.S”), in May 1984. His last position at H.I.S. was a director responsible for sales department held from November 2000 to January 2004. Mr. Ono founded and has served as the chief executive officer and representative director at Big Field Management Ltd., a management consultancy firm, since January 2004. He has also been a director at Himikana Ltd., a Fukuoka-based company focusing on real estate management and food and beverage business since January 2011. Mr. Ono has extensive experience serving as a corporate auditor in several companies, including, Skymark Co., Ltd., a Japanese airline company (“Skymark”), from October 2005 to September 2015, iCubed System Ltd., a company listed in Tokyo Stock Exchange Growth Market (TYO:4495) providing mobile device management services for businesses (“iCubed”), from August 2007 to September 2022, and Leifras from March 2021 to December 2022. Mr. Ono graduated from Toho Gakuen Professional Training College, where he specialized in broadcast engineering, in March 1978.

Mr. Masakazu Arimori has served as an independent director since March 2022. From November 2004 to September 2015, Mr. Arimori served as the chief financial officer and then the chief operating officer of Skymark, where he was responsible for the airline’s finance, accounting, corporate planning, and overall management. From December 2015 to March 2018, he was an executive vice president and the chief financial officer at AirAsia Japan Ltd., a low-cost airline joint venture between Malaysian AirAsia, a multinational low-cost airline, and Japanese partners. In April 2018, Mr. Arimori joined iCubed as the chief financial officer, later becoming the chief investment officer, where he handles finance, corporate planning, and corporate venture capital initiatives until September 2024. He was a director of iCubed Venture Ltd., a corporate venture capital firm from November 2021 to September 2024 and has served as a board chairman of iCubed Foundation, a general incorporated foundation contributing to environmental preservation, since April 2021. Mr. Arimori obtained a bachelor’s degree in law from Kobe University in Hyogo, Japan in March 1979.

Mr. Kazutaka Nakatsuji has served as an independent director since December 2022. Mr. Nakatsuji is a certified public accountant in Japan and has over 20 years of experience in accounting and auditing. He has also been a registered tax specialist in Japan since December 2011. Since October 2011, he has been the representative certified public accountant at Nakatsuji Maguchi CPA Office (now FPC Accounting LLC). From July 2012 to July 2018, he was a corporate auditor at Raccoon Ltd. (now Raccoon Holdings Ltd., “Raccoon”) and subsequently as a director and member of its audit and supervisory committee from July 2018 to July 2020. Since March 2014, he has been a partner at Frontier Partner Crowd Audit Corporation. Since June 2016, he has been a senior partner at FPC Accounting LLC, specializing in financial accounting consulting. Before becoming our director, he was our external corporate auditor from June 2022 to December 2022. He has been the director of KNCM Advisory, a financial accounting consultancy firm, since July 2012. Mr. Nakatsuji obtained a bachelor of science degree from Waseda University in March 1994.

Ms. Kazuko Ito has served as an independent director since April 2024. Ms. Ito has been serving as the chief executive officer of Pastellabo Ltd., a communication consultancy firm, where she oversees planning and consulting services since April 1991. In December 2005, she also became the representative of STAND, a Japanese Specified Nonprofit Corporation, focusing on the promotion of parasports. Ms. Ito obtain a bachelor’s degree in engineering from Niigata University in Niigata prefecture, Japan, in March 1985.

Relationships

There is no family relationship among directors and officers. There is no arrangement or understanding among any of our directors or any other person under which our directors are appointed.

Corporate Governance Practices

We are a “foreign private issuer” under the federal securities laws of the United States and the Nasdaq listing standards. Under the federal securities laws of the United States, foreign private issuers are subject to different disclosure requirements than U.S.-domiciled public companies. Under the SEC rules and the Nasdaq listing standards, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the SEC and Nasdaq permit a foreign private issuer to follow its home country practice in lieu of their respective rules and listing standards. In general, our articles of incorporation and the Companies Act govern our corporate affairs.

In particular, as a foreign private issuer, we will follow Japanese law and corporate practice in lieu of the corporate governance provisions set out under Nasdaq Rule 5600. Of particular note, the following rules under Nasdaq Rule 5600 differ from Japanese law requirements:

●	Nasdaq Rule 5605(b)(1) requires that at least a majority of a listed company’s board of directors be independent directors, and Nasdaq Rule 5605(b)(2) requires that independent directors regularly meet in executive session, where only independent directors are present. Under our current corporate structure, the Companies Act does not require independent directors. However, our board of directors is currently comprised of 10 directors, six of whom are considered “independent,” as determined in accordance with the applicable Nasdaq rules. We expect our independent directors to regularly meet in executive sessions, where only the independent directors are present;

●	Nasdaq Rule 5605(c)(2)(A) requires a listed company to have an audit committee composed entirely of not less than three directors, each of whom must be independent. Under Japanese law, we are a “company with audit and supervisory committee” and the majority of the members of the audit and supervise committee must be external directors as defined under the Companies Act. We currently have a three-member audit and supervisory committee, which also meets the Nasdaq requirement of the audit committee, and all of the committee members are independent. See “—Audit and Supervisory Committee” below for additional information;

●	Nasdaq Rule 5605(d) requires, among other things, that a listed company’s compensation committee be comprised of at least two members, each of whom is an independent director as defined under such rule. Although the companies with audit and supervisory committees are not required to establish compensation committees under Japanese law, we have voluntarily established such committee in order to conform with the Nasdaq requirements. We currently have a three-member compensation committee and all of the committee members are independent. See “—Compensation Committee” below for additional information;

●	Nasdaq Rule 5605(e) requires that a listed company’s nomination and corporate governance committee be comprised solely of independent directors. Although the companies with audit and supervisory committees are not required to establish nomination and corporate governance committees under Japanese law, we have voluntarily established such committee in order to conform with the Nasdaq requirements. We currently have a three-member nomination and corporate governance committee and all of the committee members are independent. See “—Nomination and Corporate Governance Committee” below for additional information; and

●	Nasdaq Rule 5620(c) sets out a quorum requirement of 33-1/3% applicable to meetings of shareholders. In accordance with Japanese law and generally accepted business practices, our articles of incorporation provide that there is no quorum requirement for a general resolution of our shareholders. However, under the Companies Act and our articles of incorporation, a quorum of not less than one-third of the total number of voting rights is required in connection with the election of directors, statutory auditors, and certain other matters.

Board of Directors

Under the Companies Act, joint-stock corporations in Japan may adopt a corporate governance structure comprised of a board of directors and an audit and supervisory committee, commonly referred to as the audit and supervisory committee system, in lieu of the traditional structure comprised of a board of directors and a board of corporate auditors or the alternative structure comprised of a board of directors and three statutory committees. The members of the audit and supervisory committee consist of three or more directors.

Pursuant to the audit and supervisory committee system, our board of directors is comprised of directors who are audit and supervisory committee members and directors who are not. Our articles of incorporation provide for a board of directors consisting of no more than 10 members who are not audit and supervisory committee members and no more than five directors who are audit and supervisory committee members. All directors are elected by our shareholders at a general meeting of shareholders, with directors who are audit and supervisory committee members elected separately from other directors. The term of office for directors who are not audit and supervisory committee members expires at the close of the ordinary general meeting of shareholders held with respect to the last fiscal year ending within one year after their election, and the term of office for directors who are audit and supervisory committee members expires at the close of the ordinary general meeting of shareholders held with respect to the last fiscal year ending within two years after their election.

Our board of directors has the ultimate responsibility for the administration of our affairs. Our board of directors, however, may delegate by resolution some or all of its decision-making authority in respect of the execution of operational matters (excluding certain matters specified in the Companies Act) to individual directors. Our board of directors must also elect one or more representative directors from among its members who are not audit and supervisory committee members. Each of the representative directors has the authority to represent us in conducting our affairs.

Our board of directors currently consists of 10 directors. Our board of directors has determined that Mr. Mitsuharu Yazawa, Mr. Mitsunobu Kawaharada, Mr. Hisashi Ono, Mr. Masakazu Arimori, Mr. Kazutaka Nakatsuji, and Ms. Kazuko Ito satisfy the “independence” requirements of the Nasdaq corporate governance rules and the rules and regulations of the SEC.

Audit and Supervisory Committee

Our audit and supervisory committee consists of Mr. Mitsuharu Yazawa, Mr. Masakazu Arimori, and Mr. Kazutaka Nakatsuji. Mr. Mitsuharu Yazawa is the chairperson of our audit and supervisory committee. We have determined that of Mr. Mitsuharu Yazawa, Mr. Masakazu Arimori, and Mr. Kazutaka Nakatsuji satisfy the “independence” requirements of the Nasdaq listing rules and Rule 10A-3 under the Exchange Act. Our board has also determined that Mr. Kazutaka Nakatsuji qualifies as audit committee financial expert within the meaning of the SEC rules or possess financial sophistication within the meaning of the Nasdaq listing rules. Our directors who are audit and supervisory committee members are not required to be certified public accountants. They may not serve concurrently as executive directors, managers, or any other type of employee for us or for any of our subsidiaries, or as accounting advisors or corporate executive officers for any of our subsidiaries. In addition, the majority of our directors who are audit and supervisory committee members must be external directors as defined under the Companies Act, who have not served as executive directors, corporate executive officers, managers or any other type of employee for us or any of our subsidiaries for ten years prior to their election and fulfill certain other requirements specified in the Companies Act. The audit and supervisory committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. An audit and supervisory committee member may note his or her opinion in the audit report issued by the audit and supervisory committee if such an opinion differs from that expressed in the audit report. We determine that our audit and supervisory committee also meets the audit committee requirement under Nasdaq Rule 5605(c)(2)(A). The audit and supervisory committee is responsible for, among other things:

●	supervising the administration of affairs by the directors and also examining the financial statements and business reports to be submitted to the general meeting of shareholders by a representative director and preparing an audit report;

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors;

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

●	determining the opinion on election, removal, resignation of, or compensation for directors who are not audit and supervisory committee members, which may be expressed at a general meeting of shareholders.

Compensation Committee

We have voluntarily established a compensation committee as an advisory committee of the board of directors. Our compensation committee consists of Mr. Mitsunobu Kawaharada, Mr. Masakazu Arimori, and Mr. Kazutaka Nakatsuji. Mr. Mitsunobu Kawaharada is the chairperson of our compensation committee. We have determined that Mr. Mitsunobu Kawaharada, Mr. Masakazu Arimori, and Mr. Kazutaka Nakatsuji. satisfy the “independence” requirements of the Nasdaq listing rules and Rule 10C-1 under the Exchange Act. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our CEO may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

●	reviewing and approving the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to our board of directors with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	reviewing programs or similar arrangements, annual bonuses, employee pension, and welfare benefit plans.

Nomination and Corporate Governance Committee

We have voluntarily established a nomination and corporate governance committee as an advisory committee of the board of directors. Our nomination and corporate governance committee consists of Mr. Hisashi Ono, Ms. Kazuko Ito, and Mr. Mitsuharu Yazawa. Mr. Hisashi Ono is the chairperson of our nomination and corporate governance committee. We have determined that Mr. Hisashi Ono, Ms. Kazuko Ito, and Mr. Mitsuharu Yazawa satisfy the “independence” requirements of the Nasdaq listing rules. The nomination and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nomination and corporate governance committee is responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board of directors the directors to serve as members of committees;

●	advising our board of directors periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Risk Management

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole. Our board of directors is responsible for monitoring and assessing strategic risk exposure. In addition, our audit and supervisory committee is responsible for overseeing and evaluating our major financial risk exposures and the steps our management has taken to monitor and control these exposures. Our audit and supervisory committee also reviews legal, regulatory, and compliance matters that could have a significant impact on our financial statements.

Code of Business Conduct

Prior to the consummation of this offering, our board of directors will adopt a written code of business conduct that applies to our directors, officers, employees (including our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions), and our agents.

Limitation of Liability of Directors

In accordance with Article 28 of our articles of incorporation, and pursuant to the provisions of Article 427 of the Companies Act, we are authorized to enter into agreements with our non-executive directors to limit their liability to our Company for any losses or damages arising from the conduct specified under Article 423 of the Companies Act; provided that the maximum amount of such limited liability is the amount stipulated in applicable laws and regulations. Mr. Mitsuharu Yazawa, Mr. Mitsunobu Kawaharada, Mr. Hisashi Ono, Mr. Masakazu Arimori, Mr. Kazutaka Nakatsuji, and Ms. Kazuko Ito are considered non-executive directors within the meaning of the Companies Act. As of the date of this prospectus, we have entered into liability limitation agreements with all non-executive directors. We have obtained directors and officers liability insurance, which covers expenses that our directors and executive officers may incur in connection with their conduct as our directors and executive officers. The maximum payout amount of the insurance is JPY1,000 million (approximately $7.10 million), and the applicable geography is Japan.

Compensation of Our Directors

For the fiscal year ended December 31, 2023, we paid an aggregate of JPY126,483,337 (approximately $897,554) as compensation to our executive directors and non-executive directors, and we set aside or accrued JPY2,509,679 (approximately $17,809) to provide pension, retirement, or other similar benefits to our directors and executive officers.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of 1,600,000 ADSs representing the Ordinary Shares being offered in this offering for:

●	each of our directors and executive officers;

●	all directors and executive officers as a group; and

●	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the Ordinary Shares. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. The percentage of beneficial ownership of each listed person prior to this offering is based on 24,910,619 of our Ordinary Shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes 1,600,000 ADSs representing 1,600,000 Ordinary Shares outstanding immediately after the completion of this offering, assuming no exercise of the Representative’s over-allotment option, and 1,840,000 ADSs representing 1,840,000 Ordinary Shares, assuming full exercise of the over-allotment option, in each case, excluding shares issuable upon exercise of unexercised options, and based on the assumed initial public offering of $5.00 per ADS.

Information with respect to beneficial ownership has been furnished by each director, executive officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of this prospectus, we have 146 shareholders of record, none of whom are located in the United States. At the closing of this offering, in order to satisfy the Nasdaq listing rules, we will be required to have at least 300 round lot shareholders (300 holders who have at least 100 unrestricted shares, where the market value of such shares with respect to at least half of such holders is at least $2,500).

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering (Over-allotment option not exercised)		Ordinary Shares Beneficially Owned After this Offering (Over-allotment option fully exercised)
	Number	Percent	Number	Percent	Number	Percent
Directors and Senior Management(1):
Kiyotaka Ito(2)	13,422,720	53.88%	13,422,720	50.63%	13,422,720	50.18%
Michio Nagatsu	-	-	-	-	-	-
Takamichi Kon	8,000	0.03%	8,000	0.03%	8,000	0.03%
Hitoshi Kawabata	27,100	0.11%	27,100	0.10%	27,100	0.10%
Daisuke Miyamoto	4,000	0.02%	4,000	0.02%	4,000	0.01%
Mitsuharu Yazawa	60,000	0.24%	60,000	0.23%	60,000	0.22%
Mitsunobu Kawaharada(3)	80,000	0.32%	80,000	0.30%	80,000	0.30%
Hisashi Ono(4)	133,360	0.54%	133,360	0.50%	133,360	0.50%
Masakazu Arimori	-	-	-	-	-	-
Kazutaka Nakatsuji	8,000	0.03%	8,000	0.03%	8,000	0.03%
Kazuko Ito	33,340	0.13%	33,340	0.13%	33,340	0.12%
All directors and senior management as a group (10 individuals):	13,776,520	55.3%	13,776,520	51.97%	13,776,520	51.50%
5% Shareholders:
K2MY Co., Ltd.(2)	5,861,640	23.53%	5,861,640	22.11%	5,861,640	21.91%

Notes:

(1)	Unless otherwise indicated, the business address of each of the individuals is Ebisu Garden Place Tower Floor 17, 4-20-3, Ebisu, Shibuya-ku, Tokyo, Japan.
(2)	Represent 7,651,080 Ordinary Shares held by Mr. Ito individually and 5,861,640 Ordinary Shares held by K2MY Co., Ltd., a Japanese asset management company controlled by Mr. Ito. The registered address of K2MY Co., Ltd. is 2-15-14 Toyohama, Nishi-ku, Fukuoka City, Fukuoka, Japan.
(3)	Represent 40,000 Ordinary Shares held by Mr. Kawaharada individually and 40,000 Ordinary Shares held by Rubicon Ltd., a real estate and consulting company controlled by Mr. Kawaharada. The registered address of Rubicon Ltd. is 401 Grand Charmant Sakurazaka, 3-1-11 Ropponmatsu, Chuo-ku, Fukuoka City, Fukuoka Japan.
(4)	Represent 96,680 Ordinary Shares held by Mr. Ono individually, 20,000 Ordinary Shares held by Big Field Management Ltd., a Japanese company wholly owned by Mr. Ono, and 16,680 Ordinary Shares held by Himikana Ltd., a Fukuoka-based company focusing on real estate management and food and beverage business, controlled by Mr. Ono. The registered address of Big Field Management Ltd. is NYBF Building 4F 5-10-1 Tenjin, Chuo-ku, Fukuoka City, Fukuoka, Japan. The registered address of Himikana Ltd. is 1-12-21 Nanakuma, Jonan-ku, Fukuoka City, Fukuoka, Japan.

RELATED PARTY TRANSACTIONS

Major related parties that transacted with the Company and their respective relationship to the Company listed as below:

Related Party Name	Relationship to the Company
Mr. Kiyotaka Ito	Mr. Kiyotaka Ito is the Company’s founder and has served as its representative director and Chief Executive Officer since August 2001.

Share Issuances to Related Parties

See “Description of Share Capital—History of Share Capital.”

a.	Amount due from a director

Due from a director consisted of the following:

		As of December 31,			As of June 30,
Name of related party	Nature of transactions	2021	2022	2023	2024	2024
		JPY	JPY	JPY	JPY	US$
					(Unaudited)	(Unaudited)
Mr. Kiyotaka Ito	The receivable represented compensation to be made by Mr. Kiyotaka Ito.	-	-	33,577,065	-	-
	Total	-	-	33,577,065	-	-

The balance as of December 31, 2023 was fully settled in cash on June 27, 2024. See “Notes to Consolidated Financial Statements—Note 23 Commitments and Contingencies—Legal Proceedings” for further details.

b.	Amount due to a director

Due to a director consisted of the following:

		As of December 31,			As of June 30,
Name of related party	Nature of transactions	2021	2022	2023	2024	2024
		JPY	JPY	JPY	JPY	US$
					(Unaudited)	(Unaudited)
Mr. Kiyotaka Ito	The payable represented fund deposited by Mr. Kiyotaka Ito for a lawsuit preparation.	12,320,269	41,362,768	-	-	-
	Total	12,320,269	41,362,768	-	-	-

The deposit was fully settled in December 2023. See “Notes to Consolidated Financial Statements—Note 22 Commitments and Contingencies—Legal Proceedings” for further details.

There have been no related party transactions between December 31, 2023 and the date of this prospectus.

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

The following description is a summary of the material information concerning our Ordinary Shares, including brief summaries of the relevant provisions of our articles of incorporation and of the Companies Act relating to joint-stock corporations (kabushiki kaisha), and certain related laws and legislation, each as currently in effect. Because it is a summary, this discussion should be read together with our articles of incorporation.

We are a joint-stock corporation with limited liability organized in Japan under the Companies Act. The rights of our shareholders are represented by our Ordinary Shares as described below, and shareholders’ liability is limited to the amount of subscription for such Ordinary Shares.

As of the date of this prospectus, our authorized share capital consists of 40,000,000 Ordinary Shares. 2,4910,619 of our Ordinary Shares are issued and outstanding and 400,041 shares are held by us as treasury shares.

Our shareholders approved the issuance of 150,000 stock options on April 3, 2018 (each a “1st Round Stock Option”) and 60,000 stock options on December 19, 2019 (each a “2nd Round Stock Option,” and collectively with 1st Round Stock Option, “Employee Stock Option”) for directors, corporate auditors, and employees of the Company and its affiliates. Each Employee Stock Option can be exercised for one Ordinary Share. Subject to change as provided in the relevant shareholders’ resolutions, the exercise prices of the 1st Round Stock Option and 2nd Round Stock Option is JPY5 and JPY244, respectively. The exercise periods of the 1st Round Stock Option and 2nd Round Stock Option are April 28, 2020 to April 27, 2028 and December 20, 2021 to December 19, 2029, respectively.

Holders may exercise Employee Stock Options only when our Ordinary Shares have been listed on any stock exchange for more than one year and the holders are directors, corporate auditors, or employees of the Company or its affiliates (each an “Employee”) at the time of exercise. If an Employee Stock Option holder ceases from being an Employee, we may acquire such Employee Stock Option without consideration on a date separately determined by a resolution of the board of directors. As of the date of this prospectus, there are 100 1st Round Stock Options and 50 2nd Round Stock Options outstanding.

Requirements and Procedures for Share Transfer under the Companies Act

We are not listed on any stock exchange in Japan. Any transfer of shares of Japanese companies which are not listed on any stock exchange in Japan is subject to the requirements and procedures described in the Companies Act and its subordinate regulations.

Under the Companies Act, a share transfer will take effect if and when:

(i)	in general, the transferor and the transferee agree to the transfer in any manner (including oral agreement);

(ii)	if the Company is a company which issues share certificates, the transferor delivers the share certificate to the transferee; and

(iii)	if the Company is a company which issues shares with restrictions on transfers, the transferor gets approval of the Company for the acquisition of such shares by the transferee.

If the Company is not a company which issues share certificates, the transfer shall take effect between the transferor and the transferee when the agreement of such transfer takes effect as agreed by them.

The transferee of the transfer of shares of a company that is not a company which issues share certificates, may not assert its shareholders’ rights against the Company and third party until such transfer is duly recorded in the register of shareholders of such company.

We are not a company which issues share certificates.

Under the Companies Act and our articles of incorporation, transfer of Ordinary Shares shall be subject to approval by our board of directors. We plan to eliminate this restriction prior to the consummation of this offering.

Distribution of Surplus

Under the Companies Act, the distribution of dividends takes the form of distribution of surplus (as described in “—Restriction on Distribution of Surplus” below), and we may make a distribution of surplus in cash and/or in kind, with no restrictions on the timing and frequency of such distributions. The Companies Act generally requires a joint stock corporation to make distributions of surplus authorized by a resolution of a general meeting of shareholders. However, the Company’s board of directors may decide to make distributions of surplus, if all of the following requirements are met:

(a)	the Company’s articles of incorporation provide that its board of directors has the authority to decide whether to make distributions of surplus (our articles of incorporation do not have provisions to this effect);

(b)	the Company has (i) an independent auditor and (ii) a board of corporate auditors, an audit and supervisory committee, or a nominating committee, etc. under the Companies Act, as the case may be (we have both an independent auditor and an audit and supervisory committee);

(c)	the normal term of office of the Company’s directors terminates on or prior to the date of close of the general meeting of shareholders relating to the last fiscal year ending within one year of the election of the director (our articles of incorporation currently satisfy this requirement); and

(d)	the Company’s non-consolidated annual financial statements and certain documents for the latest fiscal year fairly present its assets and profit or loss, as required by the ordinances of the Ministry of Justice.

In an exception to the above rule, even if the requirements described in (a) through (d) are not met, the Company may be permitted to make distributions of surplus in cash to its shareholders by resolution of the board of directors once per fiscal year if its articles of incorporation so provide. Our articles of incorporation do not have provisions to that effect.

Distributions of surplus may be made in cash or in kind in proportion to the number of ordinary shares held by each shareholder. A resolution of a general meeting of shareholders or our board of directors authorizing a distribution of surplus must specify the kind and aggregate book value of the assets to be distributed, the manner of allocation of the assets to shareholders and the effective date of the distribution. If a distribution of surplus is to be made in kind, we may, pursuant to a resolution of a general meeting of shareholders, grant a right to shareholders to require us to make the distribution in cash instead of in kind. If no such right is granted to shareholders, the relevant distribution of surplus must be approved by a special resolution of a general meeting of shareholders. See “—Voting Rights” for more details regarding a special resolution.

Restriction on Distribution of Surplus

In making a distribution of surplus, the Company must set aside in its additional paid-in capital and/or legal reserve an amount equal to one-tenth of the amount of surplus so distributed until the sum of such additional paid-in capital and legal reserve reaches one-quarter of its stated capital.

Under the Companies Act, we may distribute surplus up to the excess of the aggregate of (a) and (b) below, less the aggregate of (c) through (f) below, as of the effective date of such distribution, if our net assets are not less than JPY3,000,000 (approximately $20,076):

(a)	the amount of surplus, as described below;

(b)	in the event that extraordinary financial statements as of, or for a period from the beginning of the fiscal year to, the specified date are approved, the aggregate amount of (i) the aggregate amount as provided for by an ordinance of the Ministry of Justice as the net income for such period described in the statement of income constituting the extraordinary financial statements, and (ii) the amount of consideration that we received for the treasury shares that we disposed of during such period;

(c)	the book value of our treasury shares;

(d)	in the event that we disposed of treasury shares after the end of the last fiscal year, the amount of consideration that we received for such treasury shares;

(e)	in the event described in (b) in this paragraph, the aggregate amount as provided for by an ordinance of the Ministry of Justice as the net loss for such period described in the statement of income constituting the extraordinary financial statements; and

(f)	certain other amounts set forth in the ordinances of the Ministry of Justice, including (if the sum of one-half of our goodwill and the deferred assets exceeds the total of our stated capital, additional paid-in capital and legal reserve, each such amount as it appears on the balance sheet as of the end of the last fiscal year) all or a certain part of such excess amount as calculated in accordance with the ordinances of the Ministry of Justice.

For the purposes of this section, the amount of “surplus” is the excess of the aggregate of (I) through (IV) below, less the aggregate of (V) through (VII) below:

(I)	the aggregate of other capital surplus and other retained earnings at the end of the last fiscal year;

(II)	in the event that we disposed of treasury shares after the end of the last fiscal year, the difference between the book value of such treasury shares and the consideration that we received for such treasury shares;

(III)	in the event that we reduced our share capital after the end of the last fiscal year, the amount of such reduction less the portion thereof that has been transferred to additional paid-in capital and/or legal reserve (if any);

(IV)	in the event that we reduced additional paid-in capital and/or legal reserve after the end of the last fiscal year, the amount of such reduction less the portion thereof that has been transferred to stated capital (if any);

(V)	in the event that we cancelled treasury shares after the end of the last fiscal year, the book value of such treasury shares;

(VI)	in the event that we distributed surplus after the end of the last fiscal year, the aggregate of the following amounts:

(1)	the aggregate amount of the book value of the distributed assets, excluding the book value of such assets that would be distributed to shareholders but for their exercise of the right to receive distributions in cash instead of distributions in kind;

(2)	the aggregate amount of cash distributed to shareholders who exercised the right to receive distributions in cash instead of distributions in kind; and

(3)	the aggregate amount of cash paid to shareholders holding fewer shares than the shares that were required in order to receive distributions in kind;

(VII)	the aggregate amounts of (1) through (4) below, less (5) and (8) below:

(1)	in the event that the amount of surplus was reduced and transferred to additional paid-in capital, legal reserve and/or stated capital after the end of the last fiscal year, the amount so transferred;

(2)	in the event that we distributed surplus after the end of the last fiscal year, the amount set aside in additional paid-in capital and/or legal reserve;

(3)	in the event that, after the end of the last fiscal year, we disposed of treasury shares in the process of (w) a merger in which we acquired all rights and obligations of a company, (x) a corporate split in which we acquired all or a part of the rights and obligations of a split company, (y) a share exchange in which we acquired all shares of a company, or (z) a share delivery in which we acquired shares, share acquisition rights or bonds with share acquisition rights of a company and delivered our shares to the transferor of them as a consideration for such acquisition, the difference between the consideration that we received for such treasury share and the book value of such treasury share;

(4)	in the event that the amount of surplus was reduced in the process of a corporate split in which we transferred all or a part of our rights and obligations after the end of the last fiscal year, the amount so reduced;

(5)	in the event that, after the end of the last fiscal year, we conducted any of (w) a merger in which we acquired all rights and obligations of a company, (x) a corporate split in which we acquired all or a part of the rights and obligations of a split company, (y) a share exchange in which we acquired all shares of a company, or (z) a share delivery in which we acquired shares, share acquisition rights or bonds with share acquisition rights of a company and delivered our shares to the transferor of them as a consideration for such acquisition, the aggregate amount of (i) the amount of our other capital surplus after such merger, corporate split, share exchange or share delivery, less the amount of our other capital surplus before such merger, corporate split, share exchange or share delivery, and (ii) the amount of our other retained earnings after such merger, corporate split, share exchange or share delivery, less the amount of our other retained earnings before such merger, corporate split, share exchange or share delivery;

(6)	in the event that an obligation to cover a deficiency, such as the obligation of a person who subscribed for newly issued shares with an unfair amount to be paid in, was fulfilled after the end of the last fiscal year, the amount of other capital surplus increased by such payment;

(7)	in the event that we allotted our shares to the directors in consideration of providing service after the end of the last fiscal year, the changes in other capital surplus by such allotment; and

(8)	in the event that we allotted our treasury shares to the directors in consideration of providing service and the directors transferred these shares to us for free after the end of the last fiscal year, the amount of increase in treasury shares by such transfer.

In Japan, the “ex-dividend” date and the record date for any distribution of surplus come before the date a company determines the amount of distribution of surplus to be paid.

For information as to Japanese taxes on dividends, please refer to “Material Income Tax Considerations—Japanese Taxation.”

Capital and Reserves

Under the Companies Act, the paid-in amount of any newly issued shares is required to be accounted for as stated capital, although we may account for an amount not exceeding one-half of such paid-in amount as additional paid-in capital. We may generally reduce additional paid-in capital and/or legal reserve by a resolution of a general meeting of shareholders, subject to completion of protection procedures for creditors in accordance with the Companies Act, and, if so decided by the same resolution, we may account for the whole or any part of the amount of such reduction as stated capital. We may also transfer all or any part of surplus as described in “Distribution of Surplus” above to stated capital, additional paid-in capital or legal reserve by a resolution of a general meeting of shareholders, subject to certain restrictions. We may generally reduce our stated capital by a special resolution of a general meeting of shareholders, subject to completion of protection procedures for creditors in accordance with the Companies Act, and, if so decided by the same resolution, we may account for the whole or any part of the amount of such reduction as additional paid-in capital or legal reserve.

Share Splits

Under the Companies Act, we may at any time split shares in issue into a greater number of the same class of shares by a resolution of our board of directors. When a share split is to be made, we must give public notice of the share split, specifying the record date therefor, at least two weeks prior to the record date.

Gratuitous Allocations

Under the Companies Act, we may allot any class of shares to our existing shareholders without any additional contribution by a resolution of the board of directors; provided that although treasury shares may be allotted to our shareholders, any such allotment of shares will not accrue to shares held as treasury shares.

When a gratuitous allocation is to be made and we set a record date therefor, we must give public notice of the gratuitous allocation, specifying the record date therefor, at least two weeks prior to the record date.

Reverse Share Split

We may at any time consolidate our shares into a smaller number of shares by a special resolution of the general meeting of shareholders. We must disclose the reason for the reverse share split at the general meeting of shareholders. When a reverse share split is to be made, we must give public notice of the reverse share split at least two weeks (or, in certain cases where any fractions of shares are left as a result of a reverse share split, 20 days) prior to the effective date of the reverse share split.

General Meeting of Shareholders

Our ordinary general meeting of shareholders is usually held every March. The record date for an ordinary general meeting of shareholders is December 31 of each year. In addition, we may hold an extraordinary general meeting of shareholders whenever necessary by giving at least two weeks’ prior notice to shareholders.

Under the Companies Act, a joint-stock corporation may hold an extraordinary general meeting of shareholders whenever necessary by giving at least two-week advance notice to shareholders.

Generally, a notice of convocation of a general meeting of shareholders setting forth the time, place, purpose thereof, and certain other matters set forth in the Companies Act and relevant ordinances must be mailed to each shareholder having voting rights (or, in the case of a non-resident shareholder, to his or her standing proxy or mailing address in Japan) at least two weeks prior to the date set for such meeting. Such notice may be given to shareholders by electronic means, subject to the consent of the relevant shareholders.

Any shareholder or group of shareholders holding at least 3% of our total voting rights for a period of six months or more may request, by giving us an individual shareholder notice, the convocation of a general meeting of shareholders for a particular purpose. Unless such general meeting of shareholders is convened without delay or a convocation notice of a general meeting of shareholders which is to be held not later than eight weeks from the day of such request is dispatched, the requesting shareholder may, upon obtaining a court approval, convene such general meeting of shareholders.

Any shareholder or group of shareholders holding at least 300 voting rights or 1% of our total voting rights for a period of six months or more may propose a matter to be included in the agenda of a general meeting of shareholders, and may request to include a summary of such matter in a convocation notice to our shareholders, by submitting a request to a director at least eight weeks prior to the date set for such meeting (provided that we are able to limit the number of such matters proposed by each shareholder to 10), with an individual shareholder notice.

The Companies Act enables a company to amend its articles of incorporation in order to lower the requirements for the number of shares held and shareholding period, as well as the period required for dispatching a convocation notice or submission of requests, all of which are required for any shareholder or group of shareholders to request the convocation of a general meeting of shareholders, to propose a matter to be included in the agenda of a general meeting of shareholders or to request to include a summary of such matter in a convocation notice.

Voting Rights

A shareholder of record is entitled to one vote per Ordinary Share, except that neither we nor any corporation, partnership or other similar entity no less than one-quarter of the voting rights of which are directly or indirectly owned by us shall have voting rights. Except as otherwise provided by law or by our articles of incorporation, a resolution can be adopted at a general meeting of shareholders by a majority of the voting rights represented at the meeting and eligible to vote. Shareholders may also exercise their voting rights through proxies, provided that the proxy is granted to one of our shareholders having voting rights. The Companies Act and our articles of incorporation provide that the quorum for the election of directors is one third of the total number of voting rights.

The Companies Act provides that a special resolution of the general meeting of shareholders is required for certain significant corporate transactions, including:

●	any amendment to our articles of incorporation (except for amendments that may be made without the approval of shareholders under the Companies Act);

●	a reduction of stated capital, subject to certain exceptions such as a reduction of stated capital for the purpose of replenishing capital deficiencies;

●	a dissolution, merger, or consolidation, subject to certain exceptions under which a shareholders’ resolution is not required;

●	the transfer of the whole or a substantial part of our business, subject to certain exceptions under which a shareholders’ resolution is not required;

●	the transfer of the whole or a part of our equity interests in any of our subsidiaries requiring shareholders’ resolution;

●	the taking over of the whole of the business of any other corporation, subject to certain exceptions under which a shareholders’ resolution is not required;

●	a corporate split, subject to certain exceptions under which a shareholders’ resolution is not required;

●	share exchange (kabushiki kokan) or share transfer (kabushiki iten) for the purpose of establishing 100% parent-subsidiary relationships, subject to certain exceptions under which a shareholders’ resolution is not required;

●	a share delivery (kabushiki kofu) for the purpose of making another corporation a subsidiary, subject to certain exceptions under which a shareholders’ resolution is not required;

●	any issuance of new shares or transfer of existing shares held by us as treasury shares at a “specially favorable” price and any issuance of share acquisition rights or bonds with share acquisition rights at a “specially favorable” price or with “specially favorable” condition to any persons other than shareholders;

●	any acquisition by us of our own shares from specific persons other than our subsidiaries (if any);

●	a reverse split; or

●	the removal of a corporate auditor.

Except as otherwise provided by law or in our articles of incorporation, a special resolution of the general meeting of shareholders requires the approval of the holders of at least two-thirds of the voting rights of all shareholders present or represented at a general meeting where a quorum is present. Our articles of incorporation provide that a quorum exists when one-third or more of the total number of voting rights is present or represented.

Liquidation Rights

If we are liquidated, the assets remaining after payment of all taxes, liquidation expenses, and debts will be distributed among holders of Ordinary Shares in proportion to the number of Ordinary Shares they hold.

Rights to Allotment of Shares

Holders of our Ordinary Shares have no pre-emptive rights. Authorized but unissued shares may be issued at such times and on such terms as our board of directors may determine, so long as the limitations described in “—Voting Rights” above with respect to the issuance of new shares at “specially favorable” prices are observed. Our board of directors may, however, determine that shareholders shall be given rights to allotment regarding a particular issue of new shares, in which case the rights must be given on uniform terms to all holders of shares as of a record date for which not less than two weeks’ prior public notice must be given. Each of the shareholders to whom the rights are given must also be given notice of the expiration date thereof at least two weeks prior to the date on which the rights expire. The rights to allotment of new shares may not be transferred. However, the Companies Act enables us to allot share acquisition rights to shareholders without consideration therefor, and such share acquisition rights are transferable. See “—Share Acquisition Rights” below.

In cases where a particular issuance of new shares violates laws and regulations or our articles of incorporation, or will be performed in a manner that is materially unfair, and shareholders may suffer disadvantages therefrom, such shareholders may file an injunction with a court of law to enjoin the issuance.

Share Acquisition Rights

Subject to certain conditions and to the limitations on issuances at a “specially favorable” price or on “specially favorable” conditions described in “—Voting Rights,” we may issue share acquisition rights (shinkabu yoyakuken) and bonds with share acquisition rights (shinkabu yoyakuken-tsuki shasai) by a special resolution of the meeting of shareholders. Holders of share acquisition rights may exercise their rights to acquire a certain number of shares within the exercise period as set forth in the terms of their share acquisition rights. Upon exercise of share acquisition rights, we will be obligated either to issue the relevant number of new shares or, alternatively, to transfer the necessary number of shares of treasury shares held by us.

Record Date

The record date for year-end dividends, if any, and the determination of shareholders entitled to vote at the ordinary general meeting of our shareholders is December 31.

In addition, by a resolution of the board of directors, we may set a record date for determining the shareholders entitled to other rights and for other purposes by giving at least two weeks’ prior public notice.

Acquisition by Us of Our Own Shares

Under the Companies Act, we may acquire our own shares:

●	by purchase from a specific party other than any of our subsidiaries, pursuant to a special resolution of a general meeting of shareholders; and

●	by purchase from any of our subsidiaries, pursuant to a resolution of the board of directors subject to certain requirements.

Any shareholder may request that we include him or her as the seller of his or her shares in the proposed acquisition. Any such acquisition of shares must satisfy certain requirements, such as that we may only acquire our own shares in an aggregate amount up to the amount that we may distribute as surplus. See “—Distribution of Surplus” above for more details regarding this amount.

Shares acquired by us may be held by us as treasury shares for any period or may be cancelled by a resolution of our board of directors. We may also transfer the shares held by us to any person, subject to a resolution of our board of directors, and also subject to other requirements similar to those applicable to the issuance of new shares, as described in “—Rights to Allotment of Shares” above. We may also utilize our treasury shares (x) for the purpose of a transfer to any person upon exercise of share acquisition rights or (y) for the purpose of acquiring another company by way of merger, share exchange, share delivery or corporate split through exchange of treasury shares for shares or assets of the acquired company.

Request by Controlling Shareholder to Sell All Shares

A shareholder holding 90% or more of our voting rights, directly or through wholly controlled subsidiary, shall have a right to request that all other shareholders other than us (and all other holders of share acquisition rights other than us, as the case may be) sell all shares (and all share acquisition rights, as the case may be) held by them with our approval, which must be made by a resolution of the board of directors (kabushiki tou uriwatashi seikyu,). In order to make a Share Sales Request, such controlling shareholder will be required to issue a prior notice to us. If we approve such request, we will be required to make a public notice to all holders and registered pledgees of shares (and share acquisition rights, as the case may be) not later than 20 days before the effective date of such sales.

Sale by Us of Shares Held by Shareholders Whose Addresses Are Unknown

Under the Companies Act, we are not required to send a notice to a shareholder if notices to such shareholder fail to arrive for a continuous period of five or more years at the registered address of such shareholder in our register of shareholders or at the address otherwise notified to us.

In addition, we may sell or otherwise dispose of the shares held by a shareholder whose location is unknown. Generally, if

●	notices to a shareholder fail to arrive for a continuous period of five or more years at the shareholder’s registered address in our register of shareholders or at the address otherwise notified to us, and

●	the shareholder fails to receive distribution of surplus on the shares for a continuous period of five or more years at the address registered in our register of shareholders or at the address otherwise notified to us, we may sell or otherwise dispose of the shareholder’s shares at the market price (as applicable) after giving at least three months’ prior public and individual notices, and hold or deposit the proceeds of such sale or disposal for the shareholder.

History of Share Capital

The following is a history of our share capital during the last three years.

On September 9, 2021, our shareholders approved the issuance of 2,000,000 Ordinary Shares for subscription, for an aggregate consideration of JPY500,000,000. During the fiscal years ended December 31, 2021 and 2022, we issued a total of 1,576,000 Ordinary Shares to certain investors, for a total consideration of JPY394 million.

On December 26, 2023, our board of directors approved the acquisition of our 400,000 Ordinary Shares for free from the Former Vice President pursuant to the settlement agreement made between the Company and the Former Vice President at Tokyo District Court on December 20, 2023 in the civil lawsuit.

On October 11, 2024, the board of directors of the Leifras Employee Shareholding Association approved its dissolution, which became effective on November 1, 2024. On October 16, 2024, our board of directors approved a forward share split of our outstanding Ordinary Shares at a ratio of 1-to-20 and an increase in authorized shares from 2,000,000 (unadjusted) to 40,000,000, which became effective on November 1, 2024. The aggregated number of outstanding Ordinary Shares increased from 1,265,533 to 24,910,660. Prior to the forward stock split, the Employee Shareholding Association held 70,286 Ordinary Shares. As a result of the stock split, these shares were converted into a total of 1,405,720 Ordinary Shares, comprising 1,405,679 Ordinary Shares which were distributed to members upon the association’s dissolution and 41 fractional Ordinary Shares. On the same day, the Company purchased the 41 fractional Ordinary Shares as treasury shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

[  ], as depositary, will register and deliver ADSs. Each ADS will represent one Ordinary Share (or a right to receive one Ordinary Share) deposited with MUFG Bank Ltd., as custodian for the depositary in Japan. Each ADS will also represent any other securities, cash, or other property that may be held by the depositary. The deposited shares together with any other securities, cash, or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are. Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Japanese law governs shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the Ordinary Shares underlying your ADSs. As an owner of ADSs, you will be able to exercise the shareholders rights for the Ordinary Shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. A deposit agreement among us, the depositary, and ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the Ordinary Shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent.

●	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the Ordinary Shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Material Income Tax Considerations.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

●	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

●	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders, or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

●	Other distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair, and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. The depositary, however, is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights, or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights, or anything else to ADS holders. This means that you may not receive the distributions we make on our Ordinary Shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal, and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits Ordinary Shares or evidence of rights to receive Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Ordinary Shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk, and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary, however, is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited Ordinary Share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

What are the Requirements for Depositing and Withdrawing Shares under the Japanese Foreign Exchange and Foreign Trade Act and Related Regulations(“FEFTA”)?

We have informed the depositary bank that as of the date of this prospectus, neither we nor our subsidiaries fall within any of the business sectors designated by the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended), or the FEFTA, (the “Designated Business Sectors,” Shitei-Gyoshu). We have advised the depositary bank, however, that if we or our subsidiaries do engage in any Designated Business Sectors, a proposed transferee of our Ordinary Shares who is a Foreign Investor (as defined under the FEFTA) may be required to submit an application for pre-clearance to the applicable Japanese governmental authority prior to the transfer of our Ordinary Shares, which approval may take up to 30 days and could be subject to further extension. Therefore, if we advise the depositary bank that we or any of our subsidiaries are engaging in any Designated Business Sectors, prior to accepting Ordinary Shares for deposit in return for the issuance of ADSs, the depositary bank, which is considered a Foreign Investor for purposes of the FEFTA, would be required to obtain pre-clearance from the applicable Japanese governmental authority. Accordingly, if we or our subsidiaries do engage in any Designated Business Sectors, investors wishing to deposit Ordinary Shares with the depositary bank for the issuance of ADSs should notify the depositary bank well in advance of the proposed deposit to allow time for the depositary bank to apply for any required pre-clearance, if not already obtained. The depositary bank will not accept any Ordinary Shares for deposit until any required pre-clearance has been obtained (if the pre-clearance is required). [The depositary bank has no contractual obligation under the deposit agreement or any ADR to accept Ordinary Shares for deposit from any investor nor to submit any application for pre-clearance under FEFTA for any investor proposing to deposit Ordinary Shares.]

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited Ordinary Shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Japan and the provisions of our articles of incorporation or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the Ordinary Shares. However, you may not know about the meeting enough in advance to withdraw the Ordinary Shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Ordinary Shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the Ordinary Shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement)

Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary, or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers, or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads, or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker, or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement, or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination, or other reclassification, or any merger, consolidation, recapitalization, or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. If the depositary, however, decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges, or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

●	90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the

●	U.S. over-the-counter market;

●	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

●	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential, or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

●	are not liable for the acts or omissions of any securities depositary, clearing agency, or settlement system; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding, or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes, and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our Ordinary Shares, the ADSs, or the deposit agreement, including any claim under the U.S. federal securities laws. The waiver continues to apply to claims that arise during the period when a holder holds the ADSs, whether the ADS holder purchased the ADSs in this offering or secondary transactions, even if the ADS holder subsequently withdraws the underlying Ordinary Shares. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

ORDINARY SHARES AND ADSs ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 1,600,000 ADSs outstanding, representing 1,600,000 Ordinary Shares, or approximately 6.04% of our outstanding Ordinary Shares, assuming the underwriters do not exercise their option to purchase additional ADSs, and 1,840,000 ADSs outstanding, representing 1,840,000 Ordinary Shares, or approximately 6.88% of our outstanding Ordinary Shares, assuming the Representative exercises its option to purchase additional ADSs in full, in each case, based on the assumed initial public offering price of $5.00 per ADS and excluding shares issuable upon exercise of unexercised options and shares underlying the Representative’s Warrants. All of the ADSs sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our Ordinary Shares or the ADSs, and although we have applied to list the ADSs on Nasdaq, a regular trading market for the ADSs may not develop. We do not expect that a trading market will develop for our Ordinary Shares not represented by the ADSs.

Lock-Up Agreements

See “Underwriting—Lock-Up Agreements.”

Rule 144

All of our Ordinary Shares outstanding prior to the closing of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Ordinary Shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 265,106 Ordinary Shares immediately after this offering, assuming the Representative does not exercise its over-allotment option; or

●	the average weekly trading volume of the ADSs on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates, or anyone acting on their behalf. Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as our officer or director may resell their restricted shares in an “offshore transaction” under Regulation S if:

●	none of the shareholder, its affiliate, nor any person acting on their behalf engages in directed selling efforts in the United States; and

●	in the case of a sale of our restricted shares by an officer or director who is our affiliate solely by virtue of holding such position, no selling commission, fee, or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

Additional restrictions are applicable to a holder of our restricted shares who will be our affiliate other than by virtue of his or her status as our officer or director.

JAPANESE FOREIGN EXCHANGE CONTROLS AND SECURITIES REGULATIONS

The FEFTA, and its related cabinet orders and ministerial ordinances, or collectively, the Foreign Exchange Regulations, govern certain aspects relating to the acquisition and holding of shares by “exchange non-residents” and by “foreign investors” (as these terms are defined below). It also applies in some cases to the acquisition and holding of ADSs representing our Ordinary Shares acquired and held by exchange non-residents of Japan and by foreign investors. In general, the Foreign Exchange Regulations currently in effect do not affect transactions between exchange non-residents to purchase or sell shares or ADSs outside Japan using currencies other than JPY.

Exchange residents are defined in the Foreign Exchange Regulations as:

(i)	individuals who reside within Japan; or

(ii)	corporations whose principal offices are located within Japan.

Exchange non-residents are defined in the Foreign Exchange Regulations as:

(i)	individuals who do not reside in Japan; or

(ii)	corporations whose principal offices are located outside Japan.

Generally, branches and other offices of non-resident corporations located within Japan are regarded as exchange residents. Conversely, branches and other offices of Japanese corporations located outside Japan are regarded as exchange non-residents.

Foreign investors are defined in the Foreign Exchange Regulations as:

(i)	individuals who do not reside in Japan;

(ii)	corporations or other entities organized under the laws of foreign countries or whose principal offices are located outside Japan (excluding partnerships falling within (iv));

(iii)	corporations of which 50% or more of the total voting rights are held, directly or indirectly, by individuals and/or corporations falling within (i) and/or (ii) above;

(iv)	general partnerships or limited partnerships under Japanese law or any similar partnerships under the laws of foreign countries, where either: (A) 50% or more of the capital contributions to those entities are made by individuals who do not reside in Japan or certain other foreign investors or (B) a majority of the general partners of such entities are individuals who do not reside in Japan or certain other foreign investors; or

(v)	corporations or other entities of which a majority of either (A) directors or other persons equivalent thereto or (B) directors or other persons equivalent thereto having the power of representation are individuals who do not reside in Japan.

Acquisition of Shares

Acquisition by an exchange non-resident of shares of a Japanese corporation from an exchange resident requires post facto reporting by the exchange resident to the Minister of Finance of Japan through the Bank of Japan. No such reporting requirement is imposed, however, if:

(i)	the aggregate purchase price of the relevant shares is ¥100 million or less;

(ii)	the acquisition is effected through any bank, financial instruments business operator, or other entity prescribed by the Foreign Exchange Regulations acting as an agent or intermediary; or

(iii)	the acquisition constitutes an “inward direct investment” described below.

Inward Direct Investment in Shares of Not Listed Corporations

Inward Direct Investment

If a foreign investor acquires shares or equity of a Japanese corporation that is not listed on a Japanese stock exchange and that is not traded on the over-the-counter market in Japan, including our Ordinary Shares to be acquired, other than through a transfer from foreign investors, such acquisition constitutes an “inward direct investment” under the FEFTA (shares or equity of the relevant corporation to be acquired are collectively referred to as the “Inward Direct Investment Shares”).

Prior Notification

In general, any foreign investor intending to make an inward direct investment by the acquisition of the Inward Direct Investment Shares is not subject to the prior notification requirement, unless any of businesses in which such corporation falls within any of the business sectors designated by the Foreign Exchange Regulations (the “Designated Business Sectors,” Shitei-Gyoshu). Our businesses currently do not fall within any of the Designated Business Sectors. Even if such corporation is not engaging in any of the Designated Business Sectors, however, the foreign investor must file a prior notification of the acquisition with the Minister of Finance of Japan and any other competent Ministers in limited circumstances, such as where the foreign investor is in a country that is not listed on the exemption schedule under the Foreign Exchange Regulations. Upon filing of such prior notification, the Ministers may recommend a modification or abandonment of the proposed acquisition and, if such recommendation is not accepted, they may order the modification or abandonment of such acquisition.

Foreign investors acquiring the Inward Direct Investment Shares by way of a share split are not subject to these notification requirements.

Post Investment Report

If a foreign investor acquires the Inward Direct Investment Shares which are not subject to the prior notification as stated in the “Prior Notification” section above, and, as a result of the acquisition, the Inward Direct Investment Shares, in combination with any existing direct holdings of the shares of the foreign investor and the direct holdings of shares of its closely-related persons, reach 10% or more of the total issued shares, the foreign investor in general is required to file a post investment report (the “Post Investment Report”) with the Minister of Finance of Japan and any other competent Ministers having jurisdiction over that Japanese corporation within 45 days after such acquisition.

A foreign investor who has acquired the Inward Direct Investment Shares in reliance on an exemption from prior notification, must also, in principle, file a Post Investment Report within 45 days after such acquisition.

Foreign investors acquiring the Inward Direct Investment Shares by way of a share split are not subject to the Post Investment Report requirements.

Dividends and Proceeds of Sale

Under the Foreign Exchange Regulations, dividends paid on, and the proceeds from sales in Japan of, shares held by exchange non-residents may generally be converted into any foreign currency and repatriated abroad.

MATERIAL INCOME TAX CONSIDERATIONS

The following summary of the material Japanese and United States federal income tax consequences of an investment in our Ordinary Shares or ADSs is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Ordinary Shares or ADSs, such as the tax consequences under state, local, and other tax laws.

Japanese Taxation

The following is a general summary of the principal Japanese tax consequences (limited to national tax) to owners of our Ordinary Shares, in the form of Ordinary Shares or ADSs, who are non-resident individuals of Japan or who are non-Japanese corporations without a permanent establishment in Japan, collectively referred to in this section as non-resident holders. The statements below regarding Japanese tax laws are based on the laws and treaties in force and as interpreted by the Japanese tax authorities as of the date of this prospectus, and are subject to changes in applicable Japanese laws, tax treaties, conventions or agreements, or in the interpretation of them, occurring after that date. This summary is not exhaustive of all possible tax considerations that may apply to a particular investor, and potential investors are advised to satisfy themselves as to the overall tax consequences of the acquisition, ownership and disposition of our Ordinary Shares, including, specifically, the tax consequences under Japanese law, under the laws of the jurisdiction of which they are resident and under any tax treaty, convention or agreement between Japan and their country of residence, by consulting their own tax advisors.

For the purpose of Japanese tax law and the tax treaty between the United States and Japan, a U.S. holder of ADSs will generally be treated as the owner of the Ordinary Shares underlying the ADSs evidenced by the ADRs.

Generally, a non-resident holder of Ordinary Shares or ADSs will be subject to Japanese income tax collected by way of withholding on any dividends (meaning in this section distributions made from our retained earnings for the Companies Act purposes) we pay with respect to our Ordinary Shares and such tax will be withheld prior to payment of dividends. Share splits generally are not subject to Japanese income or corporation taxes.

In the absence of any applicable tax treaty, convention or agreement reducing the maximum rate of Japanese withholding tax or allowing exemption from Japanese withholding tax, the rate of the Japanese withholding tax applicable to dividends paid by Japanese corporations on their Ordinary Shares to non-resident holders is generally 20.42% (or 20% for dividends due and payable on or after January 1, 2038) under Japanese tax law. However, with respect to dividends paid on listed shares issued by a Japanese corporation (such as Ordinary Shares or ADSs) to non-resident holders, other than any individual shareholder who holds 3% or more of the total number of shares issued by the relevant Japanese corporation (to whom the aforementioned withholding tax rate will still apply), the aforementioned withholding tax rate is reduced to (i) 15.315% for dividends due and payable up to and including December 31, 2037 and (ii) 15% for dividends due and payable on or after January 1, 2038. The withholding tax rates described above include the special reconstruction surtax (2.1% multiplied by the original applicable withholding tax rate, i.e., 15% or 20%, as the case may be), which is imposed during the period from and including January 1, 2013 to and including December 31, 2037, to fund the reconstruction from the Great East Japan Earthquake.

If distributions were made from our capital surplus, rather than retained earnings, for Companies Act purposes, the portion of such distributions in excess of the amount corresponding to a pro rata portion of return of capital as determined under Japanese tax laws would be deemed dividends for Japanese tax purposes, while the rest would be treated as return of capital for Japanese tax purposes. The deemed dividend portion, if any, would generally be subject to the same tax treatment as dividends as described above, and the return of capital portion would generally be treated as proceeds derived from the sale of Ordinary Shares and subject to the same tax treatment as sale of our Ordinary Shares as described below. Distributions made in consideration of repurchase by us of our own shares or in connection with certain reorganization transactions will be treated substantially in the same manner.

Japan has income tax treaties whereby the withholding tax rate (including the special reconstruction surtax) may be reduced, generally to 15%, for portfolio investors, with, among others, Canada, Denmark, Finland, Germany, Ireland, Italy, Luxembourg, New Zealand, Norway and Singapore, while the income tax treaties with, among others, Australia, Belgium, France, Hong Kong, the Netherlands, Portugal, Sweden, Switzerland, the United Kingdom and the United States generally reduce the withholding tax rate to 10% for portfolio investors and the income tax treaties with, among others, Spain, generally reduce the withholding tax rate to 5% for portfolio investors. In addition, under the income tax treaty between Japan and the United States, dividends paid to pension funds which are qualified U.S. residents eligible to enjoy treaty benefits are exempt from Japanese income taxation by way of withholding or otherwise unless the dividends are derived from the carrying on of a business, directly or indirectly, by the pension funds. Similar treatment is applicable to dividends paid to pension funds under the income tax treaties between Japan and, among others, Belgium, Denmark, Spain, the United Kingdom, the Netherlands and Switzerland. Under Japanese tax law, any reduced maximum rate applicable under a tax treaty shall be available when such maximum rate is below the rate otherwise applicable under the Japanese tax law referred to in the second preceding paragraph with respect to the dividends to be paid by us on our Ordinary Shares or ADSs.

Non-resident holders of our Ordinary Shares or ADSs who are entitled under an applicable tax treaty to a reduced rate of, or exemption from, Japanese withholding tax on any dividends on our Ordinary Shares or ADSs, in general, are required to submit, through the withholding agent to the relevant tax authority prior to the payment of dividends, an Application Form for Income Tax Convention regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Dividends together with any required forms and documents. A standing proxy for a non-resident holder of our Ordinary Shares or ADSs may be used in order to submit the application on a non-resident holder’s behalf. In this regard, a certain simplified special filing procedure is available for non-resident holders to claim treaty benefits of reduction of or exemption from Japanese withholding tax, by submitting a Special Application Form for Income Tax Convention regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Dividends of Listed Stock, together with any required forms or documents. If the depositary needs investigation to identify whether any non-resident holders of ADSs are entitled to claim treaty benefits of exemption from or reduction of Japanese withholding tax the depositary or its agent submits an application form before payment of dividends so that the withholding cannot be made in connection with such holders for eight months after the record date concerning such payment of dividends. If it is proved that such holders are entitled to claim treaty benefits of exemption from or reduction of Japanese withholding tax within the foregoing eight-month period, the depositary or its agent submits another application form together with certain other documents so that such holder can be subject to exemption from or reduction of Japanese withholding tax. To claim this reduced rate or exemption, such non-resident holder of ADSs will be required to file a proof of taxpayer status, residence and beneficial ownership, as applicable, and to provide other information or documents as may be required by the depositary. Non-resident holders who are entitled, under any applicable tax treaty, to a reduced rate of Japanese withholding tax below the rate otherwise applicable under Japanese tax law, or exemption therefrom, as the case may be, but fail to submit the required application in advance may nevertheless be entitled to claim a refund from the relevant Japanese tax authority of withholding taxes withheld in excess of the rate under an applicable tax treaty (if such non-resident holders are entitled to a reduced treaty rate under the applicable tax treaty) or the full amount of tax withheld (if such non-resident holders are entitled to an exemption under the applicable tax treaty), as the case may be, by complying with a certain subsequent filing procedure. We do not assume any responsibility to ensure withholding at the reduced treaty rate, or exemption therefrom, for shareholders who would be eligible under an applicable tax treaty but who do not follow the required procedures as stated above.

Gains derived from the sale of Ordinary Shares or ADSs outside Japan by a non-resident holder that is a portfolio investor will generally not be subject to Japanese income or corporation taxes. Japanese inheritance and gift taxes, at progressive rates, may be payable by an individual who has acquired from another individual Ordinary Shares or ADSs as a legatee, heir, or donee, even if none of the acquiring individual, the decedent, or the donor is a Japanese resident.

United States Federal Income Taxation

WE URGE POTENTIAL PURCHASERS OF THE ADSS OR OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING, AND DISPOSING OF THE ADSS OR OUR ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Ordinary Shares or the ADSs as part of a straddle, hedging, conversion, or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares or the ADSs);

●	persons who acquired our Ordinary Shares or the ADSs pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Ordinary Shares or the ADSs through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our Ordinary Shares or the ADSs; or

●	persons holding our Ordinary Shares or the ADSs through a trust.

The discussion set forth below is addressed only to U.S. Holders (defined below) that purchase Ordinary Shares or ADSs in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares or the ADSs.

Material Tax Consequences Applicable to U.S. Holders of the ADSs or Ordinary Shares

The following sets forth a brief summary of the material U.S. federal income tax consequences related to the ownership and disposition of the ADSs or our Ordinary Shares. This brief description does not deal with all possible tax consequences relating to ownership and disposition of the ADSs or our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local, and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold ADSs or Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date, and the income tax treaty between the United States and Japan (the “Tax Convention”). All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of ADSs or Ordinary Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for United States federal income tax purposes) is a beneficial owner of the ADSs or our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding the ADSs or our Ordinary Shares are urged to consult their tax advisors regarding an investment in the ADSs or our Ordinary Shares.

An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test: You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test: If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more (See §7701(b)(3)(A) of the Internal Revenue Code and related Treasury Regulations):

1.	The actual days in the United States in the current year; plus

2.	One-third of his or her days in the United States in the immediately preceding year; plus

3.	One-sixth of his or her days in the United States in the second preceding year.

This summary is based, in part, upon the representations made by the depositary to us and assumes that the deposit agreement for the ADSs, and all other related agreements, will be performed in accordance with their terms.

Treatment of the ADSs

U.S. Holders of ADSs generally will be treated for U.S. federal income tax purposes as holding our Ordinary Shares represented by the ADSs. No gain or loss will be recognized on an exchange of our Ordinary Shares for ADSs or an exchange of ADSs for our Ordinary Shares if the depositary has not taken any action inconsistent with the material terms of the deposit agreement for the ADSs or the U.S. Holder’s ownership of the underlying Ordinary Shares. A U.S. Holder’s tax basis in the Ordinary Shares received in exchange for ADSs will be the same as its tax basis in the ADSs, and the holding period in the shares will include the holding period in the ADSs.

Taxation of Dividends and Other Distributions on the ADSs or Our Ordinary Shares

Subject to the application of the PFIC rules discussed below, a U.S. Holder generally will recognize ordinary dividend income in an amount equal to the amount of any cash and the value of any property we distribute as a distribution with respect to the U.S. Holder’s Ordinary Shares (or ADSs), to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, when the distribution is received (or when received by the depositary in the case of ADSs). We do not intend to maintain calculations of earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that distributions paid with respect to our Ordinary Shares or the ADSs generally will be treated as dividends. Dividends will not be eligible for the dividends received deduction generally allowable to U.S. corporations. Dividends paid on our Ordinary Shares or the ADSs will be treated as “qualified dividends” taxable at preferential rates, if (i) we are eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules, (ii) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC, and (iii) the U.S. Holder satisfies certain holding period and other requirements. The Tax Convention has been approved for the purposes of the qualified dividend rules and we believe we will be eligible for the benefits of the Tax Convention.

Dividend income will include any amounts withheld in respect of Japanese taxes, and will be treated as foreign-source income for foreign tax credit purposes. Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s circumstances, Japanese taxes withheld from dividends on our Ordinary Shares or the ADSs generally will be creditable against the U.S. Holder’s U.S. federal income tax liability to the extent such taxes do not exceed any reduced withholding rate available under the Tax Convention. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisors regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, at its election, deduct creditable foreign taxes, including Japanese taxes, in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued by the U.S. Holder in the taxable year.

Dividends paid in a currency other than U.S. dollars will be includable in income in a U.S. dollar amount based on the exchange rate in effect on the date of receipt (or the date of the depositary’s receipt in the case of ADSs), whether or not the payment is converted into U.S. dollars at that time. A U.S. Holder should not recognize any foreign currency gain or loss in respect of the distribution if the foreign currency is converted into U.S. dollars on the date the distribution is received. If the foreign currency is not converted into U.S. dollars on the date of receipt, however, gain or loss may be recognized upon a subsequent sale or other disposition of the foreign currency. The foreign currency gain or loss (if any) generally will be treated as ordinary income or loss to the U.S. Holder and generally will be treated as U.S.-source income or loss, which may be relevant in calculating the U.S. Holder’s foreign tax credit limitation.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares or ADSs, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. As stated, we do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ADSs or Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADSs or Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

PFIC Consequences

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of the ADSs or our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of the ADSs or our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of the ADSs or our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ADSs or Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of the ADSs or our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ADSs or Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ADSs or Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may still avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ADSs or Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold ADSs or Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or Ordinary Shares cannot be treated as capital, even if you hold the ADSs or Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) ADSs or Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ADSs or Ordinary Shares as of the close of such taxable year over your adjusted basis in such ADSs or Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ADSs or Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the ADSs or Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ADSs or Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or Ordinary Shares. Your basis in the ADSs or Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on the ADSs or our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ADSs or Ordinary Shares are regularly traded on Nasdaq and if you are a holder of ADSs or Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ADSs or Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such ADSs or Ordinary Shares, including regarding distributions received on the ADSs or Ordinary Shares and any gain realized on the disposition of the ADSs or Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold the ADSs or our Ordinary Shares, then such ADSs or Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ADSs or Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ADSs or Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ADSs or Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for the ADSs or our Ordinary Shares when inherited from a decedent that was previously a holder of the ADSs or our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) the ADSs or our Ordinary Shares, or a mark-to-market election and ownership of those ADSs or Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits the ADSs or our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those ADSs or Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in the ADSs or our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to the ADSs or our Ordinary Shares and proceeds from the sale, exchange or redemption of the ADSs or our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to the ADSs or our Ordinary Shares, subject to certain exceptions (including an exception for ADSs or Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ADSs or Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

UNDERWRITING

We will enter into an underwriting agreement with Kingswood Capital Partners, LLC, as representative of the several underwriters in this offering (the “Representative”), with respect to the ADSs to be sold in this offering. Subject to certain conditions, we will agree to sell to the underwriters, and the underwriters have severally agreed to purchase from us, on a firm commitment basis, the number of ADSs provided below opposite their respective names.

Underwriters	Number of ADSs
Kingswood Capital Partners, LLC	1,600,000
Total	1,600,000

A copy of the form of underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is part.

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement will provide that the obligations of the underwriters to pay for and accept delivery of the securities offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the securities if any such securities are taken. However, the underwriters are not required to take or pay for the securities covered by the Representative’s over-allotment option described below.

Over-Allotment Option

We have granted the Representative an over-allotment option. This option, which is exercisable for up to 45 days after the closing of this offering, permits the underwriters to purchase a maximum of 240,000 ADSs (15% of the number of ADSs sold in this offering) from us solely to cover over-allotments, if any. If the Representative exercises all or part of this option, the underwriters will purchase ADSs covered by the option at the initial public offering price per ADS that appears on the cover page of this prospectus, less the underwriting discount. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table. If any additional ADSs are purchased, the underwriters will offer these ADSs on the same terms as those on which the other ADSs are being offered. If this option is exercised in full, the total net proceeds from the over-allotment ADSs, before expenses, to us will be $1,116,000.

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs. They may also cause the price of the ADSs to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Underwriting Discounts and Expenses

We have agreed to pay the underwriter a fee equal to seven percent (7%) of the gross proceeds of the offering. The Underwriter propose initially to offer the ADSs to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the aforesaid fee (“underwriting discount”) set forth on the cover page of this prospectus. After this offering, the initial public offering price, concession, and reallowance to dealers may be changed by the Representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The ADSs are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the initial public offering price, underwriting discount, and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Representative of the over-allotment option, as indicated.

	Per ADS	No Exercise	Full Exercise
Initial public offering price	$	$	$
Underwriting discounts(1)(2)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Represents an underwriting discount equal to 7% per ADS.
(2)	Does not include (i) the Representative’s Warrants; (ii) a non-accountable expense allowance equal to 1% of the gross proceeds received by us from the sale of the ADSs in the offering, or (iii) the reimbursement provisions described below.

We have agreed to pay to the underwriters by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to 1% of the gross proceeds received by us from the sale of the ADSs.

We have agreed to reimburse the Representative for certain out-of-pocket accountable expenses incurred by it, up to an aggregate of $200,000 (including the Advance (as defined below)). Any portion of the advance payment made by us to the Representative, including $70,000 paid upon execution of the engagement letter in connection with this offering, an additional $60,000 to be paid upon the initial filing with the SEC of the registration statement of which this prospectus forms a part, and the remaining $70,000 to be paid upon the effectiveness of the registration statement of which this prospectus forms a part (together, the “Advance”) will be applied against the Representative’s out-of-pocket accountable expenses that will be reimbursed by us in connection with this offering. As of the date of this prospectus, we have paid $70,000 of the Advance to the Representative, and any portion of the Advance will be returned to us in the event it is not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts referred to above and underwriter non-accountable expense allowance, will be approximately $1,875,678, including a maximum aggregate reimbursement of $200,000 of Representative’s out-of-pocket accountable expenses.

Representative’s Warrants

We have also agreed to issue to the Representative warrants to purchase up to a number of ADSs equal to 3% of the total number of ADSs sold in this offering, including any ADSs issued upon exercise of the Representative’s over-allotment option. Although the Representative’s Warrants and the underlying ADSs issuable upon exercise of such Representative’s Warrants are being registered in this prospectus, we have also agreed that the warrants will provide for a one-time demand registration right at our expense for a period of no more than five years from commencement of sales of this offering and unlimited piggyback registration at our expense for a period of no more than seven years from commencement of sales of this offering and in compliance with FINRA Rule 5110(g)(8) in all respects. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the Representative’s warrants. We will bear all fees and expenses attendant to registering the ADSs issuable upon exercise of the warrants.

The Representative’s Warrants will have an exercise price per ADS equal to 120% of the initial public offering price per ADS in this offering. The Representative’s Warrants may be exercised in cash or on a cashless basis, and will be exercisable during the four- and half-year period commencing six months from the closing date of this offering. The Representative’s Warrants and the ADSs underlying the warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The Representative (or permitted assignees under FINRA Rule 5110(e)(1)) may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the ADSs underlying the Representative’s Warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying ADSs for a period of 180 days beginning on the commencement of sales in the offering, except as permitted by FINRA Rule 5110(e)(2). The Representative’s Warrants will provide for adjustment in the number and price of such warrants and the ADSs underlying such warrants in the event of recapitalization, merger, or other structural transaction to prevent mechanical dilution.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed not to, without the prior written consent of the Representative, during the engagement period (including any extension thereof) and for a period of 180 days after the closing of this offering (“Lock-up Period”), subject to certain customary exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company, or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii), or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

Furthermore, our directors and officers and any other holders more than 3% of the issued and outstanding Ordinary Shares on a fully diluted basis (including holders of securities exercisable for or convertible into Ordinary Shares) as of the date of the this prospectus have agreed, during the Lock-up Period, subject to customary exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

Right of First Refusal

We have agreed, provided that this offering is completed, that until 12 months after the closing of the offering, the Representative shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent at its sole discretion, for each and every future public equity and debt offering, including all public equity linked financings (each a “Subject Transaction”), during such 12-month period, of our Company, or any successor to or any current or future subsidiary of our Company, on terms and conditions customary to the Representative for such Subject Transactions, provided, however, that such right shall be subject to FINRA Rule 5110(g). At any time within five days after receipt of written notification of a proposed Subject Transaction, the Representative may, by giving written notice to the Company, elect to exercise its right of first refusal. The failure of the Representative to give such notice within such five-day period will be deemed an election not to exercise its right of first refusal.

Listing

We have applied to list the ADSs on Nasdaq under the symbol “LFS”. The closing of this offering is conditioned upon Nasdaq ’s approval of the listing of the ADSs on Nasdaq. At this time, Nasdaq has not yet approved our application to list the ADSs, and there is no guarantee or assurance that the ADSs will be approved for listing on Nasdaq, and if our application is not approved by Nasdaq, this offering may not be completed.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may, in the future, engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions, and expenses. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their clients. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Price Stabilization, Short Positions, and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment transactions involve sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising the over-allotment option and/or purchasing ADSs in the open market.

●	Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of the ADSs or preventing or mitigating a decline in the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Offer, Sale, and Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors. In connection with the offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Determination of the Initial Public Offering Price

Prior to this offering, there has been no public market for the ADSs. The initial public offering price of the ADSs offered by this prospectus and the exercise price of the Representative’s warrants will be determined by negotiations between us and the Representative. Among the factors to be considered in determining the initial public offering price of the ADSs are:

●	Our history and our prospects;

●	Our financial information and historical performance;

●	Estimate of our business potential and earning prospects;

●	The industry in which we operate;

●	Market valuations of other companies that we and the Representative believe to be comparable to us;

●	The status and development prospects for our services;

●	The experience and skills of our senior management; and

●	The general condition of the securities markets at the time of this offering.

The initial public offering price of the ADSs in this offering does not necessarily bear any direct relationship to the assets, operations, book, or other established criteria of value of our Company.

Based on the above valuation factors and the number of our Ordinary Shares outstanding, we set our per-ADS price of $5.00.

We offer no assurances that the public offering price will correspond to the price at which the ADSs will trade in the public market subsequent to this offering or that an active trading market for the ADSs will develop and continue after this offering.

Selling Restrictions Outside the United States

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation, or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq listing fee, all amounts are estimates.

SEC Registration Fee	$1,459
Nasdaq Listing Fee	$50,000
FINRA Filing Fee	$5,000
Legal Fees and Expenses	$650,000
Accounting Fees and Expenses	$716,000
Printing and Engraving Expenses	$9,000
Underwriter Out-of-Pocket Accountable Expenses	$200,000
Investor Relations Fee(1)	$58,245
Miscellaneous Expenses	$185,974
Total Expenses	$1,875,678

(1)	The investor relations fee is not an item of underwriting compensation. The investor relations fee involves fees paid to an investor relations firm for services including investor relations strategies, investor relations disclosures, and preparation of related materials.

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of ADSs sold in the offering.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares represented by the ADSs offered in this offering and certain other legal matters as to Japanese law will be passed upon for us by Nishimura & Asahi (Gaikokuho Kyodo Jigyo). Loeb & Loeb LLP is acting as counsel to the Representative in connection with this offering with respect to certain legal matters as to United States federal securities and New York State law.

EXPERTS

The financial statements for the fiscal years ended December 31, 2022 and 2023, included in this prospectus have been so included in reliance on the report of WWC, P. C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, of which this prospectus forms a part, including relevant exhibits, under the Securities Act with respect to the underlying Ordinary Shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

LEIFRAS CO., LTD. AND SUBSIDIARIES

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of
Leifras Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Leifras Co., Ltd. and its subsidiaries (collectively the “Company”) as of December 31, 2022 and 2023, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of our internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.
Certified Public Accountants
PCAOB ID No. 1171

We have served as the Company’s auditor since 2024.
San Mateo, California

December 10, 2024

LEIFRAS CO., LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2022	2023	2023
	JPY	JPY	US$
ASSETS
CURRENT ASSETS
Cash	2,077,106,474	2,729,282,346	19,367,601
Accounts receivable, net	283,961,605	422,726,241	2,999,760
Short-term investments	4,847,500	5,022,500	35,641
Inventories, net	27,521,360	20,732,647	147,124
Prepaid expenses	96,810,372	112,195,193	796,162
Amount due from a director	-	33,577,065	238,270
Other current assets	25,215,064	29,625,340	210,228
TOTAL CURRENT ASSETS	2,515,462,375	3,353,161,332	23,794,786

NON-CURRENT ASSETS
Property and equipment, net	84,551,713	77,496,295	549,931
Finance lease right-of-use assets	95,945,304	126,811,156	899,880
Operating lease right-of-use assets	413,806,486	420,848,914	2,986,439
Intangible assets, net	92,975,459	52,376,335	371,674
Goodwill	27,999,994	27,999,994	198,694
Deferred tax assets, net	156,117,234	155,229,760	1,101,545
Deferred initial public offering (“IPO”) costs	-	5,732,730	40,681
Long-term deposits	125,120,641	137,592,911	976,390
Other non-current assets	9,705,489	3,761,639	26,694
TOTAL NON-CURRENT ASSETS	1,006,222,320	1,007,849,734	7,151,928
TOTAL ASSETS	3,521,684,695	4,361,011,066	30,946,714

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term loans	600,000,000	625,001,000	4,435,148
Current portion of long-term loans	270,230,000	273,948,000	1,943,996
Bond payable, current	40,000,000	40,000,000	283,849
Accounts payable	131,247,735	171,497,421	1,216,984
Accrued liabilities	856,460,146	1,200,297,183	8,517,579
Income tax payable	6,169,200	155,649,800	1,104,526
Contract liabilities	96,810,062	106,760,317	757,595
Amount due to a director	41,362,768	-	-
Finance lease liabilities, current	28,504,834	39,723,921	281,890
Operating lease liabilities, current	150,060,643	141,880,109	1,006,813
Other current liabilities	138,749,420	167,088,663	1,185,698
TOTAL CURRENT LIABILITIES	2,359,594,808	2,921,846,414	20,734,078

NON-CURRENT LIABILITIES
Long-term loans, net of current portion	260,243,000	296,073,000	2,101,001
Bond payable, non-current	134,070,180	95,438,600	677,254
Finance lease liabilities, non-current	74,664,840	95,264,094	676,015
Operating lease liabilities, non-current	245,699,487	260,951,182	1,851,768
Assets retirement obligations	27,127,534	27,225,450	193,198
TOTAL NON-CURRENT LIABILITIES	741,805,041	774,952,326	5,499,236
TOTAL LIABILITIES	3,101,399,849	3,696,798,740	26,233,314

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, 40,000,000 shares authorized; 25,310,660 shares issued and 25,310,660 outstanding as of December 31, 2022 and 25,310,660 shares issued and 24,910,660 shares outstanding as of December 31, 2023*	80,500,000	80,500,000	571,246
Additional paid-in capital	143,052,580	249,840,080	1,772,921
Treasury shares, nil and 400,000 shares as of December 31, 2022 and 2023, respectively*	-	(100,000,000)	(709,622)
Retained earnings	196,732,266	433,872,246	3,078,855
TOTAL SHAREHOLDERS’ EQUITY	420,284,846	664,212,326	4,713,400
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	3,521,684,695	4,361,011,066	30,946,714

*	Retrospectively restated for a 1-to-20 share split which became effective on November 1, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

LEIFRAS CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Fiscal Years ended December 31,
	2022	2023	2023
	JPY	JPY	US$
NET REVENUE	7,688,467,564	9,291,499,984	65,934,573
Cost of revenue	(5,730,716,414)	(6,966,376,610)	(49,434,975)
GROSS PROFIT	1,957,751,150	2,325,123,374	16,499,598
Selling, general, and administrative expenses	(1,811,567,610)	(1,941,979,790)	(13,780,724)
INCOME FROM OPERATIONS	146,183,540	383,143,584	2,718,874

OTHER INCOME (EXPENSE)
Interest income	237,926	319,563	2,268
Interest expense	(13,341,790)	(13,828,146)	(98,128)
Grant income	10,462,000	14,461,568	102,623
Gain on sales of short-term investment	90,000,000	-	-
Loss on disposal of long-lived assets	(3,410,741)	(712,149)	(5,054)
Unrealized (loss) gain on short-term investment	(805,000)	175,000	1,242
Other income, net	25,935,289	14,126,116	100,242
Total other income, net	109,077,684	14,541,952	103,193
INCOME BEFORE INCOME TAX PROVISION	255,261,224	397,685,536	2,822,067

PROVISION FOR INCOME TAXES
Current	(7,858,751)	(159,658,082)	(1,132,970)
Deferred	(69,372,414)	(887,474)	(6,298)
Total provision for income taxes	(77,231,165)	(160,545,556)	(1,139,268)
NET INCOME	178,030,059	237,139,980	1,682,799

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic*	25,278,112	25,298,605	25,298,605
Diluted*	28,559,778	28,561,813	28,561,813
EARNINGS PER SHARE
Basic*	7.04	9.37	0.07
Diluted*	6.23	8.30	0.06

*	Retrospectively restated for a 1-to-20 share split which became effective on November 1, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

LEIFRAS CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares		Additional	Treasury shares		(Accumulated deficit)	Total
	No. of Shares*	Amount	Paid-in Capital	No. of Shares*	Amount	Retained Earnings	Shareholders’ Equity
		JPY	JPY		JPY	JPY	JPY
Balance as of December 31, 2021	24,826,660	80,000,000	494,402,580	-	-	(480,297,793)	94,104,787
Issuance of ordinary shares for cash	484,000	60,500,000	60,500,000	-	-	-	121,000,000
Capital reduction	-	(60,000,000)	(439,000,000)	-	-	499,000,000	-
Share-based compensation	-	-	27,150,000	-	-	-	27,150,000
Net income	-	-	-	-	-	178,030,059	178,030,059
Balance as of December 31, 2022	25,310,660	80,500,000	143,052,580	-	-	196,732,266	420,284,846
Share-based compensation	-	-	6,787,500	-	-	-	6,787,500
Forfeiture of shares	-	-	100,000,000	(400,000)	(100,000,000)	-	-
Net income	-	-	-	-	-	237,139,980	237,139,980
Balance as of December 31, 2023	25,310,660	80,500,000	249,840,080	(400,000)	(100,000,000)	433,872,246	664,212,326
Balance as of December 31, 2023 (US$)	25,310,660	571,246	1,772,921	(400,000)	(709,622)	3,078,855	4,713,400

*	Retrospectively restated for a 1-to-20 share split which became effective on November 1, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

LEIFRAS CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Years ended December 31,
	2022	2023	2023
	JPY	JPY	US$
Cash flows from operating activities
Net income	178,030,059	237,139,980	1,682,799
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization expense	90,097,488	92,376,436	655,524
(Reversal of) provision for expected credit loss	(5,017,881)	242,474	1,721
Loss on disposal of property and equipment	458,741	651,482	4,623
Loss on disposal of intangible assets	2,952,000	60,667	431
Gain on sales of short-term investments	(90,000,000)	-	-
Unrealized loss (gain) on short-term investment	805,000	(175,000)	(1,242)
Share-based compensation	27,150,000	6,787,500	48,166
Other non-cash expenses (income)	1,809,581	(53,186,243)	(377,422)
Deferred tax expense	69,372,414	887,474	6,298
Changes in operating assets and liabilities
Accounts receivable, net	(35,000,628)	(139,007,110)	(986,426)
Inventories	5,307,927	6,788,713	48,174
Prepaid expenses	(27,587,804)	(15,384,821)	(109,174)
Long-term deposits	(7,492,300)	(12,472,270)	(88,506)
Other current assets	50,928,087	(5,694,167)	(40,407)
Other non-current assets	(3,507,398)	5,943,850	42,179
Accounts payable	(7,569,000)	40,249,686	285,621
Accrued liabilities	125,638,181	324,832,914	2,305,087
Amount due to a director	18,042,499	-	-
Contract liabilities	12,219,759	9,950,255	70,609
Operating lease liabilities	(2,088,602)	28,733	204
Income tax payable	4,495,300	149,480,600	1,060,748
Other current liabilities	(6,057,522)	28,440,743	201,822
Assets retirement obligations	(1,484,616)	-	-
Net cash provided by operating activities	401,501,285	677,941,896	4,810,829

Cash flows from investing activities
Purchase of property and equipment	(11,518,870)	(3,752,431)	(26,628)
Purchase of intangible assets	(12,436,150)	(1,030,000)	(7,309)
Proceeds from sales of short-term investments	90,000,000	-	-
Net cash provided by (used in) investing activities	66,044,980	(4,782,431)	(33,937)

Cash flows from financing activities
Issuance of ordinary shares for cash	121,000,000	-	-
Proceeds from issuance of bond	192,636,190	-	-
Payment of finance lease liability	(28,899,743)	(39,799,863)	(282,429)
Proceeds from bank loans	505,000,000	378,000,000	2,682,373
Repayment of bank loans	(365,367,000)	(313,451,000)	(2,224,319)
Repayment of bond payable	(20,000,000)	(40,000,000)	(283,849)
Payment of deferred IPO costs	-	(5,732,730)	(40,681)
Net cash provided by (used in) financing activities	404,369,447	(20,983,593)	(148,905)

Net increase in cash	871,915,712	652,175,872	4,627,987
Cash at the beginning of the year	1,205,190,762	2,077,106,474	14,739,614
Cash at the end of the year	2,077,106,474	2,729,282,346	19,367,601

Supplementary cash flow information
Cash paid for income taxes	3,363,451	10,177,482	72,222
Cash paid for interest expenses	12,214,982	12,358,975	87,702

The accompanying notes are an integral part of these consolidated financial statements.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — NATURE OF BUSINESS AND COMPANY

Leifras Co., Ltd. (the “Company” or “Leifras”) was incorporated in Tokyo, Japan, in August 2001. The Company operates its business, and manages its subsidiaries with a focus on providing services related to operation of sports schools and organizing events for children, selling sports equipment, managing extracurricular activities in elementary and junior high schools, offering sports therapy for children with developmental disabilities, and providing health exercise guidance for the elderly.

The consolidated financial statements reflect the activities of each of the following entities:

Name	Background	Ownership	Principal activities
Leifras	● A Japan company ● Incorporated on August 28, 2001	-	Engaged in management and operation of sports clubs, sports classes and cultural classes, management of extracurricular activities in elementary and junior high schools, sports and healthcare facility management, selling sports equipment, and investment holding

Leifras Travel Co., Ltd.	● A Japan company ● Incorporated on April 9, 2019	100% owned by Leifras	Engaged in travel business based on the Travel Agency Act

Regional Collaboration Department Co., Ltd.	● A Japan company ● Incorporated on June 24, 2020	100% owned by Leifras	Engaged in management of operation of sports clubs, sports classes, and cultural classes

Apicos Co., Ltd. (“Apicos”)	● A Japan company ● Incorporated on January 6, 2020	100% owned by Leifras	Engaged in management of after-school childcare facilities

LEIF Co., Ltd. (“LEIF”)	● A Japan company ● Incorporated on January 4, 2022	100% owned by Leifras	Engaged in after-school child welfare business based on the Child Welfare Act

Hokkaido Tokachi Sky Earth Sports Co., Ltd. (“Sky Earth Sports Co.”)	● A Japan company ● Incorporated on November 27, 2017	100% owned by Leifras	Engaged in management and operation of sports clubs, sports classes, and cultural classes

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Practices

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and applicable rules and regulations of the SEC.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors; and has the power to cast majority of votes at the meeting of the board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders. All inter-company transactions have been eliminated upon consolidation.

Use of estimates and assumptions

In preparing the consolidated financial statements in conformity with the U.S. GAAP, the management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates are based on information available as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, allowance of expected credit losses, inventory valuation, useful lives of property, plant and equipment and intangible assets, the impairment of long-lived assets and goodwill, provision of refund liabilities, valuation of share -based compensation, valuation allowance of deferred tax assets, uncertain income tax positions, and implicit interest rate of operating and finance leases. Actual results could differ from those estimates.

Business Combinations

The purchase price of an acquired company is allocated between tangible and intangible assets acquired and liabilities assumed from the acquired business based on their estimated fair values, with the residual of the purchase price recorded as goodwill. Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative expenses in the Company’s consolidated statements of income. The results of operations of the acquired business are included in the Company’s results of operations from the date of acquisition.

Convenience translation

Translations of amounts in the consolidated balance sheets, consolidated statements of income, and consolidated statements of cash flows from JPY into US$ as of and for the fiscal year ended December 31, 2023 are solely for the convenience of the reader and were calculated at the noon buying rate of $1 = JPY140.92, as published in H.10 statistical release of the United States Federal Reserve Board. No representation is made that the JPY amounts could have been, or could be, converted, realized, or settled into US$ at such rate or at any other rate.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Cash

For the purposes of statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains substantially all its bank accounts in Japan. Cash balances in bank accounts in Japan are insured by the Deposit Insurance Corporation of Japan subject to certain limitations. As of December 31, 2022 and 2023, the Company did not have any cash equivalents.

Accounts Receivable, net

Accounts receivable include trade accounts due from customers. Accounts are considered overdue after 30 days. Management reviews its receivables on a regular basis to determine if the allowance for expected credit loss is adequate and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. As of December 31, 2022 and 2023, the Company made JPY3,254,517 and JPY3,496,991 ($24,816) allowance for expected credit losses for accounts receivable, respectively.

Short-term investments

The Company’s short-term investments consist of equity investments in public companies and privately held companies. Equity investment in public companies is accounted for under ASC 321 and reported at its readily determinable fair value as quoted by market exchanges, with changes in fair value recorded in other income in the consolidated statement of income. All changes in the fair value of equity investment in public companies are reported in earnings as they occur; therefore, the sale of such investment does not necessarily result in a significant gain or loss. Unrealized gain and loss due to fluctuations in fair value are recorded in the consolidated statement of income. Declines in fair value below cost that are deemed to be other-than-temporary are recognized as impairment in the consolidated statement of income. The Company holds investment in privately held companies in the form of equity security without readily determinable fair value and in which the Company does not have a controlling interest or significant influence. In accordance with ASC 321 Investment – Equity Security, investment in equity security without readily determinable fair value is initially recorded at cost and is subsequently adjusted to fair value for impairment. Impairment indicators considered include a significant deterioration in the earnings performance or business prospects of the investee, including factors that raise significant concerns about the investee’s ability to continue as a going concern, a significant adverse change in the regulatory, economic, or technologic environment of the investee and a significant adverse change in the general market condition of either the geographical area or the industry in which the investee operates.

If a qualitative assessment indicates that the investment is impaired, the entity has to estimate the investment’s fair value in accordance with the principles of ASC 820. If the fair value is less than the investment’s carrying value, the Company recognizes an impairment loss in earnings equal to the difference between the carrying value and fair value.

Inventories, net

Inventories, net are stated at the lower of cost or net realizable value, on a weighted average basis. Costs include mainly the cost of merchandise inventories such as uniforms and sports equipment. Any excess of the cost over the net realizable value of each item of merchandise inventories is recognized as a provision for diminution in the value of merchandise inventories. Net realizable value is the estimated selling price in the normal course of business less any costs to sell products. The Company periodically evaluates merchandise inventories for their net realizable value adjustments and reduces the carrying value of those merchandise inventories that are obsolete or in excess of the forecasted usage to their estimated net realizable value based on various factors including aging and expiration dates, as applicable, taking into consideration historical and expected future product sales.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Prepaid expenses

Prepaid expenses mainly comprise an advance payment for software license costs, office rent, and insurance fees. These expenses are initially recognized as assets and are subsequently transferred to the income statement over time. Management reviews its prepaid expenses on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. As of December 31, 2022 and 2023, no allowance was deemed necessary.

Other current assets

Other current assets primarily consist of deferred expenses, including promotional consumables, clothing, and sports equipment. Deferred expenses are initially recorded as assets on the consolidated balance sheet and subsequently expensed over time as they are used. These costs are incurred for supplies to be utilized in future periods. As of December 31, 2022 and 2023, the total deferred expenses were JPY20,200,576 and JPY25,652,798 ($182,039), respectively. No impairment losses were recognized for deferred expenses during the reporting period.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. Depreciation is computed using the straight-line method or declining balance method over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. The estimated useful lives are as follows:

Useful Life
Leasehold improvements	Shorter of the estimated useful life or remaining lease term
Building and facilities	10 years
Motor vehicle	4 years
Tools and equipment	2-10 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized.

Intangible assets, net

Intangible assets with finite lives are initially recorded at cost and amortized on a straight-line basis over the estimated economic useful lives of the respective assets. Acquired intangible assets from a business combination are recognized and measured at fair value at the time of acquisition. Those assets represent assets with finite lives and are further amortized on a straight-line basis over the estimated economic useful lives of the respective assets. The estimated useful lives of intangible assets are as follows:

Useful Life
Trademarks	10 years
Software	5 years
Customer-related intangible assets	3 years

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Impairment for long-lived assets

Long-lived assets, including property and equipment and intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2022 and 2023, no impairment of long-lived assets was recognized.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired in a business combination. In accordance with ASC Topic 350, “Intangibles—Goodwill and Others,” goodwill is subject to at least an annual assessment for impairment or more frequently if events or changes in circumstances indicate that an impairment may exist, applying a fair-value based test. Fair value is generally determined using a discounted cash flow analysis.

The Company has the option to assess qualitative factors first to determine whether it is necessary to perform the quantitative test in accordance with ASC 350-20. In the qualitative assessment, the Company considers primary factors such as industry and market considerations, overall financial performance of the entity, and other specific information related to the operations. If the Company believes, as a result of the qualitative assessment, that it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount, the quantitative impairment test described above is required. Otherwise, no further testing is required. For the fiscal years ended December 31, 2022 and 2023, the Company performed qualitative tests by evaluating Apicos, and concluded that it was not more-likely-than-not that the fair value of the reporting unit is less than its carrying amount.

Operating leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and do not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to April 1, 2020 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Finance leases

Finance lease assets are subsequently amortized using the straight-line method from the lease commencement date to the earlier of the end of its useful life or the end of the lease term unless the lease transfers ownership of the underlying asset to the Company or the Company is reasonably certain to exercise an option to purchase the underlying asset. In those cases, the finance lease assets are amortized over the useful life of the underlying asset. Accordingly, the assets leased under the finance leases are included in property and equipment, and depreciation thereon is recognized in operating expenses in the financial statements. When the Company makes its contractually required payments under finance leases, the Company allocates a portion to reduce the finance lease obligation and a portion is recognized as interest expenses.

Asset retirement obligations

The Company accounts for asset retirement obligations in accordance with ASC 410-20, Asset Retirement Obligations. ASC 410-20 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs an obligation associated with the retirement of tangible long-lived assets that result from the operation use of the leased assets. Asset retirement obligations consist of estimated restoration costs to be incurred by the Company in the future once the economic life of its leased assets is reached. The estimated fair value of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life. The liability is accreted until the Company settles the obligation.

Deferred IPO costs

Pursuant to ASC 340-10-S99-1, IPO costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, and the SEC filing and print related costs. As of December 31, 2022, the Company did not conclude its IPO. During the fiscal year ended December 31, 2023, the Company recorded a charge of JPY5,732,730 ($40,681) related to the IPO. As of December 31, 2022 and 2023, the Company had capitalized deferred IPO costs of nil and JPY5,732,730 ($40,681), respectively.

Long-term deposits

The security deposits are for the leases of headquarters and branch offices. The guaranteed deposits are for the club activity business, application of meeting room, orders of uniforms, and compensation of travel association. These amounts are recorded based on the contractual value and are carried to the balance sheet as non-current assets.

Other non-current assets

Other non-current assets primarily consist of long-term prepaid expenses, which mainly comprise advance payments for system maintenance fees, guarantee fees, as well as key money for property rentals. These expenses are initially recognized as assets and are subsequently transferred to the income statement over time.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement, and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The following table presents information about the Company’s financial assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2022 and 2023 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

Assets and liabilities measured on a recurring basis or disclosed at fair value as of December 31, 2022 and 2023 are summarized below:

		Fair value measurement or disclosure as of December 31, 2022 using
	Total Fair Value as of December 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	JPY	JPY	JPY	JPY
Fair value disclosure[1]
Bond payable	174,070,180	-	-	174,070,180

Fair value measurements on a recurring basis
Short-term investments	4,847,500	4,847,500	-	-

			Fair value measurement or disclosure as of December 31, 2023 using
	Total Fair Value as of December 31, 2023	Total Fair Value as of December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	JPY	US$	JPY	JPY	JPY
Fair value disclosure[1]
Bond payable	135,438,600	961,103	-	-	135,438,600

Fair value measurements on a recurring basis
Short-term investments	5,022,500	35,641	5,022,500	-	-

[1]	Fair value disclosure shows financial instruments which are not measured at fair value in the consolidated balance sheets, but for which the fair value is estimated for disclosure purposes.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Contract liabilities

Contract liabilities are the obligation to transfer products or services to customers for which the Company has received the consideration or has billed the customers. The Company’s contract liabilities are non-refundable payments collected in advance from customers. Contract liabilities are reclassified to revenue at the point at which products or services are delivered to customers.

Bond payable

Bond payable represents the contractual obligation of the issuer to make periodic interest payment and principal repayments at maturity. The bondholders have a fixed claim on the issuer’s assets and cash flows, similar to traditional debt instruments. If the contractual terms of the bond payable primarily represent a liability, the bonds are recognized as a liability at their fair value at the issuance date. Transaction costs directly attributable to the issuance are typically allocated to the liability and amortized over the bond’s term and the fair value has been disclosed in the fair value measurement. The bond payable is measured at amortized cost using the effective interest rate method. Interest expense is recognized over the bond’s term based on the effective interest rate, which reflects the market rate at the issuance date.

Revenue Recognition

The Company generates revenue primarily from membership, events hosting, school club support, after-school daycare services, and other fees collected from services provided. Revenue is recognized when a contract exists between the Company and a customer and upon transfer of control of promised products or services to such customer in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. The Company enters into contracts that can include various combinations of products and services, which may be capable of being distinct and accounted for as separate performance obligations. Revenue is recognized as a net of provision for refund and any taxes collected from customers, which are subsequently remitted to governmental authorities.

The Company has adopted ASC 606, “Revenue from Contracts with Customers.” ASC 606 establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. This guidance provides a five-step analysis in determining when and how revenue is recognized. Under the guidance, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the guidance requires the disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company is a principal and records revenue on a gross basis when the Company is primarily responsible for fulfilling the goods and services, has discretion in establishing pricing, and controls the promised goods and services before transferring that service to customers.

The Company’s continuing operations currently generate revenue from the following main sources:

(i) Sports School business

Membership revenue comprises registration fees, monthly fees, and annual fees. The Company cultivates professional coaches and provides high-quality professional sports lessons to its customers, who are children registered as the Company’s members. The typical payment terms for membership revenue set forth in the invoice are within 30 days of the invoice date.

The Company accounts for one-time, non-refundable registration fees as fees for facilitating membership registration. These fees cover the administrative service of completing the registration process, including creating individual member accounts, performing identity verification and health assessment, and customizing onboarding materials. The fees are recognized as revenue at a point in time upon receipt, providing a one-time right to access the membership. The registration fees are billed separately from any future services.

The Company accounts for membership annual fee revenue, net of refunds, on a deferred basis, ratably over the one-year membership period. The Company will bill and receive fixed annual membership revenue from students but not earned as contract liability on an annual basis and recognized over time, based on a straight-line basis over the school year or service period, as the customers simultaneously receive and consume the benefits of these services throughout the service period.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

The Company accounts for monthly fees, each membership registration contract represents a series of distinct services, which are delivery of various courses. The services have substantially the same pattern of transfer to the students, and as such, they are considered as a single performance obligation. The transaction price is stated in the contract and known at the time of contract inception. The monthly fees are generally collected in advance and are initially recorded as contract liabilities.

There is no variable consideration in the membership registration contracts with customers, except that the Company offers certain refunds for unattended classes to students who decided to withdraw from a course, and subject to customers’ option, for certain tuition fees received in advance for offline courses that were subsequently cancelled due to the COVID-19 pandemic.

The Company estimates the amount of such refund liability based on historical refund rates on a portfolio basis using the expected value method, and such refund liability is recorded under accrued expenses and other current liabilities on the consolidated balance sheets.

Event hosting: The Company offers event hosting service to customers, including but not limited to services like organizing sport-related events, student camps during school holidays, and day trips, which can cater to different budgets and preferences. To deliver such a service, the Company coordinates and integrates services from selected suppliers such as transportation, accommodation, and tour guide. The typical payment terms for event hosting revenue set forth in the invoices are within 30 days of the invoice date.

The Company enters into a distinct service contract with each customer for the service provided. The whole event hosting service is determined as a single performance obligation with a fixed total consideration as the customer benefits from a series of integrated services from selected suppliers, which are not separately identifiable.

The Company recognizes revenue at a point in time when the performance obligation is satisfied. The Company offers refund options to customers for event hosting fees received in advance for offline events that were subsequently cancelled due to weather conditions or natural disasters.

The Company estimates the amount of such refund liability based on historical refund rates on a portfolio basis using the expected value method, which is recorded under accrued expenses and other current liabilities on the consolidated balance sheets.

Other revenue: Other revenue generated comprised primarily of fees related to sales of sports equipment, special guidance services, and royalty fees from franchise. The typical payment terms for other revenue set forth in the invoices are within 30 days of the invoice date.

The Company sells sport equipment to customers. Each transaction represents a single performance obligation. The billing terms for sales of sports equipment are billed when equipment is delivered and is recognized at a point in time.

The Company offers special guidance services to the customers, mainly by dispatching coaches and instructors to kindergartens and nurseries to conduct sports and gymnastics classes. The fee is based on payment schedules specifying agreed rates according to the number of classes conducted each month. Each class represents a single performance obligation. The revenue from special guidance services is recognized over the contract term as customers receive and consume benefits of such services as provided. The special guidance services are billed on a monthly basis.

The Company receives certain royalty fees from franchisees for licensing franchises to operate under the Company’s trademarks, and also receives certain other support and maintenance fees professional maintenance and support for the franchisees’ sports school business. The royalty fee is calculated to be a percentage of the revenue earned by a franchisee, which percentage is agreed in the payment schedule. The support and maintenance fees are billed according to negotiated billing terms and revenue is recognized according to the billing terms.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

(ii) Social business

The Company provides a variety of customized services to municipalities, other governmental authorities, and schools. The Company offers two primary services under the social business umbrella through fixed-fee contracts: school club activity support service and after-school daycare service. The billing terms for the social business are billed on a monthly, quarterly, or annual basis. The typical payment terms for social business set forth in the invoices are 30 to 60 days. The school club activity support service involves managing student club activities for elementary and middle schools, based on contracts with the schools or relevant municipalities or education boards. Service rendered includes providing sports, music, and other cultural lessons and coaching services, with revenue recognized over time on a straight-line basis throughout the contract period as customers receive and benefits from the services continuously. Similarly, the after-school daycare service supports children with disabilities or developmental needs, enhancing their daily living skills and social abilities through soccer therapy, known for its developmental benefits. Revenue from after-school daycare service is also recognized over time throughout the contract period, as the benefits are continuously provided to and consumed by the customers.

Cost of revenue

Cost of revenue mainly consists of salaries to full-time coaches and instructors, rental expenses for school facility and office, promotion expenses, event expenses, depreciation and amortization of properties and equipment, and related expenses directly used in the provision of services to customers.

Selling, general, and administrative expenses

Selling, general, and administrative expenses include all operating costs of the Company, except cost of revenue, as described above. As a result, the majority of the cost of directors and staff costs, commission fees, depreciation, office supplies, travelling fees, system maintenance fees, advertisement and membership promotion fees, and operating lease expenses are included in selling, general, and administrative expenses. Since these expenses serve similar functions and pertain to the same aspects of the business, the Company has consolidated them into a single line item under this title.

Advertising expenses

The Company expenses advertising costs as they incurred. Total advertising expenses were JPY56,605,441 and JPY78,836,878 ($559,444) for the fiscal years ended December 31, 2022 and 2023, respectively, and had been included as part of selling, general, and administrative expenses.

Grant income

The Company recognizes grant income when they are received because they are not subject to any past or future conditions, performance conditions or conditions of use, and they are not subject to future refunds. Grant income received and recognized totaled JPY10,462,000 and JPY14,461,568 ($102,623) for the fiscal years ended December 31, 2022 and 2023, respectively.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes was incurred for the fiscal years ended December 31, 2022 and 2023.

Treasury shares

The Company accounts for treasury shares using the cost method. Under this method, the cost incurred to purchase the shares is recorded in the treasury shares account in shareholders’ equity. At retirement of the treasury shares, the ordinary shares account is charged only for the aggregate par value of the shares. The excess of the acquisition cost of treasury shares over the par value reduces additional paid-in capital.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share.” ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (for instance, convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (that is, those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the fiscal years ended December 31, 2022 and 2023, there were 3,281,666 and 3,263,208 dilutive shares, respectively.

Share-based compensation

The Company applies ASC 718, Compensation—Stock Compensation (“ASC 718”), to account for its employee share-based payments. In accordance with ASC 718, the Company determines whether an award should be classified and accounted for as a liability award or equity award. All the Company’s share-based awards to employees are classified as equity awards and are recognized in the consolidated financial statements based on their grant date fair values. The Company records share-based compensation expenses for employees and non-employees at fair value on the grant date. Share-based compensation is recognized net of forfeitures, as amortized expense on a straight-line basis over the requisite service period, which is the vesting period.

The Company accounts for share-based compensation expenses using an estimated forfeiture rate at the time of grant and revising, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Share-based compensation expenses are recorded net of estimated forfeitures such that expenses are recorded only for those share-based awards that are expected to vest.

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, a shareholder, or a related corporation.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Commitments and contingencies

In the ordinary course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such a contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Segment reporting

ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments, and major customers in consolidated financial statements for detailing the Company’s business segments.

Based on the criteria established by ASC 280, the Company’s chief operating decision-maker has been identified as its Chief Executive Officer, who reviews the consolidated results when making decisions about allocating resources and assessing the performance of the Company as a whole and the management of the Company concludes that it has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are all located in the Japan and substantially all of the Company’s revenue is derived from Japan. Therefore, no geographical segments are presented.

Risks and uncertainties

Beginning in late 2019, an outbreak of COVID-19 first emerged in China and has spread globally. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. Governments in affected countries are imposing travel bans, quarantines, and other emergency public health measures, which have caused material disruption to businesses globally resulting in an economic slowdown. These measures, though intended to be temporary in nature, may continue and increase depending on developments in the COVID-19 outbreak or any reoccurrence of an outbreak. In addition, the continued spread and variations of the COVID-19 as well as the imposition of related public health measures have resulted in, and is expected to continue to result in, increased volatility and uncertainty in the global economy. The continued spread and variations of the COVID-19 and efforts to contain the virus could adversely impact the Company’s strategic business plans and growth strategy, reduce demand for its services, reduce the availability and productivity of its employees, service providers, and third-party resources, cause it to experience an increase in costs due to emergency measures, and otherwise adversely impact the business.

Concentration of risks

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with financial institutions with high credit ratings and quality.

Accounts receivable primarily comprise of amounts receivable from the service customers. To reduce credit risk, the Company performs ongoing credit evaluations of the financial condition of these service customers. The Company establishes a provision for expected credit loss based upon estimates, factors surrounding the credit risk of specific service customers and other information.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

Concentration of customers

As of December 31, 2022 and 2023, no customer accounted for more than 10% of the Company’s total accounts receivable.

For the fiscal year ended December 31, 2022, the Nagoya City Board of Education, which is a municipality in the public sector, accounted for 14.5% of the Company’s total revenue. For the fiscal year ended December 31, 2023, the Nagoya City Board of Education accounted for 12.8% of the Company’s total revenue.

Concentration of vendors

As of December 31, 2022, Wunder Transport Technologies, Inc. and Tentetsu Bus Co., Ltd., which provide on-demand charter bus services in the transportation industry, accounted for 28.0%, and 15.4% of the total balance of accounts payable, respectively. As of December 31, 2023, Wunder Transport Technologies, Inc., which provides on-demand charter bus services in the transportation industry, and Nishitetsu Travel Co., Ltd., which provides travel agency services in the travel industry, accounted for 21.4% and 11.3% of the total balance of accounts payable, respectively.

For the fiscal years ended December 31, 2022 and 2023, no vendor accounted for more than 10% of the Company’s total purchases.

Recently Adopted or Issued Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the JOBS Act, the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they apply to private companies.

On December 18, 2019, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2019-12, Income taxes (Topic 740), simplifying the Accounting for Income Taxes. This guidance amends ASC Topic 740 and addresses several aspects including 1) evaluation of step-up tax basis of goodwill when there is not a business combination, 2) policy election to not allocate consolidated taxes on a separate entity basis to entities not subject to income tax, 3) accounting for tax law changes or rates during interim periods, 4) ownership changes from equity method investment to subsidiary or vice versa, 5) elimination of exception to intrapetrous allocation when there is gain in discontinued operations and a loss from continuing operations, and 6) treatment of franchise taxes that are partially based on income. The amendments in this ASU are effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The adoption of this ASU did not have a significant impact on the Company’s consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20, Receivables—Nonrefundable Fees and Other Costs.” The amendments in this ASU represent changes to clarify the ASC 310 Codification. The amendments make the ASC 310 Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. ASU 2020-08 is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. All entities should apply the amendments in this ASU on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. These amendments do not change the effective dates for Update 2017-08. The adoption of this ASU did not have a significant impact on the Company’s consolidated financial statements and related disclosures.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements.” The amendments in this ASU represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this ASU affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The amendments in this ASU should be applied retrospectively. The adoption of this ASU did not have a significant impact on the Company’s consolidated financial statements and related disclosures.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires entities to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU will generally result in an entity recognizing contract assets and contract liabilities at amounts consistent with those recorded by the acquiree immediately before the acquisition date rather than at fair value. The new standard is effective on a prospective basis for fiscal years beginning after December 15, 2022, with early adoption permitted. This standard is effective for the Company on January 1, 2023 and The adoption of this ASU did not have a significant impact on the Company’s consolidated financial statements and related disclosures.

In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. This ASU modifies the disclosure or presentation requirements of a variety of topics in the codification. The effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective. Early adoption is prohibited. The Company does not expect a significant impact to the consolidated financial statements upon adoption.

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (ASC 280): Improvements to Reportable Segment Disclosures,” which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company does not expect a significant impact to the consolidated financial statements upon adoption.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures to provide investors information to better assess how an entity’s operations and related tax risks and tax planning and operational opportunities affect its tax rate and prospects for future cash flows. This new guidance is effective for the Company for its fiscal years beginning after December 15, 2024. The Company does not expect a significant impact to the consolidated financial statements upon adoption.

In March 2024, the FASB issued ASU No.2024-01, Compensation – Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards. This ASU to improve generally accepted accounting principles (GAAP) by adding an illustrative example to demonstrate how an entity should apply the scope guidance in paragraph 718-10-15-3 to determine whether profits interest and similar awards to provide employees or nonemployees with profits interest awards to align compensation with an entity’s operating performance and provide those holders with the opportunity to participate in future profits and / or equity appreciation of the entity. The Company is currently evaluating the impact of this new standard on the Company’s consolidated financial statements and related disclosures.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (cont.)

In March 2024, the FASB issued ASU 2024-02 Codification Improvements – Amendments to Remove References to the Concept Statements to provide amendments to the Codification that remove references to various FASB Concepts Statements. This ASU is effective for our annual periods beginning December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this new standard on the Company’s consolidated financial statements and related disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, consolidated statements of income, and consolidated statements of cash flows.

Note 3 — NET Revenue

The Company’s net revenue consisted of the following:

	For the Fiscal Years ended December 31,
	2022	2023	2023
	JPY	JPY	US$
Sports school business – membership	4,556,389,815	5,209,466,241	36,967,544
Sports school business – event hosting	1,246,296,108	1,653,328,881	11,732,394
Sports school business – others	72,764,131	168,921,702	1,198,706
Social business	1,837,541,428	2,260,944,463	16,044,170
Subtotal	7,712,991,482	9,292,661,287	65,942,814
Less: provision for sales refund	(24,523,918)	(1,161,303)	(8,241)
Total	7,688,467,564	9,291,499,984	65,934,573

	For the Fiscal Years ended December 31,
	2022	2023	2023
Timing of revenue recognition	JPY	JPY	US$
Transferred over time	6,285,537,612	7,393,438,690	52,465,503
Transferred at a point in time	1,402,929,952	1,898,061,294	13,469,070
Total	7,688,467,564	9,291,499,984	65,934,573

Provision for sales refund

The provision for sales refund represents the provision for refund for sports school business services. The refund liability is based on estimates made from past refund historical data. The Company will re-evaluate the provision for refund liability based on the estimates to match with the actual claims and expects to make use of the refund liability over the next operating period.

Liabilities for refund are included in “Other current liabilities” and were JPY35,216,360 and JPY36,377,663 ($258,144) as of December 31, 2022 and 2023, respectively.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of December 31,
	2022	2023	2023
	JPY	JPY	US$
Accounts receivable	287,216,122	426,223,232	3,024,576
Less: allowance of expected credit loss	(3,254,517)	(3,496,991)	(24,816)
Accounts receivable, net	283,961,605	422,726,241	2,999,760

Movement of the allowance of expected credit loss consisted of the following:

	As of December 31,
	2022	2023	2023
	JPY	JPY	US$
Beginning balance	8,272,398	3,254,517	23,095
(Reductions) additions	(3,060,993)	1,540,558	10,932
Write-off	(1,956,888)	(1,298,084)	(9,211)
Ending balance	3,254,517	3,496,991	24,816

Note 5 — SHORT-TERM INVESTMENT

As of December 31, 2022 and 2023, the Company’s short-term investment consisted of less than 5% equity investment in a public company in Japan, and these are planned to be sold within one year. The movement of short-term investment is shown below:

	As of December 31,
	2022	2023	2023
	JPY	JPY	US$
Beginning balance	95,652,500	4,847,500	34,399
Accumulated impairment loss*	(90,000,000)	-	-
Beginning balance, net	5,652,500	4,847,500	34,399
Additions	-	-	-
Disposals*	(90,000,000)	-	-
Realized gain*	90,000,000	-	-
Unrealized (loss) gain	(805,000)	175,000	1,242
Ending balance	4,847,500	5,022,500	35,641

*

On October 18, 2021, the Company entered into a purchase agreement to invest in Yutaka College Co. Ltd. (“Yutaka”), a privately held company, aiming to create synergies between the Company’s after-school daycare business and Yutaka’s services for supporting disabled children. However, as Yutaka’s earnings deteriorated significantly, leading to an impairment loss of JPY90,000,000 recognized in the fiscal year ended December 31, 2021, the Company did not want to commit more working capital or funds to pursue this strategy. Therefore, the Company made the strategic decision to divest the investment.

On August 1, 2022, the Company entered into a sales agreement with an external investor, and successfully completing the divestment on August 1, 2022. This transaction not only mitigated potential losses from the declining investment, but also generated a realized gain from the short-term investment, strengthening the Company’s financial position for the fiscal year ended December 31, 2022.

Investments in equity securities, such as marketable securities, are accounted for at fair value with changes in fair value recognized in net income.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — SHORT-TERM INVESTMENT (cont.)

For the fiscal year ended December 31, 2022, the Company recognized a gain on sale of a short-term investment of JPY90,000,000, which had incurred an impairment loss of JPY90,000,000 for the fiscal year ended December 31, 2021.

Short-term investments classification as of December 31, 2022 and 2023 consisted of the following:

	As of December 31,
	2022	2023	2023
	JPY	JPY	US$
Equity investments at fair value with readily determinable fair value	4,847,500	5,022,500	35,641

Assets measured at fair value on a recurring basis as of December 31, 2022 and 2023 are summarized below:

	As of December 31, 2022 Fair Value Measurements
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2022
	JPY	JPY	JPY	JPY
Equity investments at fair value with readily determinable fair value	4,847,500	-	-	4,847,500
	4,847,500	-	-	4,847,500

	As of December 31, 2023 Fair Value Measurements
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2023	Fair Value as of December 31, 2023
	JPY	JPY	JPY	JPY	US$
Equity investments at fair value with readily determinable fair value	5,022,500	-	-	5,022,500	35,641
	5,022,500	-	-	5,022,500	35,641

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — INVENTORIES, NET

Inventories, net consisted of the following:

	As of December 31,
	2022	2023	2023
	JPY	JPY	US$
Merchandise	35,897,230	27,010,883	191,675
Less: inventory valuation allowance	(8,375,870)	(6,278,236)	(44,551)
Inventories, net	27,521,360	20,732,647	147,124

For the fiscal years ended December 31, 2022 and 2023, the Company recognized provision for inventory valuation in inventories of JPY4,347,530 and JPY2,050,199 ($14,549), respectively, due to the write-down to its net realizable value. The provision for inventory valuation is included in cost of revenue.

Note 7 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	As of December 31,
	2022	2023	2023
	JPY	JPY	US$
Leasehold improvements	93,540,554	93,948,554	666,680
Building and facilities	298,650	298,650	2,119
Motor vehicle	1,045,593	1,045,593	7,420
Tools and equipment	23,069,450	24,620,726	174,714
Subtotal	117,954,247	119,913,523	850,933
Less: accumulated depreciation	(29,751,200)	(39,060,201)	(277,180)
Less: accumulated impairment	(3,651,334)	(3,357,027)	(23,822)
Property and equipment, net	84,551,713	77,496,295	549,931

Depreciation expenses recognized for the fiscal years ended December 31, 2022 and 2023 amounted to JPY8,390,335 and JPY10,156,367 ($72,072), respectively.

No impairment loss had been recognized during the fiscal years ended December 31, 2022 and 2023.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — INTANGIBLE ASSETS, NET

Intangible assets, net consisted of the followings:

	As of December 31,
	2022	2023	2023
	JPY	JPY	US$
Software	292,179,774	292,588,274	2,076,272
Trademarks	4,770,500	4,770,500	33,853
Customer-related intangible assets	3,954,545	3,954,545	28,062
Subtotal	300,904,819	301,313,319	2,138,187
Less: accumulated amortization	(207,929,360)	(248,936,984)	(1,766,513)
Intangible assets, net	92,975,459	52,376,335	371,674

Amortization expenses recognized for the fiscal years ended December 31, 2022 and 2023 amounted to JPY45,386,195 and JPY41,007,624 ($291,869), respectively.

No impairment loss had been recognized during the fiscal years ended December 31, 2022 and 2023.

Note 9 — GOODWILL

	JPY	US$
Balance as of December 31, 2022	27,999,994	198,694
Accumulated impairment loss	-	-
Balance as of December 31, 2023	27,999,994	198,694
Accumulated impairment loss	-	-
Goodwill	27,999,994	198,694

On April 1, 2020, the Company entered into an agreement to acquire all of the equity interests of Apicos. The primary asset purchased in the acquisition was the workforce of the acquired business as well as sales growth from future service offerings and new customers. The goodwill is not deductible for tax purposes. The acquisition was accounted for as an acquisition of a business.

The purchase consideration was JPY50,000,000 in cash and was paid on April 1, 2020. Goodwill of JPY27,999,994 ($198,694) represents the excess of the purchase price over the estimated fair value of the net assets Apicos acquired.

The Company tests goodwill for impairment on an annual basis or sooner, if deemed necessary. There was no impairment for the fiscal years ended December 31, 2022 and 2023.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — LONG-TERM DEPOSITS

Long-term deposits consisted of the following:

	As of December 31,
	2022	2023	2023
Deposits	JPY	JPY	US$
Security deposits	121,564,641	133,266,541	945,689
Guarantee deposits	3,556,000	4,326,370	30,701
	125,120,641	137,592,911	976,390

Note 11 — BANK LOANS

Bank loans consisted of the following:

	As of December 31,
	2022	2023	2023
	JPY	JPY	US$
Short-term loans	600,000,000	625,001,000	4,435,148
Current portion of long-term loans	270,230,000	273,948,000	1,943,996
Long-term loans	260,243,000	296,073,000	2,101,001
Bank loans	1,130,473,000	1,195,022,000	8,480,145

Schedule of bank loans:

As of December 31, 2022	Balance	Maturity Date	Effective Interest Rate	Collateral / Guarantee
	JPY
Mizuho Bank	400,000,000	June 30, 2023	0.9%	-
Mizuho Bank	91,114,000	September 30, 2023	0.9%	-
Chikuho Bank	100,000,000	April 30, 2023	0.9%	-
Saga Bank	51,686,000	January 31, 2028	1.5%	-
Saga Bank	100,000,000	March 31, 2023	1.0%	-
Saga Bank	77,784,000	March 31, 2025	1.0%	-
Fukuoka Bank	46,656,000	March 31, 2025	0.9%	-
Fukuoka Bank	80,561,000	April 30, 2025	1.0%	-
Higashi Nihon Bank	86,000,000	June 30, 2025	1.0%	-
Kita Kyushu Bank	77,760,000	March 31, 2025	1.0%	-
Hyaku Jyuyon Bank	14,500,000	April 28, 2023	0.7%	-
Obihiro Shinkin Bank	4,412,000	April 30, 2027	1.7%	Guarantee association (prefecture)
Total bank loans	1,130,473,000

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — BANK LOANS (cont.)

As of December 31, 2023	Balance	Maturity Date	Effective Interest Rate	Collateral / Guarantee
	JPY
Mizuho Bank	400,000,000	June 28, 2024	0.9%	-
Mizuho Bank	309,778,000	September 30, 2026	0.8%	-
Chikuho Bank	100,000,000	April 30, 2024	0.9%	-
Saga Bank	41,690,000	January 31, 2028	1.5%	-
Saga Bank	100,000,000	March 31, 2024	1.0%	-
Saga Bank	44,460,000	March 31, 2025	1.0%	-
Fukuoka Bank	26,652,000	March 31, 2025	0.9%	-
Fukuoka Bank	47,237,000	April 30, 2025	1.0%	-
Higashi Nihon Bank	52,400,000	June 30, 2025	1.0%	-
Kita Kyushu Bank	44,400,000	March 31, 2025	1.0%	-
Resona Bank	25,001,000	March 29, 2024	1.1%	-
Obihiro Shinkin Bank	3,404,000	April 30, 2027	1.7%	Guarantee association (prefecture)
Total bank loans	1,195,022,000
Total bank loans (US$)	8,480,145

Interest expenses for the fiscal years ended December 31, 2022 and 2023 amounted to JPY11,032,209 and JPY10,228,878 ($72,586), respectively.

As of December 31, 2023, the Company’s future loan obligations according to the terms of the loan agreement were as follows:

	JPY	US$
2024	898,949,000	6,379,144
2025	181,873,000	1,290,612
2026	102,498,000	727,349
2027	9,996,000	70,934
2028	1,706,000	12,106
Thereafter	-	-
Total bank loans	1,195,022,000	8,480,145

The Company’s bank loan agreements contain covenants, which require compliance with financial ratios. As of December 31, 2022 and 2023, the Company was in compliance with all the financial covenants under its existing loan agreements.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — BOND PAYABLE

Bond payable consisted of the following:

	As of December 31,
	2022	2023	2023
	JPY	JPY	US$
Bond payable – current	40,000,000	40,000,000	283,849
Bond payable – non-current	134,070,180	95,438,600	677,254
Bond payable	174,070,180	135,438,600	961,103

The Company issued corporate bonds through a bank, which consisted of the following:

As of December 31, 2023	Balance	Maturity Date	Effective Interest Rate	Collateral / Guarantee
	JPY
6th Series Unsecured Private Placement Bonds Limited to Qualified Institutional Investors	140,000,000	April 28, 2027	0.5%	-
Less: Bond issuance cost	(4,561,400)
Total bond payable	135,438,600
Total bond payable (US$)	961,103

The bonds bear interest at the rate of 0.5% per annum. Interest is payable semi-annually in arrears on and of each year, beginning on April 28, 2022.

As of December 31, 2023, the Company’s future principal amounts of bonds according to the terms of the agreement were as follows:

	JPY	US$
2024	40,000,000	283,849
2025	40,000,000	283,849
2026	40,000,000	283,849
2027	20,000,000	141,924
2028	-	-
Thereafter	-	-
Total bond payable	140,000,000	993,471

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	As of December 31,
	2022	2023	2023
	JPY	JPY	US$
Accrued compensation and employee benefits	710,825,584	1,029,814,086	7,307,792
Activities expenses	55,924,950	22,927,832	162,701
Professional service fees	3,740,000	17,380,000	123,332
Office software subscription fees	12,923,332	15,579,084	110,553
Withholding tax payable	9,194,848	28,609,137	203,017
Others	63,851,432	85,987,044	610,184
Total accrued liabilities	856,460,146	1,200,297,183	8,517,579

Note 14 — CONTRACT LIABILITIES

Movement in contract liabilities consisted of the following:

	As of December 31,
	2022	2023	2023
	JPY	JPY	US$
Beginning balance	84,590,303	96,810,062	686,986
Deposits received from customers	477,513,730	609,618,149	4,325,987
Amounts recognized to revenue	(465,279,151)	(599,667,894)	(4,255,378)
Less: refunds to customers	(14,820)	-	-
Ending balance	96,810,062	106,760,317	757,595

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — ASSETS RETIREMENT OBLIGATIONS

Following are the asset retirement obligations recognized by the Company:

	As of December 31,
	2022	2023	2023
	JPY	JPY	US$
At the beginning of the year	25,947,488	27,127,534	192,504
Liabilities incurred during the year	2,550,113	-	-
Liabilities settled during the year	(1,484,616)	-	-
Accretion of liability	114,549	97,916	694
Assets retirement obligations	27,127,534	27,225,450	193,198

Note 16 — SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

The Company’s selling, general, and administrative expenses consisted of the following:

	As of December 31,
	2022	2023	2023
	JPY	JPY	US$
Salaries and welfare expenses	725,756,830	731,606,704	5,191,646
Office rental fees	243,281,535	254,796,251	1,808,091
System maintenance fees	194,469,266	227,858,326	1,616,934
Commission expenses	174,905,403	216,132,889	1,533,728
Depreciation and amortization expenses	90,097,488	92,376,436	655,524
Promotion fees	56,605,441	78,836,878	559,444
Travel expenses	63,968,962	62,265,518	441,850
Recruitment fees	44,663,656	58,860,880	417,690
Office supplies	53,158,971	31,800,459	225,663
Others*	164,660,058	187,445,449	1,330,154
Total	1,811,567,610	1,941,979,790	13,780,724

*	Others primarily consist of selling, general, and administrative expenses that are not individually material to the Company’s financial position, including but not limited to entertainment fees, utilities, and administrative expenses.

Note 17 — OTHER INCOME, NET

	For the Fiscal Years ended December 31,
	2022	2023	2023
	JPY	JPY	US$
Gain on sales of short-term investments	90,000,000	-	-
Loss on disposal of long-lived assets	(3,410,741)	(712,149)	(5,054)
Unrealized (loss) gain on short-term investments	(805,000)	175,000	1,242
Other income*	26,010,671	14,126,116	100,242
Other expenses	(75,382)	-	-
Total other income, net	111,719,548	13,588,967	96,430

*

Other income primarily included JPY21,417,218 and JPY9,533,619 ($67,653) of the franchise income collected for the fiscal years ended December 31, 2022 and 2023, respectively. The Company has established a system to support the Company’s full-time coaches to apply and register as franchisees, in which the Company transfers certain business rights and members to the full-time coaches.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — TAXES

Income taxes

The Company conducts its major businesses in Japan and is subject to tax in this jurisdiction. During the fiscal years ended December 31, 2022 and 2023, all taxable income of the Company was generated in Japan. As a result of its business activities, the Company files tax returns that are subject to examination by the local tax authority. Income taxes in Japan applicable to the Company are imposed by the national, prefectural, and municipal governments.

For the fiscal years ended December 31, 2022 and 2023, the Company’s income tax expenses were as follows:

	For the Fiscal Years ended December 31,
	2022	2023	2023
	JPY	JPY	US$
Current	7,858,751	159,658,082	1,132,970
Deferred	69,372,414	887,474	6,298
Total	77,231,165	160,545,556	1,139,268

The tax effects of temporary differences that give rise to the deferred income tax assets and liabilities at December 31, 2022 and 2023 are presented below:

	As of December 31,
	2022	2023	2023
	JPY	JPY	US$
Deferred tax assets
Net operating loss carryforward	26,573,260	1,892,430	13,429
Lease liabilities	164,319,276	183,017,830	1,298,736
Bonus accruals	41,508,000	62,817,102	445,764
Temporary difference in depreciation and amortization	42,785,368	40,287,417	285,889
Vacation accrual	61,892,448	72,794,164	516,564
Provision for inventory impairment	2,897,213	2,179,480	15,466
Allowance for expected credit losses	1,640,894	1,876,784	13,318
Others	15,559,291	3,099,807	21,996
Valuation allowance	(34,683,775)	(28,489,077)	(202,165)
Total deferred tax assets	322,491,975	339,475,937	2,408,997

Deferred tax liabilities
ROU assets	(164,323,616)	(182,668,389)	(1,296,256)
Deferred bond payable issuance cost	(2,051,125)	(1,577,788)	(11,196)
Total deferred tax liabilities	(166,374,741)	(184,246,177)	(1,307,452)
Deferred tax assets, net	156,117,234	155,229,760	1,101,545

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — TAXES (cont.)

A reconciliation of the effective income tax rates reflected in the accompanying consolidated statements of operations and comprehensive income to the Japanese statutory tax rate for the fiscal years ended December 31, 2022 and 2023 were as follows:

	For the Fiscal Years ended December 31,
	2022	2023
Japanese statutory tax rate	34.6%	34.6%
Changes in valuation allowance	(13.1)%	(1.6)%
Tax rate disparity between parent and subsidiaries	(0.6)%	(0.3)%
Share based compensation	3.7%	0.6%
Tax per capita	2.2%	1.5%
Non-deductible expenses	3.5%	5.0%
Other	(0.1)%	0.6%
Effective tax rate	30.3%	40.4%

Consumption tax

Consumption tax collected and remitted to tax authorities is excluded from revenue, cost of sales, and expenses in the statements of income and comprehensive income. Before October 1, 2019, the applicable consumption tax rate was 8%, and since October 1, 2019, the Company has been subject to the applicable consumption tax rate of 10%, with an 8% rate applicable to a limited number of exceptions based on the new Japanese tax law. For overseas sales, the Company is exempt from paying consumption tax. The Company can deduct all of its qualified input consumption tax paid when purchasing from suppliers, against the output consumption tax derived from domestic sales. The Company is eligible for consumption tax refund from the tax authorities for excess input consumption tax, which is recorded as consumption tax receivable in the prepaid expenses and other current assets on the balance sheets.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 — Related party balances and transactions

The Company’s relationships with related parties who had transactions with the Company are summarized as follows:

Related Party Name	Relationship to the Company
Mr. Kiyotaka Ito	Mr. Kiyotaka Ito is the Company’s founder and has served as its representative director and Chief Executive Officer since August 2001.

a.	Amount due from a director

Due from a director consisted of the following:

		As of December 31,
Name of related party	Nature of transactions	2021	2022	2023	2023
		JPY	JPY	JPY	US$
Mr. Kiyotaka Ito	The receivable represented compensation to be made by Mr. Kiyotaka Ito.	-	-	33,577,065	238,270
	Total	-	-	33,577,065	238,270

The balance as of December 31, 2023 was fully settled in cash on June 27, 2024. See “Notes to Consolidated Financial Statements—Note 23 Commitments and Contingencies—Legal Proceedings” for further details.

b.	Amount due to a director

Due to a director consisted of the following:

		As of December 31,
Name of related party	Nature of transactions	2021	2022	2023	2023
		JPY	JPY	JPY	US$
Mr. Kiyotaka Ito	The payable represented fund deposited by Mr. Kiyotaka Ito for a lawsuit preparation.	12,320,269	41,362,768	-	-
	Total	12,320,269	41,362,768	-	-

The deposit was fully settled in December 2023. See “Notes to Consolidated Financial Statements—Note 23 Commitments and Contingencies—Legal Proceedings” for further details.

There have been no related party transactions between December 31, 2023 and the date of this prospectus.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 — EQUITY

Ordinary shares

The total number of authorized shares of the Company’s ordinary shares was 40,000,000 as of December 31, 2022 and 2023.

On January 24, 2022, 480,000 ordinary shares of the Company were issued at value of JPY250.

On March 30, 2022, the Company performed a recapitalization transaction by transferring registered share capital to additional paid-in capital and accumulated deficit, whereby the registered share capital was decreased by JPY60,000,000 ($425,773), from JPY140,500,000 ($997,020) to JPY80,500,000 ($571,246), the additional paid-in capital was decreased by JPY439,000,000 ($3,115,243), from JPY554,902,580 ($3,937,713) to JPY115,902,580 ($822,471), and an accumulated deficit of JPY480,297,793 ($3,408,301) was decreased by JPY499,000,000 ($3,541,016), resulting in a retained earnings balance of JPY18,702,207 ($132,715). This corporate action was undertaken for the purpose of offsetting accumulated losses against paid-in capital, enabling the Company to declare dividends sooner if future profits are generated, and for the purpose of achieving tax savings on corporation tax in Japan, in accordance with Japanese tax regulations.

On March 31, 2022, 4,000 ordinary shares of the Company were issued at value of JPY250.

On October 16, 2024, the Company’s board of directors approved a share split of the Company’s outstanding ordinary shares at a ratio of 1-to-20, which became effective on November 1, 2024, resulting in 25,310,660 ordinary shares issued and outstanding as of December 31, 2022 and 24,910,660 ordinary shares outstanding as of December 31, 2023 giving effect of the share split. The Company believes it is appropriate to reflect the above transactions on a retroactive basis similar to a share split pursuant to ASC 260. All references made to share numbers or share values in the accompanying consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect the 1-to-20 share split.

For the fiscal years ended December 31, 2022 and 2023, the Company did not declare any dividend.

Treasury shares

During the fiscal year ended December 31, 2023, the Company forfeited 400,000 of its own shares due to the settlement of a legal proceeding. Refer to “Note 22—Commitments and Contingencies” for further details.

Note 21 — SHARE-BASED COMPENSATION

Pre-IPO share option schemes

On April 27, 2018, the Company awarded options to purchase an aggregate of 1,496,200 ordinary shares at an exercise price of JPY5 per share to various officers, directors, and employees of the Company. The options vested on April 28, 2020 with the expiration date on April 27, 2028.

On December 27, 2019, the Company awarded options to purchase an aggregate of 923,600 ordinary shares at an exercise price of JPY244 per share to various officers, directors, and employees of the Company. The options vested on December 20, 2021 with the expiration date on December 19, 2029.

On March 31, 2021, the Company awarded certain Trust-Type Share Options. The Trust-Type Share Options is administered by the board of directors and has a term of eight years from the date of adoption. Under the Trust-Type Share Options plan, the Company deposited into the trust a set of options that are convertible to a total of 3,000,000 ordinary shares of the Company. The board of directors and the trustee of the Trust-Type Share Options, in their discretion, may designate and distribute these options to individuals, including but not limited to employees, officers, and directors. The purpose of the Trust-Type Share Options is to attract and retain exceptionally qualified and talented individuals and to motivate them to exercise their best efforts on behalf of the Company through valuable incentives and awards.

The Trust-Type Share Options (trust for market value-issue stock acquisition rights) is a scheme of where the option holder is granted the right to acquire the Company’s shares at pre-determined price, which can be lower than the fair market value, therefore generating immediate benefit to the holder to option. The trust type plan was initiated and created by the trustor (Mr. Kiyotaka Ito, the Company’s Chief Executive Officer) when he deposited funds into the trust with the intention to reward the beneficiaries of the plan. A third-party trustee is entrusted with the responsibility to grant to beneficiaries (including officers and employees) the options.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21 — SHARE-BASED COMPENSATION (cont.)

The following table summarizes the share option activities and related information for the fiscal years ended December 31, 2022 and 2023:

	Number of Options	Weighted-Average Exercise Price*	Weighted-Average Exercise Price*	Weighted Average Remaining Contractual Term
		JPY	US$	Years
At the beginning of January 1, 2022	164,970	232.55	1.65	9.02
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited / cancelled	(1,240)	103.30	0.73	-
Outstanding as of December 31, 2022	163,730	233.55	1.66	8.03
Granted	-	-	-	-
Exercised	(900)	-	-	-
Forfeited / cancelled	-	52.80	0.37	-
Outstanding as of December 31, 2023	162,830	234.55	1.66	7.05
Vested and exercisable as of December 31, 2023	162,830

*	Retrospectively restated for a 1-to-20 share split which became effective on November 1, 2024.

Based on the fair value of the underlying ordinary shares of Leifras, the Company used the Black-Scholes option-pricing model to determine the fair value of the share options as of the grant date. Option valuation model requires the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying shares, and changes in the subjective input assumptions can materially affect the fair value estimate of share options.

	April 27, 2018	December 27, 2019	March 31, 2021
Expected volatility	19.01%	17.80%	16.88%
Risk-free interest rate	0.089%	0.089%	0.089%
Dividend yield	-	-	-
Exercise term	8 years	8 years	8 years

The expected volatility is calculated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable companies. The risk-free interest rate is estimated based on the yield to maturity of Japanese treasury bonds based on the expected term of the incentive shares. The share options above contained a performance condition of exercisability upon a successful listing on the Nasdaq Stock Market or any other stock exchanges all over the world.

The options are subject to both a service condition, requiring employees to remain employed throughout the vesting period, and a performance condition, contingent upon a successful listing on the Nasdaq Stock Market or any other stock exchanges all over the world. Share-based compensation expenses are recognized on a straight-line basis over the vesting periods, provided the service condition is met and the performance condition is deemed probable. The Company recognized share-based compensation expenses related to the options of JPY27,150,000 and JPY6,787,500 ($48,166) for the fiscal years ended December 31, 2022 and 2023, respectively, in relation to the share options issued under the pre-IPO share option schemes.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 22 — LEASE

The Company determines if an arrangement is a lease, or contains a lease, at inception. U.S. GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty.

The ROU assets related to offices, office equipment, and commercial vehicles. The Company recognized ROU assets and lease liabilities as follows:

	As of December 31,
	2022	2023	2023
	JPY	JPY	US$
Assets
Financing lease ROU assets	95,945,304	126,811,156	899,880
Operating lease ROU assets	413,806,486	420,848,914	2,986,439
Total lease assets	509,751,790	547,660,070	3,886,319

Liabilities
Current
Finance leases	28,504,834	39,723,921	281,890
Operating leases	150,060,643	141,880,109	1,006,813
Total	178,565,477	181,604,030	1,288,703

Non-current
Finance leases	74,664,840	95,264,094	676,015
Operating leases	245,699,487	260,951,182	1,851,768
Total	320,364,327	356,215,276	2,527,783

As of December 31, 2023, future minimum lease payments under finance lease liabilities and operating lease liabilities were as follows:

	Finance lease	Operating lease	Finance lease	Operating lease
Future payment	JPY	JPY	US$	US$
2024	40,890,351	145,269,801	290,167	1,030,867
2025	35,952,740	73,878,804	255,129	524,261
2026	29,489,505	31,640,945	209,264	224,531
2027	19,022,308	23,260,320	134,987	165,060
2028	11,284,553	21,500,320	80,078	152,571
Thereafter	1,051,400	122,963,720	7,460	872,578
Total future lease payment	137,690,857	418,513,910	977,085	2,969,868
Less: imputed interest	(2,702,842)	(15,682,619)	(19,180)	(111,287)
Present value of lease liabilities	134,988,015	402,831,291	957,905	2,858,581
Lease liabilities, current	39,723,921	141,880,109	281,890	1,006,813
Lease liabilities, non-current	95,264,094	260,951,182	676,015	1,851,768

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 22 — LEASE (cont.)

The following summarizes other supplemental information about the Company’s finance leases and operating leases:

	As of December 31,
	2022	2023	2023
	JPY	JPY	US$
Weighted average remaining lease term (years)
Finance leases	4.17	3.79	3.79
Operating leases	7.07	7.22	7.22

Weighted average discount rate (per annum)
Finance leases	1.00%	1.00%	1.00%
Operating leases	1.00%	1.00%	1.00%

Note 23 — COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may be subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such a contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical performance and the specific facts and circumstances of each matter.

In the opinion of management, there were no pending or threatened claims and litigation as of December 31, 2023 and up through September 30, 2024, the date these financial statements are available to be issued.

The Company is committed under long-term bank loans, bond payable, asset retirement obligation, finance leases for offices, and operating leases for office equipment and commercial cars. The following table summarizes the Company’s contractual obligations as of December 31, 2023:

	Payment due by period
	Less than one year	One to three years	Three to five years	More than five years	Total	Total
	JPY	JPY	JPY	JPY	JPY	US$
Bank loans	898,949,000	284,371,000	11,702,000	-	1,195,022,000	8,480,145
Bond payable	40,000,000	80,000,000	20,000,000	-	140,000,000	993,471
Asset retirement obligation	-	1,141,211	-	26,084,239	27,225,450	193,198
Finance lease liabilities	40,890,351	65,442,245	30,306,861	1,051,400	137,690,857	977,085
Operating lease liabilities	145,269,801	105,519,749	44,760,640	122,963,720	418,513,910	2,969,869
Total	1,125,109,152	536,474,205	106,769,501	150,099,359	1,918,452,217	13,613,768

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 23 — COMMITMENTS AND CONTINGENCIES (cont.)

Legal proceedings

Between July and September 2020, a former representative director and vice president of the Company (the “Defendant”) entered into three service contracts in a total amount of JPY187,000,000 ($1.33 million) without the board of directors’ approval.

In connection with a civil lawsuit against the Defendant filed on February 26, 2021, Mr. Kiyotaka Ito transferred personal funds in cash into the Company’s account, for the purposes of compensation for damages caused by the Defendant. The transfer was made in several installments from November 2020 to March 2022, totaling JPY41,362,768 ($0.29 million).

In December 2023, the lawsuit between the Defendant and the Company was settled with the Defendant transferring 400,000 ordinary shares of the Company, valued at JPY100,000,000 ($0.71 million) to the Company, which was recorded as an increase in capital surplus and treasury shares (the “Settlement”). Upon the Settlement, the board of directors approved the return of the transferred funds to Mr. Kiyotaka Ito, with the Company withholding JPY19,004,123 ($0.13 million) in taxes.

After the Settlement, the Company’s audit committee obtained a legal opinion from Japanese legal counsel of the Company, which calculated the unrecovered damages in accordance with the Japan Company Act 423 of Japanese commercial law. The audit committee concluded that JPY55,935,710 ($0.39 million) uncompensated damages remained after the Settlement.

On June 14, 2024, the board of directors approved Mr. Kiyotaka Ito’s compensation in the amount of JPY55,935,710 ($0.39 million) uncompensated damages. On June 27, 2024, Mr. Kiyotaka Ito fully paid the JPY55,935,710 ($0.39 million) to the Company. JPY33,577,065 ($0.24 million) to the Company, which equals to (i) JPY55,935,710 ($0.39 million) minus (ii) the JPY22,358,645 ($0.16 million) transferred funds repayment owed to Mr. Kiyotaka Ito, was recorded as a reduction in Mr. Kiyotaka Ito’s compensation for the fiscal year ended December 31, 2023.

Note 24 — SUBSEQUENT EVENTS

On April 8, 2024, the Company transferred its wholly owned subsidiary, Sky Earth Sports Co. to the subsidiary’s representative director, Mr. Soichiro Kanazawa, for an aggregated consideration of JPY12,500,000 ($88,703), resulting in a recognized loss of JPY979,642 ($6,089).

In connection with the litigation with the Defendant and the Settlement, on June 14, 2024, the board of directors approved that Mr. Kiyotaka Ito should make compensation in an amount of JPY55,935,710 ($0.39 million) to the Company. On June 27, 2024, Mr. Kiyotaka Ito fully paid the JPY55,935,710 ($0.39 million) to the Company.

On June 28, 2024, the Company completed the liquidation of its wholly owned subsidiary, LEIF, which was determined to result in accelerated growth when its business is conducted within the Company. The liquidation was finalized on that same date, with neither a loss nor a gain recognized.

On October 16, 2024, the Company’s board of directors approved a share split of the Company’s outstanding ordinary shares at a ratio of 1-to-20, which became effective on November 1, 2024, resulting in 25,310,660 ordinary shares issued and outstanding as of December 31, 2022 and 24,910,660 ordinary shares outstanding as of December 31, 2023 giving effect of the share split. All references made to share numbers or share values in the accompanying consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect the 1-to-20 share split.

The Company evaluated all events and transactions from December 31, 2023 up through December 10, 2024, which is the date that these consolidated financial statements are available to be issued. Other than the events disclosed above, no other subsequent events have occurred that would require recognition or disclosure in the Company’s consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of
Leifras Co., Ltd.

Results of Review of Interim Financial Information

We have reviewed the unaudited interim condensed consolidated balance sheet of Leifras Co., Ltd. and its subsidiaries (collectively the “Company”) as of June 30, 2024, and the related unaudited interim condensed consolidated statements of income, changes in shareholders’ equity, and cash flows for the six-month periods ended June 30, 2023 and 2024, and the related notes (collectively referred to as the unaudited interim condensed consolidated financial statements). Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheet of the Company as of December 31, 2022 and 2023, and the related statements of income, changes in shareholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated September 30, 2024, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2022 and 2023, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Basis for Review Results

These unaudited interim condensed consolidated financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants
PCAOB ID No. 1171

We have served as the Company’s auditor since 2024.
San Mateo, California

December 10, 2024

LEIFRAS CO., LTD. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2023	June 30, 2024	June 30, 2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	2,729,282,346	2,437,096,057	15,148,533
Accounts receivable, net	422,726,241	384,648,785	2,390,905
Short-term investments	5,022,500	5,267,500	32,742
Inventories, net	20,732,647	19,365,372	120,372
Prepaid expenses	112,195,193	138,385,631	860,179
Amount due from a director	33,577,065	-	-
Other current assets	29,625,340	30,473,991	189,421
TOTAL CURRENT ASSETS	3,353,161,332	3,015,237,336	18,742,152

NON-CURRENT ASSETS
Property and equipment, net	77,496,295	73,159,751	454,747
Finance lease right-of-use assets	126,811,156	151,908,561	944,235
Operating lease right-of-use assets	420,848,914	350,317,894	2,177,511
Intangible assets, net	52,376,335	50,194,257	311,998
Goodwill	27,999,994	27,999,994	174,043
Deferred tax assets, net	155,229,760	151,589,044	942,249
Deferred initial public offering (“IPO”) costs	5,732,730	66,943,794	416,110
Long-term deposits	137,592,911	145,351,476	903,478
Other non-current assets	3,761,639	2,260,896	14,053
TOTAL NON-CURRENT ASSETS	1,007,849,734	1,019,725,667	6,338,424
TOTAL ASSETS	4,361,011,066	4,034,963,003	25,080,576

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term loans	625,001,000	700,000,000	4,351,069
Current portion of long-term loans	273,948,000	317,535,000	1,973,738
Bond payable – current	40,000,000	40,000,000	248,633
Accounts payable	171,497,421	78,385,962	487,232
Accrued liabilities	1,200,297,183	925,142,181	5,750,511
Income tax payable	155,649,800	2,312,454	14,374
Contract liabilities	106,760,317	294,736,163	1,832,025
Finance lease liabilities, current	39,723,921	51,684,553	321,262
Operating lease liabilities, current	141,880,109	107,077,783	665,575
Other current liabilities	167,088,663	127,113,937	790,117
TOTAL CURRENT LIABILITIES	2,921,846,414	2,643,988,033	16,434,536

NON-CURRENT LIABILITIES
Long-term loans, net of current portion	296,073,000	250,132,000	1,554,774
Bond payable – non-current	95,438,600	76,122,810	473,165
Finance lease liabilities, non-current	95,264,094	108,995,083	677,493
Operating lease liabilities, non-current	260,951,182	225,200,983	1,399,807
Assets retirement obligations	27,225,450	27,274,672	169,534
TOTAL NON-CURRENT LIABILITIES	774,952,326	687,725,548	4,274,773
TOTAL LIABILITIES	3,696,798,740	3,331,713,581	20,709,309

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, 40,000,000 shares authorized;25,310,660 shares issued and 24,910,660 shares outstanding as of December 31, 2023 and June 30, 2024*	80,500,000	80,500,000	500,373
Additional paid-in capital	249,840,080	249,840,080	1,552,959
Treasury share, 400,000 shares as of December 31, 2023 and June 30, 2024*	(100,000,000)	(100,000,000)	(621,581)
Retained earnings	433,872,246	472,909,342	2,939,516
TOTAL SHAREHOLDERS’ EQUITY	664,212,326	703,249,422	4,371,267
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	4,361,011,066	4,034,963,003	25,080,576

*	Retrospectively restated for a 1-to-20 share split which became effective on November 1, 2024.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

LEIFRAS CO., LTD. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the six months ended June 30,
	2023	2024	2024
	JPY	JPY	US$
NET REVENUE	4,222,114,590	4,767,837,799	29,635,988
Cost of revenue	(3,179,799,623)	(3,532,146,670)	(21,955,163)
GROSS PROFIT	1,042,314,967	1,235,691,129	7,680,825
Selling, general, and administrative expenses	(992,445,515)	(1,208,412,234)	(7,511,264)
INCOME FROM OPERATIONS	49,869,452	27,278,895	169,561

OTHER INCOME (EXPENSE)
Interest income	115,166	26,102	162
Interest expense	(6,674,929)	(9,169,968)	(56,999)
Grant income	8,686,333	12,913,919	80,271
Unrealized (loss) gain on short-term investment	(87,500)	245,000	1,523
Loss on disposal of a subsidiary	-	(979,642)	(6,089)
Other income, net	2,689,473	16,198,568	100,687
Total other income, net	4,728,543	19,233,979	119,555
INCOME BEFORE INCOME TAX PROVISION	54,597,995	46,512,874	289,116

PROVISION FOR INCOME TAXES
Current	(3,282,550)	(3,922,389)	(24,381)
Deferred	(11,525,269)	(3,553,389)	(22,087)
Total benefit from (provision for) income taxes	(14,807,819)	(7,475,778)	(46,468)
NET INCOME	39,790,176	39,037,096	242,648

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic*	25,310,660	24,910,660	24,910,660
Diluted*	28,580,637	28,115,922	28,115,922
EARNINGS PER SHARE
Basic*	1.57	1.57	0.01
Diluted*	1.39	1.39	0.01

*	Retrospectively restated for a 1-to-20 share split which became effective on November 1, 2024.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

LEIFRAS CO., LTD. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares		Additional	Treasury shares			Total
	No. of Shares*	Amount	Paid-in Capital	No. of Shares*	Amount	Retained Earnings	Shareholders’ Equity
		JPY	JPY		JPY	JPY	JPY
Balance as of December 31, 2022	25,310,660	80,500,000	143,052,580	-	-	196,732,266	420,284,846
Share-based compensation	-	-	6,787,500	-	-	-	6,787,500
Net income	-	-	-	-	-	39,790,176	39,790,176
Balance as of June 30, 2023	25,310,660	80,500,000	149,840,080	-	-	236,522,442	466,862,522

Balance as of December 31, 2023	25,310,660	80,500,000	249,840,080	(400,000)	(100,000,000)	433,872,246	664,212,326
Net income	-	-	-	-	-	39,037,096	39,037,096
Balance as of June 30, 2024	25,310,660	80,500,000	249,840,080	(400,000)	(100,000,000)	472,909,342	703,249,422
Balance as of June 30, 2024 (US$)	25,310,660	500,373	1,552,959	(400,000)	(621,581)	2,939,516	4,371,267

*	Retrospectively restated for a 1-to-20 share split which became effective on November 1, 2024.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

LEIFRAS CO., LTD. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended June 30,
	2023	2024	2024
	JPY	JPY	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	39,790,176	39,037,096	242,647
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization expense	46,721,475	60,244,494	374,469
Reversal of expected credit loss	(804,459)	(1,089,375)	(6,771)
Loss on disposal of a subsidiary	-	979,642	6,089
Unrealized loss (gain) on short-term investment	87,500	(245,000)	(1,523)
Share-based compensation	6,787,500	-	-
Other non-cash expenses	1,387,091	1,846,026	11,475
Deferred tax expense	11,525,269	3,553,389	22,087
Changes in operating assets and liabilities
Accounts receivable, net	(9,045,692)	36,039,016	224,012
Inventories	5,955,866	1,140,810	7,091
Prepaid expenses	(51,859)	(30,483,735)	(189,481)
Long-term deposits	(770,370)	(8,058,565)	(50,091)
Amount due from a director	-	33,577,065	208,709
Other current assets	(673,912)	(848,651)	(5,275)
Other non-current assets	2,653,985	(11,654,487)	(72,442)
Accounts payable	(82,353,844)	(93,111,459)	(578,763)
Accrued liabilities	26,410,263	(271,113,027)	(1,685,188)
Contract liabilities	197,105,388	220,237,418	1,368,955
Operating lease liabilities	(79,306)	(21,505)	(134)
Income tax payable	(2,941,844)	(153,014,746)	(951,111)
Other current liabilities	(7,047,137)	(39,335,511)	(244,502)
Net cash provided by (used in) operating activities	234,656,090	(212,321,105)	(1,319,747)

Cash flows from investing activities
Payment for the disposal of Subsidiary	-	(17,257,489)	(107,269)
Purchase of property and equipment	-	(11,322,540)	(70,379)
Purchase of intangible assets	-	(15,621,500)	(97,100)
Net cash used in investing activities	-	(44,201,529)	(274,748)

Cash flows from financing activities
Payment of finance lease liability	(20,077,155)	(27,097,591)	(168,435)
Proceeds from bank loans	-	250,000,000	1,553,953
Repayment of bank loans	(174,303,000)	(177,355,000)	(1,102,406)
Repayment of bond payable	(20,000,000)	(20,000,000)	(124,316)
Payment of deferred IPO costs	-	(61,211,064)	(380,477)
Net cash used in financing activities	(214,380,155)	(35,663,655)	(221,681)

Net increase (decrease) in cash	20,275,935	(292,186,289)	(1,816,176)
Cash at the beginning of the period	2,077,106,474	2,729,282,346	16,964,709
Cash at the end of the period	2,097,382,409	2,437,096,057	15,148,533

Supplementary cash flow information
Cash paid for income taxes	6,184,394	156,721,835	974,154
Cash paid for interest expenses	5,772,410	7,323,942	45,524

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — NATURE OF BUSINESS AND COMPANY

Leifras Co., Ltd. (the “Company” or “Leifras”) was incorporated in Tokyo, Japan, in August 2001. The Company operates its business, and manages its subsidiaries with a focus on providing services related to operation of sports schools and organizing events for children, selling sports equipment, managing extracurricular activities in elementary and junior high schools, offering sports therapy for children with developmental disabilities, and providing health exercise guidance for the elderly.

The unaudited interim condensed consolidated financial statements reflect the activities of each of the following entities:

Name	Background	Ownership	Principal activities
Leifras	● A Japan company ● Incorporated on August 28, 2001	-	Engaged in management and operation of sports clubs, sports classes and cultural classes, management of extracurricular activities in elementary and junior high schools, sports and healthcare facility management, selling sports equipment, and investment holding

Leifras Travel Co., Ltd.	● A Japan company ● Incorporated on April 9, 2019	100% owned by Leifras	Engaged in travel business based on the Travel Agency Act

Regional Collaboration Department Co., Ltd.	● A Japan company ● Incorporated on June 24, 2020	100% owned by Leifras	Engaged in management of operation of sports clubs, sports classes, and cultural classes

Apicos Co., Ltd. (“Apicos”)	● A Japan company ● Incorporated on January 6, 2020	100% owned by Leifras	Engaged in management of after-school childcare facilities

LEIF Co., Ltd. (“LEIF”)	● A Japan company ● Incorporated on January 4, 2022 ● Liquidated on June 28, 2024	100% owned by Leifras.	Engaged in after-school child welfare business based on the Child Welfare Act

Hokkaido Tokachi Sky Earth Sports Co., Ltd. (“Sky Earth Sports Co.”)	● A Japan company ● Incorporated on November 27, 2017 ● Disposed of on April 8, 2024	100% owned by Leifras	Engaged in management and operation of sports clubs, sports classes, and cultural classes

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Practices

Basis of presentation

The unaudited interim condensed consolidated financial statements do not include all the information and footnotes required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) for complete consolidated financial statements. Certain information and note disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. In the opinion of the Company’s management, the unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, in normal recurring nature, as necessary for the fair statement of the Company’s financial position as of June 30, 2024, and results of operations and cash flows for the six months ended June 30, 2024 and 2023. The unaudited interim condensed consolidated balance sheet as of June 30, 2024 has been derived from the unaudited consolidated financial statements at that date but does not include all the information and footnotes required by U.S. GAAP. Interim results of operations are not necessarily indicative of the results expected for the full fiscal year or for any future period. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the fiscal years ended December 31, 2023 and 2022, and related notes included in the Company’s audited consolidated financial statements.

Principles of consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors; and to cast majority of votes at the meeting of the board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders. All inter-company transactions have been eliminated upon consolidation.

Use of estimates and assumptions

In preparing the unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP, the management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited interim condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates are based on information available as of the date of the unaudited interim condensed consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, allowance of expected credit losses, inventory valuation, useful lives of property, equipment and intangible assets, the impairment of long-lived assets and goodwill, provision of refund liabilities, valuation of share-based compensation, valuation allowance of deferred tax assets, uncertain income tax positions, and implicit interest rate of operating and finance leases. Actual results could differ from those estimates.

Business Combinations

The purchase price of an acquired company is allocated between tangible and intangible assets acquired and liabilities assumed from the acquired business based on their estimated fair values, with the residual of the purchase price recorded as goodwill. Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative expenses in the Company’s unaudited interim condensed consolidated statements of income. The results of operations of the acquired business are included in the Company’s results of operations from the date of acquisition.

Convenience translation

Translations of amounts in the unaudited interim condensed consolidated balance sheets, unaudited interim condensed consolidated statements of income, and unaudited interim condensed consolidated statements of cash flows from JPY into US$ as of and for the six months ended June 30, 2024 are solely for the convenience of the reader and were calculated at the noon buying rate of $1 = JPY160.88, as published in H.10 statistical release of the United States Federal Reserve Board. No representation is made that the JPY amounts could have been, or could be, converted, realized, or settled into US$ at such rate or at any other rate.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Practices (cont.)

Cash

For the purposes of statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains substantially all its bank accounts in Japan. Cash balances in bank accounts in Japan are insured by the Deposit Insurance Corporation of Japan subject to certain limitations. As of December 31, 2023 and June 30, 2024, the Company did not have any cash equivalents.

Accounts Receivable, net

Accounts receivable include trade accounts due from customers. Accounts are considered overdue after 30 days. Management reviews its receivables on a regular basis to determine if the allowance for expected credit loss is adequate and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. As of December 31, 2023 and June 30, 2024, the Company made JPY3,496,991 and JPY4,210,482 ($26,172) allowance for expected credit losses for accounts receivable, respectively.

Short-term investments

The Company’s short-term investments consist of equity investments in public companies and privately held companies. Equity investment in public companies is accounted for under ASC 321 and reported at its readily determinable fair value as quoted by market exchanges, with changes in fair value recorded in other income in the unaudited interim condensed consolidated statement of income. All changes in the fair value of equity investment in public companies are reported in earnings as they occur; therefore, the sale of such investment does not necessarily result in a significant gain or loss. Unrealized gain and loss due to fluctuations in fair value are recorded in the unaudited interim condensed consolidated statement of income. Declines in fair value below cost that are deemed to be other-than-temporary are recognized as impairment in the unaudited interim condensed consolidated statement of income. The Company holds investment in privately held companies in the form of equity security without readily determinable fair value and in which the Company does not have a controlling interest or significant influence. In accordance with ASC 321 Investment – Equity Security, investment in equity security without readily determinable fair value is initially recorded at cost and is subsequently adjusted to fair value for impairment. Impairment indicators considered include a significant deterioration in the earnings performance or business prospects of the investee, including factors that raise significant concerns about the investee’s ability to continue as a going concern, a significant adverse change in the regulatory, economic, or technologic environment of the investee and a significant adverse change in the general market condition of either the geographical area or the industry in which the investee operates.

If a qualitative assessment indicates that the investment is impaired, the entity has to estimate the investment’s fair value in accordance with the principles of ASC 820. If the fair value is less than the investment’s carrying value, the Company recognizes an impairment loss in earnings equal to the difference between the carrying value and fair value.

Inventories, net

Inventories, net are stated at the lower of cost or net realizable value, on a weighted average basis. Costs include mainly the cost of merchandise inventories such as uniforms and sports equipment. Any excess of the cost over the net realizable value of each item of merchandise inventories is recognized as a provision for diminution in the value of merchandise inventories. Net realizable value is the estimated selling price in the normal course of business less any costs to sell products. The Company periodically evaluates merchandise inventories for their net realizable value adjustments and reduces the carrying value of those merchandise inventories that are obsolete or in excess of the forecasted usage to their estimated net realizable value based on various factors including aging and expiration dates, as applicable, taking into consideration historical and expected future product sales.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Practices (cont.)

Prepaid expenses

Prepaid expenses mainly comprise an advance payment for software license costs, office rent, and insurance fees. These expenses are initially recognized as assets and are subsequently transferred to the income statement over time. Management reviews its prepaid expenses on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. As of December 31, 2023 and June 30, 2024, no allowance was deemed necessary.

Other current assets

Other current assets primarily consist of deferred expenses, including promotional consumables, clothing, and sports equipment. Deferred expenses are initially recorded as assets on the unaudited interim condensed consolidated balance sheet and subsequently expensed over time as they are used. These costs are incurred for supplies to be utilized in future periods. As of December 31, 2023 and June 30, 2024, the total deferred expenses were JPY25,652,798 and JPY23,442,187 ($145,712), respectively. No impairment losses were recognized for deferred expenses during the reporting period.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. Depreciation is computed using the straight-line method or declining balance method over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. The estimated useful lives are as follows:

Useful Life
Leasehold improvements	Shorter of the estimated useful life or remaining lease term
Building and facilities	10 years
Motor vehicle	4 years
Tools and equipment	2-10 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized.

Intangible assets, net

Intangible assets with finite lives are initially recorded at cost and amortized on a straight-line basis over the estimated economic useful lives of the respective assets. Acquired intangible assets from a business combination are recognized and measured at fair value at the time of acquisition. Those assets represent assets with finite lives and are further amortized on a straight-line basis over the estimated economic useful lives of the respective assets. The estimated useful lives of intangible assets are as follows:

Useful Life
Trademarks	10 years
Software	5 years
Customer-related intangible assets	3 years

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Practices (cont.)

Impairment for long-lived assets

Long-lived assets, including property and equipment and intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2023 and June 30, 2024, no impairment of long-lived assets was recognized.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired in a business combination. In accordance with ASC Topic 350, “Intangibles—Goodwill and Others,” goodwill is subject to at least an annual assessment for impairment or more frequently if events or changes in circumstances indicate that an impairment may exist, applying a fair-value based test. Fair value is generally determined using a discounted cash flow analysis.

The Company has the option to assess qualitative factors first to determine whether it is necessary to perform the quantitative test in accordance with ASC 350-20. In the qualitative assessment, the Company considers primary factors such as industry and market considerations, overall financial performance of the entity, and other specific information related to the operations. If the Company believes, as a result of the qualitative assessment, that it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount, the quantitative impairment test described above is required. Otherwise, no further testing is required. For the fiscal year ended December 31, 2023 and the six months ended June 30, 2024, the Company performed qualitative tests by evaluating Apicos, and concluded that it was not more-likely-than-not that the fair value of the reporting unit is less than its carrying amount.

Operating leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in the Company’s unaudited interim condensed consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and do not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to April 1, 2020 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Practices (cont.)

Finance leases

Finance lease assets are subsequently amortized using the straight-line method from the lease commencement date to the earlier of the end of its useful life or the end of the lease term unless the lease transfers ownership of the underlying asset to the Company or the Company is reasonably certain to exercise an option to purchase the underlying asset. In those cases, the finance lease assets are amortized over the useful life of the underlying asset. Accordingly, the assets leased under the finance leases are included in property and equipment, and depreciation thereon is recognized in operating expenses in the financial statements. When the Company makes its contractually required payments under finance leases, the Company allocates a portion to reduce the finance lease obligation and a portion is recognized as interest expenses.

Asset retirement obligations

The Company accounts for asset retirement obligations in accordance with ASC 410-20, Asset Retirement Obligations. ASC 410-20 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs an obligation associated with the retirement of tangible long-lived assets that result from the operation use of the leased assets. Asset retirement obligations consist of estimated restoration costs to be incurred by the Company in the future once the economic life of its leased assets is reached. The estimated fair value of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life. The liability is accreted until the Company settles the obligation.

Deferred IPO costs

Pursuant to ASC 340-10-S99-1, IPO costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, and the SEC filing and print related costs. As of June 30, 2024, the Company did not conclude its IPO. During the six months ended June 30, 2024, the Company recorded a charge of JPY61,211,064 ($380,477) related to the IPO. As of December 31, 2023 and June 30, 2024, the Company had capitalized deferred IPO costs of JPY5,732,730 and JPY66,943,794 ($416,110), respectively.

Long-term deposits

The security deposits are for the leases of headquarters and branch offices. The guaranteed deposits are for the club activity business, application of meeting room, orders of uniforms, and compensation of travel association. These amounts are recorded based on the contractual value and are carried to the balance sheet as non-current assets.

Other non-current assets

Other non-current assets primarily consist of long-term prepaid expenses, which mainly comprise advance payments for system maintenance fees, guarantee fees, as well as key money for property rentals. These expenses are initially recognized as assets and are subsequently transferred to the income statement over time.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Practices (cont.)

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement, and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The following table presents information about the Company’s financial assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2023 and June 30, 2024 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

Assets and liabilities measured on a recurring basis or disclosed at fair value as of December 31, 2023 and June 30, 2024 are summarized below:

	Fair value measurement or disclosure as of December 31, 2023 using
	Total Fair Value as of December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	JPY	JPY	JPY	JPY
Fair value disclosure[1]
Bond payable	135,438,600	-	-	135,438,600

Fair value measurements on a recurring basis
Short-term investments	5,022,500	5,022,500	-	-

	Fair value measurement or disclosure as of June 30, 2024 using
	Total Fair Value as of June 30, 2024	Total Fair Value as of June 30, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	JPY (Unaudited)	US$ (Unaudited)	JPY (Unaudited)	JPY (Unaudited)	US$ (Unaudited)
Fair value disclosure[1]
Bond payable	116,122,810	721,798	-	-	116,122,810

Fair value measurements on a recurring basis
Short-term investments	5,267,500	32,742	5,267,500	-	-

[1]	Fair value disclosure shows financial instruments which are not measured at fair value in the consolidated balance sheets, but for which the fair value is estimated for disclosure purposes.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Practices (cont.)

Fair value estimates are made at a specific point in time based on relevant market information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Contract liabilities

Contract liabilities are the obligation to transfer products or services to customers for which the Company has received the consideration or has billed the customers. The Company’s contract liabilities are non-refundable payments collected in advance from customers. Contract liabilities are reclassified to revenue at the point at which products or services are delivered to customers.

Bond payable

Bond payable represents the contractual obligation of the issuer to make periodic interest payment and principal repayments at maturity. The bondholders have a fixed claim on the issuer’s assets and cash flows, similar to traditional debt instruments. If the contractual terms of the bond payable primarily represent a liability, the bonds are recognized as a liability at their fair value at the issuance date. Transaction costs directly attributable to the issuance are typically allocated to the liability and amortized over the bond’s term and the fair value has been disclosed in the fair value measurement. The bond payable is measured at amortized cost using the effective interest rate method. Interest expense is recognized over the bond’s term based on the effective interest rate, which reflects the market rate at the issuance date.

Revenue Recognition

The Company generates revenue primarily from membership, events hosting, school club support, after-school daycare services, and other fees collected from services provided. Revenue is recognized when a contract exists between the Company and a customer and upon transfer of control of promised products or services to such customer in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. The Company enters into contracts that can include various combinations of products and services, which may be capable of being distinct and accounted for as separate performance obligations. Revenue is recognized as a net of provision for refund and any taxes collected from customers, which are subsequently remitted to governmental authorities.

The Company has adopted ASC 606, “Revenue from Contracts with Customers.” ASC 606 establishes principles for reporting information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. This guidance provides a five-step analysis in determining when and how revenue is recognized. Under the guidance, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the guidance requires the disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company is a principal and records revenue on a gross basis when the Company is primarily responsible for fulfilling the goods and services, has discretion in establishing pricing, and controls the promised goods and services before transferring that service to customers.

The Company’s continuing operations currently generate revenue from the following main sources:

(i) Sports School business

Membership revenue comprises registration fees, monthly fees, and annual fees. The Company cultivates professional coaches and provides high-quality professional sports lessons to its customers, who are children registered as the Company’s members. The typical payment terms for membership revenue set forth in the invoice are within 30 days of the invoice date.

The Company accounts for one-time, non-refundable registration fees as fees for facilitating membership registration. These fees cover the administrative service of completing the registration process, including creating individual member accounts, performing identity verification and health assessment, and customizing onboarding materials. The fees are recognized as revenue at a point in time upon receipt, providing a one-time right to access the membership. The registration fees are billed separately from any future services.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Practices (cont.)

The Company accounts for membership annual fee revenue, net of refunds, on a deferred basis, ratably over the one-year membership period. The Company will bill and receive fixed annual membership revenue from students but not earned as contract liability on an annual basis and recognized over time, based on a straight-line basis over the school year or service period, as the customers simultaneously receive and consume the benefits of these services throughout the service period.

The Company accounts for monthly fees, each membership registration contract represents a series of distinct services, which are delivery of various courses. The services have substantially the same pattern of transfer to the students, and as such, they are considered as a single performance obligation. The transaction price is stated in the contract and known at the time of contract inception. The monthly fees are generally collected in advance and are initially recorded as contract liabilities.

There is no variable consideration in the membership registration contracts with customers, except that the Company offers certain refunds for unattended classes to students who decided to withdraw from a course, and subject to customers’ option, for certain tuition fees received in advance for offline courses that were subsequently cancelled due to the COVID-19 pandemic.

The Company estimates the amount of such refund liability based on historical refund rates on a portfolio basis using the expected value method, and such refund liability is recorded under accrued expenses and other current liabilities on the unaudited interim condensed consolidated balance sheets.

Event hosting: The Company offers event hosting service to customers, including but not limited to services like organizing sport-related events, student camps during school holidays, and day trips, which can cater to different budgets and preferences. To deliver such a service, the Company coordinates and integrates services from selected suppliers such as transportation, accommodation, and tour guide. The typical payment terms for event hosting revenue set forth in the invoices are within 30 days of the invoice date.

The Company enters into a distinct service contract with each customer for the service provided. The whole event hosting service is determined as a single performance obligation with a fixed total consideration as the customer benefits from a series of integrated services from selected suppliers, which are not separately identifiable.

The Company recognizes revenue at a point in time when the performance obligation is satisfied. The Company offers refund options to customers for event hosting fees received in advance for offline events that were subsequently cancelled due to weather conditions or natural disasters.

The Company estimates the amount of such refund liability based on historical refund rates on a portfolio basis using the expected value method, which is recorded under accrued expenses and other current liabilities on the unaudited interim condensed consolidated balance sheets.

Other revenue: Other revenue generated comprised primarily of fees related to sales of sports equipment, special guidance services, and royalty fees from franchise. The typical payment terms for other revenue set forth in the invoices are within 30 days of the invoice date.

The Company sells sport equipment to customers. Each transaction represents a single performance obligation. The billing terms for sales of sports equipment are billed when equipment is delivered and is recognized at a point in time.

The Company offers special guidance services to the customers, mainly by dispatching coaches and instructors to kindergartens and nurseries to conduct sports and gymnastics classes. The fee is based on payment schedules specifying agreed rates according to the number of classes conducted each month. Each class represents a single performance obligation. The revenue from special guidance services is recognized over the contract term as customers receive and consume benefits of such services as provided. The special guidance services are billed on a monthly basis.

The Company receives certain royalty fees from franchisees for licensing franchises to operate under the Company’s trademarks, and also receives certain other support and maintenance fees professional maintenance and support for the franchisees’ sports school business. The royalty fee is calculated to be a percentage of the revenue earned by a franchisee, which percentage is agreed in the payment schedule. The support and maintenance fees are billed according to negotiated billing terms and revenue is recognized according to the billing terms.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Practices (cont.)

(ii) Social business

The Company provides a variety of customized services to municipalities, other governmental authorities, and schools. The Company offers two primary services under the social business umbrella through fixed-fee contracts: school club activity support service and after-school daycare service. The billing terms for the social business are billed on a monthly, quarterly, or annual basis. The typical payment terms for social business set forth in the invoices are 30 to 60 days. The school club activity support service involves managing student club activities for elementary and middle schools, based on contracts with the schools or relevant municipalities or education boards. Service rendered includes providing sports, music, and other cultural lessons and coaching services, with revenue recognized over time on a straight-line basis throughout the contract period as customers receive and benefits from the services continuously. Similarly, the after-school daycare service supports children with disabilities or developmental needs, enhancing their daily living skills and social abilities through soccer therapy, known for its developmental benefits. Revenue from after-school daycare service is also recognized over time throughout the contract period, as the benefits are continuously provided to and consumed by the customers.

Cost of revenue

Cost of revenue mainly consists of salaries to full-time coaches and instructors, rental expenses for school facility and office, promotion expenses, event expenses, depreciation and amortization of properties and equipment, and related expenses directly used in the provision of services to customers.

Selling, general, and administrative expenses

Selling, general, and administrative expenses include all operating costs of the Company, except cost of revenue, as described above. As a result, the majority of the cost of directors and staff costs, commission fees, depreciation, office supplies, travelling fees, system maintenance fees, advertisement and membership promotion fees, and operating lease expenses are included in selling, general, and administrative expenses. Since these expenses serve similar functions and pertain to the same aspects of the business, the Company has consolidated them into a single line item under this title.

Advertising expenses

The Company expenses advertising costs as they incurred. Total advertising expenses were JPY36,252,546 and JPY55,452,500 ($344,682) for the six months ended June 30, 2023 and 2024, respectively, and had been included as part of selling, general, and administrative expenses.

Grant income

The Company recognizes grant income when they are received because they are not subject to any past or future conditions, performance conditions or conditions of use, and they are not subject to future refunds. Grant income received and recognized totaled JPY8,686,333 and JPY12,913,919 ($80,271) for the six months ended June 30, 2023 and 2024, respectively.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the unaudited interim condensed consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Practices (cont.)

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred for the six months ended June 30, 2023 and 2024.

Treasury shares

The Company accounts for treasury shares using the cost method. Under this method, the cost incurred to purchase the shares is recorded in the treasury shares account in shareholders’ equity. At retirement of the treasury shares, the ordinary shares account is charged only for the aggregate par value of the shares. The excess of the acquisition cost of treasury shares over the par value reduces additional paid-in capital.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share.” ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (for instance, convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (that is, those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the six months ended June 30, 2023 and 2024, there were 3,269,977 and 3,205,262 dilutive shares, respectively.

Share-based compensation

The Company applies ASC 718, Compensation—Stock Compensation (“ASC 718”), to account for its employee share-based payments. In accordance with ASC 718, the Company determines whether an award should be classified and accounted for as a liability award or equity award. All the Company’s share-based awards to employees are classified as equity awards and are recognized in the unaudited interim condensed consolidated financial statements based on their grant date fair values. The Company records share-based compensation expenses for employees and non-employees at fair value on the grant date. Share-based compensation is recognized net of forfeitures, as amortized expense on a straight-line basis over the requisite service period, which is the vesting period.

The Company accounts for share-based compensation expenses using an estimated forfeiture rate at the time of grant and revising, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Share-based compensation expenses are recorded net of estimated forfeitures such that expenses are recorded only for those share-based awards that are expected to vest.

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, a shareholder, or a related corporation.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Practices (cont.)

Commitments and contingencies

In the ordinary course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such a contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Segment reporting

ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments, and major customers in the unaudited interim condensed consolidated financial statements for detailing the Company’s business segments.

Based on the criteria established by ASC 280, the Company’s chief operating decision-maker has been identified as its Chief Executive Officer, who reviews the consolidated results when making decisions about allocating resources and assessing the performance of the Company as a whole and the management of the Company concludes that it has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are all located in the Japan and substantially all of the Company’s revenue is derived from Japan. Therefore, no geographical segments are presented.

Risks and uncertainties

Beginning in late 2019, an outbreak of COVID-19 first emerged in China and has spread globally. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. Governments in affected countries are imposing travel bans, quarantines, and other emergency public health measures, which have caused material disruption to businesses globally resulting in an economic slowdown. These measures, though intended to be temporary in nature, may continue and increase depending on developments in the COVID-19 outbreak or any reoccurrence of an outbreak. In addition, the continued spread and variations of the COVID-19 as well as the imposition of related public health measures have resulted in, and is expected to continue to result in, increased volatility and uncertainty in the global economy. The continued spread and variations of the COVID-19 and efforts to contain the virus could adversely impact the Company’s strategic business plans and growth strategy, reduce demand for its services, reduce the availability and productivity of its employees, service providers, and third-party resources, cause it to experience an increase in costs due to emergency measures, and otherwise adversely impact the business.

Concentration of risks

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with financial institutions with high credit ratings and quality.

Accounts receivable primarily comprise of amounts receivable from the service customers. To reduce credit risk, the Company performs ongoing credit evaluations of the financial condition of these service customers. The Company establishes a provision for expected credit loss based upon estimates, factors surrounding the credit risk of specific service customers and other information.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Practices (cont.)

Concentration of customers

As of December 31, 2023 and June 30, 2024, no customer accounted for more than 10% of the Company’s total accounts receivable.

For the six months ended June 30, 2023 and 2024, the Nagoya City Board of Education, which is a municipality in the public sector, accounted for 14.4% and 10.0% of the Company’s total revenue, respectively.

Concentration of vendors

As of December 31, 2023, Wunder Transport Technologies, Inc., which provides on-demand charter bus services in the transportation industry, and Nishitetsu Travel Co., Ltd., which provides travel agency services in the travel industry, accounted for 21.4% and 11.3% of the total balance of accounts payable, respectively. As of June 30, 2024, BM Fun Co., Ltd., which provides commodity storage and e-commerce services, accounted for 23.0% of the total balance of accounts payable.

For the six months ended June 30, 2023 and 2024, no vendor accounted for more than 10% of the Company’s total purchases.

Recently Adopted or Issued Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the JOBS Act, the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they apply to private companies.

On December 18, 2019, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2019-12, Income taxes (Topic 740), simplifying the Accounting for Income Taxes. This guidance amends ASC Topic 740 and addresses several aspects including 1) evaluation of step-up tax basis of goodwill when there is not a business combination, 2) policy election to not allocate consolidated taxes on a separate entity basis to entities not subject to income tax, 3) accounting for tax law changes or rates during interim periods, 4) ownership changes from equity method investment to subsidiary or vice versa, 5) elimination of exception to intrapetrous allocation when there is gain in discontinued operations and a loss from continuing operations, and 6) treatment of franchise taxes that are partially based on income. The amendments in this ASU are effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The adoption of this ASU did not have a significant impact on the Company’s unaudited interim condensed consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20, Receivables—Nonrefundable Fees and Other Costs.” The amendments in this ASU represent changes to clarify the ASC 310 Codification. The amendments make the ASC 310 Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. ASU 2020-08 is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. All entities should apply the amendments in this ASU on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. These amendments do not change the effective dates for Update 2017-08. The adoption of this ASU did not have a significant impact on the Company’s unaudited interim condensed consolidated financial statements and related disclosures.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Practices (cont.)

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements.” The amendments in this ASU represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this ASU affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The amendments in this ASU should be applied retrospectively. The adoption of this ASU did not have a significant impact on the Company’s unaudited interim condensed consolidated financial statements and related disclosures.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires entities to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU will generally result in an entity recognizing contract assets and contract liabilities at amounts consistent with those recorded by the acquiree immediately before the acquisition date rather than at fair value. The new standard is effective on a prospective basis for fiscal years beginning after December 15, 2022, with early adoption permitted. This standard is effective for the Company on January 1, 2023 and The adoption of this ASU did not have a significant impact on the Company’s unaudited interim condensed consolidated financial statements and related disclosures.

In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. This ASU modifies the disclosure or presentation requirements of a variety of topics in the codification. The effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective. Early adoption is prohibited. The Company does not expect a significant impact to the unaudited interim condensed consolidated financial statements upon adoption.

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (ASC 280): Improvements to Reportable Segment Disclosures,” which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company does not expect a significant impact to the unaudited interim condensed consolidated financial statements upon adoption.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures to provide investors information to better assess how an entity’s operations and related tax risks and tax planning and operational opportunities affect its tax rate and prospects for future cash flows. This new guidance is effective for the Company for its fiscal years beginning after December 15, 2024. The Company does not expect a significant impact to the unaudited interim condensed consolidated financial statements upon adoption.

In March 2024, the FASB issued ASU No.2024-01, Compensation – Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards. This ASU to improve generally accepted accounting principles (GAAP) by adding an illustrative example to demonstrate how an entity should apply the scope guidance in paragraph 718-10-15-3 to determine whether profits interest and similar awards to provide employees or nonemployees with profits interest awards to align compensation with an entity’s operating performance and provide those holders with the opportunity to participate in future profits and/or equity appreciation of the entity. The Company is currently evaluating the impact of this new standard on the Company’s unaudited interim condensed consolidated financial statements and related disclosures.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies and Practices (cont.)

In March 2024, the FASB issued ASU 2024-02 Codification Improvements – Amendments to Remove References to the Concept Statements to provide amendments to the Codification that remove references to various FASB Concepts Statements. This ASU is effective for our annual periods beginning December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this new standard on the Company’s unaudited interim condensed consolidated financial statements and related disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s unaudited interim condensed consolidated balance sheets, unaudited interim condensed consolidated statements of income, and unaudited interim condensed consolidated statements of cash flows.

Note 3 — NET Revenue

The Company’s net revenue consisted of the following:

	For the six months ended June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
School business – Membership	2,476,545,877	2,808,486,497	17,457,027
School business – Events	594,932,583	721,809,806	4,486,635
School business – Others	83,807,436	89,445,832	555,978
Social business	1,064,815,044	1,145,637,260	7,121,067
Subtotal	4,220,100,940	4,765,379,395	29,620,707
Add: reversal of sales refund	2,013,650	2,458,404	15,281
Total	4,222,114,590	4,767,837,799	29,635,988

	For the six months ended June 30,
	2023	2024	2024
Timing of revenue recognition	JPY	JPY	US$
		(Unaudited)	(Unaudited)
Transferred over time	3,497,263,675	3,919,556,207	24,363,228
Transferred at a point in time	724,850,915	848,281,592	5,272,760
Total	4,222,114,590	4,767,837,799	29,635,988

Provision for sales refund

The provision for sales refund represents the provision for refund for sports school business services. The refund liability is based on estimates made from past refund historical data. The Company will re-evaluate the provision for refund liability based on the estimates to match with the actual claims and expects to make use of the refund liability over the next operating period.

Liabilities for refund are included in “Other current liabilities” and were JPY36,377,663 and JPY33,919,259 ($210,836) as of December 31, 2023 and June 30, 2024, respectively.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of December 31,	As of June 30,	As of June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
Accounts receivable	426,223,232	388,859,267	2,417,077
Less: allowance of expected credit loss	(3,496,991)	(4,210,482)	(26,172)
Accounts receivable, net	422,726,241	384,648,785	2,390,905

Movement of the allowance of expected credit loss consisted of the following:

	As of December 31,	As of June 30,	As of June 30,
	2023	2024	2024
	JPY	JPY	USD
		(Unaudited)	(Unaudited)
Beginning balance	3,254,517	3,496,991	21,737
Additions	1,540,558	2,516,357	15,641
Write-off	(1,298,084)	(1,802,866)	(11,206)
Ending balance	3,496,991	4,210,482	26,172

Note 5 — SHORT-TERM INVESTMENT

As of December 31, 2023 and June 30, 2024, the Company’s short-term investment consisted of less than 5% equity investment in a public company in Japan, and these are planned to be sold within one year. The movement of short-term investment is shown below:

	As of December 31,	As of June 30,	As of June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
Beginning balance	4,847,500	5,022,500	31,219
Additions	-	-	-
Disposals	-	-	-
Unrealized gain	175,000	245,000	1,523
Ending balance	5,022,500	5,267,500	32,742

Investments in equity securities, such as marketable securities, are accounted for at fair value with changes in fair value recognized in net income.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — SHORT-TERM INVESTMENT (cont.)

Short-term investments classification as of December 31, 2023 and June 30, 2024 consisted of the following:

	As of December 31,	As of June 30,	As of June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
Equity investments at fair value with readily determinable fair value	5,022,500	5,267,500	32,742

Assets measured at fair value on a recurring basis as of December 31, 2023 and June 30, 2024 are summarized below:

	As of December 31, 2023 Fair Value Measurements
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2023
	JPY	JPY	JPY	JPY
Equity investments at fair value with readily determinable fair value	5,022,500	-	-	5,022,500
	5,022,500	-	-	5,022,500

	As of June 30, 2024 Fair Value Measurements
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of June 30, 2024	Fair Value as of June 30, 2024
	JPY	JPY	JPY	JPY	US$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Equity investments at fair value with readily determinable fair value	5,267,500	-	-	5,267,500	32,742
	5,267,500	-	-	5,267,500	32,742

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — INVENTORIES, NET

Inventories, net consisted of the following:

	As of December 31,	As of June 30,	As of June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
Merchandise	27,010,883	25,438,037	158,119
Less: inventory valuation allowance	(6,278,236)	(6,072,665)	(37,747)
Inventories, net	20,732,647	19,365,372	120,372

For the six months ended June 30, 2023 and 2024, the Company recognized provision for inventory valuation in inventories of JPY1,337,552 and JPY798,261 ($4,962), respectively, due to the write-down of inventory to its net realizable value. The provision for inventory valuation is included in cost of revenue.

Note 7 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	As of December 31,	As of June 30,	As of June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
Leasehold improvements	93,948,554	101,672,210	631,975
Building and facilities	298,650	298,650	1,856
Motor vehicle	1,045,593	-	-
Tools and equipment	24,620,726	26,419,589	164,220
Subtotal	119,913,523	128,390,449	798,051
Less: accumulated depreciation	(39,060,201)	(51,873,671)	(322,437)
Less: accumulated impairment	(3,357,027)	(3,357,027)	(20,867)
Property and equipment, net	77,496,295	73,159,751	454,747

Depreciation expenses recognized for the six months ended June 30, 2023 and 2024 amounted to JPY4,055,346 and JPY15,219,766 ($94,603), respectively.

No impairment loss had been recognized during the six months ended June 30, 2023 and 2024.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — INTANGIBLE ASSETS, NET

Intangible assets, net consisted of the followings:

	As of December 31,	As of June 30,	As of June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
Software	292,588,274	308,209,771	1,915,774
Trademarks	4,770,500	4,770,500	29,653
Customer-related intangible assets	3,954,545	3,954,545	24,581
Subtotal	301,313,319	316,934,816	1,970,008
Less: accumulated amortization	(248,936,984)	(266,740,559)	(1,658,010)
Intangible assets, net	52,376,335	50,194,257	311,998

Amortization expenses recognized for the six months ended June 30, 2023 and 2024 amounted to JPY22,407,596 and JPY17,803,575 ($110,664), respectively.

No impairment loss had been recognized during the six months ended June 30, 2023 and 2024.

Note 9 — GOODWILL

	JPY	US$
Balance as of December 31, 2023	27,999,994	174,043
Accumulated impairment loss	-	-
Balance as of June 30, 2024	27,999,994	174,043
Accumulated impairment loss	-	-
Goodwill	27,999,994	174,043

On April 1, 2020, the Company entered into an agreement to acquire all of the equity interests of Apicos. The primary asset purchased in the acquisition was the workforce of the acquired business as well as sales growth from future service offerings and new customers. The goodwill is not deductible for tax purposes. The acquisition was accounted for as an acquisition of a business.

The purchase consideration was JPY50,000,000 in cash and was paid on April 1, 2020. Goodwill of JPY27,999,994 ($174,043) represents the excess of the purchase price over the estimated fair value of the net assets Apicos acquired.

The Company tests goodwill for impairment on an annual basis or sooner, if deemed necessary. There was no impairment for the six months ended June 30, 2023 and 2024.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — LONG-TERM DEPOSITS

Long-term deposits consisted of the following:

	As of December 31,	As of June 30,	As of June 30,
	2023	2024	2024
	JPY	JPY	US$
Deposits		(Unaudited)	(Unaudited)
Security deposits	133,266,541	139,713,461	868,433
Guarantee deposits	4,326,370	56,380,015	35,045
	137,592,911	145,351,476	903,478

Note 11 — BANK LOANS

Bank loans consisted of the following:

	As of December 31,	As of June 30,	As of June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
Short-term loans	625,001,000	700,000,000	4,351,069
Current portion of long-term loans	273,948,000	317,535,000	1,973,738
Long-term loans	296,073,000	250,132,000	1,554,774
Bank loans	1,195,022,000	1,267,667,000	7,879,581

Schedule of bank loans:

As of December 31, 2023	Balance	Maturity Date	Effective Interest Rate	Collateral/ Guarantee
	JPY
Mizuho Bank	400,000,000	June 28, 2024	0.9%	-
Mizuho Bank	309,778,000	September 30, 2026	0.8%	-
Chikuho Bank	100,000,000	April 30, 2024	0.9%	-
Saga Bank	41,690,000	January 31, 2028	1.5%	-
Saga Bank	100,000,000	March 31, 2024	1.0%	-
Saga Bank	44,460,000	March 31, 2025	1.0%	-
Fukuoka Bank	26,652,000	March 31, 2025	0.9%	-
Fukuoka Bank	47,237,000	April 30, 2025	1.0%	-
Higashi Nihon Bank	52,400,000	June 30, 2025	1.0%	-
Kita Kyushu Bank	44,400,000	March 31, 2025	1.0%	-
Resona Bank	25,001,000	March 29, 2024	1.1%	-
Obihiro Shinkin Bank	3,404,000	April 30, 2027	1.7%	Guarantee association (prefecture)
Total bank loans	1,195,022,000

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — BANK LOANS (cont.)

As of June 30, 2024	Balance	Maturity Date	Effective Interest Rate	Collateral/ Guarantee
	JPY
	(Unaudited)
Mizuho Bank	400,000,000	December 30, 2024	0.9%	-
Mizuho Bank	255,112,000	September 30, 2026	0.8%	-
Chikuho Bank	100,000,000	April 30, 2025	0.9%	-
Saga Bank	36,692,000	January 31, 2028	1.5%	-
Saga Bank	100,000,000	September 30, 2024	1.0%	-
Saga Bank	27,798,000	March 31, 2025	1.0%	-
Fukuoka Bank	16,650,000	March 31, 2025	0.9%	-
Fukuoka Bank	30,575,000	April 30, 2025	1.0%	-
Higashi Nihon Bank	35,600,000	June 30, 2025	1.0%	-
Kita Kyushu Bank	27,720,000	March 31, 2025	1.0%	-
Resona Bank	137,520,000	March 31, 2027	1.1%	-
MUFG Bank	100,000,000	March 31, 2025	0.9%	-
Total bank loans	1,267,667,000
Total bank loans (US$)	7,879,581

Interest expenses for the six months ended June 30, 2023 and 2024 amounted to JPY4,845,437 and JPY6,193,273 ($38,496), respectively.

As of June 30, 2024, the Company’s future loan obligations according to the terms of the loan agreement were as follows:

	JPY	US$
	(Unaudited)	(Unaudited)
Within one year	1,017,535,000	6,324,807
After one year through two years	169,248,000	1,052,014
After two years through three years	75,013,000	466,267
After three years through four years	5,871,000	36,493
After four years through five years	-	-
Thereafter	-	-
Total bank loans	1,267,667,000	7,879,581

The Company’s bank loan agreements contain covenants, which require compliance with financial ratios. As of December 31, 2023 and June 30, 2024, the Company was in compliance with all the financial covenants under its existing loan agreements.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — BOND PAYABLE

Bond payable consisted of the following:

	As of December 31,	As of June 30,	As of June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
Bond payable – current	40,000,000	40,000,000	248,633
Bond payable – non-current	95,438,600	76,122,810	473,165
Bond payable	135,438,600	116,122,810	721,798

The Company issued corporate bonds through a bank, which consisted of the following:

As of June 30, 2024	Balance	Maturity Date	Effective Interest Rate	Collateral/ Guarantee
	JPY
	(Unaudited)
6th Series Unsecured Private Placement Bonds Limited to Qualified Institutional Investors	120,000,000	April 28, 2027	0.50%	-
Less: Bond issuance cost	(3,877,190)
Total bond payable	116,122,810
Total bond payable (US$)	721,798

The bonds bear interest at the rate of 0.5% per annum. Interest is payable semi-annually in arrears on and of each year, beginning on April 28, 2022.

As of June 30, 2024, the Company’s future principal amounts of bonds according to the terms of the agreement were as follows:

	JPY	US$
	(Unaudited)	(Unaudited)
Within one year	20,000,000	124,316
After one year through two years	40,000,000	248,633
After two years through three years	40,000,000	248,633
After three years through four years	20,000,000	124,316
Thereafter	-	-
Total bond payable	120,000,000	745,898

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	As of December 31,	As of June 30,	As of June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
Accrued compensation and employee benefits	1,029,814,086	841,510,328	5,230,671
Activities expenses	22,927,832	20,558,701	127,789
Professional service fees	17,380,000	11,407,000	70,904
Office software subscription fees	15,579,084	8,831,669	54,896
Withholding tax payable	28,609,137	654,017	4,065
Others	85,987,044	42,180,466	262,186
Total accrued liabilities	1,200,297,183	925,142,181	5,750,511

Note 14 — CONTRACT LIABILITIES

Movement in contract liabilities consisted of the following:

	As of December 31,	As of June 30,	As of June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
Beginning balance	96,810,062	106,760,317	663,603
Deposits received from customers	609,618,149	499,909,716	3,107,345
Amounts recognized to revenue	(599,667,894)	(279,654,618	(1,738,281)
Less: refunds to customers	-	(17,680)	(110)
Less: disposal of subsidiary	-	(32,261,572)	(200,532)
Ending balance	106,760,317	294,736,163	1,832,025

Note 15 — ASSETS RETIREMENT OBLIGATIONS

Following are the asset retirement obligations recognized by the Company:

	As of December 31,	As of June 30,	As of June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
At the beginning of the year	27,127,534	27,225,450	169,228
Liabilities incurred during the year	-	-	-
Liabilities settled during the year	-	-	-
Accretion of liability	97,916	49,222	306
Assets retirement obligations	27,225,450	27,274,672	169,534

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 16 – SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

Selling, general, and administrative expenses consisted of the following:

	For the six months ended June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
Salaries and welfare expenses	355,262,787	489,025,628	3,039,692
Office rental fees	122,903,804	141,115,700	877,149
System maintenance fees	110,644,497	124,191,981	771,954
Commission expenses	105,451,449	113,557,781	705,854
Depreciation and amortization expenses	46,721,475	60,244,494	374,469
Promotion fees	36,252,546	55,452,500	344,682
Travel expenses	32,392,360	41,380,533	257,214
Recruitment fees	35,337,631	41,650,585	258,892
Taxes and public dues	34,046,256	41,741,760	259,459
Office supplies	21,368,286	3,204,936	19,921
Others*	92,064,424	96,846,336	601,978
Total	992,445,515	1,208,412,234	7,511,264

*	Others primarily consist of selling, general, and administrative expenses that are not individually material to the Company’s financial position, including but not limited to entertainment fees, utilities, and administrative expenses.

Note 17 – OTHER INCOME, NET

	For the six months ended June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
Unrealized (loss) gain on short-term investments	(87,500)	245,000	1,523
Loss on disposal of a subsidiary*	-	(979,642)	(6,089)
Other income**	2,689,473	16,245,748	100,980
Other expenses	-	(47,180)	(293)
Total other income, net	2,601,973	15,463,926	96,121

*	On April 8, 2024, the Company transferred 100% of the shares of its wholly owned subsidiary, Sky Earth Sports Co., to the subsidiary’s representative director, Mr. Soichiro Kanazawa, for an aggregated consideration of JPY12,500,000 ($77,698), resulting in a recognized loss of JPY979,642 ($6,089). In connection with the disposal of Sky Earth Sports Co., the Company evaluated whether the disposal constitutes a strategic shift that has, or is expected to have, a major effect on the Company’s operations and financial results, and concluded that the impact of this disposal is limited and does not represent a strategic shift.
**	Other income primarily included nil and JPY7,764,628 ($48,263) of the franchise income collected for the six months ended June 30, 2023 and 2024, respectively. The Company has established a system to support the Company’s full-time coaches to apply and register as franchisees, in which the Company transfers certain business rights and members to the full-time coaches.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — TAXES

Income taxes

The Company conducts its major businesses in Japan and is subject to tax in this jurisdiction. During the six months ended June 30, 2023 and 2024, all taxable income of the Company was generated in Japan. Income taxes in Japan applicable to the Company are imposed by the national, prefectural, and municipal governments.

For the six months ended June 30, 2023 and 2024, the Company’s income tax expenses were as follows:

	For the six months ended June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
Current	3,282,550	3,922,389	24,381
Deferred	11,525,269	3,555,389	22,087
Total	14,807,819	7,475,778	46,468

The tax effects of temporary differences that give rise to the deferred income tax assets and liabilities as of December 31, 2023 and June 30, 2024 are presented below:

	As of December 31,	As of June 30,	As of June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
Deferred tax assets
Net operating loss carryforward	1,892,430	1,892,430	11,763
Lease liabilities	183,017,830	169,121,559	1,051,228
Bonus accruals	62,817,102	35,300,893	219,424
Temporary difference in depreciation and amortization	40,287,417	38,861,881	241,558
Vacation accrual	72,794,164	85,755,154	533,038
Provision for inventory impairment	2,179,480	2,100,535	13,056
Allowance for expected credit losses	1,876,784	1,437,702	8,937
Others	3,099,807	16,792,133	104,377
Valuation allowance	(28,489,077)	(30,308,797)	(188,394)
Total deferred tax assets	339,475,937	320,953,490	1,994,987

Deferred tax liabilities
ROU assets	(182,668,389)	(168,023,326)	(1,044,402)
Deferred bond payable issuance cost	(1,577,788)	(1,341,120)	(8,336)
Total deferred tax liabilities	(184,246,177)	(169,364,446)	(1,052,738)
Deferred tax assets, net	155,229,760	151,589,044	942,249

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — TAXES (cont.)

The Company is in Japan and is subject to Japanese national and local income taxes, inhabitant taxes, and enterprise taxes, which, in the aggregate, represent a statutory income tax rate of approximately 34.6% for the six months ended June 30, 2023 and 2024.

Consumption tax

Consumption tax collected and remitted to tax authorities is excluded from revenue, cost of sales, and expenses in the statements of income and comprehensive income. Before October 1, 2019, the applicable consumption tax rate was 8%, and since October 1, 2019, the Company has been subject to the applicable consumption tax rate of 10%, with an 8% rate applicable to a limited number of exceptions based on the new Japanese tax law. For overseas sales, the Company is exempt from paying consumption tax. The Company can deduct all of its qualified input consumption tax paid when purchasing from suppliers, against the output consumption tax derived from domestic sales. The Company is eligible for consumption tax refund from the tax authorities for excess input consumption tax, which is recorded as consumption tax receivable in the prepaid expenses and other current assets on the balance sheets.

Note 19 — Related party balances and transactions

The Company’s relationships with related parties who had transactions with the Company are summarized as follows:

Related Party Name	Relationship to the Company
Mr. Kiyotaka Ito	Mr. Kiyotaka Ito is the Company’s founder and has served as its representative director and Chief Executive Officer since August 2001.

a.	Amount due from a director

Due from a director consisted of the following:

		As of December 31,	As of June 30,	As of June 30,
Name of related party	Nature of transactions	2023	2024	2024
		JPY	JPY	US$
			(Unaudited)	(Unaudited)
Mr. Kiyotaka Ito	The receivable represented compensation to be made by Mr. Kiyotaka Ito.	33,577,065	-	-
	Total	33,577,065	-	-

The balance as of December 31, 2023 was fully settled in cash on June 27, 2024. See “Notes to Unaudited Interim Condensed Consolidated Financial Statements – Note 23 Commitments and Contingencies – Legal proceedings” for further details.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 20 — EQUITY

Ordinary shares

The total number of authorized shares of the Company’s ordinary shares was 40,000,000 as of December 31, 2023 and June 30, 2024.

On October 16, 2024, the Company’s board of directors approved a share split of the Company’s outstanding ordinary shares at a ratio of 1-to-20, which became effective on November 1, 2024, resulting in 24,910,660 ordinary shares outstanding as of December 31, 2023 and June 30, 2024 giving effect of the share split. The Company believes it is appropriate to reflect the above transactions on a retroactive basis similar to a share split pursuant to ASC 260. All references made to share numbers or share values in the accompanying unaudited interim condensed consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect the 1-to-20 share split.

For the fiscal year ended December 31, 2023 and the six months ended June 30, 2024, the Company did not declare any dividend.

Treasury shares

During the fiscal year ended December 31, 2023, the Company forfeited 400,000 of its own shares due to the settlement of a legal proceeding. Refer to “Note 23—Commitments and Contingencies” for further details.

Note 21 — SHARE-BASED COMPENSATION

Pre-IPO share option schemes

On April 27, 2018, the Company awarded options to purchase an aggregate of 1,496,200 ordinary shares at an exercise price of JPY5 per share to various officers, directors, and employees of the Company. The options vested on April 28, 2020 with the expiration date on April 27, 2028.

On December 27, 2019, the Company awarded options to purchase an aggregate of 923,600 ordinary shares at an exercise price of JPY244 per share to various officers, directors, and employees of the Company. The options vested on December 20, 2021 with the expiration date on December 19, 2029.

On March 31, 2021, the Company awarded certain Trust-Type Share Options. The Trust-Type Share Options is administered by the board of directors and has a term of eight years from the date of adoption. Under the Trust-Type Share Options plan, the Company deposited into the trust a set of options that are convertible to a total of 3,000,000 ordinary shares of the Company. The board of directors and the trustee of the Trust-Type Share Options, in their discretion, may designate and distribute these options to individuals, including but not limited to employees, officers, and directors. The purpose of the Trust-Type Share Options is to attract and retain exceptionally qualified and talented individuals and to motivate them to exercise their best efforts on behalf of the Company through valuable incentives and awards.

The Trust-Type Share Options (trust for market value-issue stock acquisition rights) is a scheme of where the option holder is granted the right to acquire the Company’s shares at pre-determined price, which can be lower than the fair market value, therefore generating immediate benefit to the holder to option. The trust type plan was initiated and created by the trustor (Mr. Kiyotaka Ito, the Company’s Chief Executive Officer) when he deposited funds into the trust with the intention to reward the beneficiaries of the plan. A third-party trustee is entrusted with the responsibility to grant to beneficiaries (including officers and employees) the options.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 21 — SHARE-BASED COMPENSATION (cont.)

The following table summarizes the share option activities and related information for the fiscal year ended December 31, 2023 and the six months ended June 30, 2024:

	Number of Options	Weighted-Average Exercise Price*	Weighted-Average Exercise Price*	Weighted Average Remaining Contractual Term
		JPY	US$	Years
		(Unaudited)	(Unaudited)
At the beginning of January 1, 2023	163,730	233.55	1.66	8.03
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited/cancelled	(900)	52.80	0.33	-
Outstanding as of June 30, 2023	162,830	234.55	1.46	7.05

At the beginning of January 1, 2024	162,830	234.55	1.66	7.05
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited/cancelled	(150,420)	249.55	1.55	-
Outstanding as of June 30, 2024	12,410	52.55	0.33	4.17
Vested and exercisable as of June 30, 2024	12,410

*	Retrospectively restated for a 1-to-20 share split which became effective on November 1, 2024.

Based on the fair value of the underlying ordinary shares of Leifras, the Company used the Black-Scholes option-pricing model to determine the fair value of the share options as of the grant date. Option valuation model requires the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying shares, and changes in the subjective input assumptions can materially affect the fair value estimate of share options.

	April 27, 2018	December 27, 2019	March 31, 2021
Expected volatility	19.01%	17.80%	16.88%
Risk-free interest rate	0.089%	0.089%	0.089%
Dividend yield	-	-	-
Exercise term	8 years	8 years	8 years

The expected volatility is calculated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable companies. The risk-free interest rate is estimated based on the yield to maturity of Japanese treasury bonds based on the expected term of the incentive shares. The share options above contained a performance condition of exercisability upon a successful listing on the Nasdaq Stock Market or any other stock exchanges all over the world.

The options are subject to both a service condition, requiring employees to remain employed throughout the vesting period, and a performance condition, contingent upon a successful listing on the Nasdaq Stock Market or any other stock exchanges all over the world. Share-based compensation expenses are recognized on a straight-line basis over the vesting periods, provided the service condition is met and the performance condition is deemed probable. The Company recognized share-based compensation expenses related to the options of JPY6,787,500 and nil for the six months ended June 30, 2023 and 2024, respectively, in relation to the share options issued under the pre-IPO share option schemes.

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 22 — LEASE

The Company determines if an arrangement is a lease, or contains a lease, at inception. U.S. GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty.

The ROU assets related to offices, office equipment and commercial vehicles. The Company recognized ROU assets and lease liabilities as follows:

	As of December 31,	As of June 30,	As of June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
Assets
Financing lease ROU assets	126,811,156	151,908,561	944,235
Operating lease ROU assets	420,848,914	350,317,894	2,177,511
Total lease assets	547,660,070	502,226,455	3,121,746

Liabilities
Current
Finance leases	39,723,921	51,684,553	321,262
Operating leases	141,880,109	107,077,783	665,575
Total	181,604,030	158,762,336	986,837

Non-current
Finance leases	95,264,094	108,995,083	677,493
Operating leases	260,951,182	225,200,983	1,399,807
Total	356,215,276	334,196,066	2,077,300

As of June 30, 2024, future minimum lease payments under finance lease liabilities and operating lease liabilities were as follows:

	Finance Lease	Operating Lease	Finance lease	Operating lease
Future payment	JPY	JPY	US$	US$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Within one year	53,047,364	109,945,016	329,732	683,398
After one year through two years	45,328,219	53,213,386	281,752	330,764
After two years through three years	35,523,740	27,210,407	220,809	169,135
After three years through four years	19,173,363	22,540,320	119,178	140,106
After four years through five years	9,673,700	17,420,320	60,130	108,281
Thereafter	902,600	115,953,560	5,610	720,746
Total future lease payment	163,648,986	346,283,009	1,017,211	2,152,430
Less: imputed interest	(2,969,350)	(14,004,243)	(18,456)	(87,048)
Present value of lease liabilities	160,679,636	332,278,766	998,755	2,065,382
Lease liabilities, current	51,684,553	107,077,783	321,262	665,575
Lease liabilities, non-current	108,995,083	225,200,983	677,493	1,399,807

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 22 — LEASE (cont.)

The following summarizes other supplemental information about the Company’s finance leases and operating leases:

	As of December 31,	As of June 30,	As of June 30,
	2023	2024	2024
	JPY	JPY	US$
		(Unaudited)	(Unaudited)
Weighted average remaining lease term (years)
Finance leases	3.79	3.58	3.58
Operating leases	7.22	7.75	7.75

Weighted average discount rate (per annum)
Finance leases	1.00%	1.00%	1.00%
Operating leases	1.00%	1.00%	1.00%

Note 23 — COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may be subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such a contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical performance and the specific facts and circumstances of each matter.

In the opinion of management, there were no pending or threatened claims and litigation as of June 30, 2024 and up through December 10, 2024, the date that these unaudited interim condensed financial statements are available to be issued.

The Company is committed under long-term bank loans, bond payable, asset retirement obligation, finance leases for offices, and operating leases for office equipment and commercial cars. The following table summarizes the Company’s contractual obligations as of June 30, 2024:

	Payment due by period
	Less than one year	One to three years	Three to five years	More than five years	Total	Total
	JPY	JPY	JPY	JPY	JPY	US$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Bank loans	1,017,535,000	244,261,000	5,871,000	-	1,267,667,000	7,879,581
Bond payable	20,000,000	80,000,000	20,000,000	-	120,000,000	745,898
Asset retirement obligation	-	1,147,459	-	26,127,213	27,274,672	169,534
Finance lease liabilities	53,047,364	80,851,959	28,847,063	902,600	163,648,986	1,017,211
Operating lease liabilities	109,945,016	80,423,793	39,960,640	115,953,560	346,283,009	2,152,430
Total	1,200,527,380	486,684,211	94,678,703	142,983,373	1,924,873,667	11,964,654

LEIFRAS CO., LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 23 — COMMITMENTS AND CONTINGENCIES (cont.)

Legal proceedings

Between July and September 2020, a former representative director and vice president of the Company (the “Defendant”) entered into three service contracts in a total amount of JPY187,000,000 ($1.33 million) without the board of directors’ approval.

In connection with a civil lawsuit against the Defendant filed on February 26, 2021, Mr. Kiyotaka Ito transferred personal funds in cash into the Company’s account, for the purposes of compensation for damages caused by the Defendant. The transfer was made in several installments from November 2020 to March 2022, totaling JPY41,362,768 ($0.29 million).

In December 2023, the lawsuit between the Defendant and the Company was settled with the Defendant transferring 400,000 ordinary shares of the Company, valued at JPY100,000,000 ($0.71 million) to the Company, which was recorded as an increase in capital surplus and treasury shares (the “Settlement”). Upon the Settlement, the board of directors approved the return of the transferred funds to Mr. Kiyotaka Ito, with the Company withholding JPY19,004,123 ($0.13 million) in taxes.

After the Settlement, the Company’s audit committee obtained a legal opinion from Japanese legal counsel of the Company, which calculated the unrecovered damages in accordance with the Japan Company Act 423 of Japanese commercial law. The audit committee concluded that JPY55,935,710 ($0.39 million) uncompensated damages remained after the Settlement.

On June 14, 2024, the board of directors approved Mr. Kiyotaka Ito’s compensation in the amount of JPY55,935,710 ($0.39 million) uncompensated damages. On June 27, 2024, Mr. Kiyotaka Ito fully paid the JPY55,935,710 ($0.39 million) to the Company. JPY33,577,065 ($0.24 million) to the Company, which equals to (i) JPY55,935,710 ($0.39 million) minus (ii) the JPY22,358,645 ($0.16 million) transferred funds repayment owed to Mr. Kiyotaka Ito, was recorded as a reduction in Mr. Kiyotaka Ito’s compensation for the fiscal year ended December 31, 2023.

Note 24 — SUBSEQUENT EVENTS

On October 16, 2024, the Company’s board of directors approved a share split of the Company’s outstanding ordinary shares at a ratio of 1-to-20, which became effective on November 1, 2024, resulting in 24,910,660 ordinary shares outstanding as of December 31, 2023 and June 30, 2024 giving effect of the share split. All references made to share numbers or share values in the accompanying unaudited interim condensed consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect the 1-to-20 share split.

The Company evaluated all events and transactions from June 30, 2024 up through December 10, 2024, which is the date that these unaudited interim condensed consolidated financial statements are available to be issued. Other than the events disclosed above, no other subsequent events have occurred that would require recognition or disclosure in the Company’s unaudited interim condensed consolidated financial statements.

1,600,000 American Depositary Shares
Representing 1,600,000 Ordinary Shares

LEIFRAS Co., Ltd.

Prospectus dated [   ], 2024

Kingswood Capital Partners, LLC

Until [   ], 2025 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS.

Article 330 of the Companies Act makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors. Section 10 of the Civil Code, among other things, provides in effect that:

(1)	any director of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2)	if a director of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor and interest thereon after the date of payment from such company;

(3)	if a director of a company has assumed an obligation necessary for the management of the affairs of a company entrusted to him, he may require such company to perform it in his place or, if it is not due, to furnish adequate security; and

(4)	if a director, without any fault on his part, sustains damage through the management of the affairs of a company entrusted to him, he may demand compensation therefor from such company.

Pursuant to Article 430-2, paragraph 1 of the Companies Act, we may enter into an agreement with our directors providing that we promise to indemnify our directors for all or part of the expenses set forth below by a resolution of the board of directors meeting.

(1)	expenses disbursed by the officers, etc. to address alleged violations of the provisions of laws and regulations concerning the execution of duties or requests received in relation to pursuing liability;

(2)	the losses set forth below when our directors are liable to pay compensation for damage caused to a third party in relation to the execution of duties:

(a)	losses arising as a result of paying compensation for the damage by the relevant directors; or

(b)	if a settlement is reached between the parties in relation to a dispute concerning compensation for damage, losses arising as a result of paying monies pursuant to the settlement by the relevant directors, etc.

Pursuant to Article 430-3, paragraph 1 of the Companies Act, we may enter into an insurance policy with an insurer under which the insurer promises to pay compensation for damage arising from our directors bearing liability in relation to the execution of duties or the receipt of a demand pursuing relevant liability where our directors are the insureds (excluding policies specified by the applicable Order of the Ministry of Justice as policies where there is no likelihood of substantial impairment of the appropriateness of the execution of duties by directors, etc. who are insured as a result of the execution of the insurance policies) by a by a resolution of the board of directors meeting.

Pursuant to Article 427, paragraph 1 of the Companies Act and our articles of incorporation, we may enter into an agreement with each of our non-executive directors providing that such director’s liability for damages to us shall be limited to the higher of either the amount we have determined in advance, or the amount prescribed by applicable laws and regulations, provided that such director has acted in good faith and without gross negligence.

Further, pursuant to Article 426, paragraph 1 of the Companies Act and our articles of incorporation, we may, by resolution of the board of directors, release any of our directors from liability for damages to us, provided that such director has acted in good faith and without gross negligence to the extent permitted by applicable laws and regulations.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

During the fiscal year ended December 31, 2021 and 2022, we issued a total of 1,576,000 Ordinary Shares to certain investors, for a total consideration of JPY394 million.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 9.	UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offerings.

(4)	to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	if the issuer is relying on Rule 430B:

(A)	each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offerings described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	if the issuer is relying on Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned Registrant relating to the offerings required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offerings prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	the portion of any other free writing prospectus relating to the offerings containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	any other communication that is an offer in the offerings made by the undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that:

(1)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Description
1.1**	Form of Underwriting Agreement
3.1*	Articles of Incorporation of the Registrant (English translation)
4.1**	Form of the American depositary receipt (included in Exhibit 4.2)
4.2**	Form of Deposit Agreement among the Registrant, [ ], as depositary, and the owners and holders of ADSs issued thereunder
4.3**	Form of the Representative’s Warrants (included in Exhibit 1.1)
5.1**	Opinion of Nishimura & Asahi (Gaikokuho Kyodo Jigyo) regarding the validity of Ordinary Shares being registered
5.2**	Opinion of Hunter Taubman Fischer & Li LLC regarding the enforceability of Representative’s Warrants
10.1*	Form of Franchise Agreement (English translation)
10.2*	Agreement, between the Company and the Nagoya City Board of Education, dated May 20, 2021 (English translation)
10.3*	Agreement, between the Company and the Nagoya City Board of Education, dated August 6, 2024 (English translation)
10.4*	Outsourcing Agreement, between the Company and the Japan Sports Agency, dated April 1, 2024 (English translation)
15.1*	Letter in Lieu of Consent for Review Report of WWC, P.C.
23.1*	Consent of WWC, P.C.
23.2**	Consent of Nishimura & Asahi (Gaikokuho Kyodo Jigyo) (included in Exhibit 5.1)
23.3**	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.2)
23.4*	Consent of China Insights Consultancy Limited
24.1*	Powers of Attorney (included on signature page)
99.1*	Code of Business Conduct and Ethics of the Registrant
107*	Filing Fee Table

*	Filed herewith
**	To be filed by amendment

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan, on December 10, 2024.

LEIFRAS Co., Ltd.

By:	/s/ Kiyotaka Ito
Mr. Kiyotaka Ito
Representative Director and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant, a Japanese corporation, which is filing this registration statement on Form F-1 with the U.S. Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, and the Registrant’s Authorized Representative in the United States, hereby constitutes and appoints either of Kiyotaka Ito or Michio Nagatsu, and each of them, as such individual’s true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all other documents in connection therewith to be filed with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kiyotaka Ito	Representative Director and Chief Executive Officer	December 10, 2024
Name: Kiyotaka Ito	(Principal Executive Officer)

/s/ Michio Nagatsu	Chief Financial Officer	December 10, 2024
Name: Michio Nagatsu	(Principal Financial and Accounting Officer)

/s/ Takamichi Kon	Director	December 10, 2024
Name: Takamichi Kon

/s/ Hitoshi Kawabata	Director	December 10, 2024
Name: Hitoshi Kawabata

/s/ Daisuke Miyamoto	Director	December 10, 2024
Name: Daisuke Miyamoto

/s/ Mitsuharu Yazawa	Independent Director	December 10, 2024
Name: Mitsuharu Yazawa

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of LEIFRAS Co., Ltd., has signed this registration statement or amendment thereto in New York, NY on December 10, 2024.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.